As filed with the Securities and Exchange Commission on May 1, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

US Gold Holdings Corporation
(Exact name of registrant as specified in its charter)

Colorado	1041	20-4722999
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2201 Kipling Street, Suite 100 Lakewood, Colorado 80215-1545 (303) 238-1438	Ann S. Carpenter, President U. S. Gold Corporation 2201 Kipling Street, Suite 100 Lakewood, Colorado 80215-1545 (303) 238-1438
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

US Gold Canadian Acquisition Corporation
(Exact name of registrant as specified in its charter

Alberta	42-1701924
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2201 Kipling Street, Suite 100 Lakewood, Colorado 80215-1545 (303) 238-1438	Fraser Milner Casgrain LLP 2900 Manulife Place, 10180-101 Street Edmonton, Alberta, Canada T5J 3V5. (780) 423-7100
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:
Richard R. Plumridge, Esq.
Jennifer A. D’Alessandro, Esq.
Holme Roberts & Owen LLP
1700 Lincoln Street, Suite 4100
Denver, CO 80203
Phone: 303-861-7000
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and upon consummation of the transactions described herein
If the securities being registered on this Form are being offered in connection with the formation of a holding Corporation and there is compliance with General Instruction G, check the following box:     ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Securities to be Registered(1)	Registered(2)	Offering Price Per Unit	Aggregate Offering Price(3)	Registration Fee
US Gold Holdings Corporation Common Stock, par value $0.0001 per share	22,387,740	N/A	$52,611,189	$5,629
US Gold Canadian Acquisition Corporation exchangeable shares, without par value	22,387,740	N/A	$52,611,189	(4)

(1)	This Registration Statement relates to securities of US Gold Holdings Corporation, which is intended to be the successor registrant to U.S. Gold Corporation, a Colorado corporation, and up to an identical number of exchangeable shares of US Gold Canadian Acquisition Corporation, to be issued (a) in exchange for all of the issued and outstanding common shares of White Knight Resources Ltd., a corporation existing under the Business Corporations Act (British Columbia) (“White Knight”), pursuant to the offer to purchase all of the issued and outstanding common shares of White Knight, (b) in connection with a proposed subsequent acquisition transaction to acquire any White Knight common shares not acquired in the offer to purchase and (c) upon exercise of options and warrants to purchase White Knight common shares, to the extent assumed and converted into options and warrants to purchase US Gold Holdings Corporation or US Gold Canadian Acquisition Corporation stock in connection with a subsequent acquisition transaction. This Registration Statement also relates to up to an identical number of shares of common stock of US Gold Holding Corporation issuable, upon the terms described herein, in exchange for exchangeable shares issued by US Gold Canadian Acquisition Corporation.

(2)	This amount is based upon the maximum number of shares of common stock of US Gold Holdings Corporation issuable in connection with the offer to purchase and a subsequent acquisition transaction, based on the outstanding number of White Knight common shares and warrants and options to purchase White Knight common shares as reported by White Knight as of February 27, 2006.

(3)	Covers all of the securities set forth in footnote 1. Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices for White Knight’s common shares as reported by the TSX Venture Exchange on April 24, 2006.

(4)	The registration fee for the exchangeable shares is reflected in the fee payable for the US Gold Holdings Corporation common stock.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information contained herein may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. The registrants may not complete the offer to purchase and issue these securities until the registration statement is effective. This offer to purchase is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction in which such offer is not permitted.

This document is important and requires your immediate attention. If you have any questions as to how to deal with it, you are encouraged to consult your investment dealer, lawyer or other professional advisor. No securities regulatory authority has expressed an opinion about the securities that are subject to this offer to purchase and it is an offence to claim otherwise. This offer to purchase has not been approved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of this offer to purchase or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.
May 1, 2006
U.S. GOLD CORPORATION
US GOLD HOLDINGS CORPORATION and
US GOLD CANADIAN ACQUISITION CORPORATION
OFFER TO PURCHASE
all of the outstanding common shares of
WHITE KNIGHT RESOURCES LTD.
for
either of the following per 1.0 White Knight common share, at the election of the depositing holder:
0.35 shares of common stock of US Gold Holdings Corporation; or
0.35 Exchangeable Shares of US Gold Canadian Acquisition Corporation
subject to the procedures and limitations described in this offer to purchase and the related letter of acceptance and transmittal
The Offer by U.S. Gold Corporation (“U.S. Gold”) and its wholly-owned subsidiaries, US Gold Holdings Corporation (“New US Gold”) and US Gold Canadian Acquisition Corporation (“Canadian Exchange Co.” and together with U.S. Gold and New US Gold, the “Offerors”) to purchase all of the outstanding common shares (the “Common Shares”) of White Knight Resources Ltd. (“White Knight”) will be open for acceptance until 5:00 p.m. (Vancouver time) on June 28, 2006, unless the Offer is extended or withdrawn by the Offerors (the “Expiry Time”).
The Common Shares are listed for trading on the TSX Venture Exchange (the “TSX-V”) under the symbol “WKR-V.” Common stock of U.S. Gold is traded over the counter and quoted on the Over-the-Counter Bulletin Board (the “OTCBB”) under the symbol “USGL.” The following table sets forth the closing prices of the Common Shares as reported on the TSX-V and common stock of U.S. Gold as reported on the OTCBB on: (i) March 3, 2006, the last trading day preceding the initial public announcement of U.S. Gold’s proposed business combination with White Knight; and (ii) April 28, 2006, the most recent trading day practicable before the filing of this Offer.

	TSX-V		OTCBB

	March 3,	April 28,	March 3,	April 28,
Issuer	2006	2006	2006	2006

White Knight	Cdn$1.79	Cdn$2.78	—	—
U.S. Gold	—	—	US$5.65	US$8.95
On March 3, 2006, the exchange rate for one U.S. dollar expressed in Canadian dollars based upon the noon exchange rate provided by the Bank of Canada was Cdn$1.13. On April 28, 2006, the exchange rate for one U.S. dollar expressed in Canadian dollars based upon the noon exchange rate provided by the Bank of Canada was Cdn$1.12.
Prior to the consummation of the Offer, subject to approval by U.S. Gold’s shareholders, U.S. Gold will effect a reorganization whereby it will become a wholly-owned subsidiary of New US Gold and the name of New US Gold will be changed to “US Gold Corporation.” All of the outstanding shares of common stock of U.S. Gold will become, without any further action on the part of the holders thereof, shares of common stock of New US Gold having rights and privileges substantially the same as the existing shares of common stock of U.S. Gold.
Common Shares which are taken up will be exchanged for either shares of common stock of New US Gold or exchangeable shares (“Exchangeable Shares”) of Canadian Exchange Co., at the election of the White Knight shareholder (“Shareholder”) who deposits such Common Shares under the Offer. The Exchangeable Shares will, under the circumstances described herein, be exchangeable for shares of common stock of New US Gold on a one-for-one basis.
The Offer is subject to certain conditions, including, without limitation, there being properly deposited under the Offer and not withdrawn at the Expiry Time that number of Common Shares that constitutes at least 66 2/3 % of the Common Shares outstanding calculated on a fully-diluted basis at the time Common Shares are taken up under the Offer, the shares of common stock of New US Gold shall have been approved for listing on the TSX and the AMEX and the Exchangeable Shares shall have been approved for listing on the TSX. Each of the conditions of the Offer is set forth in the section entitled “Conditions of the Offer” on page 29 of this Offer.
Shareholders who wish to accept the Offer must follow the instructions in the section entitled “Manner of Acceptance” on page 27 of this Offer.
The Offer is being made only for Common Shares and is not being made for any warrants (“Warrants”), options or other securities that may entitle the holder to acquire Common Shares. Any holder of such securities who wishes to accept the Offer must exercise those securities and deposit the Common Shares issued in accordance with the Offer. Any such exercise must be sufficiently in advance of the Expiry Time to permit the Common Shares acquired on the exercise of those securities to be deposited under the Offer in accordance with the procedures described under the sections entitled “Time for Acceptance” and “Manner of Acceptance” on page 27, respectively, of this Offer. However, if, after completion of the Offer, the Offerors implement a Subsequent Acquisition Transaction (as defined herein), the Offerors intend to structure such transaction so that Warrants would be exchanged for warrants to purchase Exchangeable Shares and the White Knight stock option plan would be replaced with a stock option plan of Canadian Exchange Co. or New US Gold. See the section entitled “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction” on page 54 of this Offer.
The securities offered in this Offer involve certain risks. For a discussion of risk factors that Shareholders should consider in evaluating the Offer, see the section entitled “Risk Factors” on page 23 of this Offer.

The Dealer Managers for the Offer are
GMP SECURITIES L.P.

In Canada:	In the United States:
GMP SECURITIES LTD.	GRIFFITHS McBURNEY CORP.

The Offerors have not authorized anyone to provide any information or make any representation about the Offerors or their affiliates that is different from, or in addition to, the information and representations contained in this Offer or in any of the materials regarding the Offerors or their affiliates accompanying this document. Shareholders should not rely on any information or representations regarding the Offerors or their affiliates not contained in this Offer. The Offer does not apply to any jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or to persons to whom it is unlawful to direct these types of activities. The information contained in this document speaks only as of the date of this document, and the Offerors do not undertake any duty to update any such information, except to reflect a material change in the information previously disclosed as required by applicable law.
THIS OFFER, WHICH THE OFFER TO PURCHASE AND CIRCULAR ARE INCORPORATED INTO AND FORM PART OF, AND THE ACCOMPANYING LETTER OF ACCEPTANCE AND TRANSMITTAL AND NOTICE OF GUARANTEED DELIVERY CONTAIN IMPORTANT INFORMATION. YOU SHOULD CAREFULLY READ THESE DOCUMENTS IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.
NOTICE TO SHAREHOLDERS IN THE UNITED STATES
Securities and Tax Law Matters
The Offer is made for the securities of a Canadian issuer and by an issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this Offer in accordance with the disclosure requirements of Canada. Shareholders should be aware that such requirements are different from those of the United States.
Shareholders should be aware that the disposition of the Common Shares and the acquisition of shares of common stock of New US Gold or Exchangeable Shares by them as described herein may have tax consequences both in the United States and in Canada. Such consequences may not be fully described herein and Shareholders are encouraged to consult their tax advisors. See the sections entitled “Material Canadian Federal Income Tax Considerations” and “Material U.S. Federal Income Tax Considerations” on pages 59 and 69, respectively, of this Offer.
The enforcement by Shareholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that White Knight is located outside the United States, that some or all of the Offerors’ officers and directors may be residents of a foreign country, that some or all of the experts herein may be residents of a foreign country and that all or a substantial portion of the assets may be located outside the United States.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
This tender offer is made for the securities of a foreign issuer and while the offer is subject to disclosure requirements of the country in which the subject company is incorporated or organized, investors should be aware that these requirements are different from those of the United States. Financial statements included herein, if any, have been prepared in accordance with foreign generally accepted accounting principles and thus may not be comparable to financial statements of United States companies.
The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that the subject company is located in a foreign country, and that some or all of its officers and directors are residents of a foreign country.
Investors should be aware that the bidder or its affiliates, directly or indirectly, may bid for or make purchases of the issuer’s securities subject to the offer, or of the issuer’s related securities, during the period of the tender offer, as permitted by applicable Canadian laws or provincial regulations.
Investors should be aware that the bidder or its affiliates, directly or indirectly, may bid for or make purchases of the issuer’s securities subject to the offer or of the issuer’s related securities, or of the bidder’s securities to be distributed or of the bidder’s related securities, during the period of the tender offer, as permitted by applicable Canadian laws or provincial laws or regulations.
WE ARE NOT ASKING YOU FOR AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
Information Regarding U.S. Gold
The SEC allows U.S. Gold to “incorporate by reference” information into this Offer. This means that U.S. Gold can disclose information about U.S. Gold, U.S. Gold’s financial condition and information relating to the Strategic Offers to Shareholders that reside in the U.S. by referring Shareholders to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Offer, except for any information that is superseded by information that is included directly in this document. The following documents filed with the SEC are incorporated by reference into this Offer:

•	U.S. Gold’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, filed with the SEC on April 7, 2006 (a copy of which is attached hereto as Appendix A);

•	U.S. Gold’s Current Reports on Form 8-K filed on February 27, March 6, March 31, and May 1, 2006; and

•	the description of U.S. Gold common stock contained in U.S. Gold’s Registration Statement on Form SB-2 (File No. 333-133228), filed on April 12, 2006, and any amendments or reports filed for the purpose of updating that description.

(ii)

Whenever U.S. Gold files reports or documents under Sections 13(a), 13(c), 14 or 15(d) of the U.S. Securities Exchange Act, after the date of this Offer, those reports and documents will be deemed to automatically be incorporated into and become a part of this Offer; provided that no documents that U.S. Gold furnishes under Items 2.02 or 7.01 of Form 8-K will be incorporated into this Offer. Any information contained in such subsequently filed reports that updates, modifies, supplements or replaces information contained in this Offer automatically shall supersede and replace such information. Any information that is modified or superseded by a subsequently filed report or document shall not be deemed, except as so modified or superseded, to constitute a part of this Offer.
You may request a copy of these filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling U.S. Gold at the following address or telephone number:
Corporate Secretary
U.S. Gold Corporation
2201 Kipling Street, Suite 1000
Lakewood, Colorado 80215-1545
303-238-1438
Documents filed electronically by U.S. Gold with the SEC also may be obtained without charge at the SEC’s website at www.sec.gov.
Statements contained in this Offer as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.
Certain Financial Information of White Knight
White Knight’s audited consolidated financial statements for the year ended June 30, 2005 and unaudited consolidated financial statements for the six months ended December 31, 2005 and December 31, 2004, together, in each case, with management’s discussion and analysis for such period, can be found in the current report on Form 8-K filed by U.S. Gold with the SEC on May 1, 2006, which is incorporated by reference into this Offer. An audit report was issued by White Knight’s auditors in connection with the audit of White Knight’s consolidated financial statements for the year ended June 30, 2005. The Offerors requested permission from White Knight’s auditors to include the audit report in the Form 8-K filed by U.S. Gold with the SEC on May 1, 2006. White Knight’s auditors indicated that they would consent to the inclusion of the audit report subject to the completion of certain procedures. If and when such procedures are completed and the auditors’ consent is granted, U.S. Gold will file an amended Form 8-K to include the audit report. The audit report is available in White Knight’s publicly filed documents. See the section entitled “Where You Can Find Additional Information” on page (iv) of this Offer.
CURRENCY
All references to “$” or “dollars” in this document refer to United States dollars, unless otherwise indicated.
FORWARD-LOOKING STATEMENTS
Some of the information included in this Offer (as well as information included in other documents accompanying this Offer) may contain forward-looking statements. Forward-looking statements do not relate strictly to historical or current facts, often will be phrased in the future-tense, and may include the words “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” or other words or expressions of similar meaning. Forward-looking statements that relate to U.S. Gold or its business are based on the Offerors’ beliefs and expectations about future events, and include statements that reflect management’s beliefs, plans, objectives, goals, expectations, anticipations and intentions with respect to U.S. Gold’s financial condition, results of operations, future performance and business, including statements relating to U.S. Gold’s business strategy and U.S. Gold’s current and future development plans.
Although the Offerors believe that the expectations reflected in its forward-looking statements are reasonable, any or all of the forward-looking statements in this Offer or in such documents accompanying this Offer may prove to be incorrect. This may occur as a result of inaccurate assumptions or as a consequence of known or unknown risks and uncertainties. Many factors discussed in this Offer and in such documents accompanying this Offer, some of which are beyond the Offerors’ control, will be important in determining U.S. Gold’s or the combined companies’ future performance. Consequently, actual results may differ materially from those predicted in or that might be anticipated from forward-looking statements. Therefore, Shareholders should not regard such forward-looking statements as a representation that the predictions or expectations reflected in the forward-looking statements will be achieved, and Shareholders should not place undue reliance on such forward-looking statements.
The Offerors undertake no obligation to publicly update or revise any forward-looking statements, other than to reflect a material change in the information previously disclosed, as required by applicable law. However, Shareholders should review U.S. Gold’s subsequent reports filed from time to time with the United States Securities and Exchange Commission on Forms 10-KSB, 10-QSB and 8-K and any amendments thereto.

(iii)

REPORTING CURRENCIES AND FINANCIAL PRINCIPLES
All financial information contained in this Offer is reported in U.S. dollars unless otherwise noted. U.S. Gold’s financial statements are prepared in accordance with United States generally accepted accounting principles (“US GAAP”). White Knight’s audited consolidated financial statements and the notes thereto are stated by White Knight to have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), and all reconciliations of White Knight’s Canadian GAAP information to US GAAP are based exclusively on information taken directly from White Knight’s public reports and filings, unless expressly noted otherwise.
INFORMATION CONCERNING WHITE KNIGHT, CORAL GOLD, NEVADA PACIFIC,
AND TONE RESOURCES
In addition to this Offer, U.S. Gold expects to commence take-over bids for all of the outstanding common shares of Coral Gold Resources Ltd. (“Coral Gold”), Nevada Pacific Gold Ltd. (“Nevada Pacific”) and Tone Resources Limited (“Tone Resources”) as soon as practicable following the completion by Coral Gold, Nevada Pacific and Tone Resources of formal valuations required under applicable law. See the section entitled “Intentions of the Offerors — Strategic Rationale for the Offer” on page 52 of this Offer.
The Offerors have not had access to the non-public books and records of White Knight, Coral Gold, Nevada Pacific or Tone Resources. As a result, all historical information regarding White Knight, Coral Gold, Nevada Pacific and Tone Resources contained herein, including all historical financial information used in the preparation of the pro forma financial information reflecting the pro forma effects of a combination of (i) U.S. Gold and White Knight, and (ii) U.S. Gold and White Knight, Coral Gold, Nevada Pacific and Tone Resources, has been derived from the publicly filed documents of White Knight, Coral Gold, Nevada Pacific and Tone Resources. Although the Offerors have no reason to doubt the accuracy or completeness of the publicly filed documents of White Knight, Coral Gold, Nevada Pacific and Tone Resources, the Offerors are not in a position to independently assess or verify the information in such publicly filed documents, including any financial statements. See the section entitled “Risk Factors — The Offerors have been unable to independently verify the reliability of information in this Offer regarding White Knight, Coral Gold, Nevada Pacific and Tone Resources” on page 24 of this Offer.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
U.S. Gold files annual, quarterly and special reports, proxy statements and other information with the SEC. Shareholders may read and copy this information at the SEC’s public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Shareholders may obtain information on the operation of the Public Reference Rooms by calling the SEC at 1-800-SEC-0330. Shareholders may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains a website at www.sec.gov from which any electronic filings made by U.S. Gold may be obtained without charge.
Each of White Knight, Coral Gold, Nevada Pacific and Tone Resources files audited annual financial statements and management’s discussion and analysis related thereto, unaudited interim financial statements and management’s discussion and analysis related thereto, information circulars and other information with the Canadian Securities Administrators on the System for Electronic Document Analysis and Retrieval, or SEDAR. The Canadian Securities Administrators maintain a website at www.sedar.com from which any electronic filings made by White Knight, Coral Gold, Nevada Pacific and Tone Resources may be obtained without charge. In addition, White Knight and Coral Gold are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and accordingly file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K and other information with the SEC, which may be obtained in the manner described in the immediately preceding paragraph.

(iv)

EXCHANGE RATES
The following table sets forth the average exchange rate for one U.S. dollar expressed in Canadian dollars for each period indicated and the exchange rate at the end of such period based upon the noon exchange rate provided by the Bank of Canada.

	Three Months
	Ended
	March 31,		Year Ended December 31,

	2006	2005	2005	2004	2003	2002	2001

	(Canadian dollars)
Rate at end of period	1.17	1.21	1.16	1.21	1.33	1.56	1.59
Average rate for period	1.15	1.23	1.21	1.30	1.40	1.57	1.54
On March 3, 2006, the last trading day prior to the announcement of U.S. Gold’s proposed business combination with White Knight, the exchange rate for one U.S. dollar expressed in Canadian dollars based upon the noon exchange rate provided by the Bank of Canada was Cdn$1.13. On April 28, 2006, the exchange rate for one U.S. dollar expressed in Canadian dollars based upon the noon exchange rate provided by the Bank of Canada was Cdn$1.12.
TERMINOLOGY
Because the Offer is being made pursuant to applicable Canadian and United States law, certain terms used may be unfamiliar to you. In particular, the Canadian term “taken up” is equivalent to “accepted for purchase” in United States tender offer terminology; shares “deposited under” the offer to purchase is the Canadian equivalent to the United States concept of “tendered pursuant to” the offer to purchase; and an “amalgamation” is the Canadian equivalent to the United States concept of a “merger.” In addition, this Offer refers in certain instances to a “Circular,” which is a Canadian term. Although described as a separate document to comply with Canadian practice, the disclosure in the “Circular,” which begins on page 37 of this Offer, is part of this Offer and not a separate document.

(v)

(vi)

(vii)

DEFINITIONS
      In this Offer, unless the subject matter or context is inconsistent therewith, the following terms have the meanings set forth below:
“ABCA” means the Business Corporations Act (Alberta).
“Affected Securities” has the meaning ascribed thereto in the section entitled “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction” on page 54 of this Offer.
“Alberta ULC” means US Gold Alberta ULC, an unlimited liability corporation existing and governed by the laws of the Province of Alberta.
“AMEX” means the American Stock Exchange.
“AMF” means l’Agence nationale d’encadrement du secteur financier for the Province of Quebec, also known as l’Autorité des marchés financiers.
“AMF Regulation Q-27” means the regulation entitled Regulation Q-27  — “Protection of Minority Securityholders in the Course of Certain Transactions” of the AMF, as the same may be amended.
“Ancillary Rights” has the meaning ascribed thereto in the section entitled “Material Canadian Federal Income Tax Considerations — Shareholders Resident in Canada — Receipt of Ancillary Rights” on page 60 of this Offer.
“BCBCA” means the Business Corporations Act (British Columbia).
“Call Rights” means the rights of New US Gold or Alberta ULC under the Share Provisions to acquire Exchangeable Shares from the holders thereof in the circumstances set forth therein.
“Canadian Exchange Co.” means US Gold Canadian Acquisition Corporation, a corporation existing under and governed by the ABCA.
“Canadian GAAP” means Canadian generally accepted accounting principles.
“Circular” means the take-over bid circular, which begins on page 37 of this Offer and which is incorporated into and forms part of this Offer.
“Code” has the meaning ascribed thereto in the section entitled “Material U.S. Federal Income Tax Considerations” on page 69 of this Offer.
“Colorado Act” means the Colorado Business Corporation Act, as amended.
“Coral Gold” means Coral Gold Resources Ltd., a corporation existing under and governed by the BCBCA.
“Commissioner” has the meaning ascribed thereto in the section entitled “Regulatory Matters — Competition Act (Canada)” on page 58 of this Offer.
“Common Shares” means the common shares in the capital of White Knight.
“CRA” means the Canada Revenue Agency.
“Dealer Manager” means, collectively, GMP Securities Ltd. in Canada and Griffiths McBurney Corp. in the United States.
“Deferred Plans” has the meaning ascribed thereto in the section entitled “Material Canadian Federal Income Tax Considerations — Shareholders Resident in Canada — Qualified Investments” on page 66 of this Offer.
“Delaware Law” means the Delaware General Corporation Law, as amended.
“Depositary” means Kingsdale Shareholder Services Inc.
“Effective Date” has the meaning ascribed thereto in the section entitled “Manner of Acceptance — Power of Attorney” on page 28 of this Offer.
“Elected Amount” has the meaning ascribed thereto in the section entitled “Material Canadian Federal Income Tax Considerations — Shareholders Resident in Canada — Section 85 Election” on page 62 of this Offer.
“Eligible Institution” means a Canadian Schedule I chartered bank, a major trust company in Canada, a member of the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP).

“Exchangeable Shares” means the exchangeable shares of Canadian Exchange Co., which, in the circumstances described herein, will be exchangeable for shares of common stock of New US Gold on a one-for-one basis and have attached thereto substantially the attributes set out in the Share Provisions.
“Expiry Time” means 5:00 p.m. (Vancouver time) on June 28, 2006, or such later time and date as may be fixed by the Offerors from time to time pursuant to the provisions of the section entitled “Extension of the Expiry Time or Variation or Change of the Offer” on page 31 of this Offer.
“Letter of Acceptance and Transmittal” means the letter of acceptance and transmittal in the form printed on BLUE paper accompanying this Offer.
“Nevada Pacific” means Nevada Pacific Gold Ltd., a corporation existing under and governed by the BCBCA.
“New US Gold” means US Gold Holdings Corporation, a corporation existing under and governed by the Delaware Law.
“Non-Resident Shareholder” has the meaning ascribed thereto in the section entitled “Material Canadian Federal Income Tax Considerations — Shareholders Not Resident in Canada” on page 68 of this Offer.
“Notice of Guaranteed Delivery” means the notice of guaranteed delivery in the form printed on GREEN paper accompanying this Offer.
“Offer” means, as the context may require, this offer document, which the Offer to Purchase and Circular are incorporated into and form part of, or the offer by the Offerors to purchase all of the outstanding Common Shares, the terms and conditions of which are set forth in this Offer, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery.
“Offerors” means, collectively, U.S. Gold, New US Gold and Canadian Exchange Co.
“Offer to Purchase” means the offer to purchase, which begins on page 26 of this Offer and which is incorporated into and forms part of this Offer.
“OSC” means the Ontario Securities Commission.
“OSC Rule 61-501” means Rule 61-501 — Insider Bids, Issuer Bids, Business Combinations and Related Party Transactions, of the OSC, as the same may be amended.
“OTCBB” means the Over-the-Counter Bulletin Board.
“Other Securities” has the meaning ascribed thereto in the section entitled “Manner of Acceptance — Power of Attorney” on page 28 of this Offer.
“Purchased Common Shares” has the meaning ascribed thereto in the section entitled “Manner of Acceptance — Power of Attorney” on page 28 of this Offer.
“Reorganization” means the holding company reorganization whereby U.S. Gold will become a wholly-owned subsidiary of New US Gold and the name of New US Gold will be changed to “US Gold Corporation.” See the section entitled “The Offerors — New US Gold and the Reorganization” on page 38 of this Offer.
“SEC” means the United States Securities and Exchange Commission.
“Shareholder” means a holder of Common Shares.
“Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares substantially in the form included in Appendix H (Rights, Privileges, Restrictions and Conditions Attaching to the Exchangeable Shares of US Gold Canadian Acquisition Corporation), which is incorporated into and forms part of the Circular.
“Soliciting Dealer Group” has the meaning ascribed thereto in the section entitled “Dealer Manager and Soliciting Dealer Group; Information Agent” on page 90 of this Offer.
“Strategic Offers” means the offers by the Offerors to purchase all of the outstanding shares of each of White Knight, Coral Gold, Nevada Pacific and Tone Resources.
“Subsequent Acquisition Transaction” has the meaning ascribed thereto in the section entitled “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction” on page 54 of this Offer.
“Support Agreement” means the support agreement to be entered into between U.S. Gold, New US Gold, Alberta ULC and Canadian Exchange Co. See the section entitled “Exchangeable Shares — Support Agreement” on page 49 of this Offer.

“Tax Act” means the Income Tax Act (Canada), as amended.
“Tone Resources” means Tone Resources Limited, a corporation existing under and governed by the BCBCA.
“TSX” means the Toronto Stock Exchange.
“TSX-V” means the TSX Venture Exchange.
“US GAAP” means United States generally accepted accounting principles.
“U.S. Gold” means U.S. Gold Corporation, a corporation existing under and governed by the Colorado Act.
“U.S. Gold Special Committee” has the meaning ascribed thereto in the section entitled “Background to the Offer” on page 50 of this Offer.
“U.S. Gold Subscription Receipts” means the 16,700,000 subscription receipts issued by U.S. Gold in February 2006 by way of private placement in Canada and the United States, which, upon the satisfaction of certain conditions, will be automatically converted into shares of common stock of U.S. Gold and warrants to purchase shares of common stock of U.S. Gold.
“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“U.S. Securities Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Voting and Exchange Trust Agreement” means the voting and exchange trust agreement to be entered into between U.S. Gold, New US Gold, Canadian Exchange Co., Alberta ULC and the Voting and Exchange Trustee. See the section entitled “Exchangeable Shares — Voting and Exchange Trust Agreement” on page 47 of this Offer.
“Voting and Exchange Trustee” means the trustee chosen by the Offerors to act as trustee under the Voting and Exchange Trust Agreement, being a corporation organized and existing under the laws of Canada or any province thereof and authorized to carry on the business of a trust company in all the provinces of Canada, and any successor trustee appointed under the Voting and Exchange Trust Agreement.
“Warrants” means the warrants to acquire Common Shares.
“White Knight” means White Knight Resources Ltd., a corporation existing under and governed by the BCBCA.

SUMMARY TERM SHEET
      The following are some of the questions that you, as a Shareholder of White Knight, may have and the answers to those questions. This summary term sheet is not meant to be a substitute for the information contained in this Offer, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery. The information contained in this summary term sheet is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery. Therefore, we urge you to carefully read the entire Offer, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery prior to making any decision regarding whether or not to deposit your Common Shares under the Offer. Certain capitalized words and terms used in this summary are defined in the Definitions, which begin on page 1 of this Offer.
WHAT IS THE OFFER?
      The Offerors are offering to purchase, upon the terms and subject to the conditions described in this Offer, all of the outstanding White Knight Common Shares, including any Common Shares that may be issued after the date of the Offer and prior to the Expiry Time, on the basis of either:

•	0.35 shares of common stock of New US Gold; OR

•	0.35 Exchangeable Shares, which will, under the circumstances described in this Offer, be exchangeable for shares of common stock of New US Gold on a one-for-one basis, per 1.0 White Knight Common Share.
      Shareholders are free to choose among the above two types of consideration, although the election must be made as to all Common Shares deposited under the Offer. Shareholders who properly deposit Common Shares but do not elect a specific type of consideration will be deemed to have elected to receive shares of common stock of New US Gold.
      See the sections entitled “The Offer;” “Conditions of the Offer;” and “Extension of the Expiry Time or Variation or Change of the Offer” on pages 26, 29 and 31, respectively, of this Offer.
WHO IS OFFERING TO BUY THE COMMON SHARES?
      We are U.S. Gold Corporation, US Gold Holdings Corporation and US Gold Canadian Acquisition Corporation. U.S. Gold Corporation, or U.S. Gold, is a corporation organized under the laws of the State of Colorado and is engaged in the exploration for gold and other precious metals. US Gold Holdings Corporation, or New US Gold, and US Gold Canadian Acquisition Corporation, or Canadian Exchange Co., are currently wholly-owned subsidiaries of U.S. Gold, which were formed solely for the purpose of making the Strategic Offers, being the offers to purchase all of the outstanding shares of White Knight, Coral Gold, Nevada Pacific and Tone Resources.
      See the sections entitled “The Offerors” and “Intentions of the Offerors — Strategic Rationale for the Offer” on pages 37 and 52, respectively, of this Offer.
HOW LONG DO I HAVE TO ACCEPT THE OFFER?
      The Offer is open for acceptance until the Expiry Time, being 5:00 p.m. (Vancouver Time) on June 28, 2006, unless extended or withdrawn by the Offerors.
      See the section entitled “Time for Acceptance” on page 27 of this Offer.
WHAT ARE THE CLASSES OF SECURITIES SOUGHT IN THE OFFER?
      The Offer is being made only for Common Shares and is not being made for any Warrants, options or other securities that may entitle the holder to acquire Common Shares. Any holder of such securities who wishes to accept the Offer must exercise those securities and deposit the Common Shares issued in accordance with the Offer. However, if, after completion of the Offer, the Offerors implement a Subsequent Acquisition Transaction, the Offerors intend to structure such transaction so that Warrants would be exchanged for warrants to purchase Exchangeable Shares and the White Knight stock option plan would be replaced with a stock option plan of Canadian Exchange Co. or New US Gold.
      See the sections entitled “The Offer” and “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction” on pages 26 and 54, respectively, of this Offer.

WHY SHOULD I TENDER MY COMMON SHARES?
      The Offerors are offering to acquire, upon the terms and subject to the conditions of the Offer, all of the outstanding Common Shares, including any Common Shares that may be issued after the date of the Offer and prior to the Expiry Time, on the basis of 0.35 shares of common stock of New US Gold or 0.35 Exchangeable Shares per 1.0 Common Share. The Exchangeable Shares will, under the circumstances described herein, be exchangeable for shares of common stock of New US Gold on a one-for-one basis. Based on the closing prices of the Common Shares on the TSX-V and shares of common stock of U.S. Gold on the OTCBB on March 3, 2006, the last trading day prior to the announcement of U.S. Gold’s proposed business combination with White Knight, this exchange ratio of 0.35 shares of common stock of New US Gold represented a premium of approximately 25% to Shareholders over the trading price prior to the announcement of the Offer. Based on the closing prices of the Common Shares on the TSX-V and the shares of common stock of U.S. Gold on the OTCBB on April 28, 2006, the most recent trading day practicable before the filing of this Offer, this exchange ratio represented a premium of approximately 26% to Shareholders over the trading price before the filing of this Offer.
      In addition to this Offer, U.S. Gold expects to commence take-over bids for all of the outstanding common shares of Coral Gold, Nevada Pacific and Tone Resources as soon as practicable following the completion by Coral Gold, Nevada Pacific and Tone Resources of formal valuations required under applicable law. Like White Knight, each of these companies is exploring in the Cortez Trend in Nevada and has mineral exploration properties that are adjacent to or near U.S. Gold’s Tonkin Springs exploration gold property. The Offerors believe that there are significant benefits to bringing together U.S. Gold, White Knight, Coral Gold, Nevada Pacific and Tone Resources, including that the combined company will have:

•	a larger land position within the Cortez Trend and a larger exploration program;

•	a stronger cash position and reduced costs;

•	enhanced trading liquidity and better market focus; and

•	greater technical expertise.
Upon successful completion of the Strategic Offers, the combined company would strive to become the premier exploration company in Nevada. However, Shareholders should be aware that the successful completion of any or all of the Offerors’ offers to purchase all of the outstanding shares of Coral Gold, Nevada Pacific and Tone Resources is not a condition of the Offer.
      See the sections entitled “Investment Considerations” and “Intentions of the Offerors — Strategic Rationale for the Offer” on pages 51 and 52, respectively, of this Offer.
HOW DO I DEPOSIT MY COMMON SHARES?
      Shareholders who wish to accept the Offer must take one of the following steps:

•	properly complete and duly execute the accompanying letter of acceptance and transmittal (the “Letter of Acceptance and Transmittal”) (printed on BLUE paper) or a facsimile thereof and deposit it, together with certificates representing their Common Shares, in accordance with the instructions in the Letter of Acceptance and Transmittal; OR

•	follow the procedures for guaranteed delivery set forth in the section entitled “Manner of Acceptance — Procedure for Guaranteed Delivery” on page 27 of this Offer, using the accompanying notice of guaranteed delivery (printed on GREEN paper) or a facsimile thereof; OR

•	contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Common Shares under the Offer if their Common Shares are registered in the name of a nominee.
      See the section entitled “Manner of Acceptance” on page 27 of this Offer.
      Shareholders should contact the Dealer Manager, the Depositary, the information agent (see the back page of this Offer for contact information) or their broker or other financial advisor for assistance.
WILL I HAVE TO PAY ANY FEES OR COMMISSIONS TO DEPOSIT MY COMMON SHARES?
      No fee or commission will be payable by a Shareholder who delivers such shares directly to the Depositary or utilizes the facilities of a Soliciting Dealer to accept the Offer.

      See the section entitled “Manner of Acceptance — General” on page 28 of this Offer.
WHEN WILL THE OFFERORS TAKE UP AND PAY FOR COMMON SHARES DEPOSITED UNDER THE OFFER?
      If all conditions described in the Offer have been satisfied or waived by the Offerors at the Expiry Time, all Common Shares that have been properly deposited and not withdrawn will be required to be taken up promptly following the Expiry Time and, in any event, not later than 10 days after the Expiry Time. All Common Shares taken up under the Offer will be paid for promptly and, in any event, within three business days of having been taken up.
      See the section entitled “Take up of, and Payment for, Deposited Common Shares” on page 33 of this Offer.
HOW WILL CANADIAN RESIDENTS BE TAXED FOR CANADIAN FEDERAL INCOME TAX PURPOSES?
      The disposition of Common Shares for shares of common stock of New US Gold or Exchangeable Shares (and Ancillary Rights) pursuant to the Offer will generally be a taxable event to a Canadian resident Shareholder. However, a Canadian resident Shareholder who disposes of his or her Common Shares for consideration that includes Exchangeable Shares (and Ancillary Rights) and who makes a valid tax election with Canadian Exchange Co., may obtain a full or partial tax deferral (rollover) of any capital gains otherwise arising upon the disposition of those shares. A Non-Resident Shareholder for which Common Shares are not “taxable Canadian property” will not be subject to tax under the Tax Act on the disposition of those shares.
      The Exchangeable Shares and shares of common stock of New US Gold will be “qualified investments” for Deferred Plans for Canadian income tax purposes provided they are listed on a “prescribed stock exchange” (which currently includes the TSX and the AMEX).
      See the section entitled “Material Canadian Federal Income Tax Considerations” on page 59 of this Offer.
HOW WILL U.S. HOLDERS BE TAXED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES?
      The Offer is structured with the intent that the exchange of Common Shares for shares of common stock of New US Gold generally should qualify as a tax-free exchange under section 351 of the Code for U.S. federal income tax purposes to Shareholders who are U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Consequences to U.S. Holders of Common Shares” on page 70 of this Offer), provided that the completion of the Offer and the Reorganization are treated as part of the same transaction for U.S. federal income tax purposes, and assuming that certain other conditions and requirements are met. However, there are uncertainties concerning the U.S. federal income tax treatment of elements of the transaction, and as a result there are risks that the U.S. Revenue Service will take the position that the exchange of Common Shares for shares of common stock of New US Gold is a taxable event. The exchange of Common Shares for Exchangeable Shares (and Ancillary Rights) is expected to be a taxable event for U.S. federal income tax purposes to Shareholders who are U.S. holders.
      See the section entitled “Material U.S. Federal Income Tax Considerations” on page 69 of this Offer.
WILL WHITE KNIGHT CONTINUE AS A PUBLIC COMPANY?
      Depending on the number of Shareholders depositing Common Shares and the number of Common Shares acquired by the Offerors under the Offer, it is possible that, following the completion of the Offer and prior to any Subsequent Acquisition Transaction, the Common Shares would fail to meet the criteria for continued listing on the TSX-V. If this were to happen, the Common Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for such shares. New US Gold intends to cause White Knight to apply to delist the Common Shares from the TSX-V as soon as practicable after the successful completion of the Offer and any Subsequent Acquisition Transaction.
      See the sections entitled “Investment Considerations” and “Intentions of the Offerors — Plans for White Knight” on pages 51 and 54, respectively, of this Offer.

WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE OFFER?
      The Offer is subject to a number of conditions, including:

(a)	there shall have been properly deposited under the Offer and not withdrawn at the Expiry Time that number of Common Shares that constitutes at least 66 2/3 % of the Common Shares outstanding calculated on a fully-diluted basis at the time Common Shares are taken up under the Offer;

(b)	White Knight shall not have entered into or effectuated any other agreement or transaction with any person or entity having the effect of impairing the Offerors’ ability to acquire White Knight or otherwise diminishing the expected economic value to the Offerors of the acquisition of White Knight including, but not limited to, any material issuance of new securities of White Knight, the declaration of any extraordinary dividend, the adoption of a shareholder rights plan or any other transaction not in the ordinary course of White Knight’s business;

(c)	the shares of common stock of New US Gold shall have been approved for listing on the TSX and the AMEX and the Exchangeable Shares shall have been approved for listing on the TSX;

(d)	the registration statements for the shares of common stock of New US Gold and the Exchangeable Shares to be issued pursuant to the Offer and the shares of common stock of New US Gold that may be issued upon the exchange of any such Exchangeable Shares shall have become effective under the U.S. Securities Act, and no stop order suspending the effectiveness of the registration statements or a proceeding seeking a stop order shall have been issued nor shall there have been proceedings for that purpose initiated or threatened by the SEC and New US Gold shall have received all necessary state securities law or blue sky authorizations;

(e)	a receipt for a final prospectus qualifying the distribution of securities underlying the U.S. Gold Subscription Receipts and qualifying New US Gold as a reporting issuer shall have been issued in all jurisdictions of Canada;

(f)	all necessary orders shall have been obtained from relevant Canadian securities regulatory authorities in respect of the Exchangeable Shares to be issued pursuant to the Offer, the shares of common stock of New US Gold that may be issued upon the exchange of any such Exchangeable Shares and the resale of any such Exchangeable Shares or shares of common stock of New US Gold;

(g)	the holders of shares of common stock of U.S. Gold, voting at a meeting of such holders, shall have approved the following prior to the Expiry Time:

•	the agreement and plan of merger and the Reorganization, as described in the section entitled “The Offerors — New US Gold and the Reorganization” on page 38 of this Offer, which will require the affirmative vote of the holders of a majority of the outstanding shares of common stock of U.S. Gold and the Reorganization shall have been implemented; and

•	the issuance of shares of common stock of New US Gold (i) in the Strategic Offers, (ii) in any Subsequent Acquisition Transaction relating to the Strategic Offers, (iii) upon the exchange of Exchangeable Shares, as described herein, and (iv) upon the exercise of warrants and options of White Knight, Coral Gold, Nevada Pacific or Tone Resources, which will require the affirmative vote of the holders of a majority of the shares of common stock of U.S. Gold entitled to vote at such meeting; and

(h)	the Offerors shall have obtained or received all approvals, consents, clearances or waivers required to be obtained or received from any governmental regulatory agency, authority or commission in connection with the Offer and the Subsequent Acquisition Transaction.
      See the section entitled “Conditions of the Offer” on page 29 of this Offer.
WHAT IS THE MARKET VALUE OF MY COMMON SHARES AS OF A RECENT DATE?
      On March 3, 2006, which was the last trading day preceding our announcement of a proposed business combination with White Knight, the closing price of the Common Shares on the TSX-V was Cdn$1.79. On April 28, 2006, which was the most recent trading day practicable before we filed this Offer, the closing price of the Common Shares on the TSX-V was Cdn$2.78. We urge you to obtain a recent quotation for Common Shares before deciding whether to deposit your Common Shares under the Offer.

      See the section entitled “White Knight — Price Range and Trading Volume of the Common Shares” on page 40 of this Offer.
WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?
      You can call Kingsdale Shareholder Services Inc. at 1-866-639-8026. Kingsdale Shareholder Services Inc. is acting as the Depositary and the information agent for the Offer in both Canada and the United States.
      See the sections entitled “Depositary” and “Dealer Manager and Soliciting Dealer Group; Information Agent” on page 90 of this Offer.

SUMMARY
      This summary highlights information more fully described elsewhere herein and may not contain all the information that is important to Shareholders. Shareholders should read the following summary and the more detailed information, financial data and statements about the Offerors and the Offer provided elsewhere herein, including the “Risk Factors” section, U.S. Gold’s unaudited pro forma consolidated financial statements and the notes thereto and U.S. Gold’s unaudited pro forma consolidated supplementary financial statements and the notes thereto. Certain capitalized words and terms used in this summary are defined in the Definitions which begin on page 1 of this Offer.
Offer to Purchase
The Offer
Common Shares
      The Offerors are offering to purchase, upon the terms and subject to the conditions of the Offer, all of the outstanding White Knight Common Shares, including any Common Shares that may be issued after the date of the Offer and prior to the Expiry Time, on the basis of either:

•	0.35 shares of common stock of New US Gold; OR

•	0.35 Exchangeable Shares, which will, under the circumstances described herein, be exchangeable for shares of common stock of New US Gold on a one-for-one basis, per 1.0 White Knight Common Share.
      Shareholders are free to choose among the above two types of consideration, although the election must be made as to all Common Shares deposited under the Offer. Shareholders who properly deposit Common Shares but do not elect a specific type of consideration will be deemed to have elected to receive shares of common stock of New US Gold.
      The above two types of consideration may provide tax advantages and disadvantages and will result in different tax consequences to the Shareholder, depending upon facts specific to each Shareholder. Shareholders should carefully review the description of the tax consequences of the proposed transactions under the sections entitled “Material Canadian Federal Income Tax Considerations” and “Material U.S. Federal Income Tax Considerations,” on pages 59 and 69, respectively, of this Offer and are encouraged to seek independent tax advice in determining which election may be best under the Shareholder’s specific circumstances.
Warrants, Options or Other Securities
      The Offer is being made only for Common Shares and is not being made for any Warrants, options or other securities that may entitle the holder to acquire Common Shares. Any holder of such securities who wishes to accept the Offer must exercise those securities and deposit the Common Shares issued in accordance with the Offer. Any such exercise must be sufficiently in advance of the Expiry Time to permit the Common Shares acquired on the exercise of those securities to be deposited under the Offer in accordance with the procedures described under the sections entitled “Time for Acceptance” and “Manner of Acceptance” on page 27 of this Offer. However, if, after completion of the Offer, the Offerors implement a Subsequent Acquisition Transaction (as defined herein), the Offerors intend to structure such transaction so that Warrants would be exchanged for warrants to purchase Exchangeable Shares and the White Knight stock option plan would be replaced with a stock option plan of Canadian Exchange Co. or New US Gold. See the section entitled “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction” on page 54 of this Offer.
Fractional Shares
      Fractional shares of common stock of New US Gold or Exchangeable Shares will not be issued pursuant to the Offer. Instead, the number of shares of common stock of New US Gold or Exchangeable Shares to be issued to each Shareholder will be either rounded up (if the fractional interest is 0.5 or more) or down (if the fractional interest is less than 0.5) to the next whole number. For purposes of such rounding up or down, all Common Shares deposited by a Shareholder will be aggregated.

Time for Acceptance
      The Offer is open for acceptance, unless withdrawn or extended at the sole discretion of the Offerors, until the Expiry Time, being 5:00 p.m. (Vancouver Time) on June 28, 2006, or such later time or times and date or dates as may be fixed by the Offerors from time to time.
      See the section entitled “Extension of the Expiry Time or Variation or Change of the Offer” on page 31 of this Offer.
Manner of Acceptance
      Shareholders who wish to accept the Offer must:

•	deliver to the Depositary at the office specified in the Letter of Acceptance and Transmittal, so as to arrive there not later than the Expiry Time: the certificate(s) representing Common Shares in respect of which the Offer is being accepted; a Letter of Acceptance and Transmittal (printed on BLUE paper) in the form accompanying the Offer or a facsimile thereof, properly completed and duly executed as required by the instructions set out in the Letter of Acceptance and Transmittal; and any other document required by the instructions set forth in the Letter of Acceptance and Transmittal; OR

•	follow the procedures for guaranteed delivery set forth in the section entitled “Manner of Acceptance — Procedure for Guaranteed Delivery” on page 27 of this Offer, using the accompanying Notice of Guaranteed Delivery (printed on GREEN paper) or a facsimile thereof; OR

•	contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Common Shares under the Offer if their Common Shares are registered in the name of a nominee.
      See the section entitled “Manner of Acceptance” on page 27 of this Offer.
Conditions of the Offer
      The Offerors may withdraw the Offer (in which event no Offeror shall be required to take up and/or pay for any Common Shares deposited under the Offer) or extend the period of time during which the Offer is open (in which event the Offerors may postpone taking up and paying for any Common Shares deposited under the Offer) unless each of the conditions described in the section entitled “Conditions of the Offer” on page 29 of this Offer has been satisfied or has been waived by the Offerors at or prior to the Expiry Time. Those conditions include there having been properly deposited under the Offer and not withdrawn at the Expiry Time that number of Common Shares that constitutes at least 66 2/3 % of the Common Shares outstanding calculated on a fully-diluted basis at the time Common Shares are taken up under the Offer.
Right to Withdraw
      Common Shares deposited under the Offer may be withdrawn by or on behalf of the depositing Shareholder in the circumstances discussed in the section entitled “Right to Withdraw” on page 32 of this Offer. Except as so indicated or as otherwise required by applicable law, deposits of Common Shares are irrevocable.
Take Up of, and Payment for, Deposited Common Shares
      If all conditions described in the section entitled “Conditions of the Offer” on page 29 of this Offer have been satisfied or waived by the Offerors at the Expiry Time, all Common Shares that have been properly deposited and not withdrawn will be required to be taken up promptly following the Expiry Time and, in any event, not later than 10 days after the Expiry Time. All Common Shares taken up under the Offer will be paid for promptly and, in any event, within three business days of having been taken up. The Offerors reserve the right to determine which of the Offerors or the Offerors’ designees will take up individual Common Shares deposited under the Offer. The Offerors expect that Canadian Exchange Co. will take up any Common Shares in respect of which Exchangeable Shares are issued as consideration and that New US Gold will take up any Common Shares in respect of which shares of common stock of New US Gold are issued as consideration. The Offerors expect that any Common Shares taken up by New US Gold will be immediately transferred to Alberta ULC. In any such event, the Offerors will take appropriate steps to ensure that the consideration which a depositing Shareholder elects to receive pursuant to the Offer is available. See the section entitled “Take Up of, and Payment for, Deposited Common Shares” on page 33 of this Offer.

The Offerors
U.S. Gold
      U.S. Gold was organized under the laws of the State of Colorado on July 24, 1979 under the name Silver State Mining Corporation. On June 21, 1988, U.S. Gold changed its name from Silver State Mining Corporation to U.S. Gold Corporation.
      U.S. Gold is engaged in the exploration for gold and other precious metals. It holds a 100% interest in the Tonkin Springs exploration gold property in Eureka County, Nevada, subject to paramount title in the United States. The Tonkin Springs exploration gold property is located on the Battle Mountain-Eureka Trend in Nevada, also known as the Cortez Trend. U.S. Gold is planning an extensive two-year, property-wide, integrated exploration program at the Tonkin Springs exploration gold property beginning in 2006, focusing on evaluation of the structural and stratigraphic setting of the project. Its objectives are to expand the known mineralization and to discover new mineralization in areas previously untested, targeting deeper mineralization. U.S. Shareholders are cautioned that, although National Instrument 43-101 requires disclosure in Canada of measured, indicated and inferred mineral resources, the SEC does not recognize these classification categories for U.S. reporting purposes.
      U.S. Gold’s principal executive offices are located at 2201 Kipling Street, Suite 100, Lakewood, Colorado, U.S.A. 80215 and its telephone number is (303) 238-1438. U.S. Gold’s website is www.usgold.com. Information contained on the website is not incorporated by reference into this Offer and Shareholders should not consider information contained on the website as part of this Offer.
New US Gold and the Reorganization
      US Gold Holdings Corporation, or New US Gold, is a corporation formed under the laws of the State of Delaware and a wholly-owned subsidiary of U.S. Gold. New US Gold was formed solely for the purpose of making the Strategic Offers and effecting the Reorganization, and has no significant assets or capitalization and has not engaged in any business or other activities to date. Following the Reorganization, the current directors and executive officers of U.S. Gold identified in U.S. Gold’s annual report on Form 10-KSB filed with the SEC on April 7, 2004 and included in Appendix A (Information Concerning U.S. Gold Corporation), which is incorporated into and forms part of the Circular, will be the directors and executive officers of New US Gold. New US Gold’s principal executive offices are located at 2201 Kipling Street, Suite 100 Lakewood, Colorado, U.S.A. 80215 and its telephone number is (303) 238-1438.
      Prior to the taking up of Common Shares deposited under the Offer, U.S. Gold will, subject to shareholder approval, effect the Reorganization to create a holding company structure. Upon completion of the Reorganization, U.S. Gold will be a wholly-owned subsidiary of New US Gold and the name of New US Gold will be changed to “US Gold Corporation.” All of the outstanding shares of common stock of U.S. Gold will become, without any further action on the part of holders thereof, shares of common stock of New US Gold having rights and privileges substantially the same as the existing shares of common stock of U.S. Gold. It is a condition of the Offer that the common stock of New US Gold be approved for listing on the TSX and the AMEX.
Canadian Exchange Co.
      US Gold Canadian Acquisition Corporation, or Canadian Exchange Co., is a corporation incorporated under the ABCA and a wholly-owned subsidiary of U.S. Gold. Canadian Exchange Co. was formed solely for the purpose of making the Strategic Offers and effecting the Reorganization and has no significant assets or capitalization and has not engaged in any business or other activities to date. In connection with the Strategic Offers, among other things, Canadian Exchange Co. will acquire the benefit of the Support Agreement and, to the extent the Strategic Offers are completed, will acquire common shares of White Knight, Coral Gold, Nevada Pacific and Tone Resources and incur liabilities in connection with the Strategic Offers. Canadian Exchange Co.’s registered office is located at 2900 Manulife Place, 10180-101 Street, Edmonton, Alberta, Canada T5J 3V5 and its telephone number is (780) 423-7100.
Description of Exchangeable Shares
      The Exchangeable Shares are included in the Offer to enable certain Shareholders, by virtue of the redemption and exchange rights attaching to the Exchangeable Shares and the provisions of the Voting and Exchange Trust Agreement and the Support Agreement, to acquire a security of a Canadian issuer having economic and voting rights that are, as nearly as practicable, equivalent to those of a share of common stock of New US Gold. The Exchangeable Shares may permit Shareholders to take advantage of a full or partial tax deferral available under the Tax Act. See the section entitled “Material Canadian Federal Income Tax Considerations” on page 59 of this Offer. For this reason, Shareholders resident in Canada for tax purposes may want to elect to receive Exchangeable Shares rather than shares of common stock of New US Gold. See the sections entitled “The Offer” in this Offer and “Exchangeable Shares — Description of Exchangeable Shares” on pages 26 and 42, respectively, of this Offer.
Investment Considerations and Risk Factors
Investment Considerations
      The Offerors believe that the consideration offered for the Common Shares under the Offer is fair. Shareholders are urged to consider the following factors in making their decision to accept the Offer: (i) the consideration offered under the Offer provides a significant premium for Shareholders; (ii) the Offerors believe that there are significant benefits to bringing together U.S. Gold with four other companies exploring in the Cortez Trend; (iii) the liquidity and trading price of the Common Shares may be adversely affected if the Offerors are not successful in acquiring 100% of the Common Shares; and (iv) the Common Shares may fail to meet the criteria for continued listing on the TSX-V even if the Offerors are not successful in acquiring 100% of the Common Shares. See the section entitled “Investment Considerations” on page 51 of this Offer.
Risk Factors
      An investment in common stock of New US Gold or Exchangeable Shares and the possible business combination of New US Gold and White Knight are subject to certain risks. See the section entitled “Risk Factors” on page 23 of this Offer. Shareholders should also consider the risk factors set forth in Appendix A (Information Concerning U.S. Gold Corporation), which is incorporated into and forms part of the Circular.
Intentions of the Offerors
Strategic Rationale for the Offer
      In addition to this Offer, U.S. Gold expects to commence take-over bids for all of the outstanding common shares of Coral Gold, Nevada Pacific and Tone Resources as soon as practicable following the completion by Coral Gold, Nevada Pacific and Tone Resources of formal valuations required under applicable law. Like White Knight, each of these companies is exploring in the Cortez Trend in Nevada and has mineral exploration properties that are adjacent to or near U.S. Gold’s Tonkin Springs exploration gold property. The Offerors believe that there are significant benefits to bringing together U.S. Gold, White Knight, Coral Gold, Nevada Pacific and Tone Resources, including that the combined company will have:

•	a larger land position within the Cortez Trend and a larger exploration program;

•	a stronger cash position and reduced costs;

•	enhanced trading liquidity and better market focus; and

•	greater technical expertise.
      Upon successful completion of the Strategic Offers, the combined company would strive to become the premier exploration company in Nevada. However, Shareholders should be aware that the successful completion of any or all of the Offerors’ offers to purchase all of the outstanding shares of Coral Gold, Nevada Pacific and Tone Resources is not a condition of the Offer.
      See the section entitled “Intentions of the Offerors — Strategic Rationale for the Offer” on page 52 of this Offer.
Purpose of the Offer
      The Offerors are making the Offer in order for New US Gold to acquire, directly or indirectly, all of the outstanding Common Shares. If the conditions of the Offer are satisfied or waived and the Offerors take up and pay for Common Shares validly deposited under the Offer, the Offerors currently intend to acquire, directly or indirectly, all of the outstanding Common Shares in accordance with applicable law by way of a Subsequent Acquisition Transaction. See the section entitled “Acquisition of Common Shares Not Deposited” on page 54 of this Offer.

Plans for White Knight
      Upon successful completion of the Offer and any Subsequent Acquisition Transaction, New US Gold intends to take appropriate actions to optimize and rationalize the combined entities’ assets, operations, management, personnel, general and administrative functions and corporate structure.
      If permitted by applicable law, subsequent to the completion of the Offer and any Subsequent Acquisition Transaction, if necessary, the Offerors intend to delist the Common Shares from the TSX-V and cause White Knight to cease to be a reporting issuer under the securities laws of the applicable jurisdictions.
Other Target Companies
      In addition to this Offer, U.S. Gold expects to commence take-over bids for all of the outstanding common shares of Coral Gold, Nevada Pacific and Tone Resources as soon as practicable following the completion by Coral Gold, Nevada Pacific and Tone Resources of formal valuations required under applicable law. Like White Knight, each of these companies is exploring in the Cortez Trend in Nevada and has mineral exploration properties that are adjacent to or near U.S. Gold’s Tonkin Springs exploration gold property.
      Coral Gold. Coral Gold is a natural resource company primarily engaged in the exploration and development of natural resource properties. Coral Gold’s principal business activities are the exploration of certain mineral properties located in Nevada and California. Since Coral Gold’s 2002 fiscal year, Coral Gold has made aggregate principal expenditures of Cdn$2,498,084 on the Robertson mining Claims in Nevada. The Offerors intend to offer to purchase all of the outstanding shares of Coral Gold on the basis of 0.63 shares of common stock of New US Gold or 0.63 Exchangeable Shares per 1.0 common share of Coral Gold. Coral Gold’s common shares are listed on the TSX-V under the symbol “CGR-V” and on the OTCBB under the symbol “CGREF.”
      Nevada Pacific. Nevada Pacific is a mining company based in Vancouver, British Columbia. Nevada Pacific owns, among other things, an exploratory property portfolio covering approximately 75 square miles of mineral rights including portions of two significant gold producing belts in Nevada. The Offerors intend to offer to purchase all of the outstanding shares of Nevada Pacific on the basis of 0.23 shares of common stock of New US Gold or 0.23 Exchangeable Shares per 1.0 common share of Nevada Pacific. Nevada Pacific’s common shares are listed on the TSX-V under the symbol “NPG-V.”
      Tone Resources. Tone Resources is an exploration stage company engaged in the acquisition and exploration of mineral properties primarily located on the major gold trends in the north-central region of Nevada. Tone Resources holds 410 mining claims in Nevada. The Offerors intend to offer to purchase all of the outstanding shares of Tone Resources on the basis of 0.26 shares of common stock of New US Gold or 0.26 Exchangeable Shares per 1.0 common share of Tone Resources. Tone Resources’ common shares are listed on the TSX-V under the symbol “TNS-V” and quoted on the Pink Sheets in the United States under the symbol “TONRF.”
Pro Forma Financial Information
      Pro forma financial information for (1) the acquisition of White Knight separately, and (2) the acquisition of all four of the target companies combined, is included in this summary under the headings “Summary of Selected Historical Financial Data of U.S. Gold and Unaudited Pro Forma Consolidated Financial Data” and “Summary of Selected Historical Financial Data of U.S. Gold and Unaudited Pro Forma Consolidated Supplementary Financial Data,” on pages 18 and 19, respectively. In addition, Shareholders should consider the pro forma financial information included in Appendix F (Unaudited Pro Forma Consolidated Financial Statements of U.S. Gold Corporation) and Appendix G (Unaudited Pro Forma Consolidated Supplementary Financial Statements of U.S. Gold Corporation), which are incorporated into and form part of the Circular.
Certain Effects of the Strategic Offers
      If all of the Strategic Offers are successfully completed, the voting power of the Shareholders in New US Gold will be diluted and it is expected that the shareholders of White Knight, Coral Gold, Nevada Pacific and Tone Resources will own, in the aggregate, approximately 55% of the outstanding shares and voting power of New US Gold (50% on a fully-diluted basis).

Information Concerning White Knight, Coral Gold, Nevada Pacific and Tone Resources
      The Offerors have not had access to the non-public books and records of White Knight, Coral Gold, Nevada Pacific or Tone Resources. As a result, all historical information regarding White Knight, Coral Gold, Nevada Pacific and Tone Resources contained herein, including all historical financial information used in the preparation of the pro forma financial information reflecting the pro forma effects of a combination of (i) U.S. Gold and White Knight, and (ii) U.S. Gold and White Knight, Coral Gold, Nevada Pacific and Tone Resources, has been derived from the publicly filed documents of White Knight, Coral Gold, Nevada Pacific and Tone Resources. Although the Offerors have no reason to doubt the accuracy or completeness of the publicly filed documents of White Knight, Coral Gold, Nevada Pacific or Tone Resources, the Offerors are not in a position to independently assess or verify the information in such publicly filed documents, including any financial statements.
      See the section entitled “Risk Factors — The Offerors have been unable to independently verify the reliability of information in this Offer regarding White Knight, Coral Gold, Nevada Pacific and Tone Resources” on page 24 of this Offer.
Acquisition of Common Shares Not Deposited
Subsequent Acquisition Transaction
      If the Offerors take up and pay for Common Shares validly deposited under the Offer, the Offerors currently intend to acquire, directly or indirectly, all of the remaining outstanding Common Shares in accordance with applicable law by way of a Subsequent Acquisition Transaction. The Offerors currently intend to cause a special meeting of Shareholders to be called to consider a statutory arrangement whereby: (i) a subsidiary of Canadian Exchange Co. would amalgamate with White Knight; (ii) in connection with the amalgamation, Warrants would be exchangeable for warrants to purchase Exchangeable Shares; (iii) Shareholders who did not deposit their Common Shares under the Offer would be entitled to elect to receive shares of common stock of New US Gold or Exchangeable Shares in the same exchange ratio offered pursuant to the Offer; and (iv) the White Knight stock option plan would be replaced with a stock option plan of Canadian Exchange Co. or New US Gold. The timing and details of any such transaction will depend on a number of factors, including the number of Common Shares acquired pursuant to the Offer and the terms of White Knight’s warrant indentures and stock option plan and there can be no assurance that any such transaction will be proposed, or if proposed, effected. See the section entitled “Acquisition of Common Shares Not Deposited” on page 54 of this Offer.
Income Tax Considerations
Material Canadian Federal Income Tax Considerations
      The disposition of Common Shares for shares of common stock of New US Gold or Exchangeable Shares (and Ancillary Rights) pursuant to the Offer will generally be a taxable event to a Canadian resident Shareholder. However, a Canadian resident Shareholder who disposes of his or her Common Shares for consideration that includes Exchangeable Shares (and Ancillary Rights) and who makes a valid tax election with Canadian Exchange Co., may obtain a full or partial tax deferral (rollover) of any capital gains otherwise arising upon the disposition of those shares. A Non-Resident Shareholder for which Common Shares are not “taxable Canadian property” will not be subject to tax under the Tax Act on the disposition of those shares.
      The Exchangeable Shares and common stock of New US Gold will be “qualified investments” for Deferred Plans for Canadian income tax purposes provided they are listed on a “prescribed stock exchange” (which currently includes the TSX and the AMEX). See the section entitled “Material Canadian Federal Income Tax Considerations” on page 69 of this Offer.
      A more detailed description of the Canadian federal income tax consequences of the Offer is set forth in this Offer. Canadian resident Shareholders should be aware that the Canadian federal income tax consequences of the Offer may depend upon their own individual situations, and that participating in the Offer may subject them to federal, provincial or foreign tax consequences that are not discussed in this Offer. Shareholders are urged to consult their own tax advisors for a full understanding of the tax consequences of participating in the Offer.

Material U.S. Federal Income Tax Considerations
      The Offer is structured with the intent that the exchange of Common Shares for shares of common stock of New US Gold generally should qualify as a tax-free exchange under section 351 of the Code for U.S. federal income tax purposes to Shareholders who are U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Consequences to U.S. Holders of Common Shares” on page 70 of this Offer), assuming that certain conditions and requirements are met. However, there is no direct authority addressing the proper characterization of instruments similar to the Exchangeable Shares and the exchange of Common Shares for Exchangeable Shares for U.S. federal income tax purposes. As a result, there is uncertainty concerning the treatment of the exchange of Common Shares for shares of common stock of New US Gold, and there is a risk that such exchange could be taxable for U.S. federal income tax purposes. Also, one of the requirements for qualifying under section 351 of the Code is that the completion of the Offer and the Reorganization are treated as part of the same transaction. Generally, it is expected that the Reorganization and the completion of the Offer will be treated as part of the same transaction if the two transactions occur at the same time, although there is uncertainty on this matter. Further, the timing of the completion of the Offer is not subject to the control of the Offerors, so it is uncertain as to whether the Reorganization and the completion of the Offer will occur at the same time. No rulings will be requested from the U.S. Internal Revenue Service in connection with the Offer on the U.S. tax consequences of the Offer.
      The exchange of Common Shares for Exchangeable Shares (and Ancillary Rights) is expected to be taxable to Shareholders who are U.S. holders, causing such Shareholders to recognize a gain or loss equal to the difference between the fair market value of the Exchangeable Shares (and Ancillary Rights) received and the adjusted tax basis in the Common Shares exchanged.
      A more detailed description of the U.S. federal income tax consequences of the Offer is set forth in this Offer. Shareholders should be aware that the U.S. federal income tax consequences of the Offer may depend upon their own individual situations, and that participating in the Offer may subject them to state, local or foreign tax consequences that are not discussed in this Offer. Shareholders are urged to consult their own tax advisors for a full understanding of the tax consequences of participating in the Offer.
Additional Matters Relating to the Offer
Valuation Requirements for Insider Bids
      The Offer is an “insider bid” within the meaning of applicable securities legislation by virtue of Mr. Robert R. McEwen’s insider status in U.S. Gold and his equity interest in White Knight. As a result, a formal valuation of the Common Shares and of the consideration being offered in exchange for them under the Offer is required in the absence of waivers or exemptions. Exemptions from the insider bid valuation requirement are contained in OSC Rule 61-501 and AMF Regulation Q-27 and may be relied upon if neither the offeror nor any joint actor with the offeror has, or has had within the preceding 12 months, any board or management representation in respect of the offeree issuer or has knowledge of any material information concerning the offeree issuer or its securities that has not been generally disclosed. Neither the Offerors nor any person acting jointly or in concert with the Offerors have had board or management representation at White Knight or have any such knowledge with respect to White Knight. Accordingly, in making the Offer, the Offerors are relying upon the foregoing valuation exemptions. The Offerors have applied for waivers of the valuation requirements in each of the other provinces where a valuation would be otherwise required.
      See the section entitled “Valuation Requirements for Insider Bids” on page 57 of this Offer.
Regulatory Matters
      The Offerors’ obligation to take up and pay for Common Shares deposited under the Offer is conditional upon obtaining all governmental or regulatory consents or approvals that New US Gold, in its sole discretion, views as necessary or desirable to enable the Offerors to consummate the Offer, on terms and conditions satisfactory to New US Gold.
      See the section entitled “Regulatory Matters” on page 58 of this Offer.
Accounting Treatment
      If consummated, the transaction described in this Offer will be accounted for as a purchase transaction, with U.S. Gold as the acquirer of White Knight.

      See the section entitled “Accounting Treatment” on page 59 of this Offer.
Dissenters’ Rights
      No dissenters’ rights are available in connection with the Offer. However, any Subsequent Acquisition Transaction may result in Shareholders having the right to dissent and demand payment of the fair value of their Common Shares under Section 238 of the BCBCA. If the statutory procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting shareholders for their Common Shares. The fair value of Common Shares so determined could be more or less than the amount paid per Common Share pursuant to the Subsequent Acquisition Transaction or the Offer.
      See the section entitled “Dissenters’ Rights” on page 59 of this Offer.
Summary Selected Financial Data
Summary of Selected Historical Financial Data of U.S. Gold
      The following are summary selected consolidated financial data for U.S. Gold for each of the years in the three-year period ended December 31, 2005. The information with respect to the three years ended December 31, 2005 has been derived from the audited consolidated financial statements of U.S. Gold. All historical financial information presented with respect to U.S. Gold is in accordance with US GAAP. Historical results are not indicative of the results to be expected in the future.
      This summary information is derived from and should be read in conjunction with the financial statements and related notes included in U.S. Gold’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, filed with the SEC on April 7, 2006 and included in Appendix A (Information Concerning U.S. Gold Corporation) and for the fiscal year ended December 31, 2004, filed with the SEC on March 29, 2005. This summary data should be read together with the unaudited pro forma consolidated financial data included in Appendix F (Unaudited Pro Forma Consolidated Financial Statements of U.S. Gold Corporation) and Appendix G (Unaudited Pro Forma Consolidated Supplementary Financial Statements of U.S. Gold Corporation), which are incorporated into and form part of the Circular.
      Data for New US Gold or Canadian Exchange Co. has not been included because they had not yet been formed and did not conduct business during any of the periods discussed below.

	U.S. Gold Historical Financial Data

	Year Ended December 31,

	2005	2004	2003

	($ in thousands except per share data)
Operating data
Other revenue	$1,052	$39	$636
Net loss from operations before cumulative-effect gain on accounting change	$(2,991)	$(794)	$(1,027)
Net loss from operations	$(2,991)	$(794)	$(623)
Basic and diluted loss per share	$(0.12)	$(0.04)	$(0.04)
Weighted average shares	25,931,172	20,028,173	17,696,098
Balance sheet data
Cash, cash equivalents and short term investments	$678	$75	$198
Inventories	0	0	0
Property, plant and equipment	53	104	8
Other assets	4,810	1,256	1,595
Total assets	$5,541	$1,435	$1,801
Current liabilities	$1,791	$35	$80
Long-term debt	16	570	545
Other long-term liabilities and deferred gain	1,201	0	0
Shareholders’ equity	$2,533	$830	$1,176
Total liabilities and shareholders’ equity	$5,541	$1,435	$1,801

Summary of Selected Historical Financial Data of White Knight
      The following summary selected historical financial data of White Knight is derived from White Knight’s publicly filed audited consolidated financial statements for each of the years in the three-year period ended June 30, 2005 and the unaudited consolidated financial statements for the six months ended December 31, 2005 and December 31, 2004. This summary data should be read together with White Knight’s financial statements and the accompanying notes included in the current report on Form 8-K filed by U.S. Gold with the SEC on May 1, 2006. See the section entitled “Notice to Shareholders in the United States — Certain Financial Information of White Knight” on page (iii) of this Offer. White Knight’s publicly filed financial statements (which are excerpted below) are according to White Knight, prepared in accordance with Canadian GAAP, which differs from US GAAP in certain respects. Historical results are not indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year.
      This summary data should be read together with the unaudited pro forma consolidated financial data included in Appendix F (Unaudited Pro Forma Consolidated Financial Statements of U.S. Gold Corporation), which is incorporated into and forms part of the Circular.

	White Knight Historical Financial Data

	Six Months Ended,
			Year Ended June 30,
	December 31,	December 31,
Canadian GAAP	2005	2004	2005	2004	2003

	(Cdn$ in thousands except per share data)
Operating data
Other revenue	$196	$142	$262	$98	$8
Net loss	$(481)	$(549)	$(1,063)	$(1,664)	$(358)
Basic and diluted loss per share	$(0.01)	$(0.01)	$(0.02)	$(0.04)	$(0.01)
Balance sheet data
Cash, cash equivalents and short term investments	$15,098	$11,934	$11,178	$9,846	$133
Inventories	0	0	0	0	0
Property, plant and equipment	302	144	139	86	7
Mineral properties and deferred exploration costs	6,017	3,643	3,965	2,487	1,611
Other assets	397	254	415	301	161
Total assets	$21,814	$15,975	$15,697	$12,720	$1,912
Current liabilities	$444	$128	$180	$130	$234
Long-term debt	0	0	0	0	0
Other long-term liabilities	0	0	0	0	0
Shareholders’ equity	$21,370	$15,847	$15,517	$12,590	$1,678
Total liabilities and shareholders’ equity	$21,814	$15,975	$15,697	$12,720	$1,912

Summary Selected Historical Financial Data of U.S. Gold and Unaudited Pro Forma Consolidated Financial Data
      The following summary selected unaudited pro forma consolidated financial data has been prepared to give effect to U.S. Gold’s acquisition of White Knight. The Offerors have not had access to the non-public books and records of White Knight. As a result, all historical financial information regarding White Knight used in the preparation of this summary selected unaudited pro forma consolidated financial data has been derived from the publicly filed documents of White Knight. Although the Offerors have no reason to doubt the accuracy or completeness of White Knight’s publicly filed documents, the Offerors are not in a position to independently assess or verify the information in White Knight’s publicly filed documents, including its financial statements. This summary data should be read together with the unaudited pro forma consolidated financial statements of U.S. Gold as at December 31, 2005 and for the year then ended included in Appendix F (Unaudited Pro Forma Consolidated Financial Statements of U.S. Gold Corporation), which is incorporated into and forms part of this Circular.
      Data for New US Gold or Canadian Exchange Co. has not been included because they had not yet been formed and did not conduct business during any of the periods discussed below.

	Unaudited
	Pro Forma
	Consolidated	U.S. Gold Historical Financial Data
	Year Ended	Year Ended December 31,
	December 31,
US GAAP	2005	2005	2004	2003

	($ in thousands except per share data)
Operating data
Other revenue	$1,349	$1,052	$39	$636
Net loss from operations before cumulative-effect gain on accounting change	$(6,125)	$(2,991)	$(794)	$(1,027)
Net loss	$(6,125)	$(2,991)	$(794)	$(623)
Basic and diluted loss per share	$(0.09)	$(0.12)	$(0.04)	$(0.04)
Weighted average shares	65,018,912	25,931,172	20,028,173	17,696,098
Balance sheet data
Cash, cash equivalents and short term investments	$42,219	$678	$75	$198
Inventories	0	0	0	0
Property, plant and equipment	313	53	104	8
Mineral properties and deferred exploration costs	153,601	0	0	0
Other assets	42,726	4,810	1,256	1,595
Total assets	$238,859	$5,541	$1,435	$1,801
Current liabilities	$2,173	$1,791	$35	$80
Long-term debt	16	16	570	545
Other long-term liabilities and deferred gain	33,851	1,201	0	0
Shareholders’ equity	$202,819	$2,533	$830	$1,176
Total liabilities and shareholders’ equity	$238,859	$5,541	$1,435	$1,801

Summary Selected Historical Financial Data of U.S. Gold and Unaudited Pro Forma Consolidated Supplementary Financial Data
      The following summary selected unaudited pro forma consolidated supplementary financial data has been prepared to give effect to U.S. Gold’s acquisition of White Knight, Coral Gold, Nevada Pacific and Tone Resources. The Offerors have not had access to the non-public books and records of White Knight, Coral Gold, Nevada Pacific and Tone Resources. As a result, all historical financial information regarding White Knight, Coral Gold, Nevada Pacific and Tone Resources used in the preparation of this summary selected unaudited pro forma consolidated supplementary financial data has been derived in part from the publicly filed documents of White Knight, Coral Gold, Nevada Pacific and Tone Resources. Although the Offerors have no reason to doubt the accuracy or completeness of the publicly filed documents of White Knight, Coral Gold, Nevada Pacific and Tone Resources, the Offerors are not in position to independently assess or verify the information in such publicly filed documents, including any financial statements. See the section entitled “Risk Factors — The Offerors have been unable to independently verify the reliability of information in this Offer regarding White Knight, Coral Gold, Nevada Pacific and Tone Resources” on page 24 of this Offer.
      This summary data should be read together with the unaudited pro forma consolidated supplementary financial statements of U.S. Gold as at December 31, 2005 and for the year then ended included in Appendix G (Unaudited Pro Forma Consolidated Supplementary Financial Statements of U.S. Gold), which is incorporated into and forms part of the Circular.
      Data for New US Gold or Canadian Exchange Co. has not been included because they had not yet been formed and did not conduct business during any of the periods discussed below.

	Unaudited
	Pro Forma
	Consolidated
	Supplementary	U.S. Gold Historical Financial Data
	Year Ended	Year Ended December 31,
	December 31,
US GAAP	2005	2005	2004	2003

	($ in thousands except per share data)
Operating data
Mining revenue	$8,881
Other revenue	$1,459	$1,052	$39	$636
Net loss from operations before cumulative-effect gain on accounting change	$(12,886)	$(2,991)	$(794)	$(1,027)
Net loss	$(12,886)	$(2,991)	$(794)	$(623)
Basic and diluted loss per share	$(0.14)	$(0.12)	$(0.04)	$(0.04)
Weighted average shares	94,806,954	25,931,172	20,028,173	17,696,098
Balance sheet data
Cash, cash equivalents and short term investments	$43,914	$678	$75	$198
Inventories	2,033	0	0	0
Property, plant and equipment	13,621	53	104	8
Mineral properties and deferred exploration costs	332,306	0	0	0
Other assets	44,016	4,810	1,256	1,595
Total assets	$435,890	$5,541	$1,435	$1,801
Current liabilities	$3,449	$1,791	$35	$80
Long-term debt	16	16	570	545
Other long-term liabilities and deferred gain	72,184	1,201	0	0
Shareholders’ equity	$360,241	$2,533	$830	$1,176
Total liabilities and shareholders’ equity	$435,890	$5,541	$1,435	$1,801

Share Information
Comparative Per Share Information
      The following table summarizes unaudited per share information for U.S. Gold and White Knight separately on a historical basis and on an equivalent unaudited pro forma consolidated basis. This information should be read in conjunction with the audited consolidated financial statements of U.S. Gold included in Appendix C (Certain Financial Statements of U.S. Gold Corporation) and White Knight, the unaudited pro forma consolidated financial statements of U.S. Gold as at December 31, 2005 and for the year then ended included in Appendix F (Unaudited Pro Forma Consolidated Financial Statements of U.S. Gold Corporation) and the unaudited pro forma consolidated supplementary financial statements of U.S. Gold as at December 31, 2005 and for the year then ended included in Appendix G (Unaudited Pro Forma Consolidated Supplementary Financial Statements of U.S. Gold Corporation), each of which is incorporated into and forms part of the Circular. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the actual operating results or financial position that would have resulted if U.S. Gold and White Knight, or U.S. Gold, White Knight, Coral Gold, Nevada Pacific and Tone Resources, had combined at the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. The historical book value per share is computed by dividing total shareholders’ equity by the number of shares outstanding at the end of the period. The unaudited pro forma consolidated income per share is computed by dividing the unaudited pro forma consolidated income from continuing operations available to holders of common stock by the unaudited pro forma consolidated weighted average number of shares outstanding. The unaudited pro forma consolidated book value per share is computed by dividing total unaudited pro forma consolidated shareholders’ equity by the unaudited pro forma consolidated number of common shares outstanding at the end of the period. The historical per share information of U.S. Gold and White Knight was derived from U.S. Gold’s and White Knight’s respective historical annual financial statements.
      The Offerors have not had access to the non-public books and records of White Knight, Coral Gold, Nevada Pacific or Tone Resources. Although the Offerors have no reason to doubt the accuracy or completeness of the public filings of White Knight, Coral Gold, Nevada Pacific and Tone Resources, the Offerors are not in a position to independently assess or verify the information in such publicly filed documents, including any financial statements. See the section entitled “Risk Factors — The Offerors have been unable to independently verify the reliability of information in this Offer regarding White Knight, Coral Gold, Nevada Pacific and Tone Resources” on page 24 of this Offer.
      With the exception of pro forma per share information regarding share of common stock of New US Gold, data for New US Gold or Canadian Exchange Co. has not been included because they had not yet been formed and did not conduct business during any of the periods discussed below.

Year Ended
December 31, 2005

U.S. Gold — Historical
Historical per common share:
Income per basic share	$(0.12)
Income per diluted share	$(0.12)
Dividends declared	$0
Book value per share	$0.08

Year Ended
June 30, 2005

White Knight — Historical (Canadian GAAP and Cdn $)
Historical per common share:
Income per basic share	$(0.02)
Income per diluted share	$(0.02)
Dividends declared	$0
Book value per share	$0.29

Year Ended
December 31, 2005

Unaudited Pro Forma Condensed Combined — U.S. Gold and White Knight (US GAAP)
Unaudited pro forma condensed combined per common share of New US Gold:
Income per basic share	$(0.09)
Income per diluted share	$(0.09)
Dividends declared	$0
Book value per share	$2.80
Unaudited Pro Forma Condensed Combined — U.S. Gold and White Knight, Coral Gold, Tone Resources and White Knight (US GAAP)
Unaudited pro forma condensed combined per common share of New US Gold:
Income per basic share	$(0.14)
Income per diluted share	$(0.14)
Dividends declared	$0
Book value per share	$3.53
Comparative Market Data
      The Common Shares are currently traded on the TSX-V under the symbol “WKR-V.” Common stock of U.S. Gold is currently traded over the counter and quoted on the OTCBB under the symbol “USGL.” The following table sets forth the closing prices of the Common Shares as reported on the TSX-V and shares of common stock of U.S. Gold as reported on the OTCBB on: (i) March 3, 2006, the last trading day preceding the initial public announcement of U.S. Gold’s proposed business combination with White Knight; and (ii) April 28, 2006, the most recent trading day practicable before the filing of this Offer. This information should be read in conjunction with the information under “Comparative Per Share Market Price and Dividend Information” below.

	TSX-V				OTCBB

	March 3,		April 28,		March 3,	April 28,
Issuer	2006		2006		2006	2006

White Knight	Cdn$	1.79	Cdn$	2.78	—	—
U.S. Gold		—		—	$5.65	$8.95

Comparative Per Share Market Price and Dividend Information
      The following table sets forth, for each of the calendar quarters ending on the dates indicated and for the month of April 2006, the high and low closing sales prices per share, and the average daily trading volumes, reported by the TSX-V and the OTCBB, as applicable. Neither U.S. Gold nor White Knight declared dividends on the shares of common stock of U.S. Gold or the Common Shares, respectively, during such periods.
      Data for New US Gold or Canadian Exchange Co. has not been included because they had not yet been formed and did not conduct business during any of the periods discussed below.

	U.S. Gold OTCBB			White Knight TSX-V

			Avg. Daily			Avg. Daily
	High	Low	Volume	High	Low	Volume

	($)			(Cdn$)
2004
March 31	1.85	0.81	71,116	0.92	0.55	84,905
June 30	1.03	0.60	39,022	1.61	0.50	235,841
September 30	0.72	0.38	40,000	1.49	0.87	178,946
December 31	0.54	0.40	22,006	1.20	0.70	111,059
2005
March 31	0.42	0.34	39,099	0.93	0.60	71,839
June 30	0.53	0.30	23,781	0.92	0.55	27,852
September 30	2.81	0.35	297,451	1.80	0.85	311,711
December 31	3.95	1.94	231,105	2.10	1.31	154,997
2006
March 31	9.25	3.48	252,088	2.75	1.40	256,490
April 1 to April 30	10.15	7.60	429,887	2.80	2.07	17,625

RISK FACTORS
      An investment in shares of common stock of New US Gold or Exchangeable Shares involves certain risks. Shareholders should consider the following discussion of risks in addition to the other information in this Offer before depositing and exchanging Common Shares. In addition to historical information, the information in this Offer contains “forward-looking” statements about U.S. Gold’s future business and performance, as described above in “Forward-Looking Statements.” U.S. Gold’s actual business, operating results, financial performance and the price of common stock of New US Gold or the Exchangeable Shares may be very different from what U.S. Gold expects as of the date of the Offer. The risks below address some specific risks and uncertainties relating to the Offer, the anticipated Subsequent Acquisition Transaction, the proposed combination of U.S. Gold and White Knight, and the receipt and ownership of shares of common stock of New US Gold or Exchangeable Shares as a result of such transactions. Shareholders should also consider the risk factors set forth in Appendix A (Information Concerning U.S. Gold Corporation), which is incorporated into and forms part of the Circular.
Shareholders may receive securities with a market value lower than they expected.
      The Offerors are offering to purchase, upon the terms and subject to the conditions of the Offer, all of the outstanding Common Shares, including any Common Shares that may be issued after the date of the Offer and prior to the Expiry Time, on the basis of 0.35 shares of common stock of New US Gold or 0.35 Exchangeable Shares per 1.0 Common Share. The Exchangeable Shares will, under the circumstances described herein, be exchangeable for shares of common stock of New US Gold on a one-for-one basis and are therefore subject to substantially the same economic risks as common stock of New US Gold. Based on the closing prices of the Common Shares on the TSX-V and shares of common stock of U.S. Gold on the OTCBB on March 3, 2006, the last trading day prior to the announcement of U.S. Gold’s proposed business combination with White Knight, this exchange ratio represented a premium of approximately 25% to Shareholders over the trading price prior to the announcement of the Offer. Based on the closing prices of the Common Shares on the TSX-V and the shares of common stock of U.S. Gold on the OTCBB on April 28, 2006, the most recent trading day practicable before the filing of this Offer, this exchange ratio represented a premium of approximately 26% to Shareholders over the trading price before the filing of this Offer. If the market price of U.S. Gold (or, after the Reorganization, New US Gold) common stock declines, the value of the consideration received by Shareholders will decline as well. Variations may occur as a result of changes in, or market perceptions of changes in, the business, operations or prospects of New US Gold, market assessments of the likelihood the Strategic Offers will be consummated, regulatory considerations, general market and economic conditions and other factors over which U.S. Gold has no control.
The market and listing for Common Shares may be affected.
      The acquisition of any Common Shares by the Offerors under the Offer will reduce the number of Common Shares that might otherwise trade publicly, as well as the number of Shareholders. Depending on the number of Shareholders depositing and the number of Common Shares acquired by the Offerors under the Offer, following the completion of the Offer and prior to any Subsequent Acquisition Transaction, the liquidity and market value of the remaining Common Shares held by the public would likely be adversely affected. After the purchase of the Common Shares under the Offer, it may be possible for White Knight to take steps towards the elimination of any applicable public reporting requirements under applicable securities legislation in any province in which it has an insignificant number of Shareholders.
      The rules and regulations of the TSX-V establish certain criteria that, if not met, could lead to the delisting of the Common Shares from the TSX-V. Among such criteria are the number of Shareholders, the number of Common Shares publicly held and the aggregate market value of the Common Shares publicly held. Depending on the number of Shareholders depositing Common Shares and the number of Common Shares acquired by the Offerors under the Offer, it is possible that, following the completion of the Offer and prior to any Subsequent Acquisition Transaction, the Common Shares would fail to meet the criteria for continued listing on the TSX-V. If this were to happen, the Common Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for such shares. New US Gold intends to cause White Knight to apply to delist the Common Shares from the TSX-V as soon as practicable after the successful completion of the Offer and any Subsequent Acquisition Transaction.
Market for Exchangeable Shares may not appear.
      Although the economic value of the Exchangeable Shares is designed to be closely linked to the trading value of common stock of New US Gold due to the right to exchange at any time, under the circumstances described herein,

Exchangeable Shares for shares of common stock of New US Gold, there can be no assurance that an active trading market in the Exchangeable Shares will be sustained or that the Exchangeable Shares will continue to meet the listing requirements of the TSX. The price at which the Exchangeable Shares will trade will be based upon the market for such shares on the TSX and the price at which shares of common stock of New US Gold will trade will be based upon the market for such shares on the TSX and the AMEX. Although the market price for the Exchangeable Shares on the TSX and the market price for the shares of common stock of New US Gold on the TSX and the AMEX are intended to reflect essentially equivalent values, there can be no assurance that the market price of the shares of common stock of New US Gold will be identical, or even similar, to the market price of the Exchangeable Shares. Furthermore, although the Exchangeable Shares are exchangeable, under the circumstances described herein, for an equivalent number of shares of common stock of New US Gold, such securities have no trading history, will be less widely held than the common stock of New US Gold, and accordingly may trade at a lower market price, or be less liquid, than either Common Shares or the common stock of New US Gold into which they may be exchanged.
The Offerors have been unable to independently verify the reliability of information in this Offer regarding White Knight, Coral Gold, Nevada Pacific and Tone Resources.
      The Offerors have not had access to the non-public books and records of White Knight, Coral Gold, Nevada Pacific or Tone Resources. As a result, all historical information regarding White Knight, Coral Gold, Nevada Pacific and Tone Resources contained herein, including all historical financial information used in connection with the preparation of the pro forma financial information reflecting the pro forma effects of a combination of (i) U.S. Gold and White Knight, and (ii) U.S. Gold and White Knight, Coral Gold, Nevada Pacific and Tone Resources, has been derived from the publicly filed documents of White Knight, Coral Gold, Nevada Pacific and Tone Resources. Although U.S. Gold has no reason to doubt the accuracy or completeness of the publicly filed documents of White Knight, Coral Gold, Nevada Pacific or Tone Resources, any inaccuracy or material omission in such publicly filed documents, including the information about or relating to White Knight, Coral Gold, Nevada Pacific or Tone Resources contained in this Offer, could result in unanticipated liabilities or expenses, increase the cost of integrating the companies, or adversely affect the operational plans of the combined company and its results of operations and financial condition.
Change of control provisions in agreements triggered upon the acquisition of White Knight, Coral Gold, Nevada Pacific or Tone Resources may lead to adverse business or financial consequences.
      Any of White Knight, Coral Gold, Nevada Pacific or Tone Resources may be a party to agreements that contain change of control provisions that may be triggered following the completion of the applicable Strategic Offer as a result of New US Gold owning common shares representing a majority of the voting rights of such company. The operation of these change of control provisions, if triggered, could result in unanticipated expenses following the consummation of the applicable Strategic Offer or adversely affect such company’s results of operations and financial condition. Unless these change of control provisions are waived by the other party, the operation of any of these provisions could adversely affect such company’s operations and the financial condition of the combined company. As mentioned above, the Offerors have not had access to the non-public books and records of White Knight, Coral Gold, Nevada Pacific or Tone Resources, and there can be no assurance as to the existence or absence of such agreements or provisions, or the magnitude of payments or expenses or other adverse consequences, if any, which could result.
The Offerors may not be successful in completing the Strategic Offers.
      On March 5, 2006, U.S. Gold announced its intention to acquire four companies with mineral properties adjacent to or near U.S. Gold’s Tonkin Springs exploration gold property. The Offerors are unable to predict when, if ever, the Strategic Offers will be completed. Further, management of one or more of the companies may resist the Offerors’ efforts. In addition, the Offerors’ current estimates of the value of these entities is based only on publicly available information, and the Offerors may determine through due diligence investigation of any or all of these companies that acquiring one or more of them would be less advantageous than the Offerors currently believe. As a result of these or other factors, the Offerors may choose to withdraw one or more of the Strategic Offers, or the Offerors may be unable to complete any or all of the Strategic Offers. If the Offerors do not consummate the acquisition of one or more of those companies, the price of the shares of common stock of U.S. Gold may decline.
The integration of any companies that may be acquired by the Offerors will present significant challenges.
      Upon completion of any of the Strategic Offers, the integration of U.S. Gold’s operations with those of the acquired company or companies and the consolidation of those operations will require the dedication of management resources, which will temporarily divert attention from the day-to-day business of the combined company. The difficulties of assimilation may be increased by the necessity of coordinating separate organizations, integrating operations, systems and personnel with disparate business backgrounds and combining different corporate cultures. The process of combining the organizations may cause an interruption of, or a loss of momentum in, the activities of any or all of the companies’ businesses, which could have an adverse effect on the revenues and operating results of the combined company for an indeterminate period of time. The failure to successfully integrate any companies that the Offerors may acquire, to retain key personnel and to successfully manage the challenges presented by the integration process may prevent U.S. Gold from achieving the anticipated potential benefits of any such acquisition. If U.S. Gold fails to realize the anticipated benefits of any acquisition, the market value of its stock may be adversely affected.
After the Offer is completed, White Knight would become a majority-owned subsidiary of New US Gold and New US Gold’s interests could differ from those of Shareholders who do not deposit shares.
      If pursuant to the Offer, the Offerors take up and pay for that number of Common Shares that constitutes at least 66 2/3 % of the Common Shares outstanding at the time Common Shares are taken up under the Offer, New US Gold would have the power to elect directors, appoint new management and approve certain actions requiring the approval of Shareholders, including adopting certain amendments to White Knight’s organizational and governing documents and approving mergers or sales of White Knight’s assets. In particular, after the consummation of the Offer, the Offerors intend to implement a Subsequent Acquisition Transaction. In any of these contexts, New US Gold’s interests with respect to White Knight may differ from, or be adverse to, those of any remaining minority Shareholders who do not deposit Common Shares.
U.S. Gold shareholders may not approve the Reorganization or other matters necessary to complete the Offer.
      In order for U.S. Gold to consummate the Offer and the Reorganization, the holders of common stock of U.S. Gold, voting at a meeting of such holders, shall have approved the Reorganization, as described in the section entitled “The Offerors — New US Gold and the Reorganization” on page 38 of this Offer, and approved the issuance of shares of common stock of New US Gold for use as consideration in connection with the Strategic Offers. Approval of the Reorganization will require the affirmative vote of the holders of a majority of the outstanding shares of common stock of U.S. Gold, and the issuance of shares of common stock of New US Gold will require the affirmative vote of the holders of a majority of the outstanding shares of common stock of U.S. Gold entitled to vote at such meeting where a quorum is present. U.S. Gold’s shareholders may not approve the Reorganization or the issuance of shares of common stock of New US Gold. If so, specific conditions to the Offer would not be satisfied and the Offerors would have no obligation to complete the Offer. The Offerors will not waive this condition. Although U.S. Gold is unaware of any specific reason its shareholders would not approve these necessary steps, there can be no assurance that U.S. Gold’s shareholders will agree or will grant the necessary approvals.
The exchange of Common Shares pursuant to the Offer could be taxable to U.S. holders of the Common Shares.
      Although the Offer is structured with the intent that the exchange of Common Shares for shares of common stock of New US Gold generally should qualify as a tax-free exchange under section 351 of the Code for U.S. federal income tax purposes to U.S. holders of the Common Shares, there is no authority addressing elements of the transaction, so certain aspects of the U.S. federal income tax treatment of the exchange are uncertain. As a result, there are risks that U.S. holders of the Common Shares will recognize a gain or loss on the exchange. It is generally expected that the exchange of Common Shares for Exchangeable Shares will be taxable to U.S. holders of the Common Shares. See the section entitled “Material U.S. Federal Income Tax Considerations” on page 69 of this Offer. Further, the exchange of Common Shares for New US Gold Shares or Exchangeable Shares could have state or local tax consequences to Shareholders. Shareholders are urged to consult their own tax advisors concerning the tax consequences of the proposed transaction.
The Offerors will incur substantial costs in connection with the Strategic Offers, even if they are never completed.
      The Offerors expect to incur acquisition-related expenses of approximately Cdn$6.4 million, consisting of investment banking, legal and accounting fees and financial printing and other related charges. These amounts are preliminary estimates and the actual amounts may be higher or lower. Moreover, New US Gold is likely to incur additional expenses in future periods in connection with the integration of any acquired company’s business with its business.

OFFER TO PURCHASE
May 1, 2006
TO: THE SHAREHOLDERS OF WHITE KNIGHT RESOURCES LTD.
      This Offer and the accompanying Letter of Acceptance and Transmittal and Notice of Guaranteed Delivery contain important information which should be read carefully before making a decision with respect to the Offer.

1.	The Offer
Common Shares
      The Offerors hereby offer to purchase, upon the terms and subject to the conditions of the Offer, all of the outstanding Common Shares, including any Common Shares that may be issued after the date of the Offer and prior to the Expiry Time, on the basis of either:

•	0.35 shares of common stock of New US Gold; OR

•	0.35 Exchangeable Shares, which will, under the circumstances described herein, be exchangeable for shares of common stock of New US Gold on a one-for-one basis, per 1.0 Common Share.
      Shareholders are free to choose among the above two types of consideration, although the election must be made as to all Common Shares deposited under the Offer. Shareholders who properly deposit Common Shares but do not elect a specific type of consideration will be deemed to have elected to receive shares of common stock of New US Gold.
      The above two types of consideration may provide tax advantages and disadvantages and will result in different tax consequences to the Shareholder, depending upon facts specific to each Shareholder. For example, while each Shareholder is free to request common stock of New US Gold or Exchangeable Shares regardless of where the holder resides, it is anticipated that Shareholders resident in Canada for tax purposes may realize some tax benefits from electing to receive Exchangeable Shares while Shareholders resident in the United States for tax purposes may benefit from electing to receive common stock of New US Gold. Alternatively, Shareholders who are residents of the United States for tax purposes and who receive Exchangeable Shares and Shareholders who are residents of Canada for tax purposes and who receive shares of common stock of New US Gold may be subject to certain adverse tax consequences. Shareholders are encouraged to consult their own advisors regarding the tax consequences of the proposed transactions. Shareholders should carefully review the description of the tax consequences of the proposed transactions under the sections entitled “Material Canadian Federal Income Tax Considerations” and “Material U.S. Federal Income Tax Considerations” on pages 59 and 69, respectively, of this Offer and are encouraged to seek independent tax advice in determining which election may be best under the Shareholder’s specific circumstances.
Warrants, Options or Other Securities
      The Offer is being made only for Common Shares and is not being made for any Warrants, options or other securities that may entitle the holder to acquire Common Shares. Any holder of such securities who wishes to accept the Offer must exercise those securities and deposit the Common Shares issued in accordance with the Offer. Any such exercise must be sufficiently in advance of the Expiry Time to permit the Common Shares acquired on the exercise of those securities to be deposited under the Offer in accordance with the procedures described under the sections entitled “Time for Acceptance” and “Manner of Acceptance” on page 27, respectively, of this Offer. However, if, after completion of the Offer, the Offerors implement a Subsequent Acquisition Transaction, the Offerors intend to structure such transaction so that Warrants would be exchanged for warrants to purchase Exchangeable Shares and the White Knight stock option plan would be replaced with a stock option plan of Canadian Exchange Co. or New US Gold. See the section entitled “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction” on page 54 of this Offer.

Fractional Shares
      Fractional shares of common stock of New US Gold or Exchangeable Shares will not be issued pursuant to the Offer. Instead, the number of shares of common stock of New US Gold or Exchangeable Shares to be issued to each Shareholder will be either rounded up (if the fractional interest is 0.5 or more) or down (if the fractional interest is less than 0.5) to the next whole number. For purposes of such rounding up or down, all Common Shares deposited by a Shareholder will be aggregated.

2.	Time for Acceptance
      The Offer is open for acceptance, unless withdrawn or extended at the sole discretion of the Offerors, until the Expiry Time, being 5:00 p.m. (Vancouver Time) on June 28, 2006, or such later time or times and date or dates as may be fixed by the Offerors from time to time.
      See the section entitled “Extension of the Expiry Time or Variation or Change of the Offer” on page 31 of this Offer.

3.	Manner of Acceptance
Letter of Acceptance and Transmittal
      The Offer may be accepted by delivering to the Depositary at the office specified in the Letter of Acceptance and Transmittal, so as to arrive there not later than the Expiry Time:

•	the certificate(s) representing Common Shares in respect of which the Offer is being accepted; AND

•	a Letter of Acceptance and Transmittal (printed on BLUE paper) in the form accompanying the Offer or a facsimile thereof, properly completed and duly executed as required by the instructions set out in the Letter of Acceptance and Transmittal; AND

•	any other document required by the instructions set forth in the Letter of Acceptance and Transmittal.
      Except as otherwise provided in the instructions set out in the Letter of Acceptance and Transmittal or as may be permitted by the Offerors, the signature on the Letter of Acceptance and Transmittal must be guaranteed by an Eligible Institution. If a Letter of Acceptance and Transmittal is executed by a person other than the registered holder of the Common Shares represented by the certificate(s) deposited therewith, the certificate(s) must be endorsed or be accompanied by an appropriate share transfer power of attorney duly and properly completed by the registered holder, with the signature on the endorsement panel or share transfer power of attorney guaranteed by an Eligible Institution.
      Alternatively, Common Shares may be deposited in compliance with the procedures set forth below for guaranteed delivery not later than the Expiry Time.
Procedure for Guaranteed Delivery
      If a Shareholder wishes to deposit Common Shares pursuant to the Offer and the certificate(s) representing the Common Shares are not immediately available or such Shareholder cannot deliver the certificate(s) and all other required documents to the Depositary at or prior to the Expiry Time, those Common Shares may nevertheless be deposited if all of the following conditions are met:

•	the deposit is made by or through an Eligible Institution; AND

•	a Notice of Guaranteed Delivery (printed on GREEN paper) in the form accompanying the Offer or a facsimile thereof, properly completed and duly executed, including a guarantee by an Eligible Institution in the form specified in the Notice of Guaranteed Delivery, is received by the Depositary at the office set out in the Notice of Guaranteed Delivery, at or prior to the Expiry Time; AND

•	the certificate(s) representing the deposited Common Shares in proper form for transfer together with a Letter of Acceptance and Transmittal in the form accompanying the Offer or a facsimile thereof, properly completed and duly executed, with any required signature guarantees and all other documents required by the Letter of Acceptance and Transmittal, are received by the Depositary at the office set out in the Notice of Guaranteed

Delivery at or prior to 5:00 p.m. (Vancouver time) on the third trading day on the TSX-V after the Expiry Time.

      The Notice of Guaranteed Delivery may be delivered by hand or courier, transmitted by facsimile or mailed to the Depositary at the office set out in the Notice of Guaranteed Delivery and must include a guarantee by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery.
General
      In all cases, payment for Common Shares deposited and taken up by the Offerors will be made only after timely receipt by the Depositary of the certificate(s) representing the Common Shares, a Letter of Acceptance and Transmittal or a facsimile thereof, properly completed and duly executed, covering those Common Shares with the signatures guaranteed, if required, in accordance with the instructions set out in the Letter of Acceptance and Transmittal, and any other required documents.
      The method of delivery of certificates representing the Common Shares, the Letter of Acceptance and Transmittal and all other required documents is at the option and risk of the person depositing same. The Offerors recommend that all such documents be delivered by hand to the Depositary and a receipt obtained, or, if mailed, that registered mail, with return receipt requested, be used and that proper insurance be obtained.
      Shareholders whose Common Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Common Shares under the Offer.
      All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any Common Shares deposited under the Offer will be determined by the Offerors in their sole discretion. Depositing Shareholders agree that such determination shall be final and binding. The Offerors reserve the absolute right to reject any and all deposits that it determines not to be in proper form or that may be unlawful to accept under the laws of any jurisdiction. The Offerors reserve the absolute right to waive any defects or irregularities in the deposit of any Common Shares. There shall be no duty or obligation on the Offerors or the Depositary or any other person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offerors’ interpretation of the terms and conditions of this Offer, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery will be final and binding.
      No fee or commission will be payable by a Shareholder who delivers such shares directly to the Depositary or utilizes the facilities of a Soliciting Dealer to accept the Offer.
      The Offerors reserve the right, in accordance with applicable law, to permit a Shareholder to accept the Offer in a manner other than as set out above.
Power of Attorney
      The execution of a Letter of Acceptance and Transmittal by a Shareholder irrevocably appoints New US Gold or its designees as the true and lawful agent, attorney and attorney in fact of that Shareholder with respect to Common Shares deposited and purchased under the Offer (the “Purchased Common Shares”) and with respect to any and all stock dividends, securities, rights, warrants or other interests or distributions accrued, declared, paid, issued, transferred, made or distributed on or in respect of the Purchased Common Shares on or after March 5, 2006 (collectively, “Other Securities”). This appointment is effective from and after the date (the “Effective Date”) the Purchased Common Shares are taken up and paid for under the Offer and affords New US Gold full power of substitution (such power of attorney being coupled with an interest being irrevocable), in the name and on behalf of the holder who deposited those Common Shares, to:

•	register, record, transfer and enter the transfer of the Purchased Common Shares and any Other Securities on the books of White Knight;

•	vote, execute and deliver any instruments of proxy, authorizations and consents in form and on terms satisfactory to New US Gold in respect of any Purchased Common Shares and any or all Other Securities, revoke any such instrument, authorization or consent given prior to or after the Effective Date, designate in any such instruments of proxy any person(s) as the proxy or the proxy nominee(s) of the Shareholder in respect of those Purchased Common Shares and those Other Securities for all purposes; and

•	execute, endorse and negotiate any cheques or other instruments representing any distribution payable to the holder; and exercise any and all other rights of a holder of Purchased Common Shares and any Other Securities.

      In addition, a Shareholder who executes a Letter of Acceptance and Transmittal agrees, from and after the date on which the Purchased Common Shares are taken up and paid for under the Offer:

•	not to vote any of the Purchased Common Shares or Other Securities at any meeting of holders of those securities;

•	not to exercise any other rights or privileges attached to any of those securities; and

•	to deliver to New US Gold any and all instruments of proxy, authorizations or consents received in respect of all those securities.
      All prior proxies given by a holder of Purchased Common Shares with respect to those Purchased Common Shares and to those Other Securities shall be revoked at the date on which the Purchased Common Shares are taken up and paid for under the Offer and no subsequent proxies may be given by that holder with respect to those Purchased Common Shares or Other Securities.
Depositing Shareholders’ Representations and Warranties
      The deposit of Common Shares pursuant to the Offer will create and constitute a binding agreement between the applicable Shareholder and each of the Offerors upon the terms and subject to the conditions of the Offer, including the Shareholder’s representation and warranty that:

•	such Shareholder has full power and authority to deposit, sell, assign and transfer the Common Shares (and any Other Securities) being deposited and has not sold, assigned or transferred or agreed to sell, assign or transfer any of such Common Shares (and Other Securities) to any other person;

•	the Shareholder owns the Common Shares (and any Other Securities) being deposited within the meaning of applicable securities laws;

•	the deposit of those Common Shares (and any Other Securities) complies with applicable securities laws; and

•	when those Common Shares (and any Other Securities) are taken up and paid for under the Offer, New US Gold or Canadian Exchange Co., as the case may be, will acquire good title thereto free and clear of all liens, restrictions, charges, encumbrances and claims.

4.	Conditions of the Offer
      The Offerors may withdraw the Offer (in which event no Offeror shall be required to take up and/or pay for any Common Shares deposited under the Offer) or extend the period of time during which the Offer is open (in which event the Offerors may postpone taking up and paying for any Common Shares deposited under the Offer), unless each of the following conditions has been satisfied or has been waived by the Offerors at or prior to the Expiry Time:

(a)	there shall have been properly deposited under the Offer and not withdrawn at the Expiry Time that number of Common Shares that constitutes at least 66 2/3 % of the Common Shares outstanding calculated on a fully-diluted basis at the time Common Shares are taken up under the Offer;

(b)	White Knight shall not have entered into or effectuated any other agreement or transaction with any person or entity having the effect of impairing the Offerors’ ability to acquire White Knight or otherwise diminishing the expected economic value to the Offerors of the acquisition of White Knight including, but not limited to, any material issuance of new securities of White Knight, the declaration of any extraordinary dividend, the adoption of a shareholder rights plan or any other transaction not in the ordinary course of White Knight’s business;

(c)	the shares of common stock of New US Gold shall have been approved for listing on the TSX and the AMEX and the Exchangeable Shares shall have been approved for listing on the TSX;

(d)	the registration statements for the shares of common stock of New US Gold and the Exchangeable Shares to be issued pursuant to the Offer and the shares of common stock of New US Gold that may be issued upon the exchange of any such Exchangeable Shares shall have become effective under the U.S. Securities Act, as amended, and no stop order suspending the effectiveness of the registration statements or a proceeding seeking a stop order shall have been issued nor shall there have been proceedings for that purpose initiated or threatened by the SEC and New US Gold shall have received all necessary state securities law or blue sky authorizations;

(e)	a receipt for a final prospectus qualifying the distribution of securities underlying the U.S. Gold Subscription Receipts and qualifying New US Gold as a reporting issuer shall have been issued in all jurisdictions of Canada;

(f)	all necessary orders shall have been obtained from relevant Canadian securities regulatory authorities in respect of the Exchangeable Shares to be issued pursuant to the Offer, the shares of common stock of New US Gold that may be issued upon the exchange of any such Exchangeable Shares and the resale of any such Exchangeable Shares or shares of common stock of New US Gold;

(g)	the Offerors shall have received waivers relating to any change of control provisions in any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which White Knight or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, except such waivers the absence of which would not in the aggregate materially adversely affect White Knight and its subsidiaries;

(h)	the holders of shares of common stock of U.S. Gold, voting at a meeting of such holders, shall have approved the following prior to the Expiry Time:

•	the agreement and plan of merger and the Reorganization, as described in the section entitled “The Offerors — New US Gold and the Reorganization” on page 38 of this Offer, which will require the affirmative vote of the holders of a majority of the outstanding shares of common stock of U.S. Gold and the Reorganization shall have been implemented; and

•	the issuance of shares of common stock of New US Gold (i) in the Strategic Offers, (ii) in any Subsequent Acquisition Transaction relating to the Strategic Offers, (iii) upon the exchange of Exchangeable Shares, as described herein, and (iv) upon the exercise of warrants and options of White Knight, Coral Gold, Nevada Pacific or Tone Resources, which will require the affirmative vote of the holders of a majority of the shares of common stock of U.S. Gold entitled to vote at such meeting;

(i)	there shall not be in effect or threatened as of the Expiry Time, as it may be extended, any temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition challenging the Offer or preventing the completion of the Offer or any of the other transactions described in this Offer, and there shall be no statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which requires consent or approval or challenges, prohibits, restricts or makes illegal the completion of the Offer or the Subsequent Acquisition Transaction;

(j)	there shall not be pending or threatened any suit, action or proceeding by any governmental entity: (i) challenging the Offer, seeking to restrain or prohibit the completion of the Offer or seeking to obtain from New US Gold or White Knight or their respective subsidiaries any damages that are material in relation to White Knight and its subsidiaries, on a consolidated basis, or New US Gold and its subsidiaries, on a consolidated basis; (ii) seeking to prohibit or limit the ownership or operation by New US Gold or White Knight or any of New US Gold’s subsidiaries of any material portion of the business or assets of White Knight or New US Gold or any of New US Gold’s subsidiaries or to compel White Knight or New US Gold or any of New US Gold’s subsidiaries to dispose of or hold separate any material portion of the business or assets of New US Gold or White Knight or any of New US Gold’s subsidiaries as a result of the

Offer; (iii) seeking to prohibit New US Gold from effectively controlling in any material respect the business or operations of White Knight; or (iv) which otherwise is reasonably likely to have a material adverse effect on New US Gold and its subsidiaries, on a consolidated basis, or White Knight and its subsidiaries, on a consolidated basis;

(k)	there shall be no change or threatened change in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of White Knight or any of its subsidiaries, on a consolidated basis, that, in the reasonable judgment of the Offerors, has or may have a material adverse effect on White Knight and its subsidiaries, on a consolidated basis, and the Offerors shall not have become aware of any fact that, in the reasonable judgment of the Offerors, has or may have a material adverse effect on White Knight and its subsidiaries or their business or prospects or the value to New US Gold of the common shares of White Knight;

(l)	the Offerors shall have obtained or received all approvals, consents, clearances or waivers required to be obtained or received from any governmental regulatory agency, authority or commission in connection with the Offer and the Subsequent Acquisition Transaction; and

(m)	there shall not have occurred or been threatened: (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or Canada; (ii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States or Canada or in the market price of the Common Shares; (iii) any change in the general political, market, economic or financial conditions in the U.S. or Canada that could, in the reasonable judgment of U.S. Gold, have a material adverse effect upon the business, properties, assets, liabilities, capitalization, shareholders equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of White Knight or any of its subsidiaries; (iv) any material change in U.S. or Canadian currency exchange rates or a suspension of, or limitation on, the markets therefor; (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada; (vi) any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or governmental entity on, or other event that, in the reasonable judgment of U.S. Gold, might affect the extension of credit by banks or other lending institutions; (vii) a commencement of war or armed hostilities or other national or international calamity involving the U.S. or Canada; or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

      The conditions listed above are for the exclusive benefit of the Offerors, and the Offerors may assert them regardless of the circumstances giving rise to any of the conditions. Unless precluded from doing so by applicable law, the Offerors may, in their sole discretion, waive any of these conditions in whole or in part. The determination as to whether any condition has been satisfied shall be final and binding on all parties. The failure by the Offerors at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each right shall be deemed to be a continuing right that may be asserted at any time and from time to time until immediately following the Expiry Time and, as to conditions involving receipt of necessary government approvals, thereafter.
      Any waiver of a condition or withdrawal of the Offer shall be effective upon written notice or other communication confirmed in writing by the Offerors to that effect to the Depositary at its principal office in Toronto. The Offerors shall make a public announcement of the waiver or withdrawal promptly after giving notice to the Depositary and shall cause the Depositary to promptly provide a copy of such notice in the manner provided in the section entitled “Notices and Delivery” on page 35 of this Offer to all Shareholders whose Common Shares have not been taken up under the Offer at the date of the occurrence of such waiver or withdrawal, if required by applicable law.
      The Offerors reserve the right to terminate the Offer on or prior to the Expiry Time if any condition to the Offer remains unsatisfied or has not been waived or to comply with any applicable law.

5.	Extension of the Expiry Time or Variation or Change of the Offer
      The Offer is open for acceptance until the Expiry Time, being 5:00 p.m. (Vancouver Time) on June 28, 2006, unless earlier withdrawn.

      The Offerors reserve the right at any time and from time to time to extend the Offer or to vary or change the terms of the Offer by giving written notice or other communication (confirmed in writing) of such extension or variation to the Depositary at its principal office in Toronto, and by causing the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in the section entitled “Notices and Delivery” on page 35 of this Offer to all Shareholders. The Offerors shall make a public announcement of the extension or variation as soon as possible after giving notice of an extension or variation to the Depositary (and in the case of an extension of the Offer, no later than 9:00 a.m. (Vancouver time) on the day following the Expiry Time) and provide a copy of the notice to the TSX-V. Any notice of extension or variation will be deemed to have been given and to be effective on the day it is delivered or otherwise communicated in writing to the Depositary at its principal office in Toronto.
      Where the terms of the Offer are varied, the Offer will not expire before 10 business days after the notice of such variation has been mailed to Shareholders, unless otherwise permitted by applicable law.
      If, before the expiration of all rights of withdrawal with respect to the Offer, a material change occurs in the information contained in this Offer, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offerors or their affiliates), the Offerors will give written notice of such change to the Depositary at its principal office in Toronto, and will cause the Depositary to promptly provide a copy of such notice in the manner provided in the section entitled “Notices and Delivery” on page 35 of this Offer to all Shareholders, if required by applicable law. As soon as practicable after giving notice of such a material change to the Depositary, the Offerors will make a public announcement of the change in information and provide a copy of the notice thereof to the TSX-V in accordance with the section entitled “Notices and Delivery” on page 35 of this Offer.
      During any such extension or in the event of a material variation or change in information, all Common Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by the Offerors in accordance with the terms of the Offer, subject to the withdrawal rights described in the section entitled “Right to Withdraw” below. An extension of the Expiry Time, a variation of the terms of the Offer or a change in information does not constitute a waiver by any of the Offerors of any rights described above in the section entitled “Conditions of the Offer” on page 29 of this Offer. If the consideration under the Offer is increased, the increased consideration will be paid to all depositing Shareholders whose Common Shares are taken up under the Offer.
      The Offerors will follow any extension, termination, variation, amendment or delay as promptly as practicable, with a public announcement. In the case of an extension, variation or amendment, any related announcement will be issued no later than 5:00 p.m. (Vancouver time), on the date on which the Expiry Time previously was to occur. Subject to applicable law and without limiting the manner in which the Offerors may choose to make any public announcement, the Offerors assume no obligation to publish, advertise or otherwise communicate any public announcement of this type other than in accordance with the section entitled “Notices and Delivery” on page 35 of this Offer.

6.	Right to Withdraw
      Except as indicated herein or as otherwise required by applicable law, deposits of Common Shares are irrevocable. Common Shares deposited under the Offer may be withdrawn by or on behalf of the depositing Shareholder (unless otherwise required or permitted by applicable law):

(a)	at any time before the Common Shares have been taken up by the Offerors under the Offer;

(b)	if the Common Shares have not been paid for by the Offerors within three business days after having been taken up; or

(c)	at any time before the expiration of 10 days from the date upon which either:

(i)	a notice of change relating to a change in the information contained in the Offer, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offerors or an affiliate of the Offerors, unless it is a change in a material fact relating to the shares of common stock of New US Gold or the Exchangeable Shares), in the event that such change occurs at or before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or

(ii)	a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the consideration offered for the Common Shares where the Expiry Time is not extended for more than 10 days);

is mailed, delivered, or otherwise properly communicated, but subject to abridgement of that period pursuant to such order or orders as may be granted by applicable courts or securities regulatory authorities and only if such Deposited Shares have not been taken up by the Offerors at the date of the notice.
      Notice of withdrawal of deposited Common Shares must: (i) be made by a method that provides the Depositary with a written or printed copy of such notice (which includes a facsimile); (ii) be made by or on behalf of the depositing Shareholder; (iii) be signed by or on behalf of the Shareholder who signed the Letter of Acceptance and Transmittal that accompanied the Common Shares being withdrawn; (iv) specify such Shareholder’s identity, the number of Common Shares to be withdrawn, the name of the registered Shareholder of, and the certificate number shown on each certificate evidencing, the Common Shares being withdrawn; and (v) be actually received by the Depositary within the applicable time specified above. Any signature in the withdrawal notice must be guaranteed in the same manner as in the Letter of Acceptance and Transmittal.
      Withdrawals may not be rescinded. Any Common Shares withdrawn will be deemed not properly deposited for the purposes of the Offer, but may be re-deposited at any time on or prior to the Expiry Time by following the applicable procedures described in the section entitled “Manner of Acceptance” on page 27 of this Offer.
      In addition to the foregoing withdrawal rights, Shareholders in certain provinces of Canada are entitled to statutory rights of rescission in certain circumstances. See the section entitled “Offerees’ Statutory Rights” on page 91 of this Offer.

7.	Take Up of, and Payment for, Deposited Common Shares
      If all conditions described in the section entitled “Conditions of the Offer” on page 29 of this Offer have been satisfied or waived by the Offerors at the Expiry Time, all Common Shares that have been properly deposited and not withdrawn will be required to be taken up promptly following the Expiry Time and, in any event, not later than 10 days after the Expiry Time. All Common Shares taken up under the Offer will be paid for promptly and, in any event, within three business days of having been taken up.
      Subject to applicable law, the Offerors expressly reserve the right to delay taking up and paying for any Common Shares. No Common Shares properly deposited under the Offer will be taken up unless all Common Shares then properly deposited under the Offer are taken up.
      Common Shares properly deposited and not withdrawn pursuant to the Offer will be deemed to have been taken up and accepted for payment if, as and when the Offerors give written notice or other communication confirmed in writing to the Depositary at its principal office in Toronto to that effect.
      The Offerors reserve the right to determine which of the Offerors or the Offerors’ designees will take up individual Common Shares deposited under the Offer. The Offerors expect that Canadian Exchange Co. will take up any Common Shares in respect of which Exchangeable Shares are issued as consideration and that New US Gold will take up any Common Shares in respect of which shares of common stock of New US Gold are issued as consideration. The Offerors expect that any Common Shares taken up by New US Gold will be immediately transferred to Alberta ULC. In any such event, the Offerors will take appropriate steps to ensure that the consideration which a depositing Shareholder elects to receive pursuant to the Offer is available.
      New US Gold and Canadian Exchange Co., as applicable, will pay for Common Shares properly deposited under the Offer and not withdrawn by providing the Depositary with certificates for shares of common stock of New US Gold and Exchangeable Shares, as applicable, for transmittal to depositing Shareholders. Under no circumstances will interest accrue or be paid to persons depositing Common Shares by any of the Offerors or the Depositary, regardless of any delay in making payment for those shares.
      Fractional shares of common stock of New US Gold or Exchangeable Shares will not be issued pursuant to the Offer. Instead, the number of shares of common stock of New US Gold or Exchangeable Shares to be issued to each Shareholder will be rounded up to the next whole number. For purposes of such rounding up, all Common Shares deposited by a Shareholder will be aggregated.

      The Depositary will act as the agent of Shareholders who have properly deposited Common Shares under the Offer for the purposes of receiving payment under the Offer and transmitting that payment to those Shareholders, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by those Shareholders who have properly deposited Common Shares.
      Settlement with each Shareholder who has properly deposited Common Shares under the Offer will be made by the Depositary forwarding a certificate for the shares of common stock of New US Gold or Exchangeable Shares, representing payment for the Common Shares taken up. Unless otherwise specified by the Shareholder in the Letter of Acceptance and Transmittal, share certificates will be issued in the name of the registered holder of the Common Shares so deposited and forwarded by first class mail to the address specified in the Letter of Acceptance and Transmittal. If no address is specified, share certificates will be sent to the address of the Shareholder as shown on the register of Shareholders maintained by or on behalf of White Knight. Share certificates mailed in accordance with this paragraph will be deemed to be delivered and payment will be deemed to be made by New US Gold at the time of mailing.
      If the consideration payable pursuant to the Offer is increased before the Expiry Time, the increased consideration will be paid in respect of all Common Shares acquired pursuant to the Offer, regardless of whether those shares were deposited before that increase in the consideration.

8.	Return of Common Shares
      If any Common Shares deposited under the Offer are not taken up pursuant to the Offer, or certificates are submitted for more Common Shares than are properly deposited, certificates for those Common Shares that are not taken up (or were not properly deposited) will be returned to the depositing Shareholder without expense to the Shareholder as soon as practicable after the Expiry Time or withdrawal or termination of the Offer by sending certificates representing Common Shares not purchased by first class mail in the name of and to the address specified by the Shareholder in the Letter of Acceptance and Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the share register maintained by or on behalf of White Knight.

9.	Mail Service Interruption
      Notwithstanding any other provisions of this Offer, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery, share certificates and other relevant documents will not be mailed if New US Gold determines, in its reasonable discretion, that delivery by mail may be delayed by a disruption of mail service. Shareholders entitled to share certificates and/or other relevant documents that are not mailed for this reason may take delivery thereof at the office of the Depositary at which they deposited their Common Shares until such time as the Offerors have determined, in their reasonable discretion, that delivery by mail will no longer be delayed. Notwithstanding the section entitled “Take Up of, and Payment for, Deposited Common Shares” on page 33 of this Offer, but subject to the section entitled “Notices and Delivery” on page 35 of this Offer, share certificates and other relevant documents not mailed for this reason will, subject to applicable law, be conclusively deemed to have been delivered on the first day upon which they are available for delivery at the office of the Depositary at which the Common Shares were deposited. Notice of any such determination by New US Gold shall be given to holders of Common Shares in accordance with the section entitled “Notices and Delivery” on page 35 of this Offer.

10.	Dividends and Distributions
      If, on or after the date of the Offer, White Knight should subdivide, consolidate or otherwise materially change any of the Common Shares or its capitalization or disclose that it has taken any such action, the Offerors may make such adjustments as it deems appropriate to reflect such subdivision, consolidation or other change in the purchase price and other terms of the Offer including (without limitation) the type of securities offered to be purchased and the amounts payable therefor.
      Common Shares acquired pursuant to the Offer shall be acquired free and clear of all encumbrances, together with all rights and benefits arising therefrom including the right to any and all cash and stock dividends, securities, rights, warrants or other interests or distributions which may be accrued, declared, paid, issued, distributed, made or transferred on or in respect of such Common Shares and which are made payable or distributable to the holders of those Common Shares of record on a date on or after the date of the Offer. If White Knight should declare or pay any cash or stock dividend or make any other distribution on, or issue any securities, rights, warrants or other interests or distributions in respect of, deposited Common Shares after the date of the Offer, such dividend, distribution or rights will be received and held by the depositing Shareholder for the account of New US Gold or Canadian Exchange Co., as the case may be, and: (i) in the case of cash dividends, distributions or payments, the amount of the dividends, distributions or payments shall be received and held by the depositing Shareholders for their own account, and to the extent that such dividends, distributions or payments do not exceed the value of the consideration per Common Share payable by the Offerors pursuant to the Offer (as determined by the Offerors), the consideration will be reduced by that number of shares of common stock of New US Gold or Exchangeable Shares having a value equal to the amount of such dividend, distribution or payment; (ii) in the case of non-cash dividends, distributions, payments, rights or other interests, the whole of any such non-cash dividend, distribution, payment, right or other interest shall be received and held by depositing Shareholders to the Depositary for the account of the Offerors, accompanied by appropriate documentation of transfer; and (iii) in the case of any cash dividends, distributions or payments in an amount that exceeds the consideration per Common Share payable by the Offerors (as determined by the Offerors), the whole of any such cash dividend, distribution or payment shall be received and held by the depositing Shareholders for the account of the Offerors and shall be required to be promptly remitted and transferred by the depositing Shareholders to the Depositary for the account of the Offerors, accompanied by appropriate documentation of transfer. Pending such remittance (in the case of (ii) and (iii) above), the Offerors will be entitled to all rights and privileges as owner of any such dividend, distribution, payment, right or other interest and may withhold all of the shares of common stock of New US Gold or Exchangeable Shares, as applicable, otherwise issuable by the Offerors to the non-remitting Shareholder pursuant to the Offer or deduct from the number of New US Gold or Exchangeable Shares with a value equal to the amount or value equal to the amount or value of the dividend, distribution, payment right or other interest, as determined by the Offerors in its sole discretion.

11.	Notices and Delivery
      Except as otherwise provided in this Offer, any notice that the Offerors or the Depositary may provide, give or cause to be given under the Offer will be deemed to have been properly given if mailed to the registered holders of Common Shares at their respective addresses appearing in the registers maintained in respect of such Common Shares and will be deemed to have been delivered and received on the mailing date. These provisions shall apply notwithstanding any accidental omission to provide or give notice to any one or more holders of Common Shares and notwithstanding interruption of mail service in Canada, the United States or elsewhere following mailing. In the event of any interruption of mail service, the Offerors intend to make reasonable efforts to disseminate the notice by other means, such as publication. Subject to the approval of applicable regulatory authorities, in the event of any interruption of mail service, any notice that the Offerors or the Depositary may provide, give or cause to be given under the Offer will be deemed to have been properly provided or given to or received by holders of Common Shares if: (i) it is given to the TSX-V for dissemination through their facilities; (ii) it is published once in the National Edition of The Globe and Mail or The National Post; or (iii) it is given to the Canada Newswire Service or Dow Jones Newswire.

12.	Market Purchases
      None of the Offerors will acquire beneficial ownership of Common Shares while the Offer is outstanding, other than pursuant to the Offer.

13.	Other Terms
      The Offerors reserve the right to transfer to one or more of their affiliates the right to purchase all or any portion of the Common Shares deposited under the Offer, but any such transfer will not relieve the Offerors of their obligations under the Offer and will in no way prejudice the rights of persons depositing Common Shares to receive payment for Common Shares validly deposited and accepted for payment pursuant to the Offer.
      No broker, dealer or other person has been authorized to give any information or to make any representation or warranty on behalf of the Offerors or any of their affiliates in connection with the Offers other than as contained in the Offers, and, if any such information, representation or warranty is given or made, it must not be relied upon as having been authorized.

      The provisions of this Offer, and the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery accompanying this Offer collectively comprise the terms and conditions of the Offer.
      The Offerors shall determine in their reasonable discretion all questions relating to the interpretation of this Offer, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery, the validity (including time of receipt) of any acceptance of the Offer and any withdrawal of Common Shares, including, without limitation, the satisfaction or non-satisfaction of any condition, the validity, time and effect of any deposit of Common Shares or notice of withdrawal of Common Shares, and the due completion and execution of the Letter of Acceptance and Transmittal. The Offerors’ determination of such matters shall be final and binding for all purposes. The Offerors reserve the right to waive any defect in acceptance with respect to any particular Common Share or any particular Shareholder. There shall be no obligation on the Offerors, the Soliciting Dealers or the Depositary to give notice of any defects or irregularities in any acceptance or notice of withdrawal and no liability shall be incurred by any of them for failure to give any such notification.
      This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of any such jurisdiction. However, the Offerors may, in their sole discretion, take such action as they may deem necessary to extend the Offer to Shareholders in any such jurisdiction.
      This Offer, which the Offer to Purchase and Circular are incorporated into and form part of, constitutes the take-over bid circular required under Canadian provincial securities legislation with respect to the Offer. Shareholders are urged to refer to the Circular for additional information relating to the Offer.

U.S. GOLD CORPORATION	US GOLD HOLDINGS CORPORATION

(signed) Robert R. McEwen Chairman of the Board and Chief Executive Officer	(signed) Ann S. Carpenter President
US GOLD CANADIAN ACQUISITION
CORPORATION
(signed) Robert R. McEwen
Chairman of the Board
and Chief Executive Officer
DATED: May 1, 2006

CIRCULAR
      This Circular is furnished in connection with the offer dated May 1, 2006 by the Offerors to purchase all of the outstanding Common Shares, including Common Shares that may become outstanding upon the exercise of options, warrants or other rights to acquire Common Shares after the date of the Offer. Shareholders should refer to the Offer to Purchase beginning on page 26 of this Offer for details of the terms and conditions, including details as to payment and withdrawal rights.
      Appendix A (Information Concerning U.S. Gold Corporation), Appendix B (Certain Information Regarding Tonkin Springs Gold Property of U.S. Gold Corporation), Appendix C (Certain Financial Statements of U.S. Gold Corporation), Appendix D (Unaudited Financial Statements of US Gold Holdings Corporation), Appendix E (Unaudited Financial Statements of US Gold Canadian Acquisition Corporation), Appendix F (Unaudited Pro Forma Consolidated Financial Statements of U.S. Gold Corporation), Appendix G (Unaudited Pro Forma Consolidated Supplementary Financial Statements of U.S. Gold Corporation) and Appendix H (Rights, Privileges, Restrictions and Conditions Attaching to the Exchangeable Shares of US Gold Canadian Acquisition Corporation) are incorporated into and form part of this Circular. Certain capitalized words and terms used in this Circular are defined in the Definitions, which begin on page 1 of this Offer.
      The information concerning White Knight contained in this Circular, including Appendix F (Unaudited Pro Forma Consolidated Financial Statements of U.S. Gold Corporation) and Appendix G (Unaudited Pro Forma Consolidated Supplementary Financial Statements of U.S. Gold Corporation), has been taken from or is based upon publicly available documents and records of White Knight on file with securities regulatory authorities in Canada and the United States and other public sources. Although the Offerors have no reason to doubt the accuracy or completeness of White Knight’s publicly filed documents, the Offerors are not in a position to independently assess or verify the information in White Knight’s publicly filed documents, including its financial statements.

1.	The Offerors
U.S. Gold
      U.S. Gold was organized under the laws of the State of Colorado on July 24, 1979 under the name Silver State Mining Corporation. On June 21, 1988, U.S. Gold changed its name from Silver State Mining Corporation to U.S. Gold Corporation. U.S. Gold is engaged in the exploration for gold and other precious metals. It holds a 100% interest in the Tonkin Springs exploration gold property in Eureka County, Nevada, subject to paramount title in the United States. This property consists of approximately 36 square miles of unpatented lode mining claims and millsite claims located on the Battle Mountain-Eureka Trend, approximately 45 miles northwest of the town of Eureka, in north-central Nevada. Some of the claims are leased from an independent third party. U.S. Gold is presently in the exploration stage at the Tonkin Springs exploration gold property, where it has a milling facility in place and an estimate of mineralized material of 29.7 million tons with average grade of 0.043 ounces of gold per ton. U.S. Gold has not generated revenue from mining operations since 1990. U.S. Gold is planning an extensive two-year, property-wide, integrated exploration program at the Tonkin Springs exploration gold property beginning in 2006, focusing on evaluation of the structural and stratigraphic setting of the project. Its objectives are to expand the known mineralization and to discover new mineralization in areas previously untested, targeting deeper mineralization. U.S. Shareholders are cautioned that, although National Instrument 43-101 requires disclosure in Canada of measured, indicated and inferred mineral resources, the SEC does not recognize these classification categories for U.S. reporting purposes.
      Following the Reorganization, the current directors and executive officers of U.S. Gold identified in U.S. Gold’s annual report on Form 10-KSB filed with the SEC on April 7, 2004 and included in Appendix A (Information Concerning U.S. Gold Corporation), which is incorporated into and forms part of this Circular, will be the directors and executive officers of New US Gold. Information regarding the qualifications and compensation of such individuals, and the existence of certain relationships and transactions between such individuals and U.S. Gold and its subsidiaries, can be found in Appendix A.
      U.S. Gold’s principal executive offices are located at 2201 Kipling Street, Suite 100, Lakewood, Colorado, U.S.A. 80215 and its telephone number is (303) 238-1438. U.S. Gold’s website is www.usgold.com. Information contained on the website is not incorporated by reference into this Offer, and Shareholders should not consider information contained on the website as part of this Offer.

      Additional information regarding U.S. Gold’s business and operations is included in Appendix A (Information Concerning U.S. Gold Corporation), Appendix B (Certain Information Regarding Tonkin Springs Gold Property of U.S. Gold Corporation), Appendix C (Certain Financial Statements of U.S. Gold Corporation), Appendix F (Unaudited Pro Forma Consolidated Financial Statements of U.S. Gold Corporation) and Appendix G (Unaudited Pro Forma Consolidated Supplementary Financial Statements of U.S. Gold Corporation), which are incorporated into and form part of this Circular.
New US Gold and the Reorganization
      US Gold Holdings Corporation, or New US Gold, is a corporation formed under the laws of the State of Delaware and a wholly-owned subsidiary of U.S. Gold. New US Gold was formed solely for the purpose of making the Strategic Offers and effecting the Reorganization and has no significant assets or capitalization and has not engaged in any business or other activities to date. Following the Reorganization, the current directors and executive officers of U.S. Gold identified in U.S. Gold’s annual report on Form 10-KSB filed with the SEC on April 7, 2004 and included in Appendix A (Information Concerning U.S. Gold Corporation), which is incorporated into and forms part of this Circular, will be the directors and executive officers of New US Gold. New US Gold’s principal executive offices are located at 2201 Kipling Street, Suite 100, Lakewood, Colorado, U.S.A. 80215 and its telephone number is (303) 238-1438.
      Prior to the taking up of Common Shares deposited under the Offer, U.S. Gold will, subject to shareholder approval, effect the Reorganization to create a holding company structure. Upon completion of the Reorganization, U.S. Gold will be a wholly-owned subsidiary of New US Gold and the name of New US Gold will be changed to “US Gold Corporation.” All of the outstanding shares of common stock of U.S. Gold will become, without any further action on the part of holders thereof, shares of common stock of New US Gold having rights and privileges substantially the same as the existing shares of common stock of U.S. Gold. It is a condition of the Offer that the common stock of New US Gold will be approved for listing on the TSX and the AMEX. Additional information regarding New US Gold is included in Appendix D (Unaudited Financial Statements of US Gold Holdings Corporation), which is incorporated into and forms part of this Circular.
Canadian Exchange Co.
      US Gold Canadian Acquisition Corporation, or Canadian Exchange Co., is a corporation incorporated under the ABCA and a wholly-owned subsidiary of U.S. Gold. Canadian Exchange Co. was formed solely for the purpose of making the Strategic Offers and effecting the Reorganization and has no significant assets or capitalization and has not engaged in any business or other activities to date. In connection with the Strategic Offers, among other things, Canadian Exchange Co. will acquire the benefit of the Support Agreement and, to the extent the Strategic Offers are completed, will acquire common shares of White Knight, Coral Gold, Nevada Pacific and Tone Resources and incur liabilities in connection with the Strategic Offers. Canadian Exchange Co.’s registered office is located at 2900 Manulife Place, 10180-101 Street, Edmonton, Alberta, Canada T5J 3V5 and its telephone number is (780) 423-7100.
      Mr. Robert R. McEwen, Ms. Ann S. Carpenter and Mr. William F. Pass are the current directors of Canadian Exchange Co. Each of Mr. McEwen, Ms. Carpenter and Mr. Pass has served as a director of Canadian Exchange Co. since Canadian Exchange Co.’s incorporation on April 18, 2006. The term of office of each director will expire not later than the close of the next annual meeting of shareholders of Canadian Exchange Co. In addition, Mr. McEwen currently serves as the Chairman and Chief Executive Officer, Ms. Carpenter currently serves as the President, and Mr. Pass currently serves as the Vice President, Secretary and Treasurer, of Canadian Exchange Co. Additional information regarding Mr. McEwen, Ms. Carpenter and Mr. Pass is included in Appendix A (Information Concerning U.S. Gold Corporation), which is incorporated into and forms part of this Circular.
      Additional information regarding Canadian Exchange Co. is included in Appendix E (Unaudited Financial Statements of US Gold Canadian Acquisition Corporation), which is incorporated into and forms part of this Circular.
      In addition to an unlimited number of common and preferred shares, Canadian Exchange Co. is authorized to issue the Exchangeable Shares, as described in the section entitled “Exchangeable Shares — Description of Exchangeable Shares” on page 42 of this Offer, having substantially the attributes set out in Appendix H (Rights, Privileges, Restrictions and Conditions Attaching to the Exchangeable Shares of US Gold Canadian Acquisition Corporation), which is incorporated into and forms part of this Circular.

2.	White Knight
      The Offerors have not had access to the non-public books and records of White Knight, Coral Gold, Nevada Pacific and Tone Resources. As a result, all historical information regarding White Knight, Coral Gold, Nevada Pacific and Tone Resources contained herein, including all historical financial information used in the preparation of the pro forma financial information reflecting the pro forma effects of a combination of (i) U.S. Gold and White Knight, and (ii) U.S. Gold and White Knight, Coral Gold, Nevada Pacific and Tone Resources, has been derived from the publicly filed documents of White Knight, Coral Gold, Nevada Pacific and Tone Resources. Although the Offerors have no reason to doubt the accuracy or completeness of the publicly filed documents of White Knight, Coral Gold, Nevada Pacific and Tone Resources, the Offerors are not in a position to independently assess or verify the information in such publicly filed documents, including any financial statements. See the section entitled “Risk Factors — The Offerors have been unable to independently verify the reliability of information in this Offer regarding White Knight, Coral Gold, Nevada Pacific and Tone Resources” on page 24 of this Offer. In addition, all reconciliations of White Knight’s financial information, which White Knight records in accordance with Canadian GAAP, to US GAAP is based exclusively on information taken directly from White Knight’s public reports and securities filings, unless expressly noted otherwise.
      White Knight’s audited consolidated financial statements for the year ended June 30, 2005 and unaudited consolidated financial statements for the six months ended December 31, 2005 and December 31, 2004, together, in each case, with management’s discussion and analysis for such period, can be found in the current report on Form 8-K filed by U.S. Gold with the SEC on May 1, 2006. See the section entitled “Notice to Shareholders in the United States — Certain Financial Information of White Knight” on page (iii) of this Offer. An audit report was issued by White Knight’s auditors in connection with the audit of White Knight’s consolidated financial statements for the year ended June 30, 2005. The Offerors requested permission from White Knight’s auditors to include the audit report in the Form 8-K filed by U.S. Gold with the SEC on May 1, 2006. White Knight’s auditors indicated that they would consent to the inclusion of the audit report subject to the completion of certain procedures. If and when such procedures are completed and the auditors’ consent is granted, U.S. Gold will file an amended Form 8-K to include the audit report. The audit report is available in White Knight’s publicly filed documents. See the section entitled “Where You Can Find Additional Information” on page (iv) of this Offer.
      White Knight is an exploration company active in finding and generating new mineral prospects. White Knight has been exploring for Carlin-type gold deposits in Nevada since 1993. Its portfolio includes 18 properties (over 68,000 acres), 15 of which are located in the Cortez Trend. Five are joint ventures subject to earn-in agreements with the remainder 100% held by White Knight (with White Knight having a net ownership position of between 46,000 and 50,000 acres).
      White Knight was incorporated on December 18, 1986 under the Company Act (British Columbia). On March 29, 2004, the Company Act (British Columbia) was replaced by the BCBCA. White Knight completed a mandatory transition to the BCBCA on December 21, 2005. White Knight’s registered office is located at Suite 3350, 1055 Dunsmuir Street, Vancouver, British Columbia, Canada V7X 1L2 and its head office is located at 922, 510 West Hastings Street, Vancouver, British Columbia, Canada V6B 1L8. White Knight is a reporting issuer in the Provinces of British Columbia and Alberta and files its continuous disclosure documents with the securities regulatory authorities in those provinces. Such documents are available without charge at www.sedar.com.
Authorized and Outstanding Share Capital of White Knight
      White Knight is authorized to issue an unlimited number of common shares without par value. Based on information contained in White Knight’s management discussion and analysis dated February 27, 2006 for the second quarter ended December 31, 2005, there were: (i) 59,239,972 Common Shares issued and outstanding as at February 15, 2006; (ii) 5,270,000 Common Shares issuable upon exercise of outstanding options as at February 27, 2006; and (iii) 1,500,000 Common Shares issuable upon exercise of outstanding Warrants as at December 31, 2005.
      Shareholders are entitled to receive notice of and attend any meetings of Shareholders and to one vote per Common Share at all such meetings. Shareholders are entitled to receive such dividends as White Knight’s board of directors may declare from time to time, according to the number of shares held and subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of White Knight.

Price Range and Trading Volume of the Common Shares
      The following table sets forth, for the periods indicated, the reported high and low sale prices and the aggregate volume of trading of the Common Shares on the TSX-V:

Period	High	Low	Volume

	(Cdn$)	(Cdn$)
2005
January	0.83	0.65	1,491,938
February	0.78	0.60	1,521,150
March	0.93	0.67	1,386,683
April	0.73	0.57	693,994
May	0.68	0.55	128,506
June	0.92	0.60	960,001
July	1.14	0.85	9,421,613
August	1.80	1.26	7,285,067
September	1.80	1.33	2,931,114
October	1.62	1.31	3,594,704
November	2.10	1.45	3,989,138
December	1.95	1.58	2,025,977
2006
January	2.13	1.70	3,461,395
February	1.79	1.40	3,654,899
March	2.39	1.65	9,299,027
April	2.80	2.07	6,362,824

Source: TSX Inc.
     The following table sets forth the closing price of the Common Shares as reported on the TSX-V on: (i) March 3, 2006, the last trading day preceding the initial public announcement of U.S. Gold’s proposed business combination with White Knight; (ii) March 6, 2006, the first trading day following the initial public announcement of U.S. Gold’s proposed business combination with White Knight; and (iii) April 28, 2006, the most recent trading day practicable before the filing of this Offer.

	TSX-V

	March 3,		March 6,		April 28,
Issuer	2006		2006		2006

White Knight	Cdn$	1.79	Cdn$	2.13	Cdn$	2.78
      The weighted average closing price of the Common Shares on the TSX-V for the 60 trading days ended on March 3, 2006 was Cdn$1.73.
Dividends and Dividend Policy
      Based on publicly-available information, White Knight has never declared any dividends on the Common Shares. Further, White Knight has not publicly stated that it has the intention to pay dividends in the future.
Previous Purchases and Sales
      Based on publicly-available information, no securities of White Knight, excluding securities purchased or sold pursuant to the exercise of employee stock options, warrants and conversion rights, have been purchased or sold by White Knight during the 12 months preceding the date of the Offer, except for the following:

Number of
		Securities	Purchase or	Aggregate
		Purchased	Sale Price	Gross
Date	Description of Purchase or Sale	or Sold	per Security	Proceeds

			(Cdn$)	(Cdn$)
January 2006	Mineral property interests	40,000	Unknown	Unknown

Previous Distributions
      Based on publicly-available information, no distributions of Common Shares were effected during the five years preceding the date of the Offer, except for the following:

		Number of		Distribution
		Common		Price per	Aggregate
		Shares		Common	Gross
Date	Description of Distribution	Distributed		Share	Proceeds

				(Cdn$)	(Cdn$)
April 9, 2002	Common Shares issued pursuant to a Mining Lease Agreement on the Hunter mineral property	20,000		0.20	4,000
May 23, 2002	Exercise of stock option	300,000		0.10	30,000
June 27, 2002	Private placement of units(1)	1,764,706	(6)	0.17	300,000
June 27, 2002	Payment in units(1) of finder’s fee regarding private placement of units	176,470	(6)	0.00	0
January 1, 2003	Exercise of stock option	25,000		0.10	2,500
January 8, 2003	Exercise of stock option	312,500		0.10	31,250
January 29, 2003	Issued for Mineral Property	20,000		0.20	4,000
January 29, 2003	Issued for Mineral Property	20,000		0.20	4,000
September 26, 2003	Exercise of stock option	1,652,500		0.10	165,250
September 26, 2003	Exercise of stock option	422,000		0.23	97,060
October 9, 2003	Exercise of warrant	13,158		0.44	5,790
October 10, 2003	Exercise of warrant	10,793		0.44	4,749
October 21, 2003	Exercise of warrant	164,180		0.44	72,239
October 27, 2003	Exercise of warrant	127,685		0.44	56,181
October 28, 2003	Private placement of units(2)	2,500,000	(6)	0.40	1,000,000
October 28, 2003	Payment in units(2) of finder’s fee regarding private placement of units	125,000	(6)	0.00	0
October 29, 2003	Exercise of warrant	421,053		0.44	185,263
October 30, 2003	Exercise of warrant	315,210		0.44	138,692
November 4, 2003	Exercise of warrant	228,132		0.44	100,378
November 5, 2003	Exercise of warrant	26,315		0.44	11,579
November 5, 2003	Exercise of warrant	100,000		0.25	25,000
November 6, 2003	Exercise of warrant	100,000		0.44	44,000
November 7, 2003	Exercise of warrant	159,605		0.44	70,226
November 10, 2003	Exercise of warrant	200,000		0.44	88,000
November 13, 2003	Exercise of warrant	657,895		0.44	289,474
November 17, 2003	Exercise of warrant	200,000		0.44	88,000
November 18, 2003	Exercise of warrant	1,084,106		0.44	477,007
January 8, 2004	Exercise of warrant	1,429,411		0.25	357,353
January 15, 2004	Issued for mineral properties	40,000		0.20	8,000
January 29, 2004	Private placement of units(3)	7,764,704	(6)	0.85	6,600,000
February 29, 2004	Exercise of stock option	50,000		0.10	5,000
June 2004	Private placement of units(4)	2,222,222	(6)	0.90	2,000,000
During fiscal year ended June 30, 2004	Exercise of stock options	10,000		Unknown	Unknown
During fiscal year ended June 30, 2004	Exercise of warrants	846,765		Unknown	Unknown
December 20, 2004	Private placement of units(5)	1,500,000	(6)	1.58	2,370,000
June 30, 2004 to
August 3, 2004	Exercise of warrants	2,090,000		0.60	1,254,000
June 30, 2004 to December 31, 2004	Exercise of warrants	200,000		0.60	120,000

		Number of	Distribution
		Common	Price per		Aggregate
		Shares	Common		Gross
Date	Description of Distribution	Distributed	Share		Proceeds

			(Cdn$)		(Cdn$)
January 1, 2005 to March 31, 2005	Mineral property interests	40,000	0.71		28,400
June 30, 2004 to June 30, 2005	Exercise of stock options	230,000	0.30	(7)	120,125
June 30, 2005 to September 30, 2005	Exercise of warrants	4,940,586	1.25		6,175,732
June 30, 2005 to December 31, 2005	Exercise of stock options	165,000	0.59	(7)	169,584
January 2006	Mineral property interests	40,000	Unknown		Unknown

Notes:

(1)	Each unit consists of one Common Share and one warrant entitling the holder to purchase one Common Share at a price of Cdn$0.25 on or before June 27, 2002.

(2)	Each unit consists of one Common Share and one warrant entitling the holder to purchase one Common Share at a price of Cdn$0.60 on or before October 24, 2005.

(3)	Each unit consists of one Common Share and one warrant entitling the holder to purchase one Common Share at a price of Cdn$1.25 for 18 months.

(4)	Each unit consists of one Common Share and one warrant entitling the holder to purchase one Common Share at a price of Cdn$1.25 for one year.

(5)	Each unit consists of one Common Share and one warrant entitling the holder to purchase one Common Share at a price of Cdn$2.50 for one year.

(6)	Does not include the Common Shares issuable upon exercise of the warrants.

(7)	Weighted average.

3.	Exchangeable Shares
Description of Exchangeable Shares
      The Exchangeable Shares are included in the Offer to enable certain Shareholders, by virtue of the redemption and exchange rights attaching to the Exchangeable Shares and the provisions of the Voting and Exchange Trust Agreement and the Support Agreement, to acquire a security of a Canadian issuer having economic and voting rights that are, as nearly as practicable, equivalent to those of a share of common stock of New US Gold. The Exchangeable Shares may permit Shareholders to take advantage of a full or partial tax deferral (rollover) available under the Tax Act. See the section entitled “Material Canadian Federal Income Tax Considerations” on page 59 of this Offer. For this reason, Shareholders resident in Canada for tax purposes may want to elect to receive Exchangeable Shares rather than shares of common stock of New US Gold. See the section entitled “The Offer” on page 26 of this Offer. The retraction and redemption rights of holders are subject to certain overriding Call Rights (hereinafter defined as the Liquidation Call Rights, Redemption Call Rights and Retraction Call Rights) in the Share Provisions.
      Shareholders should be aware that, it is the Offerors’ intention that pursuant to the other Strategic Offers, shareholders of Coral Gold, Nevada Pacific and Tone Resources may also elect to receive Exchangeable Shares in exchange for their shares in such companies.
      Risks of holding Exchangeable Shares include the possibility that there will be a limited or no active trading market for the shares and that the market prices at which Exchangeable Shares and shares of common stock of New US Gold may be different due to exchange rates, trading volumes and liquidity, and differences between the exchanges and markets in which they are traded. See the section entitled “Risk Factors — Market for Exchangeable Shares may not appear” on page 23 of this Offer. Moreover, if the Call Rights are not exercised on redemption or retraction of the Exchangeable Shares, a holder of Exchangeable Shares may realize a dividend for Canadian tax purposes that may exceed the holder’s economic gain. Different Canadian federal income tax consequences to a holder of Exchangeable Shares will arise depending upon whether the Call Rights are exercised or whether the relevant Exchangeable Shares are redeemed by Canadian Exchange Co. pursuant to the Share Provisions in the absence of the exercise of the Call Rights. See the section entitled “Material Canadian Federal Income Tax Considerations” on page 59 of this Offer.
      The following is a summary description of the material provisions of the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares and is qualified in its entirety by reference to the full text of the Share Provisions included in Appendix H (Rights, Privileges, Restrictions and Conditions Attaching to the Exchangeable Shares of US Gold Canadian Acquisition Corporation), which is incorporated into and forms part of this Circular. Capitalized terms used in this section 3 entitled “Exchangeable Shares” and not otherwise defined have the meaning attributed to them in the Share Provisions.
Retraction of Exchangeable Shares by Holders
      Subject to the Retraction Call right described below, holders of Exchangeable Shares will be entitled at any time to retract (i.e., to require Canadian Exchange Co. to redeem) any or all Exchangeable Shares held by them and to receive the Retraction Price per Exchangeable Share to be satisfied by issuance of one share of common stock of New US Gold, plus the Dividend Amount equivalent to the full amount of all declared and unpaid dividends, if any, on the Exchangeable Shares and all dividends and distributions declared on a share of common stock of New US Gold that have not yet been declared on the Exchangeable Shares. Holders of Exchangeable Shares may effect such retraction by presenting to Canadian Exchange Co. or its Transfer Agent the certificate(s) representing the Exchangeable Shares the holder desires to have Canadian Exchange Co. redeem, together with such other documents and instruments as may be required under the ABCA or the by-laws of Canadian Exchange Co. or by its Transfer Agent, and a duly executed Retraction Request specifying that the holder desires to have all or any number specified therein of the Retracted Shares redeemed by Canadian Exchange Co.
      Upon receipt by Canadian Exchange Co. of a Retraction Request, Canadian Exchange Co. will promptly notify New US Gold and Alberta ULC of the Retraction Request. If New US Gold or Alberta ULC exercises the Retraction Call Right and provided that the Retraction Request is not revoked by the holder in the manner described below, Canadian Exchange Co. will not redeem the Retracted Shares and New US Gold or Alberta ULC, as the case may be, will purchase from such holder and such holder will sell to New US Gold or Alberta ULC, as the case may be, on the Retraction Date the Retracted Shares for the Retraction Price. See the section entitled “— Call Rights” on page 44 of this Offer. In the event that New US Gold or Alberta ULC does not exercise the Retraction Call Right, and provided that the Retraction Request is not revoked by the holder in the manner described below, Canadian Exchange Co. will redeem the Retracted Shares on the Retraction Date for the Retraction Price.
      A holder of Retracted Shares may, by notice in writing given by the holder to Canadian Exchange Co. before the close of business on the Business Day immediately preceding the Retraction Date, withdraw its Retraction Request, in which event such Retraction Request will be null and void and the revocable offer constituted by the Retraction Request to sell the Retracted Shares to New US Gold or Alberta ULC will be deemed to have been revoked.
      If, as a result of solvency provisions of applicable law, Canadian Exchange Co. is not permitted to redeem all Exchangeable Shares tendered by a retracting holder, Canadian Exchange Co. will redeem only those Exchangeable Shares tendered by the holder as would not be contrary to such provisions of applicable law. The holder of any Exchangeable Shares not redeemed by Canadian Exchange Co. will be deemed to have required New US Gold or Alberta ULC to purchase such unretracted Exchangeable Shares in exchange for shares of common stock of New US Gold on the Retraction Date pursuant to the optional exchange right described below. See the section entitled “— Voting and Exchange Trust Agreement — Optional Exchange Upon Canadian Exchange Co. Insolvency Event” on page 48 of this Offer.
Distribution on Liquidation
      In the event of the liquidation, dissolution or winding up of Canadian Exchange Co. or any other distribution of the assets of Canadian Exchange Co. among its shareholders for the purpose of winding up its affairs, subject to the exercise by New US Gold or Alberta ULC of the Liquidation Call Right, a holder of Exchangeable Shares shall be entitled, subject to applicable law, to receive from the assets of Canadian Exchange Co. in respect of each Exchangeable Share held by such holder on the date of liquidation, before any distribution of any part of the assets of Canadian Exchange Co. among the holders of the common shares or any other shares of Canadian Exchange Co.

ranking junior to the Exchangeable Shares, the Liquidation Amount, being an amount to be satisfied by issuance of one share of common stock of New US Gold, plus the Dividend Amount, if any.
Automatic Exchange Upon Liquidation of New US Gold
      Pursuant to the Voting and Trust Agreement, in the event of the liquidation of New US Gold, New US Gold or Alberta ULC will purchase all of the Exchangeable Shares from the holders thereof on the fifth business day prior to the effective date of such liquidation. The purchase price payable for each Exchangeable Share purchased pursuant to the liquidation of New US Gold will be satisfied by the issuance of one share of common stock of New US Gold plus the Dividend Amount, if any.
Redemption of Exchangeable Shares by Canadian Exchange Co.
      The Redemption Date will be the earlier of: (i) the seventh anniversary of the date on which Exchangeable Shares are first issued; and (ii) any date established by the board of directors of Canadian Exchange Co. for the redemption of Exchangeable Shares on which there are outstanding fewer than that number of Exchangeable Shares equal to 10% of the total number of Exchangeable Shares issued in connection with the Strategic Offers (other than Exchangeable Shares held by New US Gold or its Subsidiaries and subject to necessary adjustments to such number of shares to reflect permitted changes to Exchangeable Shares).
      Notice of the Redemption Date will be sent to New US Gold and Alberta ULC at the same time as it is sent to the holders of Exchangeable Shares and, notwithstanding any proposed redemption of the Exchangeable Shares, each of New US Gold and Alberta ULC will have a Redemption Call Right to purchase all, but not less than all, of the outstanding Exchangeable Shares on the Redemption Date by delivery of the Redemption Price to each holder thereof. See the section entitled “ — Call Rights” below.
      Unless the relevant Canadian tax legislation is amended, any Canadian tax deferral obtained by a Shareholder who receives Exchangeable Shares under the Offer will end on the exchange or redemption of Exchangeable Shares for shares of common stock of New US Gold. Moreover, if the Call Rights are not exercised upon a redemption (including a retraction) of the Exchangeable Shares by Canadian Exchange Co., a holder of Exchangeable Shares may realize a dividend for Canadian tax purposes that may exceed the holder’s economic gain. Different Canadian federal income tax consequences to a holder of Exchangeable Shares will arise depending upon whether the Call Rights are exercised or whether the relevant Exchangeable Shares are redeemed by Canadian Exchange Co. pursuant to the Share Provisions in the absence of the exercise of the Call Rights. See the sections entitled “Risk Factors” and “Material Canadian Federal Income Tax Considerations” on pages 23 and 59, respectively, of this Offer.
      Subject to applicable law, and provided that New US Gold and Alberta ULC have not exercised the Redemption Call Right, on the Redemption Date, Canadian Exchange Co. will, upon at least 60 days prior notice to the holders of the Exchangeable Shares, redeem the whole of the then outstanding Exchangeable Shares by delivery of the Redemption Price per Exchangeable Share, to be satisfied by the issuance of one share of common stock of New US Gold, plus the Dividend Amount, if any.
Call Rights
      The following description of the Call Rights is qualified in its entirety by reference to the full text of the Share Provisions.
      In the circumstances described below, New US Gold and Alberta ULC will have certain overriding rights to acquire Exchangeable Shares from holders thereof. Different Canadian federal income tax consequences to a holder of Exchangeable Shares will arise depending upon whether the Call Rights are exercised or whether the relevant Exchangeable Shares are redeemed by Canadian Exchange Co. pursuant to the Share Provisions in the absence of the exercise of the Call Rights. See the section entitled “Material Canadian Federal Income Tax Considerations” on page 59 of this Offer.
      Retraction Call Right
      Pursuant to the Share Provisions, a holder requesting Canadian Exchange Co. to redeem the Exchangeable Shares will be deemed to offer such shares to New US Gold and Alberta ULC and, subject to Alberta ULC only being entitled to exercise its Retraction Call Right with respect to those holders of Exchangeable Shares, if any, in respect of which New US Gold has not exercised its Retraction Call Right, New US Gold and Alberta ULC will each have an overriding Retraction Call Right to acquire all but not less than all of the Exchangeable Shares that the holder has requested Canadian Exchange Co. to redeem for an amount equal to the Retraction Call Purchase Price, to be satisfied by the issuance of one share of common stock of New US Gold plus the Dividend Amount, if any, on the last Business Day prior to the Retraction Date.
      At the time of a Retraction Request by a holder of Exchangeable Shares, Canadian Exchange Co. will promptly notify New US Gold and Alberta ULC and the exercising party must then advise Canadian Exchange Co. within five Business Days of its determination to exercise the Retraction Call Right. If New US Gold or Alberta ULC does not advise Canadian Exchange Co. within such five-Business Day period, Canadian Exchange Co. will notify the holder as soon as possible thereafter that neither will exercise the Retraction Call Right. If the holder does not revoke his or her Retraction Request, on the Retraction Date the Exchangeable Shares that the holder has requested Canadian Exchange Co. to redeem will be acquired by New US Gold or Alberta ULC (assuming either New US Gold or Alberta ULC exercises its Retraction Call Right) or redeemed by Canadian Exchange Co., as the case may be, in each case for the Retraction Call Purchase Price on the last Business Day prior to the Retraction Date.
      Liquidation Call Right
      Pursuant to the Share Provisions, and subject to Alberta ULC only being entitled to exercise its Liquidation Call Right with respect to those holders of Exchangeable Shares, if any, in respect of which New US Gold has not exercised its Liquidation Call Right, each of New US Gold and Alberta ULC have an overriding Liquidation Call Right, in the event of and notwithstanding the proposed liquidation, dissolution or winding up of Canadian Exchange Co., to acquire all but not less than all of the Exchangeable Shares then outstanding for an amount equal to the Liquidation Call Exercise Price, to be satisfied by the issuance of one share of common stock of New US Gold plus the Dividend Amount, if any, on the last Business Day prior to the Liquidation Date and, upon the exercise by New US Gold or Alberta ULC of the Liquidation Call Right, the holders thereof will be obligated to transfer such shares to New US Gold or Alberta ULC. The acquisition by New US Gold or Alberta ULC of all of the outstanding Exchangeable Shares upon the exercise of the Liquidation Call Right will occur on the effective date of the voluntary or involuntary liquidation, dissolution or winding up of Canadian Exchange Co.
      To exercise the Liquidation Call Right, New US Gold or Alberta ULC must notify Canadian Exchange Co.’s Transfer Agent in writing, as agent for the holders of Exchangeable Shares, and Canadian Exchange Co. of US Gold’s or Alberta ULC’s intention to exercise such right at least 55 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding up of Canadian Exchange Co. and at least five Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding up of Canadian Exchange Co. Such Transfer Agent will notify the holders of Exchangeable Shares as to whether or not New US Gold or Alberta ULC has exercised the Liquidation Call Right forthwith after the expiry of the date by which the same may be exercised by New US Gold or Alberta ULC. If New US Gold or Alberta ULC exercises the Liquidation Call Right on the Liquidation Date, New US Gold or Alberta ULC will purchase and the holders will sell all of the Exchangeable Shares for an amount equal to the Liquidation Call Exercise Price applicable on the last Business Day prior to the Liquidation Date.
          Redemption Call Right
      Pursuant to the Share Provisions, and subject to Alberta ULC only being entitled to exercise its Redemption Call Right with respect to those holders of Exchangeable Shares, if any, in respect of which New US Gold has not exercised its Redemption Call Right, each of New US Gold and Alberta ULC have an overriding Redemption Call Right, notwithstanding the proposed automatic redemption of the Exchangeable Shares by Canadian Exchange Co. pursuant to the Share Provisions, to acquire on the Redemption Date all but not less than all of the Exchangeable Shares then outstanding for an amount equal to the Redemption Call Purchase Price, to be satisfied by the issuance of one share of common stock of New US Gold plus the Dividend Amount, if any, on the last Business Day prior to the Redemption Date and, upon the exercise by New US Gold or Alberta ULC of the Redemption Call Right, the holders thereof will be obligated to transfer such shares to New US Gold or Alberta ULC, as the case may be.
      To exercise the Redemption Call Right, New US Gold or Alberta ULC must notify Canadian Exchange Co.’s Transfer Agent in writing, as agent for the holders of Exchangeable Shares, and Canadian Exchange Co. of US Gold’s or Alberta ULC’s intention to exercise such right at least 30 days before the Redemption Date. Such Transfer Agent will notify the holders of Exchangeable Shares as to whether or not New US Gold or Alberta ULC has exercised the Redemption Call Right forthwith after the date by which the same may be exercised by New US Gold or Alberta ULC. If New US Gold or Alberta ULC exercises the Redemption Call Right on the Redemption Date, New US Gold or Alberta ULC will purchase and the holders will sell all of the Exchangeable Shares for an amount equal to the Redemption Call Purchase Price applicable on the last Business Day prior to the Redemption Date.
          Effect of Call Rights Exercise
      If New US Gold or Alberta ULC exercises one or more of its Call Rights, shares of common stock of New US Gold will be directly issued to holders of Exchangeable Shares and New US Gold or Alberta ULC, as the case may be, will become the holder of such Exchangeable Shares. New US Gold or Alberta ULC will not be entitled to exercise any voting rights attached to the Exchangeable Shares it acquires. If New US Gold or Alberta ULC declines to exercise its Call Rights when applicable, New US Gold will be required, pursuant to the Support Agreement, to issue shares of common stock of New US Gold to the holders of Exchangeable Shares. The Canadian tax consequences resulting from the exercise by New US Gold or Alberta ULC, as the case may be, of one or more of the Call Rights are discussed in the section entitled “Material Canadian Federal Income Tax Considerations” on page 59 of this Offer.
Voting Rights
      Pursuant to the Voting and Exchange Trust Agreement, holders of Exchangeable Shares will be entitled to receive notice of and attend any meeting of the stockholders of New US Gold and to vote at any such meeting. See the section entitled “— Voting and Exchange Trust Agreement — Voting Rights in New US Gold” on page 47 of this Offer.
      Except as required by applicable law, or as provided in the rights, privileges, restrictions and conditions of the Exchangeable Shares, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of Canadian Exchange Co. or to vote at any such meeting.
Ranking
      Holders of Exchangeable Shares will be entitled to a preference over holders of common shares of Canadian Exchange Co. and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding up of Canadian Exchange Co., whether voluntary or involuntary, or any other distribution of the assets of Canadian Exchange Co. among its shareholders for the purpose of winding up its affairs.
Dividends
      Holders of Exchangeable Shares will be entitled to receive dividends equivalent to dividends, if any, paid from time to time by New US Gold on shares of common stock of New US Gold. The declaration date, record date and payment date for dividends on the Exchangeable Shares will be the same as that for any corresponding dividends on shares of common stock of New US Gold.
Certain Restrictions
      Except with the approval of the holders of the Exchangeable Shares, Canadian Exchange Co. will not be permitted to:

•	pay any dividends on the common shares or any other shares of Canadian Exchange Co. ranking junior to the Exchangeable Shares, other than stock dividends payable in common shares or any such other shares of Canadian Exchange Co. ranking junior to the Exchangeable Shares, as the case may be;

•	redeem or purchase or make any capital distribution in respect of common shares or any other shares of Canadian Exchange Co. ranking junior to the Exchangeable Shares;

•	redeem or purchase any other shares of Canadian Exchange Co. ranking equally with the Exchangeable Shares with respect to the payment of dividends or the distribution of assets in the event of the liquidation, dissolution or winding up of Canadian Exchange Co., whether voluntary or involuntary, or any other distribution of the assets of Canadian Exchange Co. among its shareholders for the purpose of winding up its affairs; or

•	issue any shares other than Exchangeable Shares and common shares in the capital of Canadian Exchange Co. and any other shares not ranking superior to the Exchangeable Shares, unless, in the case of the first three bullet points above, all dividends on the outstanding Exchangeable Shares corresponding to dividends declared and paid to date on the shares of common stock of New US Gold have been declared and paid on the Exchangeable Shares.
Amendment and Approval
      Any approval required to be given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares in accordance with applicable law shall be deemed to have been sufficiently given if it has been given in accordance with applicable law, subject to a minimum requirement that such approval be evidenced by a resolution passed by not less than 66 2/3 % of the votes cast on such resolution at a meeting of holders of Exchangeable Shares duly called and held, excluding Exchangeable Shares beneficially owned by New US Gold or any of its Subsidiaries.
Voting and Exchange Trust Agreement
      The following is a summary description of the material provisions of the Voting and Exchange Trust Agreement and is qualified in its entirety by reference to the full text of the Voting and Exchange Trust Agreement.
      The purpose of the Voting and Exchange Trust Agreement will be to create a trust for the benefit of the registered holders from time to time of Exchangeable Shares (other than New US Gold and its Subsidiaries). The Voting and Exchange Trustee will hold the one issued and outstanding share of special voting stock of New US Gold in order to enable the Voting and Exchange Trustee to exercise the voting rights attached thereto and will hold exchange rights in order to enable the Voting and Exchange Trustee to exercise such rights, in each case as trustee for and on behalf of such registered holders.
Voting Rights in New US Gold
      Pursuant to the Voting and Exchange Trust Agreement, New US Gold will issue to the Voting and Exchange Trustee one share of special voting stock of New US Gold to be held of record by the Voting and Exchange Trustee as trustee for and on behalf of, and for the use and benefit of, the registered holders from time to time of Exchangeable Shares (other than Subsidiaries of New US Gold) and in accordance with the provisions of the Voting and Exchange Trust Agreement. During the term of the Voting and Exchange Trust Agreement, and pursuant to the terms of the Support Agreement, New US Gold will not be permitted to issue any additional shares of special voting stock of New US Gold without the consent of the holders of Exchangeable Shares.
      Under the Voting and Exchange Trust Agreement, the Voting and Exchange Trustee will be entitled to all of the voting rights, including the right to vote in person or by proxy, attaching to the one share of special voting stock of New US Gold on all matters that may properly come before the shareholders of New US Gold at a meeting of shareholders. The share of special voting stock of New US Gold will have that number of votes, which may be cast by the Voting and Exchange Trustee at any meeting at which New US Gold shareholders are entitled to vote, equal to the number of outstanding Exchangeable Shares (other than shares held by New US Gold or its Subsidiaries).
      Each holder of an Exchangeable Share (other than New US Gold or its Subsidiaries) on the record date for any meeting at which New US Gold shareholders are entitled to vote will be entitled to instruct the Voting and Exchange Trustee to exercise one of the votes attached to the share of special voting stock of New US Gold for such Exchangeable Share. The Voting and Exchange Trustee will exercise each vote attached to the share of special voting stock of New US Gold only as directed by the relevant holder and, in the absence of instructions from a holder as to voting, the Voting and Exchange Trustee will not have voting rights with respect to such Exchangeable Share. A holder may, upon instructing the Voting and Exchange Trustee, obtain a proxy from the Voting and Exchange Trustee entitling the holder to vote directly at the relevant meeting the votes attached to the share of special voting stock of New US Gold to which the holder is entitled.
      The Voting and Exchange Trustee will send to the holders of the Exchangeable Shares the notice of each meeting at which the New US Gold shareholders are entitled to vote, together with the related meeting materials and a statement as to the manner in which the holder may instruct the Voting and Exchange Trustee to exercise the votes attaching to the share of special voting stock of New US Gold, at the same time as New US Gold sends such notice and materials to the New US Gold shareholders. The Voting and Exchange Trustee will also send to the holders of Exchangeable Shares copies of all information statements, interim and annual financial statements, reports and other materials sent by New US Gold to the New US Gold shareholders at the same time as such materials are sent to the New US Gold shareholders. New US Gold will endeavour to obtain copies of materials sent by third parties to New US Gold shareholders generally, including dissident proxy circulars and tender and exchange offer circulars, as soon as possible after such materials are first sent to New US Gold shareholders and to deliver such materials to the Voting and Exchange Trustee, which will send such materials to holders of Exchangeable Shares.
      All rights of a holder of Exchangeable Shares to exercise votes attached to the share of special voting stock of New US Gold will cease upon the exchange of such holder’s Exchangeable Shares for shares of common stock of New US Gold.
Optional Exchange Upon Canadian Exchange Co. Insolvency Event
      New US Gold and Alberta ULC will agree in the Voting and Exchange Trust Agreement that, upon the occurrence of the insolvency of Canadian Exchange Co., a holder of Exchangeable Shares will be entitled to instruct the Voting and Exchange Trustee to exercise an exchange right with respect to any or all of the Exchangeable Shares held by such holder, thereby requiring New US Gold or Alberta ULC to purchase such Exchangeable Shares from the holder. The purchase price payable for each Exchangeable Share purchased pursuant to such event of insolvency of Canadian Exchange Co. will be satisfied by the issuance of one share of common stock of New US Gold plus an additional amount equivalent to the full amount of all declared and unpaid dividends, if any, on the Exchangeable Share and all dividends and distributions declared on a share of common stock of New US Gold that have not yet been declared on the Exchangeable Shares.
      As soon as practicable following the occurrence of such an event of insolvency of Canadian Exchange Co. or any event that may, with the passage of time or the giving of notice or both, become an event of insolvency of Canadian Exchange Co., Canadian Exchange Co. and New US Gold will give written notice thereof to the Voting and Exchange Trustee. As soon as practicable after receiving such notice, or upon the Trustee becoming aware of the insolvency of Canadian Exchange Co., the Voting and Exchange Trustee will give notice to each holder of Exchangeable Shares of such event or potential event and will advise the holder of its rights with respect to the exchange right.
      If, as a result of solvency provisions of applicable law, Canadian Exchange Co. is unable to redeem all of a holder’s Exchangeable Shares which such holder is entitled to have redeemed in accordance with the Share Provisions, the holder will be deemed to have exercised the optional exchange right with respect to the unredeemed Exchangeable Shares and New US Gold or Alberta ULC will be required to purchase such shares from the holder in the manner set forth above.
Automatic Exchange Right Upon New US Gold Liquidation Event
      New US Gold will agree in the Voting and Exchange Trust Agreement that it will notify the Voting and Exchange Trustee, upon the occurrence of either (a) a determination by the board of directors of New US Gold to institute voluntary liquidation, dissolution or winding up proceedings with respect to New US Gold or to affect any other distribution of assets of New US Gold among its shareholders for the purpose of winding up its affairs, or (b) the earlier of (i) receipt by New US Gold of notice of, and (ii) New US Gold otherwise becoming aware of any threatened or instituted claim, suit petition or other proceeding with respect to involuntary liquidation, dissolution or winding up of New US Gold or to effect any other distribution of assets of New US Gold among its shareholders for the purpose of winding up its affairs.
      Immediately following receipt by the Voting and Exchange Trustee of notice of such an event or potential event of insolvency, the Voting and Exchange Trustee will give notice to each holder of Exchangeable Shares of such event or potential event and will advise the holder of its rights with respect to the automatic exchange right.
      On the fifth Business Day prior to the effective date of such event of insolvency, New US Gold will automatically exchange all of the then outstanding Exchangeable Shares (other than Exchangeable Shares held by it or its Subsidiaries) for a purchase price per Exchangeable Share of one share of common stock of New US Gold plus an additional amount equivalent to the full amount of all declared and unpaid dividends, if any, on the Exchangeable Shares and all dividends and distributions declared on a share of common stock of New US Gold that have not yet been declared on the Exchangeable Shares.
Support Agreement
      The following is a summary description of the material provisions of the Support Agreement and is qualified in its entirety by reference to the full text of the Support Agreement.
      Pursuant to the Support Agreement, New US Gold will covenant that, so long as Exchangeable Shares not owned by New US Gold or its Subsidiaries are outstanding, New US Gold will, among other things: (a) not declare or pay any dividend on the shares of common stock of New US Gold unless (i) on the same day Canadian Exchange Co. declares or pays, as the case may be, an equivalent dividend on the Exchangeable Shares and (ii) Canadian Exchange Co. has sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of an equivalent dividend on the Exchangeable Shares; (b) advise Canadian Exchange Co. in advance of the declaration of any dividend on the shares of common stock of New US Gold and take other actions reasonably necessary to ensure that the declaration date, record date and payment date for dividends on the Exchangeable Shares are the same as those for any corresponding dividends on the shares of common stock of New US Gold; (c) ensure that the record date for any dividend declared on the shares of common stock of New US Gold is not less than ten days after the declaration date of such dividend; and (d) take all actions and do all things reasonably necessary or desirable to enable and permit Canadian Exchange Co., in accordance with applicable law, to pay the liquidation amount, the retraction price or the redemption price to the holders of the Exchangeable Shares in the event of a liquidation, dissolution or winding up of Canadian Exchange Co., a retraction request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Canadian Exchange Co., as the case may be.
      The Support Agreement will also provide that, without the prior approval of Canadian Exchange Co. and the holders of Exchangeable Shares, New US Gold will not distribute additional shares of common stock of New US Gold or rights to subscribe therefor or other property or assets to all or substantially all holders of shares of common stock of New US Gold, nor change any of the rights, privileges or other terms of the common stock of New US Gold, unless the same or an equivalent distribution on, or change to, the Exchangeable Shares (or in the rights of the holders thereof) is made simultaneously. In the event of any proposed tender offer, share exchange offer, issuer bid, take-over bid or similar transaction affecting the common stock of New US Gold, New US Gold will use reasonable efforts to take all actions necessary or desirable to enable holders of Exchangeable Shares to participate in such transaction to the same extent and on an economically equivalent basis as the holders of common stock of New US Gold.
      The Support Agreement will also provide that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than New US Gold or any of its Subsidiaries, New US Gold will, unless approval to do otherwise is obtained from the holders of the Exchangeable Shares, remain the direct or indirect beneficial owner of all issued and outstanding voting shares of Canadian Exchange Co. and Alberta ULC.
      With the exception of changes for the purpose of: (i) adding to the covenants of any or all of the parties; (ii) evidencing successors of New US Gold; (iii) making certain necessary amendments or; (iv) curing ambiguities or clerical errors (provided, in each case, that the board of directors of each of New US Gold, Canadian Exchange Co. and Alberta ULC are of the opinion that such amendments are not prejudicial to the interests of the holders of the Exchangeable Shares), the Support Agreement may not be amended without the approval of the holders of the Exchangeable Shares.
      Under the Support Agreement, each of New US Gold and Alberta ULC will not exercise, and will prevent their affiliates from exercising, any voting rights attached to the Exchangeable Shares owned by New US Gold or Alberta ULC or their affiliates on any matter considered at meetings of holders of Exchangeable Shares (including any approval sought from such holders in respect of matters arising under the Support Agreement).

4.	Background to the Offer
      On June 28, 2005, Mr. Robert R. McEwen, prior to the time he became the Chairman and Chief Executive Officer of U.S. Gold, purchased 5,681,705 Common Shares representing a 10.5% ownership in White Knight. Mr. McEwen purchased such Common Shares in a private purchase from Goldcorp Inc. for an average purchase price of Cdn$0.81.
      On July 5, 2005, Mr. McEwen purchased 2,270,700 Common Shares representing a 4.2% ownership in White Knight. Following such purchase, Mr. McEwen held 7,952,427 Common Shares (or 14.7% of the outstanding Common Shares). Mr. McEwen purchased such Common Shares on the TSX-V for an average purchase price of Cdn$0.91 per Common Share.
      In July 2005, Mr. McEwen was given a tour of certain of the White Knight properties in Nevada by Mr. John M. Leask, the Chairman of White Knight, Mr. Gordon P. Leask, a director of White Knight, and certain members of White Knight management. During this tour, Mr. McEwen engaged in preliminary discussions with Messrs. Leask and Leask about the concept of consolidating properties along the Cortez Trend in Nevada.
      On July 22, 2005, Mr. McEwen purchased 1,600,000 Common Shares representing a 2.9% ownership in White Knight. Following such purchase, Mr. McEwen held 9,552,427 common shares of White Knight (or 17.1% of the outstanding Common Shares). Mr. McEwen purchased such Common Shares on the TSX-V for an average purchase price of Cdn$1.26 per Common Share.
      On August 11, 2005, Mr. McEwen, Mr. Ian Ball, an employee of U.S. Gold, and Mr. Stefan Spears, a consultant to U.S. Gold, met with Messrs. Leask and Leask and Mr. Brian Edgar, a director of White Knight, at U.S. Gold’s office in Toronto, Ontario. On November 16, 2005, Messrs. McEwen and Ball met with Mr. John M. Leask and Mr. William Rand, an advisor to White Knight and partner of Mr. Edgar, in Vancouver, British Columbia. In addition, during the summer and fall of 2005, Mr. McEwen and the representatives of White Knight engaged in a few telephone conversations. During these meetings and telephone conversations, the representatives of each company engaged in further preliminary discussions regarding the concept of consolidating properties along the Cortez Trend in Nevada.
      On March 5, 2006, U.S. Gold announced that it intended to acquire in stock transactions, all of the outstanding common shares of White Knight, Nevada Pacific, Coral Gold and Tone Resources, each of which is exploring in the Cortez Trend in Nevada. This proposal was made in letters sent on March 5, 2006 by Mr. McEwen to the chief executive officers of each of the subject companies. U.S. Gold announced that its proposal represented a premium of 25% to the closing stock prices of each company’s shares on March 3, 2006 and that the board of directors of U.S. Gold had formed a special committee (the “U.S. Gold Special Committee”) to evaluate the terms of each of the transactions in recognition of, among other things, the equity interests of Mr. McEwen in each of the four companies.
      On March 6, 2006, White Knight announced that management was evaluating the proposed offer by U.S. Gold.
      On March 7, 2006, Mr. McEwen announced that, in his capacity as a holder of Common Shares, he intended to support the proposal of U.S. Gold to acquire each of White Knight, Coral Gold, Nevada Pacific and Tone Resources.
      On March 22, 2006, White Knight announced that the board of directors of White Knight had engaged Genuity Capital Markets (“Genuity”) to act as financial advisor, to provide a fairness opinion and to assist in responding to the Offer.
      On March 27, 2006, the U.S. Gold Special Committee retained Wellington West Capital Markets Inc. to provide its opinion as to the fairness of the Offer, from a financial point of view, to the shareholders of U.S. Gold. Based upon and subject to the matters described in their fairness opinion, Wellington West Capital Markets Inc. concluded that, as at April 6, 2006, the Offer was fair, from a financial point of view, to the shareholders of U.S. Gold.
      During the week of April 24, 2006, there were a number of discussions among Genuity, GMP Securities L.P. (“GMP”) and Canadian counsel to U.S. Gold and White Knight regarding, among other things, the proposed timing and structure of this Offer and whether U.S. Gold would be prepared to enter into a support agreement with White Knight in relation to the Offer. U.S. Gold responded through GMP that it was going to proceed with the Offer as originally contemplated.

5.	Investment Considerations
      The Offerors believe that the consideration offered for the Common Shares under the Offer is fair. Shareholders are urged to consider the following factors in making their decision to accept the Offer.
The consideration offered under the Offer provides a significant premium for Shareholders.
      The Offerors are offering to purchase, upon the terms and subject to the conditions of the Offer, all of the outstanding Common Shares, including any Common Shares that may be issued after the date of the Offer and prior to the Expiry Time, on the basis of 0.35 shares of common stock of New US Gold or 0.35 Exchangeable Shares per 1.0 Common Share. The Exchangeable Shares will, under the circumstances described herein, be exchangeable for shares of common stock of New US Gold on a one-for-one basis. Based on the closing prices of the Common Shares on the TSX-V and shares of common stock of U.S. Gold on the OTCBB on March 3, 2006, the last trading day prior to the announcement of U.S. Gold’s proposed business combination with White Knight, this exchange ratio represented a premium of approximately 25% to Shareholders over the trading price prior to the announcement of the Offer. Based on the closing prices of the Common Shares on the TSX-V and the shares of common stock of U.S. Gold on the OTCBB on April 28, 2006, the most recent trading day practicable before the filing of this Offer, this exchange ratio represented a premium of approximately 26% to Shareholders over the trading price before the filing of this Offer.
The Offerors believe that there are significant benefits to bringing together U.S. Gold with four other companies exploring in the Cortez Trend.
      In addition to this Offer, U.S. Gold expects to commence take-over bids for all of the outstanding common shares of Coral Gold, Nevada Pacific and Tone Resources as soon as practicable following the completion by Coral Gold, Nevada Pacific and Tone Resources of formal valuations required under applicable law. Like White Knight, each of these companies, is exploring in the Cortez Trend in Nevada and has mineral exploration properties that are adjacent to or near U.S. Gold’s Tonkin Springs exploration gold property. See the section entitled “Intentions of the Offerors — Strategic Rationale for the Offer” on page 52 of this Offer. The Offerors believe that there are significant benefits to bringing together U.S. Gold, White Knight, Coral Gold, Nevada Pacific and Tone Resources, including that the combined company will have:

•	a larger land position within the Cortez Trend and a larger exploration program;

•	a stronger cash position and reduced costs;

•	enhanced trading liquidity and better market focus; and

•	greater technical expertise.
      Upon successful completion of the Strategic Offers, the combined company would strive to become the premier exploration company in Nevada. However, Shareholders should be aware that the successful completion of any or all of the Offerors’ offers to purchase all of the outstanding shares of Coral Gold, Nevada Pacific and Tone Resources is not a condition of the Offer.
The liquidity and trading price of the Common Shares may be adversely affected if the Offerors are not successful in acquiring 100% of the Common Shares.
      The acquisition of any Common Shares by the Offerors under the Offer will reduce the number of Common Shares that might otherwise trade publicly, as well as the number of Shareholders. Depending on the number of Shareholders depositing and the number of Common Shares acquired by the Offerors under the Offer, following the completion of the Offer and prior to any Subsequent Acquisition Transaction, the liquidity and market value of the remaining Common Shares held by the public would likely be adversely affected. After the purchase of the Common Shares under the Offer, it may be possible for White Knight to take steps towards the elimination of any applicable public reporting requirements under applicable securities legislation in any province in which it has an insignificant number of Shareholders.

The Common Shares may fail to meet the criteria for continued listing on the TSX-V even if the Offerors are not successful in acquiring 100% of the Common Shares.
      The rules and regulations of the TSX-V establish certain criteria that, if not met, could lead to the delisting of the Common Shares from the TSX-V. Among such criteria are the number of Shareholders, the number of Common Shares publicly held and the aggregate market value of the Common Shares publicly held. Depending on the number of Shareholders depositing Common Shares and the number of Common Shares acquired by the Offerors under the Offer, it is possible that, following the completion of the Offer and prior to any Subsequent Acquisition Transaction, the Common Shares would fail to meet the criteria for continued listing on the TSX-V. If this were to happen, the Common Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for such shares. New US Gold intends to cause White Knight to apply to delist the Common Shares from the TSX-V as soon as practicable after the successful completion of the Offer and any Subsequent Acquisition Transaction.

6.	Intentions of the Offerors
Strategic Rationale for the Offer
      U.S. Gold is engaged in the exploration for gold and other precious metals. It holds a 100% interest in the Tonkin Springs exploration gold property in Eureka County, Nevada, subject to paramount title in the United States. U.S. Gold is planning an extensive two-year, property-wide, integrated exploration program at the Tonkin Springs exploration gold property beginning in 2006, focusing on evaluation of the structural and stratigraphic setting of the project. Its objectives are to expand the known mineralization and to discover new mineralization in areas previously untested, targeting deeper mineralization. U.S. Shareholders are cautioned that, although National Instrument 43-101 requires disclosure in Canada of measured, indicated and inferred mineral resources, the SEC does not recognize these classification categories for U.S. reporting purposes.
      White Knight is an exploration company active in finding and generating new mineral prospects. White Knight has been exploring for Carlin-type gold deposits in Nevada since 1993. Its portfolio includes 18 properties (over 68,000 acres), 15 of which are located in the Cortez Trend. Five are joint ventures subject to earn-in agreements with the remainder 100% held by White Knight (with White Knight having a net ownership position of between 46,000 and 50,000 acres).
      In addition to this Offer, U.S. Gold expects to commence take-over bids for all of the outstanding common shares of Coral Gold, Nevada Pacific and Tone Resources as soon as practicable following the completion by Coral Gold, Nevada Pacific and Tone Resources of formal valuations required under applicable law. Like White Knight, each of these companies is exploring in the Cortez Trend in Nevada and has mineral exploration properties that are adjacent to or near U.S. Gold’s Tonkin Springs exploration gold property.

•	Coral Gold. Coral Gold is a natural resource company primarily engaged in the exploration and development of natural resource properties. Coral Gold’s principal business activities are the exploration of certain mineral properties located in Nevada and California. Since Coral Gold’s 2002 fiscal year, Coral Gold has made aggregate principal expenditures of Cdn$2,498,084 on the Robertson Mining Claims in Nevada. The Offerors intend to offer to purchase all of the outstanding shares of Coral Gold on the basis of 0.63 shares of common stock of New US Gold or 0.63 Exchangeable Shares per 1.0 common share of Coral Gold. Coral Gold’s common shares are listed on the TSX-V under the symbol “CGR-V” and on the OTCBB under the symbol “CGREF.”

•	Nevada Pacific. Nevada Pacific is a mining company based in Vancouver, British Columbia. Nevada Pacific owns, among other things, an exploratory property portfolio covering approximately 75 square miles of mineral rights including portions of two significant gold producing belts in the State of Nevada. The Offerors intend to offer to purchase all of the outstanding shares of Nevada Pacific on the basis of 0.23 shares of common stock of New US Gold or 0.23 Exchangeable Shares per 1.0 common share of Nevada Pacific. Nevada Pacific’s common shares are listed on the TSX-V under the symbol “NPG-V.”

•	Tone Resources. Tone Resources is an exploration stage company engaged in the acquisition and exploration of mineral properties primarily located on the major gold trends in the north-central region of Nevada. Tone Resources holds 410 mining claims in Nevada. The Offerors intend to offer to purchase all of the outstanding shares of Tone Resources on the basis of 0.26 shares of common stock of New US Gold or 0.26 Exchangeable

Shares per 1.0 common share of Tone Resources. Tone Resources’ common shares are listed on the TSX-V under the symbol “TNS-V” and quoted on the Pink Sheets in the United States under the symbol “TONRF.”

      If all of the Strategic Offers are successfully completed, the voting power of the Shareholders in New US Gold will be diluted and it is expected that the shareholders of White Knight, Coral Gold, Nevada Pacific and Tone Resources will own, in the aggregate, approximately 55% of the outstanding shares and voting power of New US Gold (50% on a fully-diluted basis).
      The Offerors believe that there are significant benefits to bringing together U.S. Gold, White Knight, Coral Gold, Nevada Pacific and Tone Resources, including that the combined company will have:

•	A larger land position within the Cortez Trend and a larger exploration program. U.S. Gold holds a 100% interest in the Tonkin Springs exploration gold property in Eureka County, Nevada, subject to paramount title in the United States. This property consists of approximately 36 square miles of unpatented lode mining claims and millsite claims located on the Battle Mountain-Eureka Trend, approximately 45 miles northwest of the town of Eureka, in north- central Nevada. Upon successful completion of the Strategic Offers, U.S. Gold’s land position would increase by approximately 344% to approximately 160 square miles. Over the next two years, U.S. Gold has planned 400,000 feet of exploration drilling on its Tonkin Springs exploration gold property at a cost of $30 million. If the Strategic Offers are successfully completed, U.S. Gold intends to aggressively explore the properties of White Knight, Coral Gold, Nevada Pacific and Tone Resources over the next two years to coincide with its explorations program at its Tonkin Springs exploration gold property.

•	A stronger cash position and reduced costs. On February 22, 2006, U.S. Gold completed a private placement of 16,700,000 subscription receipts for aggregate gross proceeds of $75.15 million. Of the companies currently exploring for gold in Nevada, U.S. Gold has one of the strongest cash positions. Successful completion of one or more of the Strategic Offers will also give U.S. Gold access to the additional cash resources of the companies acquired. Due to the strategic locations in Nevada of the assets of each of White Knight, Coral Gold, Nevada Pacific and Tone Resources and the elimination of redundant fees and costs, the Offerors expect that New US Gold will realize lower total costs than if each company was to remain a separate entity.

•	Enhanced trading liquidity and better market focus. The Offerors expect that the successful completion of the Strategic Offers will result in increased market capitalization and trading liquidity of the combined company, resulting in better market focus. Because of the increased market capitalization and liquidity of the combined company, the Offerors expect that the combined company will have greater access to equity and debt capital markets than U.S. Gold currently does, and greater appeal to institutional investors. The Offerors expect that this access will provide management of the combined company greater flexibility to execute its business plan under various financial market conditions.

•	Greater technical expertise. The Offerors believe that each of White Knight, Coral Gold, Nevada Pacific and Tone Resources has quality employees with good technical expertise. The Offerors hope to retain these key employees following the successful completion of the Strategic Offers to help drive New US Gold’s business and operations going forward.
      Upon successful completion of the Strategic Offers, the combined company would strive to become the premier exploration company in Nevada. However, Shareholders should be aware that the successful completion of any or all of the Offerors’ offers to purchase all of the outstanding shares of Coral Gold, Nevada Pacific and Tone Resources is not a condition of the Offer.
Purpose of the Offer
      The Offerors are making the Offer in order for New US Gold to acquire, directly or indirectly, all of the outstanding Common Shares. If the conditions of the Offer are satisfied or waived and the Offerors take up and pay for Common Shares validly deposited under the Offer, the Offerors currently intend to acquire, directly or indirectly, all of the outstanding Common Shares in accordance with applicable law by way of a Subsequent Acquisition Transaction. See the section entitled “Acquisition of Common Shares Not Deposited” on page 54 of this Offer.

Plans for White Knight
      Upon successful completion of the Offer and any Subsequent Acquisition Transaction, New US Gold intends to take appropriate actions to optimize and rationalize the combined entities’ assets, operations, management, personnel, general and administrative functions and corporate structure.
      If permitted by applicable law, subsequent to the completion of the Offer and any Subsequent Acquisition Transaction, if necessary, the Offerors intend to delist the Common Shares from the TSX-V and cause White Knight to cease to be a reporting issuer under the securities laws of the applicable jurisdictions.

7.	Acquisition of Common Shares Not Deposited
Subsequent Acquisition Transaction
      If the Offerors take up and pay for Common Shares validly deposited under the Offer, the Offerors currently intend to take such action as is necessary or advisable, including causing a special meeting of Shareholders to be called to consider an amalgamation, capital reorganization, share consolidation, statutory arrangement or other transaction involving White Knight and the Offerors or an affiliate of the Offerors, for the purpose of enabling the Offerors or an affiliate of the Offerors to acquire all Common Shares not acquired pursuant to the Offer (a “Subsequent Acquisition Transaction”). The Offerors currently intend to cause a special meeting of Shareholders to be called to consider a statutory arrangement whereby: (i) a subsidiary of Canadian Exchange Co. would amalgamate with White Knight; (ii) in connection with the amalgamation, Warrants would be exchangeable for warrants to purchase Exchangeable Shares; (iii) Shareholders who did not deposit their Common Shares under the Offer would be entitled to elect to receive shares of common stock of New US Gold or Exchangeable Shares in the same exchange ratio offered pursuant to the Offer; and (iv) the White Knight stock option plan would be replaced with a stock option plan of Canadian Exchange Co. or New US Gold. The timing and details of any such transaction will depend on a number of factors, including the number of Common Shares acquired pursuant to the Offer and the terms of White Knight’s warrant indentures and stock option plan and there can be no assurance that any such transaction will be proposed, or if proposed, effected.
      A Subsequent Acquisition Transaction described above may constitute a “business combination” or a “going private transaction” within the meaning of certain applicable Canadian securities legislation including OSC Rule 61-501 and AMF Regulation Q-27. Under OSC Rule 61-501 and AMF Regulation Q-27, subject to certain exceptions, a Subsequent Acquisition Transaction may constitute a “business combination” or a “going private transaction” if it would result in the interest of a holder or beneficial owner of Common Shares being terminated without such holder’s or beneficial owner’s consent, irrespective of the nature of the consideration provided in substitution therefor. The Offerors expect that any Subsequent Acquisition Transaction relating to Common Shares will be a “business combination” or a “going private transaction” under OSC Rule 61-501 and AMF Regulation Q-27.
      In certain circumstances, the provisions of OSC Rule 61-501 and AMF Regulation Q-27 may also deem certain types of Subsequent Acquisition Transactions to be “related party transactions.” However, if the Subsequent Acquisition Transaction is a “business combination” or a “going private transaction” carried out in accordance with OSC Rule 61-501 and AMF Regulation Q-27 or an exemption therefrom, the “related party transaction” provisions therein do not apply to such transaction. The Offerors intend to carry out any such Subsequent Acquisition Transaction in accordance with OSC Rule 61-501 and AMF Regulation Q-27, or any successor provisions, or exemptions therefrom, such that the “related party transaction” provisions of OSC Rule 61-501 and AMF Regulation Q-27 will not apply to such Subsequent Acquisition Transaction.
      OSC Rule 61-501 and AMF Regulation Q-27 provide that unless exempted, a corporation proposing to carry out a business combination or a going private transaction is required to prepare a formal valuation of the Common Shares (and, subject to certain exceptions, any non-cash consideration being offered therefor) and provide to the holders of the Common Shares a summary of such valuation or the entire valuation. In connection therewith, the Offerors intend to rely on any exemption then available or to seek waivers pursuant to OSC Rule 61-501 and AMF Regulation Q-27 exempting the Offerors or White Knight or their affiliates, as appropriate, from the requirement to prepare a valuation in connection with any Subsequent Acquisition Transaction. An exemption is available under OSC Rule 61-501 and AMF Regulation Q-27 for certain business combinations or going private transactions completed within 120 days after the expiry of a formal take-over bid where the consideration under such transaction is at least equal in value to and is in the same form as the consideration that tendering Shareholders were entitled to receive in the take-over bid, provided that certain disclosure is given in the take-over bid disclosure documents. The Offerors currently intend that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be equal in value to, and in the same form as, the consideration offered under the Offer and that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Date and, accordingly, the Offerors expect to rely on these exemptions.
      Depending on the nature and the terms of the Subsequent Acquisition Transaction, the provisions of the BCBCA may require the approval of at least 66 2/3 % of the votes cast by holders of the outstanding Common Shares at a meeting duly called and held for the purpose of approving a Subsequent Acquisition Transaction. OSC Rule 61-501 and AMF Regulation Q-27 would in effect also require that, in addition to any other required securityholder approval, in order to complete a business combination or a going private transaction, the approval of a majority of the votes cast by “minority” holders of the Common Shares must be obtained unless an exemption is available or discretionary relief is granted by the OSC and the AMF. In relation to any Subsequent Acquisition Transaction, the “minority” holders will be, subject to any available exemption or discretionary relief granted by the OSC and the AMF, as required, all Shareholders other than the Offerors, any “related party” of the Offerors or any other “interested party” (within the meaning of OSC Rule 61-501 and AMF Regulation Q-27) including any director or senior officer of the Offerors, affiliate or insider of the Offerors or any of their directors or senior officers or any person acting jointly or in concert with any of the foregoing.
      OSC Rule 61-501 and AMF Regulation Q-27 also provide that the Offerors may treat Common Shares acquired pursuant to the Offer as “minority” shares and vote them, or consider them voted, in favour of a Subsequent Acquisition Transaction that is a business combination or a going private transaction, provided that, among other things: (a) the business combination or going private transaction is completed not later than 120 days after the Expiry Date; (b) the consideration for each security in the Subsequent Acquisition Transaction is at least equal in value to and in the same form as the consideration paid pursuant to the Offer; and (c) the Shareholder who tendered such Common Shares to the Offer was not (i) acting jointly or in concert with the Offerors in respect of the Offer, (ii) a direct or indirect party to any “connected transaction” (as defined in OSC Rule 61-501) to the Offer, or (iii) entitled to receive, directly or indirectly, in connection with the Offer, a “collateral benefit” (as defined in OSC Rule 61-501) or consideration per security that is not identical in amount and form to the entitlement of Shareholders in Canada. The Offerors currently intend that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be equal in value to, and in the same form as, the consideration offered under the Offer and that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Date and, accordingly, the Offerors intend to cause Common Shares acquired pursuant to the Offer to be voted in favour of such transaction and to be counted as part of any minority approval required in connection with any such transaction.
      In addition, under OSC Rule 61-501 and AMF Regulation Q-27, if, following the Offer, the Offerors and their affiliates are the registered holders of 90% or more of the Common Shares at the time the business combination or going private transaction is initiated, the requirement for minority approval under OSC Rule 61-501 and AMF Regulation Q-27 would not apply to the transaction if an enforceable right to dissent and seek fair value or a substantially equivalent right is made available to the minority Shareholders.
      Any Subsequent Acquisition Transaction may also result in Shareholders having the right to dissent and demand payment of the fair value of their Common Shares under Section 238 of the BCBCA. If the statutory procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting shareholders for their Common Shares. The fair value of Common Shares so determined could be more or less than the amount paid per Common Share pursuant to the Subsequent Acquisition Transaction or the Offer.
      The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ from the tax consequences to such Shareholder of accepting the Offer. See the sections entitled “Material Canadian Federal Income Tax Considerations” and “Material U.S. Federal Income Tax Considerations” on pages 59 and 69, respectively, of this Offer. Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction if and when proposed.
      The timing and details of any Subsequent Acquisition Transaction involving White Knight will necessarily depend on a variety of factors, including the number of Common Shares acquired pursuant to the Offer. Although the Offerors currently intend to propose a Subsequent Acquisition Transaction on the same terms as the Offer, it is possible that, as a result of the number of Common Shares acquired under the Offer, delays in the Offerors’ ability to effect such a transaction, information hereafter obtained by the Offerors, changes in general economic, industry, regulatory or market conditions or in the business of White Knight, or other currently unforeseen circumstances, such a transaction may not be so proposed or may be delayed or abandoned. The Offerors expressly reserve the right not to propose a Subsequent Acquisition Transaction involving White Knight.
      Rule 13e-3 under the U.S. Securities Exchange Act is applicable to certain “going-private” transactions in the United States and may under certain circumstances be applicable to a Subsequent Acquisition Transaction. The Offerors believe that Rule l3e-3 should not be applicable to a Subsequent Acquisition Transaction unless the Subsequent Acquisition Transaction is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning White Knight and certain information relating to the fairness of the Subsequent Acquisition Transaction, and the consideration offered to minority Shareholders be filed with the SEC and distributed to minority Shareholders before the consummation of any such transaction.
      The foregoing discussion of certain provisions of the U.S. Securities Exchange Act is not a complete description of the U.S. Securities Exchange Act or such provisions thereof and is qualified in its entirety by the reference to the U.S. Securities Exchange Act.
      If the Offerors are unable or decide not propose a Subsequent Acquisition Transaction, or propose a Subsequent Acquisition Transaction but cannot obtain any required approvals or exemptions promptly, the Offerors will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable law, purchasing additional Common Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or from White Knight, or taking no actions to acquire additional Common Shares. Subject to applicable law, any additional purchases of Common Shares could be at a price greater than, equal to, or less than the price to be paid for Common Shares under the Offer and could be for cash, securities and/or other consideration. Alternatively, the Offerors may take no action to acquire additional Common Shares, or may even sell or otherwise dispose of any or all Common Shares acquired pursuant to the Offer, on terms and at prices then determined by the Offerors, which may vary from the price paid for Common Shares under the Offer.
Judicial Developments
      Prior to the pronouncement of OSC Rule 61-501 (or its predecessor OSC Policy 9.1) and AMF Regulation Q-27, Canadian courts had, in a few instances, granted preliminary injunctions to prohibit transactions which constituted going private transactions or business combinations within the meaning of OSC Rule 61-501 and AMF Regulation Q-27. The Offerors have been advised that more recent notices and judicial decisions indicate a willingness to permit business combinations to proceed subject to compliance with requirements intended to ensure procedural and substantive fairness to the minority shareholders.
      Shareholders should consult their legal advisors for a determination of their legal rights with respect to any transaction that may constitute a business combination or going private transaction.

8.	Relationships Between the Offerors and White Knight
Beneficial Ownership of and Trading in Securities of White Knight
      As at the date hereof, Mr. Robert R. McEwen, the Chairman and Chief Executive Officer of U.S. Gold, beneficially owns 9,552,405 Common Shares, which, based on information contained in White Knight’s management discussion and analysis dated February 27, 2006, represents approximately 16.1% of the outstanding Common Shares. Other than such securities, no securities of White Knight, are owned beneficially, directly or indirectly, nor is control or direction exercised over any securities of White Knight, by the Offerors or the Offerors’ directors or executive officers or, to the knowledge of such directors and executive officers after reasonable inquiry, by any of the Offerors’ associates or affiliates, by any associate of the Offerors’ directors or executive officers or by any person or company owning, directly or indirectly, more than 10% of any class of securities of the Offerors. No person is acting jointly or in concert with the Offerors with respect to the Offer.
      Except for the purchases by Mr. McEwen of Common Shares described in the section entitled “Background to the Offer” on page 50 of this Offer, no securities of White Knight have been purchased or sold during the 12-month period preceding the date of the Offer by the Offerors or the Offerors’ directors or executive officers or, to the knowledge of such directors and executive officers after reasonable inquiry, by any of the Offerors’ associates or affiliates, by any associate of the Offerors’ directors or executive officers or by any person or company owning, directly or indirectly, more than 10% of any class of securities of the Offerors.
Commitments to Acquire Securities of White Knight
      Except pursuant to the Offer, neither the Offerors nor any of the Offerors’ directors or executive officers, nor to the knowledge of the Offerors’ directors and executive officers after reasonable inquiry, any of the Offerors’ associates or affiliates, any associate of any of the Offerors’ directors or executive officers or any person or company owning, directly or indirectly, more than 10% of any class of securities of the Offerors has entered into any commitments to acquire any equity securities of White Knight.
Arrangements, Agreements or Understandings
      Except as described herein or in the appendices or documents attached hereto, neither the Offerors nor, to the best of the Offerors’ knowledge, any of the Offerors’ directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of White Knight, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described in the Offer, there have been no contacts, negotiations or transactions between the Offerors or, to the best of the Offerors’ knowledge, any of the Offerors’ directors, executive officers or other affiliates on the one hand, and White Knight or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither the Offerors, nor, to the best of the Offerors’ knowledge, any of the Offerors’ directors, executive officers or other affiliates has had any transaction with White Knight or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.
      There are no arrangements or agreements made or proposed to be made between the Offerors and any of the directors or executive officers of White Knight and no payments or other benefits are proposed to be made or given by the Offerors to such directors or executive officers as compensation for loss of office or as compensation for remaining in or retiring from office if the Offer is consummated.
Acceptance of the Offer
      To the Offerors’ knowledge, after reasonable inquiry, none of the Offerors’ directors or senior officers nor any associate of the Offerors’ directors or senior officers, nor any person or company holding more than 10 per cent of any class of equity securities of any of the Offerors, nor any person or company acting jointly or in concert with the Offerors, propose to accept the Offer, except Mr. Robert R. McEwen. On March 7, 2006, Mr. McEwen announced that, in his capacity as a holder of Common Shares, he intended to support the proposal of U.S. Gold to acquire each of White Knight, Coral Gold, Nevada Pacific and Tone Resources. As at the date hereof, Mr. McEwen beneficially owns 9,552,405 Common Shares, which, based on information contained in White Knight’s management discussion and analysis dated February 27, 2006, represents approximately 16.1% of the outstanding Common Shares. See the sections entitled “Background to the Offer” and “Relationships Between the Offerors and White Knight — Beneficial Ownership of and Trading in Securities of White Knight” on pages 50 and 56, respectively, of this Offer.
Material Changes and Other Information
      Except for the Offer and as otherwise disclosed publicly by White Knight, U.S. Gold is not aware of any information which indicates that any material change has occurred in the affairs of White Knight since the date of the last available published financial statements of White Knight.

9.	Valuation Requirements for Insider Bids
      The Offer is an “insider bid” within the meaning of applicable provincial securities legislation by virtue of Mr. Robert R. McEwen’s insider status in U.S. Gold and his equity interest in White Knight. As a result, a formal valuation of the Common Shares and of the consideration being offered in exchange for them under the Offer is required in the absence of waivers or exemptions. Exemptions from the insider bid valuation requirement are contained in OSC Rule 61-501 and AMF Regulation Q-27 and may be relied upon if neither the offeror nor any joint actor with the offeror has, or has had within the preceding 12 months, any board or management representation in respect of the offeree issuer or has knowledge of any material information concerning the offeree issuer or its securities that has not been generally disclosed. Neither the Offerors nor any person acting jointly or in concert with the Offerors have had board or management representation at White Knight or have any such knowledge with respect to White Knight. Accordingly, in making the Offer, the Offerors are relying upon the foregoing valuation exemptions. The Offerors have applied for waivers of the valuation requirements from the securities regulators of each of the other provinces where a valuation would be otherwise required.

10.	Prior Valuations
      The Offerors, and the directors and senior officers of the Offerors, after reasonable inquiry, are not aware of any prior valuations, as defined in applicable provincial legislation relating to insider bids, of White Knight or of its material assets or securities within the 24-month period preceding the date of the Offer.

11.	Expenses of the Offer
      The Offerors estimate the total amount of the fees and expenses related to the Offer will be approximately Cdn$6.4 million.

12.	Regulatory Matters
      The Offerors’ obligation to take up and pay for Common Shares deposited under the Offer is conditional upon, among other things, obtaining all governmental or regulatory consents or approvals that New US Gold, in its sole discretion, views as necessary or desirable to enable the Offerors to consummate the Offer, on terms and conditions satisfactory to New US Gold. See the section entitled “Conditions of the Offer” on page 29 of this Offer.
Competition Act (Canada)
      The acquisition of the Common Shares by the Offerors pursuant to the Offer is not a transaction which requires pre-merger notification to the Commissioner of Competition appointed under Part IX of the Competition Act (Canada) (the “Commissioner”). Whether or not a pre-merger filing is required, however, the Commissioner may apply to the Competition Tribunal, a special-purpose quasi-judicial tribunal empowered to deal with certain matters under the Competition Act (Canada), to seek relief in respect of merger transactions (including share acquisitions) and, if the Competition Tribunal finds that a merger is likely to prevent or lessen competition substantially, it may order that the merger not proceed or, in the event that the merger has been completed, order its dissolution or the disposition of some of the assets or shares involved. Proceedings under the merger provisions of the Competition Act (Canada) may be instituted by the Commissioner for a period of three years after a merger transaction has been substantially completed. The Offerors are not aware of any grounds upon which such proceedings could be taken.
Investment Canada Act
      The acquisition of Common Shares by the Offerors pursuant to the Offer is not a transaction which is subject to governmental review or notification pursuant to the Investment Canada Act (Canada).
Hart-Scott-Rodino Act
      Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder by the United States Federal Trade Commission (the “FTC”), certain transactions, including certain tender offers, may not be consummated unless notification has been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. The Offerors have determined that the Offer is not subject to the notification and reporting requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Filings Under Other Jurisdictions
      The Offerors have determined that filings under foreign jurisdictions are not required.
Canadian Securities Regulatory Matters
      The distribution of the shares of common stock of New US Gold and Exchangeable Shares under the Offer is being made pursuant to statutory exemptions from the prospectus qualification and dealer registration requirements under applicable Canadian securities laws. Although the resale of shares of common stock of New US Gold and Exchangeable Shares issued under the Offer is subject to restrictions under the securities laws of certain Canadian jurisdictions, shareholders in such jurisdictions generally will be able to rely on statutory exemptions from such restrictions. Where such statutory exemptions are not available, the Offerors have applied for exemptive relief from the applicable securities regulatory authorities to the effect that the shares of common stock of New US Gold and Exchangeable Shares to be issued under the Offer may be resold without a prospectus.
United States Securities Regulatory Matters
      The Offerors have filed a registration statement with the SEC on Form S-4 registering the issuance of shares of common stock of New US Gold and Exchangeable Shares to be offered in connection with the Offer. One of the conditions of the Offer is that such registration statement has become and remains effective until the Expiry Time. See the section entitled “Conditions of the Offer” on page 29 of this Offer.

13.	Accounting Treatment
      If consummated, the transaction described in this Offer will be accounted for as a purchase transaction, with U.S. Gold as the acquirer of White Knight. Although the Offer is being made only for Common Shares and is not being made for any Warrants, options or other securities that may entitle the holder to acquire Common Shares. If after completion of the Offer, the Offerors implement a Subsequent Acquisition Transaction, the Offerors intend to structure such transaction so that Warrants would be exchanged for warrants to purchase Exchangeable Shares and the White Knight stock option plan would be replaced with a stock option plan of Canadian Exchange Co. or New US Gold. As a result, for purposes of preparing Appendix F (Unaudited Pro Forma Consolidated Financial Statements of U.S. Gold Corporation), the exchange ratio was determined on a fully-diluted basis, assuming that all outstanding Warrants and options of White Knight, as disclosed in the most recent publicly available financial statements, had been exercised. Similarly, for purposes of preparing Appendix G (Unaudited Pro Forma Consolidated Supplementary Financial Statements of U.S. Gold Corporation), the exchange ratio was determined on a fully-diluted basis, assuming that all outstanding warrants and options of each of White Knight, Coral Gold, Nevada Pacific and Tone Resources, as disclosed in their respective most recent publicly available financial statements, had been exercised.

14.	Dissenters’ Rights
      No dissenters’ rights are available in connection with the Offer. However, any Subsequent Acquisition Transaction may result in Shareholders having the right to dissent and demand payment of the fair value of their Common Shares under Section 238 of the BCBCA. If the statutory procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting shareholders for their Common Shares. The fair value of Common Shares so determined could be more or less than the amount paid per Common Share pursuant to the Subsequent Acquisition Transaction or the Offer.

15.	Material Canadian Federal Income Tax Considerations
      In the opinion of Fraser Milner Casgrain LLP, Canadian counsel to the Offerors, the following is, at the date hereof, a summary of the material Canadian federal income tax considerations applicable to Shareholders who dispose of their Common Shares pursuant to the Offer and who, for purposes of the Tax Act and at all relevant times, hold their Common Shares and will hold any Exchangeable Shares and shares of common stock of New US Gold as capital property and deal at arm’s length with, and are not affiliated with, U.S. Gold, New US Gold, Canadian Exchange Co., Alberta ULC and White Knight.

      The Common Shares, the Exchangeable Shares and the shares of common stock of New US Gold will be considered to be capital property to a holder thereof provided such securities are not held in the course of carrying on a business of buying and selling securities and such securities are not acquired in a transaction considered to be an adventure in the nature of trade. A Canadian resident holder of Common Shares or Exchangeable Shares may in certain circumstances make an irrevocable election under subsection 39(4) of the Tax Act to have his or her Common Shares and Exchangeable Shares and every other “Canadian security” (as defined in the Tax Act) owned by such holder in the taxation year of election and in all subsequent taxation years deemed to be capital property. Where a Shareholder makes an election under section 85 of the Tax Act in respect of the disposition of Common Shares, as described below, the Exchangeable Shares received in exchange will not be Canadian securities for this purpose.
      This summary is not applicable to a Shareholder: (i) that is a “financial institution” (as defined in the Tax Act for purposes of the mark-to-market rules); (ii) an interest in which is a “tax shelter investment” (as defined in the Tax Act); or (iii) with respect to whom U.S. Gold or New US Gold is or will be a “foreign affiliate” within the meaning of the Tax Act.
      This summary is based on the facts set out in this Offer, the current provisions of the Tax Act, the regulations thereunder and counsel’s understanding of the current published administrative policies and assessment practices of the Canada Revenue Agency (“CRA”). This summary also takes into account all proposed amendments to the Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) before the date of the Offer (“Tax Proposals”). There can be no assurance that any such Tax Proposals will be implemented in their current form or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except as mentioned above, does not otherwise take into account or anticipate changes in the law, whether by judicial, governmental or legislative action or decision, or changes in the administrative policies or assessment practices of the CRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.
      THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER. ACCORDINGLY, SHAREHOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF DISPOSING OF THEIR COMMON SHARES PURSUANT TO THE OFFER AND ACQUIRING, HOLDING AND DISPOSING OF EXCHANGEABLE SHARES AND SHARES OF COMMON STOCK OF NEW US GOLD, HAVING REGARD TO THEIR PARTICULAR CIRCUMSTANCES.
      For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Exchangeable Shares or shares of common stock of New US Gold, including dividends, adjusted cost base and proceeds of disposition, must be converted into Canadian dollars using the Canadian/ U.S. dollar exchange rate prevailing at the time such amounts arise.
Shareholders Resident in Canada
      The following portion of this summary is applicable to a Shareholder who, for the purposes of the Tax Act and any applicable income tax treaty or convention, is or is deemed to be a Canadian resident at all relevant times. A Shareholder may elect to receive Exchangeable Shares or shares of common stock of New US Gold in consideration for his or her Common Shares disposed of pursuant to the Offer.
Receipt of Ancillary Rights
      A Shareholder who receives Exchangeable Shares on a disposition of Common Shares pursuant to the Offer will also be entitled to certain rights and benefits (the “Ancillary Rights”) under the Voting and Exchange Trust Agreement, as discussed in the section entitled “Exchangeable Shares — Voting and Exchange Trust Agreement” on page 47 of this Offer. A Shareholder will be required to account for the Ancillary Rights in determining the proceeds of disposition of such holder’s Common Shares and the cost of the Exchangeable Shares received pursuant to the Offer. New US Gold is of the view that the Ancillary Rights have a nominal fair market value given the other rights and benefits that Shareholders also have upon completion of the Offer including, without limitation, the right to exchange their Exchangeable Shares for shares of common stock of New US Gold on a one-for-one basis. Any such determination of value is not binding upon the CRA. Counsel expresses no opinion as to the appropriateness or accuracy of this valuation. A reference to Exchangeable Shares will be deemed to include a reference to Ancillary Rights, where applicable.
Grant of Call Rights
      New US Gold is of the view that the Liquidation Call Right, the Redemption Call Right and the Retraction Call Right, as discussed in the section entitled “ — Call Rights” on page 44 of this Offer, have a nominal fair market value and that accordingly, no amount should be allocated to the Call Rights. Any such determination of value is not binding upon the CRA. Counsel expresses no opinion as to the appropriateness or accuracy of this valuation. Provided that the valuation with respect to such Call Rights is correct, the granting of the Call Rights will not result in any material adverse income tax consequences to a Shareholder. However, should the CRA challenge this valuation and ultimately succeed in establishing that the Call Rights have a fair market value in excess of a nominal amount, a Shareholder receiving Exchangeable Shares pursuant to the Offer will realize a capital gain in an amount equal to the fair market value of the Call Rights. See “Taxation of Capital Gains or Capital Losses” below.
Exchange of Common Shares
      Exchange of Common Shares for Exchangeable Shares
      No Election Transaction. Subsection 85.1(1) of the Tax Act provides that where a taxpayer exchanges shares (the “exchanged shares”) of any particular class of the capital stock of a taxable Canadian corporation for shares of another taxable Canadian corporation (the “purchaser corporation”) and receives no consideration for the transfer of the exchanged shares other than shares of the purchaser corporation, the taxpayer is deemed to dispose of the exchanged shares for an amount equal to the adjusted cost base of the exchanged shares to the taxpayer immediately before the exchange and to acquire the shares of the purchaser corporation at a cost then equal to the adjusted cost base to the taxpayer of the exchanged shares immediately before the exchange. Subsection 85.1(1) does not apply if the taxpayer elects in the taxpayer’s return of income for the year in which the exchange occurs to recognize any gain or loss on the exchange or if the taxpayer makes a joint tax election pursuant to subsection 85(1) or (2) with respect to the exchanged shares. If section 85.1(1) applies to the exchange by a Shareholder of Common Shares for Exchangeable Shares, the Shareholder would dispose of the Common Shares for an amount equal to the Shareholder’s adjusted cost base of the Common Shares immediately before the exchange and receive Exchangeable Shares with a cost to the Shareholder equal to the adjusted cost base of the Common Shares immediately before the exchange. If the Ancillary Rights represent consideration to the Shareholders for the disposition of Common Shares, section 85.1 would not apply to the exchange by a Shareholder of Common Shares for Exchangeable Shares. Shareholders are advised to consult their tax advisors as to whether subsection 85.1 may apply to an exchange by them of their Common Shares and whether they should make an election pursuant to subsection 85(1) or (2) as described below under “Section 85 Election.”
      If subsection 85.1(1) does not apply to a Shareholder, a Shareholder who exchanges Common Shares for Exchangeable Shares will be considered to have disposed of such Common Shares for proceeds of disposition equal to the fair market value of the Exchangeable Shares (including the value of the Ancillary Rights) acquired by such Shareholder on the exchange, unless such Shareholder makes a joint tax election under subsection 85(1) or 85(2) of the Tax Act. As a result, such Shareholder will realize a capital gain (or capital loss) to the extent that such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of such Common Shares. See “Taxation of Capital Gains or Capital Losses” below. The cost to a holder of Exchangeable Shares acquired on the exchange will be equal to the fair market value thereof at the time of acquisition.
      Election Transaction. A Shareholder who exchanges Common Shares for Exchangeable Shares may make a joint tax election with Canadian Exchange Co. pursuant to subsection 85(1) of the Tax Act (or, in the case of a Shareholder who is a partnership, pursuant to subsection 85(2) of the Tax Act). Such election may result in the full or partial deferral of capital gains otherwise arising on the exchange of Common Shares as described under “Non-Rollover Transaction.” Provided that, on the Effective Date, the adjusted cost base of such Shareholder’s Common Shares equals or exceeds the fair market value of the Ancillary Rights acquired by such Shareholder on the exchange, that Shareholder may elect so as to not realize a capital gain for the purposes of the Tax Act on the exchange. The

Elected Amount (as defined herein) will be determined by each Shareholder who makes such a joint tax election, subject to the limitations under the Tax Act described below under “Section 85 Election.”
      Exchange of Common Shares for Shares of Common Stock of New US Gold
      A Shareholder who exchanges Common Shares for shares of common stock of New US Gold will be considered to have disposed of such Common Shares for proceeds of disposition equal to the fair market value of the shares of common stock of New US Gold acquired by such Shareholder on the exchange. The Shareholder will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition of such Common Shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Shareholder of such Common Shares. See “Taxation of Capital Gains or Capital Losses” below.
      The cost to a Shareholder of shares of common stock of New US Gold acquired on the exchange will be equal to the fair market value thereof at the time of acquisition and will be averaged with the adjusted cost base of any other shares of common stock of New US Gold held by a Shareholder as capital property for the purposes of determining the holder’s adjusted cost base of such shares.
Section 85 Election
      Canadian Exchange Co. will make a joint tax election under subsection 85(1) or subsection 85(2), as applicable, of the Tax Act (and the corresponding provisions of any applicable provincial tax legislation) with a Shareholder who receives Exchangeable Shares on the exchange of Common Shares and at the amount elected by the Shareholder, subject to the limitations under the Tax Act. The joint tax election allows a Shareholder to elect an amount which, subject to the limitations under the Tax Act described below, will be treated for the purposes of the Tax Act as the Shareholder’s proceeds of disposition of his or her Common Shares. Canadian Exchange Co. agrees only to execute any properly completed election forms and to forward such election forms by mail (within 30 days after the receipt thereof by Canadian Exchange Co.) to the applicable tax authorities with a copy to the Shareholder. With the exception of the execution and filing of the election by Canadian Exchange Co., compliance with the requirements to ensure the validity of a joint tax election will be the sole responsibility of the Shareholder making the election. Accordingly, neither Canadian Exchange Co. nor the Depositary will be responsible or liable for taxes, interest, penalties, damages or expenses resulting from the failure by anyone to properly complete any election within the time prescribed and in the form prescribed under the Tax Act (or the corresponding provisions of any applicable provincial legislation).
      The relevant federal tax election form is CRA Form T2057 (or, in the event that the Common Shares are held as partnership property, CRA Form T2058). For Shareholders required to file in Québec, Québec Form TP-518V (or, in the event that the Common Shares are held as partnership property, Québec Form TP-529V) will also be required. A tax election package, consisting of the relevant tax election forms, a tax election filing authorization letter, and a letter of instructions, may be obtained from the Depositary. A Shareholder interested in making a joint tax election should so indicate on the Letter of Acceptance and Transmittal in the space provided therein and a tax election package will be sent to such Shareholder.
      In order to make a joint tax election, a Shareholder must provide to the Depository at the address set forth on the back page hereof, on behalf of Canadian Exchange Co., two signed copies of the necessary election forms on or before the day which is 90 days after the Effective Date, duly completed with the details of the number of the Common Shares transferred and the applicable Elected Amount for the purposes of the election. Certain provincial jurisdictions may require that a separate joint tax election be filed for provincial income tax purposes. Canadian Exchange Co. will also make a provincial joint tax election with a Shareholder under the provision of any relevant provincial income tax legislation with similar effect to subsection 85(1) or subsection 85(2) of the Tax Act (and, if requested, an election pursuant to sections 518 or 529 of the Taxation Act (Quebec) or analogous provincial tax legislation). Shareholders are encouraged to consult their own tax advisors to determine whether separate election forms must be filed with any provincial taxing authority. It will be the responsibility of each Shareholder who wishes to make such a joint tax election to obtain the necessary provincial election forms and to submit such forms to the Depositary for execution and filing by Canadian Exchange Co.
      Where Common Shares are held in joint ownership and two or more of the co-owners wish to elect, one of the co-owners designated for such purpose should file the designation and a copy of the CRA Form T2057 (and where applicable, the corresponding Québec form) for each co-owner, along with a list of all co-owners electing, which list should contain each co-owner’s percentage of ownership, the address and social insurance number or tax account number of each co-owner. Where the Common Shares are held as partnership property, a partner validly designated by the partnership may file one copy of the CRA Form T2058 on behalf of all members of the partnership (and where applicable, the corresponding form in duplicate with the Québec taxation authorities). Such CRA Form T2058 (and Québec form, if applicable) must be accompanied by a letter signed by each partner authorizing the designated partner to complete and file the form, and a list containing the name, address, social insurance number or tax account number of each partner.
      Where a joint tax election is made, pursuant to the limitations imposed by the Tax Act, the Elected Amount may not be:

•	less than the fair market value of the Ancillary Rights received on a disposition of Common Shares pursuant to the Offer;

•	less than the lesser of: (a) the adjusted cost base to the Shareholder of the Shareholder’s Common Shares disposed of pursuant the Offer, and (b) the fair market value of the Common Shares; and

•	greater than the fair market value of the Common Shares so disposed of, in each case, determined immediately before the time of the disposition. The amount elected by a Shareholder in accordance with the foregoing limitations is referred to herein as the Elected Amount.
      Elected Amounts which do not comply with the foregoing limitations will be automatically adjusted pursuant to the provisions of the Tax Act.
      Where a Shareholder and Canadian Exchange Co. make a joint tax election, the tax treatment to the Shareholder will be as follows:

•	the Shareholder will be deemed to have been disposed of Common Shares for proceeds of disposition equal to the Elected Amount;

•	if the proceeds of disposition of the Common Shares are equal to the aggregate of the adjusted cost base of the Shareholder’s Common Shares, determined immediately before the time of the disposition, and any reasonable costs of disposition, no capital gain or capital loss will be realized by the Shareholder;

•	to the extent that the proceeds of disposition of the Common Shares exceed (or are less than) the aggregate of the adjusted cost base to the Shareholder of his or her Common Shares, determined immediately before the time of the disposition, and any reasonable costs of disposition, a capital gain (or capital loss) will be realized by the Shareholder; and

•	the cost to a Shareholder of the Exchangeable Shares received in exchange for the Common Shares will be equal to the amount by which the Elected Amount exceeds the fair market value of the Ancillary Rights received on the disposition of the Common Shares pursuant to the Offer.
      In order for the CRA (and, where applicable, the Ministère du Revenu du Québec) to accept a joint tax election without a late filing penalty being paid by the Shareholder, the election must be received by such revenue authorities on or before the day that is the earliest of the days on or before which either Canadian Exchange Co. or the Shareholder is required to file an income tax return for the taxation year in which the exchange occurs. Canadian Exchange Co.’s taxation year is scheduled to end on December 31. Thus, where the exchange occurs prior to December 31, 2006, the tax election will, in the case of a Shareholder who is an individual (other than a trust), generally have to be received by the revenue authorities by April 30, 2007 (being generally the last day for filing a tax return for the individual’s 2006 taxation year). Shareholders, other than individuals, are encouraged to consult their own advisors as soon as possible respecting the deadlines applicable to their own particular circumstances. However, regardless of such deadline, the tax election forms of a Shareholder must be received by the Depositary, as indicated above, no later than the 90th day after the Effective Date. If, for whatever reason, the current taxation year of Canadian Exchange Co. were to terminate before December 31, 2006, the joint tax election may have to be filed earlier to avoid late filing penalties. In such event, Canadian Exchange Co. has agreed to notify forthwith, through the Depositary, every Shareholder who received Exchangeable Shares on the exchange of their Common Shares of such change.

      Any Shareholder who does not ensure that the Depositary has received a duly completed election form on or before the 90th day after the Effective Date, will not be able to benefit from the joint tax election. Accordingly, all Shareholders who wish to enter into a joint tax election with Canadian Exchange Co. should give their immediate attention to this matter. The instructions for requesting a tax election package are set out in the Letter of Acceptance and Transmittal. Shareholders are referred to Information Circular 76-19R3 and Interpretation Bulletin IT-291R3 issued by the CRA for further information respecting the joint tax election. Joint tax election forms are also available from the CRA and provincial tax authorities. Shareholders wishing to make the joint tax election are encouraged to consult their own tax advisors. The comments herein with respect to such elections are provided for general assistance only. The law in this area is complex and contains numerous technical requirements.
      As discussed above, Shareholders will be required to account for the Ancillary Rights in determining the proceeds of disposition of such Shareholder’s Common Shares and the cost of the Exchangeable Shares received pursuant to the Offer. New US Gold is of the view that the Ancillary Rights have a nominal fair market value given the other rights and benefits that Shareholders also have upon completion of the Offer including, without limitation, the right to exchange their Exchangeable Shares for shares of common stock of New US Gold on a one-for-one basis. Any such determination of value is not binding upon the CRA. Counsel expresses no opinion as to the appropriateness or accuracy of this valuation. A reference to Exchangeable Shares will be deemed to include a reference to Ancillary Rights, where applicable.
Exchangeable Shares/ Shares of Common Stock of New US Gold
      Dividends on Exchangeable Shares
      Dividends received or deemed to be received on Exchangeable Shares by a Shareholder who is an individual (including most trusts) will be included in computing the individual’s income for the taxation year in which such dividends are received and will be subject to the gross-up and dividend tax credit rules generally applicable to taxable dividends received from taxable Canadian corporations.
      On November 23, 2005, the Minister of Finance (Canada) tabled in the House of Commons a Notice of Ways and Means Motion to introduce an enhanced federal gross-up and dividend tax credit for “eligible dividends” paid after 2005 and received by individuals resident in Canada. If legislation is enacted as described in the Notice of Ways and Means Motion, dividends received or deemed to be received on the Exchangeable Shares by a holder may qualify for the enhanced gross-up and dividend tax credit. However, there can be no assurance that the federal government, which was elected on January 23, 2006, will enact this proposal in its present form or at all.
      A Shareholder that is a corporation will be required to include in computing its income for a taxation year any dividends received on the Exchangeable Shares and will generally be entitled to deduct such dividends in computing its taxable income.
      A Shareholder that is a “private corporation” as defined in the Tax Act or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts) may be liable to pay a refundable tax under Part IV of the Tax Act equal to 33 1/3 % of dividends received or deemed to be received on the Exchangeable Shares to the extent that such dividends are deductible in computing the holder’s taxable income.
      The Exchangeable Shares will be “taxable preferred shares” and “short-term preferred shares” for purposes of the Tax Act. Accordingly, Canadian Exchange Co. will be subject to a tax under Part VI.1 of the Tax Act equal to 66 2/3% (to be reduced to 50% under the Tax Proposals retroactively effective to dividends paid by a corporation in its 2003 and subsequent taxation years) of all dividends paid or deemed to be paid on the Exchangeable Shares. Canadian Exchange Co. will also be entitled to deduct 9/4 (to be increased to 3 times under the Tax Proposal retroactively effective to dividends paid by a corporation in its 2003 and subsequent taxation years) of any Part VI.1 tax payable in computing its taxable income. Dividends received or deemed to be received on the Exchangeable Shares will not be subject to the 10% tax under Part IV.1 of the Tax Act.

      Dividends on Shares of Common Stock of New US Gold
      Dividends received on shares of common stock of New US Gold will be included in a Shareholder income for the purposes of the Tax Act. Such dividends received by a Shareholder who is an individual will not be subject to the gross-up and dividend tax credit rules in the Tax Act. A Shareholder that is a corporation will not be entitled to deduct the amount of such dividends in computing its taxable income. A Shareholder that is a “Canadian-controlled private corporation” as defined in the Tax Act may be liable to pay an additional refundable tax of 6 2/3 % on its “aggregate investment income” for the year which will include such dividends. Subject to the detailed rules in the Tax Act, a Shareholder may be entitled to a foreign tax credit or deduction for any United States non-resident withholding tax paid on dividends received on shares of common stock of New US Gold.
      Redemption or Exchange of Exchangeable Shares
      On the redemption (including a retraction) of an Exchangeable Share by Canadian Exchange Co., the Shareholder will be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds (being the fair market value at that time of the share of common stock of New US Gold plus the accrued and unpaid dividends, if any, received by the Shareholder on the redemption) exceeds the paid-up capital for purposes of the Tax Act of the Exchangeable Share at the time of the redemption. A Shareholder will be subject to tax on the amount of any such deemed dividend in the manner described above under the heading “Dividends on Exchangeable Shares.” On the redemption, the Shareholder will also be considered to have disposed of the Exchangeable Share for proceeds of disposition equal to the redemption proceeds less the amount of such deemed dividend, and will realize a capital gain (or a capital loss) equal to the amount by which such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Exchangeable Share to the Shareholder. See “Taxation of Capital Gains or Capital Losses” below. In some circumstances, the amount of any such deemed dividend received by a Shareholder that is a corporation on the redemption of an Exchangeable Share may be treated as proceeds of disposition and not as a dividend.
      Where an Exchangeable Share is exchanged with New US Gold or Alberta ULC for a share of common stock of New US Gold, the Shareholder will realize a capital gain (or a capital loss) to the extent the proceeds of disposition of the Exchangeable Share, net of any reasonable costs of disposition, exceed (or are less than) the Shareholder’s adjusted cost base of the Exchangeable Share. For this purpose, the proceeds of disposition will be the aggregate of the fair market value, at the time of the exchange, of the shares of common stock of New US Gold received on the exchange and any accrued and unpaid dividends received by the Shareholder as part of the exchange consideration. See “Taxation of Capital Gains or Capital Losses” below.
      Because of the existence of the Call Rights and certain rights provided in the Voting and Exchange Trust Agreement, a holder of Exchangeable Shares cannot control whether such a holder will receive shares of common stock of New US Gold by way of redemption of the Exchangeable Shares by Canadian Exchange Co. or by way of a purchase of the Exchangeable Shares by New US Gold or Alberta ULC. If the Call Rights are not exercised on redemption or retraction of the Exchangeable Shares, a holder of Exchangeable Shares may realize a dividend for Canadian tax purposes that may exceed the holder’s economic gain.
      As described above, the Canadian federal income tax consequences of a redemption by Canadian Exchange Co. differ from those of a purchase by New US Gold or Alberta ULC.
      Acquisition and Disposition of shares of Common Stock of New US Gold
      The cost of the shares of common stock of New US Gold received on the retraction, redemption, exchange or purchase of Exchangeable Shares will be equal to the fair market value of such shares of common stock of New US Gold at that time and will be averaged with the adjusted cost base of all other shares of common stock of New US Gold held by the Shareholder as capital property at that time for the purposes of determining the adjusted cost base of such shares of common stock of New US Gold.
      A disposition or deemed disposition of shares of common stock of New US Gold by a Shareholder will result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the Shareholder’s adjusted cost base of such shares of common stock of New US Gold. See “Taxation of Capital Gains or Capital Losses” below.

      Taxation of Capital Gains or Capital Losses
      A Shareholder will be required to include one-half of the amount of any capital gain (a “taxable capital gain”) in income, and will generally be required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) against taxable capital gains realized by the Shareholder in the year of disposition. Allowable capital losses not deducted in the taxation year in which they are realized may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act.
      A Shareholder that is a “Canadian-controlled private corporation,” as defined in the Tax Act, may be liable to pay an additional refundable tax of 6 2/3 % on its “aggregate investment income” for the year which will include an amount in respect of taxable capital gains.
      If the holder of Exchangeable Shares is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of such shares may be reduced by the amount of any dividends, including deemed dividends, which have been previously received on such shares to the extent and under the circumstances specified in the Tax Act. Similar rules may apply where the corporation is a member of a partnership or beneficiary of a trust that owns Exchangeable Shares or where the trust or partnership of which a corporation is beneficiary or a member is a member of a partnership or beneficiary of a trust that owns Exchangeable Shares. Shareholders to whom these rules may be relevant should consult their own tax advisors.
      Alternative Minimum Tax
      Individuals and certain trusts that receive or are deemed to receive taxable dividends on Exchangeable Shares, or realize a capital gain on the disposition or deemed disposition of the Common Shares, the Exchangeable Shares or shares of common stock of New US Gold, may realize an increase in their liability for alternative minimum tax under the Tax Act.
      Qualified Investments
      The Exchangeable Shares issued pursuant to the Offer, will be “qualified investments” under the Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans or registered education savings plans (collectively, “Deferred Plans”), as defined in the Tax Act, provided the Exchangeable Shares are listed on a “prescribed stock exchange” (which currently includes the TSX and the AMEX).
      The Ancillary Rights will not be qualified investments under the Tax Act for such Deferred Plans. However, New US Gold is of the view that the Ancillary Rights have a nominal fair market value. Counsel expresses no opinion as to the appropriateness or the accuracy of this valuation. Any determination of value is not binding on the CRA. Where Plans acquire property that is not a qualified investment, the Plans are required to pay tax on the income and capital gains in respect of such property in accordance with the Tax Act. In addition, where a non-qualified investment is acquired by a trust governed by a registered retirement savings plan or a registered retirement income fund, the fair market value of the non-qualified investment at the time of acquisition will be included in the income of the annuitant under the plan. Where a non-qualified investment is acquired by a trust governed by a deferred profit sharing plan, the trust will be liable for a tax equal to the fair market value of the investment at the time the investment is acquired. The registration of a registered education savings plan becomes revocable if it acquires a non-qualified investment and, accordingly, Exchangeable Shares (by reason of the attached Ancillary Rights) are not suitable investments for trusts governed by registered education savings plans.
      The shares of common stock of New US Gold issued pursuant to the Offer, will be qualified investments under the Tax Act for Plans, provided such shares are listed on a “prescribed stock exchange” (which currently includes the TSX and the AMEX).
      Foreign Property Information Reporting
      A holder of Exchangeable Shares or shares of common stock of New US Gold who is a “specified Canadian entity” for a taxation year or a fiscal period and whose total cost amount of “specified foreign property,” including such Exchangeable Shares or shares of common stock of New US Gold, at any time in the year or fiscal period exceeds Cdn$100,000 will be required to file an information return for the year or period disclosing prescribed information.

Subject to certain exceptions, a taxpayer resident in Canada in the year will be a specified Canadian entity. Holders are encouraged to consult their tax advisors as to whether they must comply with these rules.
      Foreign Investment Entity Status
      On July 18, 2005, the Minister of Finance (Canada) released revised draft legislation relating to the income tax treatment of investments by Canadian residents in non-resident entities that constitute “foreign investment entities” (“FIEs”) applicable for taxation years commencing after 2002 (the “FIE Tax Proposals”). The FIE Tax Proposals, as currently drafted, would apply to require a Shareholder that holds a “participating interest” (that is not an “exempt interest”) in a non-resident entity that is an FIE at the entity’s taxation year-end to take into account in computing the Shareholder’s income for the Shareholder’s taxation year that includes such taxation year-end: (i) an amount based on a prescribed rate of return on the “designated cost” of such participating interest held by a Shareholder at the end of each month ending in the holder’s taxation year at which time the participating interest is held by the Shareholder; (ii) in certain limited circumstances, any gains and losses accrued on such participating interest for the year; or (iii) in certain limited circumstances, a Shareholder’s proportionate share of the FIE’s income (or loss) for the year calculated using Canadian tax rules. For the purposes of the FIE Tax Proposals, Exchangeable Shares and shares of common stock of New US Gold will constitute participating interests in New US Gold.
      New US Gold will not be an FIE at the end of its taxation year provided that, at that time, the “carrying value” of all of New US Gold’s “investment property” is not greater than one-half of the “carrying value” of all its property. The determination of whether or not New US Gold is an FIE must be made on an annual basis at the end of each taxation year-end of New US Gold.
      Even if New US Gold were an FIE at the end of one of its taxation years, an Exchangeable Share or a share of common stock of New US Gold, respectively, may be an exempt interest provided that throughout the period that such a security is held by a holder during such taxation year of New US Gold: (i) New US Gold is resident in the United States for the purposes of the Tax Act; (ii) the Exchangeable Share or the share of common stock of New US Gold (as applicable) is listed on a “prescribed stock exchange”; and (iii) the Exchangeable Share or the share of common stock of New US Gold (as applicable) constitutes an “arm’s length interest” (as defined for the purposes of the FIE Tax Proposals). It is expected that the Exchangeable Shares and the shares of common stock of New US Gold will be “arm’s length interests” of a particular Shareholder thereof for the purposes of the FIE Tax Proposals provided that such Shareholder (together with entities and individuals with whom the holder does not deal at arm’s length) does not hold, in the aggregate, more than 10% of the Exchangeable Shares or 10% of the shares of common stock of New US Gold, as applicable, based on the fair market value of such securities. In addition, an Exchangeable Share or share of common stock of New US Gold will only constitute an exempt interest at the end of U.S. Gold’s taxation year if, at that time, it is reasonable to conclude that the Shareholder has no “tax avoidance motive” in respect of such Exchangeable Share or share of common stock of New US Gold. For this purpose, the Shareholder will be regarded as having a tax avoidance motive only if it is reasonable to conclude that the main reasons for acquiring or holding such Exchangeable Shares or shares of common stock of New US Gold include directly or indirectly benefiting principally from income, profits, gains or increases in value in respect of investment property and from the deferral or reduction of tax that would have been payable on such income, profits or gains. Shareholders are encouraged to consult their own tax advisors regarding the determination of whether or not they have such a tax avoidance motive. The determination of whether Exchangeable Shares or shares of common stock of New US Gold constitute an exempt interest must be made on an annual basis at the end of the taxation year of New US Gold and no assurances can be given that the Exchangeable Shares or shares of common stock of New US Gold will constitute an exempt interest at any subsequent taxation year-end of New US Gold.
      Economic Statement of October 18, 2000
      In the Economic Statement released on October 18, 2000 (the “Economic Statement”), the Minister of Finance (Canada) announced a proposal to formulate and introduce a rule to permit shares of a Canadian corporation held by a Canadian resident to be exchanged for shares of a foreign corporation on a tax-deferred basis. This statement included no details of the circumstances in which such tax-deferred share-for-share exchanges could occur but rather indicated that these rules would be developed in consultation with the private sector. The Economic Statement indicated that any such rules would not be effective before the public release of draft legislation including such rules. The Canadian

Federal Budget of February 18, 2003, reiterated the statements made in the Economic Statement and indicated that draft legislative proposals would be released in the near future for public review and comment.
      The Canadian Federal Budget of March 23, 2004 (the “2004 Budget”) indicated that it is intended that detailed proposals will be released for public comment within months after the release of the 2004 Budget. The 2004 Budget also indicated that the proposals are expected to be in the form of draft legislation and there has been no indication as to an effective date for the proposals.
      It is not known whether the draft legislation containing the proposed amendments described above will be released in time to affect a subsequent exchange of Exchangeable Shares for shares of common stock of New US Gold, and it is therefore possible that such exchange of Exchangeable Shares may be achieved on a tax-deferred basis. In any case, until such rules are developed and released, it is not possible to state whether those rules would apply to a Shareholder who exchanges Exchangeable Shares for shares of common stock of New US Gold. Shareholders are encouraged to consult their own tax advisors once the draft legislation is released, if at all, to determine how the draft legislation might apply to the holder’s particular circumstances.
      Subsequent Acquisition Transaction
      If Common Shares validly deposited under the Offer are taken up and paid for, the Offerors currently intend to acquire, directly or indirectly, all of the remaining outstanding Common Shares in accordance with applicable law by way of a Subsequent Acquisition Transaction. The tax treatment of a Subsequent Acquisition Transaction to a Shareholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and may be materially less favourable than would apply if Common Shares were deposited under the Offer. Shareholders are encouraged to consult their own tax advisors for advice with respect to the income tax consequences to them of having their Common Shares acquired pursuant to a Subsequent Acquisition Transaction.
      The Offerors currently intend to effect a Subsequent Acquisition Transaction in the form of an amalgamation as discussed above under the caption “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction.” On the amalgamation, holders of Warrants will receive warrants to purchase Exchangeable Shares on a tax-deferred basis. In addition, the White Knight stock option plan will be replaced on a tax-deferred basis with a stock option plan of Canadian Exchange Co. or New US Gold.
      Under the current administrative practice of the CRA, Shareholders who exercise their right of dissent in respect of an amalgamation should be considered to have disposed of their Common Shares for proceeds of disposition equal to the amount paid by the amalgamated corporation to the dissenting shareholder therefore, other than interest awarded by the court (if any). Because of uncertainties under the relevant legislation as to whether such amounts paid to a dissenting shareholder would be treated entirely as proceeds of disposition, or in part as the payment of a deemed dividend, dissenting shareholders are encouraged to consult with their own tax advisors in this regard.
Shareholders Not Resident in Canada
      The following portion of the summary is applicable to holders of Common Shares who, for purposes of the Tax Act or any applicable income tax treaty or convention, have not been and will not be resident or deemed to be resident in Canada at any time while they have held Common Shares or will hold Exchangeable Shares and/or shares of common stock of New US Gold and who do not use or hold or are not deemed to use or hold such Common Shares, Exchangeable Shares and/or shares of common stock of New US Gold in carrying on a business in Canada (a “Non-Resident Shareholder”). Special rules, which are not discussed in this summary, may apply to a non-resident that is an insurer carrying on business in Canada and elsewhere.
Disposition of Common Shares or Exchangeable Shares
      A Non-Resident Shareholder will not be subject to capital gains tax under the Tax Act on the disposition of Common Shares pursuant to the Offer or a disposition of Exchangeable Shares unless the Common Shares or Exchangeable Shares, as the case may be, constitute “taxable Canadian property” of the Shareholder for purposes of the Tax Act and the Shareholder is not entitled to relief under an applicable income tax treaty or convention.
      Generally, Common Shares or Exchangeable Shares, as the case may be, will not be taxable Canadian property at a particular time provided that such shares are listed on a “prescribed stock exchange” (which currently includes the TSX and the AMEX), and the Shareholder, alone or together with persons with whom such Shareholder does not deal at arm’s length, has not owned 25% or more of the issued shares of any class or series of shares in the capital of White Knight or Canadian Exchange Co., as the case may be, at any time during the five year period immediately preceding the particular time.
      A Non-Resident Shareholder whose Common Shares constitute taxable Canadian property may be eligible to make a joint tax election with Canadian Exchange Co. (See “Shareholders Resident in Canada — Section 85 Election”). Non-Resident Shareholders whose Common Shares or Exchangeable Shares constitute taxable Canadian property should consult their own tax advisors with respect to the Canadian tax consequences, including the effects thereon of the provisions of any income tax treaty or convention, of disposing of such shares.
Dividends On Exchangeable Shares
      Dividends paid or deemed to be paid to a Non-Resident Shareholder on Exchangeable Shares (including on a redemption of such shares by Canadian Exchange Co.) (See “Shareholders Resident in Canada — Redemption or Exchange of Exchangeable Shares”) will be subject to Canadian withholding tax at the rate of 25% unless the rate is reduced under the provisions of an applicable income tax treaty or convention. For example, under the Canada-United States tax treaty, the withholding tax rate is generally reduced to 15% in respect of a dividend paid to a person who is the beneficial owner thereof and who is resident in the United States for purposes of the Canada-United States tax treaty.

16.	Material U.S. Federal Income Tax Considerations
      In the opinion of Holme Roberts & Owen LLP, U.S. counsel to the Offerors, the following is, as of the date of the Offer, an accurate summary of the material U.S. federal income tax considerations applicable to Shareholders who dispose of their Common Shares pursuant to the Offer. This summary is included for general information purposes only and does not purport to be a complete technical analysis or listing of all potential U.S. tax consequences that may be relevant to holders of Common Shares. It is not intended to be, nor should it be construed as being, legal or tax advice. For this reason, holders of Common Shares should consult their own tax advisors concerning the tax consequences of the proposed transaction. Further, this summary does not address any tax consequences arising under the income or other tax laws of any state, local or foreign jurisdiction or any tax treaties.
      This discussion has been prepared to support the promotion or marketing of the transaction described herein. Holme Roberts & Owen LLP is required by U.S. Treasury regulations to inform you that this discussion is not intended or written to be used, and cannot be used, by a Shareholder or other person for the purpose of avoiding penalties that may be imposed by U.S. federal tax laws. Each Shareholder should seek advice from an independent tax advisor based upon the Shareholder’s individual circumstances.
      This discussion is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the related Treasury regulations, administrative interpretations and court decisions, in each case as in effect or available as of the date of the Offer, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the tax consequences of the proposed transaction.
      This discussion applies only to persons that hold their Common Shares, and will hold their shares of common stock of New US Gold or their Exchangeable Shares, as capital assets within the meaning of section 1221 of the Code, and assumes (without verification by the Offerors) that White Knight is not, and has not been, a “passive foreign investment company” or “controlled foreign corporation” for U.S. federal income tax purposes. If White Knight is a controlled foreign corporation or a passive foreign investment company, or was a passive foreign investment company during the period that U.S. holders (defined below) have held their Common Shares, special U.S. tax rules not discussed herein would need to be considered by U.S. holders to determine the tax consequences to them of the proposed transaction. This summary does not address all aspects of U.S. federal income taxation that may be relevant to holders of Common Shares in light of their particular circumstances or that may be applicable to them if they are subject to special treatment under the U.S. federal income tax laws. Specifically, this summary does not address tax consequences that may apply to a holder of Common Shares that is:

•	a financial institution, thrift, insurance company or mutual fund;

•	a tax-exempt organization;

•	an S corporation, an entity taxable as a partnership for U.S. federal income tax purposes or other pass-through entity or an owner thereof;

•	a dealer in stocks and securities or foreign currencies or a trader or an investor in Common Shares who elects the mark-to-market method of accounting for such stock;

•	a shareholder who received Common Shares from the exercise of employee stock options, stock purchase plans or otherwise as compensation, or from a tax-qualified retirement plan, individual retirement account or other qualified savings account;

•	a U.S. holder (defined below) that has a functional currency other than the U.S. dollar;

•	an expatriate or former long-term resident of the United States;

•	a shareholder that owns (or is deemed to own) shares representing 10% or more of the voting power of White Knight; or

•	a shareholder who holds Common Shares as part of a hedge against currency risk, straddle or a constructive sale or conversion transaction, or other risk reduction or integrated investment transaction.
U.S. Federal Income Tax Consequences to U.S. Holders of Common Shares
      For purposes of this summary, the term “U.S. holder” means a beneficial owner of Common Shares who is (i) an individual who is a citizen of the United States or who is resident in the United States for U.S. federal income tax purposes; (ii) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) a trust, if either (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or (iv) an estate that is subject to U.S. federal income tax on its income regardless of its source.
      An entity that is classified as a partnership for U.S. federal income tax purposes is neither a U.S. holder nor a non-U.S. holder. The U.S. federal income tax treatment of a partnership and its partners depends upon a variety of factors, including the activities of the partnership and the partners. Holders of Common Shares that are partnerships for U.S. federal income tax purposes, and partners in any such partnership, should consult their tax advisors concerning the U.S. federal income tax consequences of the exchange of Common Shares pursuant to the Offer and of owning and disposing of Exchangeable Shares or shares of common stock of New US Gold.
U.S. Federal Income Tax Characterization of the Exchangeable Shares and the Exchange of Common Shares
      There is no direct authority addressing the proper characterization and treatment of instruments with characteristics similar to the Exchangeable Shares and the Ancillary Rights for U.S. federal income tax purposes. Because the Exchangeable Shares are exchangeable into shares of New US Gold common stock, have dividend rights based on the dividends paid with respect to New US Gold common stock, and have the benefit of voting rights similar to the voting rights attributable to the shares of common stock of New US Gold, there are risks that the U.S. Internal Revenue Service will recharacterize the Exchangeable Shares as something other than shares of Canadian Exchange Co., or will recharacterize other aspects of the exchange of Common Shares for Exchangeable Shares (and Ancillary Rights). Based upon the relevant guidance and other aspects of the Offer, and in the absence of specifically applicable authority, the Offerors intend to take the position, and, except as otherwise discussed, this summary assumes, that the Exchangeable Shares should be treated as stock of Canadian Exchange Co., and not stock of New US Gold, for U.S. federal income tax purposes, and that the exchange of Common Shares for Exchangeable Shares (and Ancillary Rights) should not adversely affect the expected U.S. federal income tax consequences to U.S. holders of exchanging Common Shares for shares of common stock of New US Gold pursuant to the Offer. However, this treatment is not binding on the U.S. Internal Revenue Service, and the U.S. Internal Revenue Service could treat the Exchangeable Shares, and the exchange of Common Shares for Exchangeable Shares (and Ancillary Rights), in a different manner.
U.S. Federal Income Tax Consequences Arising from the Exchange of Common Shares
      The tax consequences to a U.S. holder of exchanging Common Shares pursuant to the Offer depend upon whether the holder receives shares of common stock of New US Gold or Exchangeable Shares.
          Exchange of Common Shares for Shares of Common Stock of New US Gold
      The transaction has been structured with the intent that the exchange of Common Shares for shares of common stock of New US Gold pursuant to the Offer, taken together with the Reorganization, should satisfy the requirements of section 351 of the Code. Due to the uncertainty about the treatment of the Exchangeable Shares and the Ancillary Rights, and about the treatment of the exchange of the Common Shares for Exchangeable Shares, for U.S. federal income tax purposes, the U.S. Internal Revenue Service might not accept the characterization of the transaction as satisfying the requirements of section 351 of the Code. Our determination as to the treatment of the transaction is not binding upon the U.S. Internal Revenue Service or the courts. There is no assurance that the U.S. Internal Revenue Service or (if the issue is litigated) the courts will accept the position that the exchange of Common Shares pursuant to the Offer will be part of a transaction satisfying the requirements of section 351 of the Code. The Offerors do not intend to obtain a ruling from the U.S. Internal Revenue Service concerning the treatment of the exchange of Common Shares pursuant to the Offer.
      For the exchange of Common Shares pursuant to the Offer to satisfy the requirements of section 351 of the Code, the exchange must occur in conjunction with and as part of an overall plan involving the Reorganization, and the transaction must satisfy certain other requirements. The Offerors have structured the exchange as part of an overall plan involving the Reorganization, and intend, if circumstances permit, to complete the exchange pursuant to the Offer in conjunction with the Reorganization. However, the Offerors do not control the timing of the Offer, and there is no assurance that the completion of the exchange will be completed in conjunction with the Reorganization, particularly due to the fact that this Offer is being conducted at the same time as other offers being conducted by the Offerors. For example, if completion of the exchange pursuant to the Offer is delayed, and the Offerors decide that it is in their best interest to complete the Reorganization and take up and pay for the shares deposited in connection with one or more of the other Strategic Offers without completing the exchange pursuant to the Offer at the same time, then the subsequent completion of the exchange for Common Shares might not qualify under section 351 of the Code.
      In addition, if the exchange pursuant to the Offer is to satisfy the requirements of section 351 of the Code, certain factual circumstances and other conditions must exist. The Offerors have assumed, or obtained representations supporting the determination that, the necessary factual circumstances and other conditions will exist. If these assumptions and representations are not accurate, a U.S. holder of Common Shares could recognize gain or loss on the exchange of Common Shares for shares of common stock of New US Gold if the exchange does not satisfy the requirements of section 351 of the Code.
      If the exchange of Common Shares for shares of common stock of New US Gold pursuant to the Offer satisfies the requirements of section 351 of the Code, a U.S. holder of Common Shares will not recognize gain or loss on such exchange. A U.S. holder’s aggregate tax basis in the shares of common stock of New US Gold received in the exchange will equal such holder’s aggregate adjusted tax basis of the Common Shares surrendered. A U.S. holder’s holding period in the shares of common stock of New US Gold received in the exchange will include the period for which the U.S. holder held the Common Shares. U.S. holders who acquired multiple blocks of Common Shares at different times should consult their tax advisors concerning the allocation of basis and the holding period to the shares of common stock of New US Gold received in the exchange pursuant to the Offer.
      The foregoing discussion assumes that the Exchangeable Shares should be treated as stock of Canadian Exchange Co., and not as stock of New US Gold, for U.S. federal income tax purposes. If the Exchangeable Shares are determined to be stock of New US Gold for such purposes, the U.S. Internal Revenue Service could take the position that the exchange of Common Shares for shares of common stock of New US Gold pursuant to the Offer does not satisfy the requirements of section 351 of the Code. If such exchange does not satisfy the requirements of section 351 of the Code, then the exchange should be treated as a taxable transaction for U.S. federal income tax purposes, and a

U.S. holder should recognize gain or loss in an amount equal to the difference between the fair market value of the common stock of New US Gold received and the U.S. holder’s adjusted tax basis in the Common Shares surrendered.
      Exchange of Common Shares for Exchangeable Shares and Ancillary Rights
      The exchange of Common Shares for Exchangeable Shares and Ancillary Rights generally will not qualify as part of a transaction satisfying the requirements of section 351 of the Code unless, for U.S. federal income tax purposes, the Exchangeable Shares and Ancillary Rights are collectively treated as stock of New US Gold, the Common Shares are treated as taken up and paid for by New US Gold rather than by Canadian Exchange Co., and certain other requirements are satisfied. As discussed above, although there is no direct authority addressing the proper characterization and treatment of instruments with characteristics similar to the Exchangeable Shares and the Ancillary Rights for U.S. federal income tax purposes, the Offerors intend to take the position that the Exchangeable Shares should be treated as stock of Canadian Exchange Co., and not stock of New US Gold, for U.S. federal income tax purposes.
      Assuming that the Exchangeable Shares should be treated as stock of Canadian Exchange Co. for U.S. federal income tax purposes, and not stock of New US Gold, U.S. holders of Common Shares who receive Exchangeable Shares and Ancillary Rights should recognize gain or loss equal to the difference between the respective U.S. holder’s aggregate adjusted tax basis in the Common Shares surrendered and the fair market value of the Exchangeable Shares and Ancillary Rights received. Gain or loss will be long-term capital gain or loss if the holding period for the Common Shares surrendered is more than one year. The amount and character of gain or loss will be computed separately for each block of Common Shares disposed of in the same transaction. The shares of common stock of New US Gold and Ancillary Rights will have a tax basis equal to the fair market value of such shares and rights, respectively, and will have a holding period commencing on the day after completion of the exchange pursuant to the Offer.
U.S. Federal Income Tax Consequences Arising from Holding the Shares of Common Stock of New US Gold
      Receipt of Distributions
      Distributions, if any, paid with respect to shares of common stock of New US Gold out of New US Gold’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be taxable as dividend income to U.S. holders. In the case of U.S. holders who are individuals, trusts or estates, any such dividend income will be subject to tax at the same preferential rates as net capital gains if the applicable requirements are satisfied. To the extent that the amount of any distribution exceeds New US Gold’s current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital to the extent of the U.S. holder’s tax basis, and any excess will be treated as capital gain.
      Dispositions of Shares of Common Stock of New US Gold
      Generally, a U.S. holder will recognize gain or loss on any sale, exchange or other disposition of the shares of common stock of New US Gold equal to the difference between the U.S. holder’s adjusted tax basis in the shares of common stock of New US Gold and the amount realized from the sale, exchange or other disposition. Gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period is more than one year. In the case of U.S. holders who are individuals, trusts or estates, any such long-term capital gain may be taxed at preferential rates. The deductibility of losses may be subject to limitations.
U.S. Federal Income Tax Consequences Arising from Holding the Exchangeable Shares.
      Receipt of Distributions
      As discussed above, the Offerors intend to take the position that the Exchangeable Shares are shares of Canadian Exchange Co., and not shares of New US Gold. Distributions, if any, paid with respect to the Exchangeable Shares out of Canadian Exchange Co.’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be taxable as dividend income to U.S. holders. Dividends paid with respect to the Exchangeable Shares would only qualify for the lower tax rates applicable to net capital gains if Canadian Exchange Co. were treated as a “qualified foreign corporation” for U.S. federal income tax purposes. To the extent that the amount of any distribution exceeds Canadian Exchange Co.’s current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital to the extent of the U.S. holder’s tax basis, and any excess will be treated as capital gain. Subject to certain conditions and limitations, Canadian income tax withheld on dividends with respect to the Exchangeable Shares generally may be deducted in determining a U.S. holder’s federal taxable income or credited against a U.S. holder’s federal income tax liability.
      Dispositions of Exchangeable Shares
      Generally, a U.S. holder will recognize gain or loss on any sale, exchange or other disposition of the Exchangeable Shares, including on the exercise of the retraction and redemption rights and the call rights described under “Exchangeable Shares — Description of Exchangeable Shares.” The amount of gain or loss recognized will equal the difference between the holder’s adjusted tax basis in the Exchangeable Shares and the amount realized from the sale, exchange or other disposition, unless the disposition transaction qualifies for non-recognition treatment. Gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period is more than one year. In the case of U.S. holders who are individuals, trusts or estates, any such long-term capital gain may be taxed at preferential rates. The deductibility of losses may be subject to limitations.
      Certain Passive Foreign Investment Company Considerations
      If Canadian Exchange Co. were treated as a “passive foreign investment company” for U.S. federal income tax purposes, this could have potentially adverse U.S. tax consequences to U.S. holders who dispose of or receive distributions with respect to Exchangeable Shares, which consequences may be different from the consequences discussed above under “U.S. Federal Income Tax Consequences Arising from Holding the Exchangeable Shares — Receipt of Distributions” and under “U.S. Federal Income Tax Consequences Arising from Holding the Exchangeable Shares — Dispositions of Exchangeable Shares.” U.S. holders should consult their own tax advisors with respect to the potential application of the rules governing passive foreign investment companies.
U.S. Federal Income Tax Consequences of the Subsequent Acquisition Transaction.
      If Common Shares validly deposited under the Offer are taken up and paid for, the Offerors currently intend to acquire, directly or indirectly, all of the remaining outstanding Common Shares in accordance with applicable law by way of a Subsequent Acquisition Transaction. The U.S. federal income tax treatment of a Subsequent Acquisition Transaction to a Shareholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and may be materially less favorable than would apply if Common Shares were deposited under the Offer. For example, depending upon how the Subsequent Acquisition Transaction is carried out, the Subsequent Acquisition Transaction could be fully taxable to a U.S. holder. Shareholders are encouraged to consult their own tax advisors for advice with respect to the income tax consequences to them of having their Common Shares acquired pursuant to a Subsequent Acquisition Transaction.
U.S. Federal Income Tax Consequences to Non-U.S. Holders of Common Shares
      For purposes of this summary, the term non-U.S. holder means a beneficial owner of Common Shares that is not treated as a partnership for U.S. federal income tax purposes, and that is not a U.S. holder. An entity that is classified as a partnership for U.S. federal income tax purposes is neither a U.S. holder nor a non-U.S. holder. The U.S. federal income tax treatment of a partnership and its partners depends upon a variety of factors, including the activities of the partnership and the partners. Holders of Common Shares that are partnerships for U.S. federal income tax purposes, and partners in any such partnership, should consult their tax advisors concerning the U.S. federal income tax consequences of the exchange of Common Shares pursuant to the Offer and of owning and disposing of Exchangeable Shares or shares of common stock of New US Gold.
      As previously stated, this summary does not address the U.S. federal income tax consequences to shareholders that are subject to special rules. With respect to a shareholder who is a non-U.S. holder, this summary also does not apply to a shareholder that is affected by the provisions of an income tax treaty to which the United States is a party, and does not address currency exchange issues. Any non-U.S. holder that may be subject to any of these tax rules is urged to consult his or her own tax advisor to determine the tax consequences to him or her of the exchange pursuant to the Offer.

U.S. Federal Income Tax Consequences Arising from the Exchange of Common Shares
      Generally, subject to the discussion below, a non-U.S. holder will not be subject to U.S. federal income tax on the income or gain (if any) realized on the exchange of Common Shares for Exchangeable Shares and Ancillary Rights or for shares of common stock of New US Gold pursuant to the Offer, unless:

•	the income or gain is effectively connected with the conduct by the non-U.S. holder of a trade or business, or, if a tax treaty applies, attributable to a permanent establishment maintained by the non-U.S. holder, in the United States; or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, unless an applicable income tax treaty provides otherwise.
U.S. Federal Income Tax Consequences Arising from Holding the Shares of Common Stock of New US Gold and the Exchangeable Shares.
      Receipt of Distributions on Shares of Common Stock of New US Gold
      Dividends received by a non-U.S. holder with respect to shares of common stock of New US Gold could be subject to U.S. withholding tax at a rate of 30%. The withholding tax rate could be reduced by an applicable income tax treaty in effect between the United States and the non-U.S. holder’s country of residence. For example, the withholding rate under the Canada-United States tax treaty on dividends paid by a U.S. corporation to residents of Canada is generally 15%. In addition, (a) a non-U.S. holder will be taxed in the same manner as a U.S. holder on dividends paid that are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (unless otherwise provided in an applicable treaty) and will not be subject to the U.S. withholding tax provided that the non-U.S. holder provides the proper certification, and (b) a corporate non-U.S. holder may also be subject to an additional branch profits tax at a 30% rate (or such lower rate as may be specified in an applicable income tax treaty) on dividend income that is effectively connected with a U.S. trade or business.
      Receipt of Distributions on Exchangeable Shares
      Assuming, as discussed above under “U.S. Federal Income Tax Consequences to U.S. Holders of Common Shares — Exchange of Common Shares for Exchangeable Shares and Ancillary Rights,” that the Exchangeable Shares should be treated as shares of Canadian Exchange Co. for U.S. federal income tax purposes, rather than shares of common stock of New US Gold, and that dividends paid on Canadian Exchange Co. shares do not constitute U.S. source income, dividends received by a non-U.S. holder with respect to the Exchangeable Shares should not be subject to U.S. withholding tax. Based upon these assumptions, neither Canadian Exchange Co. nor New US Gold intends to withhold any U.S. tax from any dividends paid with respect to the Exchangeable Shares. However, a non-U.S. holder will be taxed in the United States on the receipt of such dividends in the same manner as a U.S. holder if the non-U.S. holder has an office or other fixed place of business within the United States to which the dividend is attributable and the dividend is derived in the active conduct of a banking, financing or similar business within the United States or is received by a corporation the principal business of which is trading stock or securities for its account (unless otherwise provided in an applicable treaty).
      Dispositions of Shares of Common Stock of New US Gold or Exchangeable Shares
      Subject to the rules discussed below, a non-U.S. holder will not be subject to U.S. federal income tax on gain (if any) realized on the sale or exchange of Exchangeable Shares or on the sale or exchange of shares of common stock of New US Gold, unless:

•	the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business, or, if a tax treaty applies, attributable to a permanent establishment maintained by the non-U.S. holder, in the United States;

•	in the case of sale or exchange of shares of common stock of New US Gold, such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, unless an applicable income tax treaty provides otherwise; or

•	in the case of sale or exchange of Exchangeable Shares (assuming that such shares are not treated as shares of common stock of New US Gold), such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, unless an applicable income tax treaty provides otherwise.
      Under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), if New US Gold is treated as a “U.S. real property holding corporation” (“USRPHC”) and the requirements set forth below are satisfied, then gain or loss recognized by a non-U.S. holder on the sale or exchange of Exchangeable Shares or shares of common stock of New US Gold will be subject to regular U.S. federal income tax, as if such gain or loss were effectively connected with the conduct of a U.S. trade or business by the holder. New US Gold will be treated as a USRPHC if at any time during the shorter of (x) the five-year period ending on the date of the sale or exchange of Exchangeable Shares or shares of common stock of New US Gold (as the case may be) or (y) the period during which a holder held such Exchangeable Shares or shares of common stock of New US Gold (as the case may be), the fair market value of New US Gold’s United States real property interests equals or exceeds 50% of the sum of the fair market values of all of its interests in real property and all of its other assets used or held for use in a trade or business (as defined in applicable regulations). In the absence of additional knowledge about the composition of assets of White Knight, and (to the extent the other Strategic Offers are completed) the composition of the assets of Coral Gold, Nevada Pacific and Tone Resources. It is not possible to determine at this time whether New US Gold will be treated as a USRPHC after the consummation of the proposed transaction.
      If New US Gold is treated as a USRPHC after the consummation of the proposed transaction, gain or loss from the sale or exchange of Exchangeable Shares or shares of common stock of New US Gold will be subject to tax under FIRPTA in the following circumstances:

•	In the case of a non-U.S. holder who owns only shares of common stock of New US Gold (actually and constructively), the shares of common stock of New US Gold are treated as “regularly traded on an established securities market” and the non-U.S. holder holds more than 5% of the total fair market value of the shares of common stock of New US Gold outstanding (on a non-diluted basis) at the relevant determination time;

•	In the case of a non-U.S. holder who owns only Exchangeable Shares (actually and constructively, other than shares of common stock of New US Gold constructively owned by reason of ownership of Exchangeable Shares), either:

•	The Exchangeable Shares are treated as “regularly traded on an established securities market” and such non-U.S. holder holds more than 5% of the total fair market value of the Exchangeable Shares outstanding at the relevant determination time, or

•	The Exchangeable Shares are not treated as “regularly traded on an established securities market,” but the shares of common stock of New US Gold are “regularly traded on an established securities market,” and such non-U.S. holder holds Exchangeable Shares with a fair market value on the relevant date of determination greater than 5% of the total fair market value of the shares of common stock of New US Gold outstanding (on a non-diluted basis) on such date;

•	In the case of a non-US holder who actually or constructively owns shares of common stock of New US Gold or Exchangeable Shares, such shares and Exchangeable Shares are not treated as “regularly traded on an established securities market.”
      The Offerors expect that the shares of common stock of New US Gold will be traded on the AMEX and the TSX, and that the Exchangeable Shares will be traded on the TSX. The AMEX and the TSX should each be considered an “established securities market” for FIRPTA purposes. The shares of common stock of New US Gold generally will be considered to be “regularly traded” on the AMEX for FIRPTA purposes for any calendar quarter during which they are regularly quoted by brokers or dealers making a market in such shares within the meaning of applicable Treasury regulations. Since the Offerors do not intend to register the Exchangeable Shares under Section 12 of the U.S. Securities Exchange Act, it is likely the Exchangeable Shares will not be considered “regularly traded” on the TSX for FIRPTA purposes.

      If income from the sale or exchange of Exchangeable Shares or shares of common stock of New US Gold is subject to tax based on FIRPTA, the transferee of such shares may be required to deduct and withhold a tax equal to 10 percent of the amount realized on the disposition, unless certain exceptions apply. Any tax withheld may be credited against the U.S. federal income tax owed by the non-U.S. holder for the year in which the sale or exchange occurs.
      The foregoing summary of the possible application of FIRPTA rules to non-U.S. holders is only a summary of certain material aspects of these rules. If at any time the Exchangeable Shares are traded on an established securities market located in the United States, different rules, not described herein, may apply. Because the U.S. federal income tax consequences to a non-U.S. holder under FIRPTA may be significant and are complex and subject to uncertainty, non-U.S. holders are encouraged to discuss those consequences with their tax advisors.
U.S. Federal Income Tax Consequences of the Subsequent Acquisition Transaction
      Generally, the U.S. federal income tax treatment of the Subsequent Acquisition Transaction to a non-U.S. holder will be the same as the treatment of the exchange of Common Shares for Exchangeable Shares and Ancillary Rights or for shares of common stock of New US Gold pursuant to the Offer, as described above under “— U.S. Federal Income Tax Consequences Arising From the Exchange of Common Shares.” Non-U.S. holders of Common Shares should be aware that the benefits of section 351 of the Code might not be available in connection with the Subsequent Acquisition Transaction.
Backup Withholding and Information Reporting
      Information returns may be filed with the U.S. Internal Revenue Service in connection with payments on the shares of common stock of New US Gold or Exchangeable Shares and the proceeds from a sale or other disposition of such stock. Holders of shares of common stock of New US Gold or Exchangeable Shares may be subject to U.S. backup withholding tax on these payments if they fail to provide their taxpayer identification numbers to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the U.S. Internal Revenue Service.
      THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT LEGAL OR TAX ADVICE. EACH SHAREHOLDER IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER AND TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF EXCHANGEABLE SHARES OR SHARES OF COMMON STOCK OF NEW US GOLD, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR NON-U.S. TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

17.	Comparison of Shareholder Rights
      Upon completion of the Offer and a Subsequent Acquisition Transaction, Shareholders will become shareholders of New US Gold, rather than shareholders of White Knight. Since New US Gold is a Delaware corporation, the rights of the shareholders of New US Gold are governed by the applicable laws of the State of Delaware, including the Delaware Law, and by New US Gold’s articles of incorporation and bylaws. Since White Knight was incorporated in the Province of British Columbia, the rights of shareholders of White Knight are governed by the BCBCA, and other laws of Canada, and by White Knight’s articles and by-laws.
      Although the rights and privileges of shareholders of a British Columbia corporation are in many instances comparable to those of shareholders of a Delaware corporation, there are a number of differences. The following is a summary of the material differences in the rights of Shareholders and New US Gold shareholders. These differences arise from the differences between the BCBCA and the Delaware Law and between White Knight’s notice of articles and articles and New US Gold’s certificate of incorporation and bylaws, as both documents will be amended and restated in the Reorganization. This summary is not intended to be complete and the statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the BCBCA, the Delaware Law, the notice of articles and articles of White Knight and New US Gold’s certificate of incorporation, as amended and restated in connection with the Reorganization, and bylaws, as amended and restated in connection with the Reorganization.
Authorized Capital Stock
White Knight
      The authorized capital share structure of White Knight is an unlimited number of common shares without par value.
New US Gold
      The authorized capital stock of New US Gold will be a total of 250,000,001 shares consisting of 250,000,000 shares of common stock, par value $0.0001 per share, and 1 share of preferred stock, par value $0.0001 per share. The share of preferred stock will be designated the “Special Voting Share.”
Dividends
White Knight
      Dividends may be declared at the discretion of the White Knight board of directors, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of White Knight. Dividends may be paid in cash, assets of White Knight, shares, bonds, debentures or other securities of White Knight, or in any one or more of those ways.
New US Gold
      New US Gold’s amended and restated bylaws will provide that, subject to the certificate of incorporation and pursuant to the Delaware Law, the board of directors may declare dividends. Dividends may be paid in cash, in property or in shares of capital stock, subject to the certificate of incorporation and the Delaware Law.
Sources of Dividends
White Knight
      Under the BCBCA, White Knight may declare and pay dividends out of profits, capital or otherwise unless there are reasonable grounds for believing that White Knight is, or would after such payment be, insolvent.
New US Gold
      Dividends may be paid by a Delaware corporation out of:

•	surplus; or

•	in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except, dividends may not be paid out of net profits when the capital is diminished to an amount less than the aggregate amount of capital represented by issued and outstanding stock having a preference on the distribution of assets.
Size of the Board of Directors
White Knight
      The BCBCA provides that a public corporation must have at least three directors.
      White Knight’s articles provide that the number of directors may be determined by the shareholders from time to time by ordinary resolution.
      Under the BCBCA and White Knight’s articles, the directors may appoint a person as a director either to fill a casual vacancy on the board of directors or as an addition to the board of directors. The number of additional directors so appointed, however, cannot at any time exceed one-third of the number of directors elected or appointed at the last annual general meeting of shareholders. Any director so appointed shall hold office only until the commencement of the next annual general meeting, but shall be eligible for election at such meeting.
New US Gold
      The Delaware Law provides that a corporation’s board must consist of one or more members and that the number of directors shall be fixed by, or in the manner provided in, the corporation’s bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors may be made only by amendment to the certificate of incorporation.
      New US Gold’s amended and restated certificate of incorporation and bylaws will provide that the number of directors shall be specified by the Board of Directors, provided that the number shall be not less than five nor more than twelve.
Classification of the Board of Directors
White Knight
      Neither White Knight’s articles nor the BCBCA provide for classes of directors.
New US Gold
      The Delaware Law provides that the directors of a corporation may be divided into one, two or three classes and that the classes may have staggered terms.
      New US Gold’s amended and restated certificate of incorporation and bylaws will provide that the New US Gold board of directors is not divided into classes. All directors will be elected each year at the annual meeting of the corporation.
Cumulative Voting
White Knight
      Neither White Knight’s articles nor the BCBCA provide for cumulative voting.
New US Gold
      The Delaware Law permits cumulative voting, but New US Gold’s amended and restated certificate of incorporation will not provide for cumulative voting.
Removal and Retirement of Directors
White Knight
      Under the BCBCA, a director may be removed before the expiration of his or her term by a special resolution (see “Required Vote for Certain Transactions”) or, if the articles of the corporation permit, by a resolution of less than a special majority or other method.
      White Knight’s articles provide that the shareholders may by special resolution remove any director and by ordinary resolution either appoint another person in his or her stead, or authorize the directors to do so.
      White Knight’s articles state that at each annual general meeting, all of the directors shall retire (but be eligible for re-election) and the shareholders shall subsequently elect a board of directors. If in any calendar year White Knight does not hold an annual general meeting, the directors appointed at the last annual general meeting shall be deemed to have been elected or appointed as directors on the last day of which the meeting could have been held pursuant to the BCBCA and the directors so appointed or elected may hold office until other directors are appointed or elected or until the day on which the next annual general meeting is held.

New US Gold
      The amended and restated certificate of incorporation will provide that any director may generally be removed, with or without cause, by the affirmative vote of a majority of the shares then entitled to vote at an election of directors.
      New US Gold’s amended and restated certificate of incorporation and amended and restated bylaws will provide that each director elected shall hold office until such director’s successor is elected and qualified or until such director’s earlier resignation or removal.
Filling Vacancies on the Board of Directors
White Knight
      Under the BCBCA and White Knight’s articles, the directors may appoint a person as a director either to fill a casual vacancy on the board of directors or as an addition to the board. The number of additional directors so appointed, however, cannot at any time exceed one-third of the number of directors elected or appointed at the last annual general meeting of shareholders. Any director so appointed shall hold office only until the commencement of the next following annual general meeting, but shall be eligible for election at such meeting.
New US Gold
      New US Gold’s amended and restated certificate of incorporation will provide that if any vacancy occurs on the board caused by the death, resignation, retirement, disqualification or removal from office of any director, a majority of the directors then in office, even if less than a quorum, may choose the successor or fill the newly created directorship. If any new directorship is created by any increase in the authorized number of directors, either a majority of the directors then in office or the shareholders may elect the successor. The director so chosen will hold office until the next annual election of that director’s class and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal.
Quorum of Directors
White Knight
      White Knight’s articles provide that a quorum shall be a majority of the board of directors, or such number of directors as may be determined from time to time by resolution of the directors.
New US Gold
      New US Gold’s amended and restated bylaws will provide that a majority of directors then in office constitutes a quorum. However, if less than a majority of the directors then in office are present, a majority of the directors present may adjourn the meeting from time to time without further notice.
Required Vote for Certain Transactions
White Knight
      Under the BCBCA, certain extraordinary corporate actions, such as continuances, certain amalgamations, sales, leases or other dispositions of all, or substantially all of, the property of a corporation (other than in the ordinary course of business), liquidations, dissolutions and certain arrangements, are required to be approved by special resolution of the shareholders.
      For White Knight, a special resolution means a resolution passed at a general meeting by a majority of at least two-thirds of the votes cast on the resolution, or a resolution passed by being consented to in writing by all of the shareholders holding shares that carry the right to vote at general meetings.
      In certain cases, an action that prejudices or interferes with a right or special right attached to issued shares of a class or series of shares must be approved separately by the holders of the class or series of shares being affected.

New US Gold
      To effect a merger under the Delaware Law, a corporation’s board of directors must approve and adopt an agreement of merger and recommend it to the stockholders. The agreement must be adopted by holders of a majority of the outstanding shares of the corporation entitled to vote thereon unless the certificate of incorporation requires a greater vote. New US Gold’s amended and restated certificate of incorporation does not require a greater vote. Under the Delaware Law, the sale, lease or exchange of all or substantially all of a Delaware corporation’s property or assets requires the approval of the holders of a majority of the outstanding stock of the corporation entitled to vote thereon.
Calling a Meeting of Shareholders
White Knight
      Under the White Knight articles, the directors have the power at any time to call special meetings of shareholders.
      Under the BCBCA, the holders of not less than 5% of the issued shares of a corporation that carry the right to vote at a general meeting may requisition the directors to call a meeting of shareholders. Upon meeting the technical requirements set out in the BCBCA for making such a requisition, the directors of the corporation must call a meeting of shareholders, the meeting to be held not more than four months after receiving the requisition. If the directors do not call such meeting within 21 days after receiving the requisition, the requisitioning shareholders or any of them holding in aggregate not less than 2.5% of the issued shares of the corporation that carry the right to vote at general meetings may call the meeting.
New US Gold
      Under the Delaware Law, a special meeting of stockholders may be called only by a corporation’s board of directors or such person or persons as may be authorized in the certificate of incorporation or bylaws. New US Gold’s amended and restated bylaws will provide that a special meeting of New US Gold stockholders may be called at any time by the President, by the Chairman of the Board, by a majority of the board of directors or upon written demand by stockholders holding 10% or more of all the votes entitled to be cast on any issue proposed to be considered at the meeting.
Quorum of Shareholders
White Knight
      The BCBCA provides that a quorum for the transaction of business at any general meeting is the quorum established by a corporation’s articles, or if no quorum is established by the articles, two shareholders entitled to vote at the meeting whether present in person or by proxy.
      White Knight’s articles provide that a quorum for the transaction of business at any general meeting of shareholders is two shareholders or proxyholders representing two shareholders, or one shareholder and a proxyholder representing another shareholder, in both cases personally present at the commencement of the meeting and holding or representing by proxy in the aggregate not less than 5% of the issued shares of a class of shares the holders of which are entitled to attend and vote at such meeting.
      If within one half hour from the time appointed for a general meeting a quorum is not present, the general meeting, if convened by requisition of the shareholders, shall be dissolved. In any other case the meeting shall stand adjourned to the same day in the next week at the same time and place. If at such adjourned meeting a quorum is not present within one half hour from the time appointed, the person or persons present and being or representing by proxy, a shareholder or shareholders entitled to attend and vote at the meeting shall constitute a quorum.
New US Gold
      New US Gold’s amended and restated bylaws will provide that the holders of a one-third of the New US Gold stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, constitutes a quorum at any meeting of New US Gold stockholders, except as otherwise provided by statute or by New US Gold’s certificate of incorporation.

Notice of Meeting of Shareholders
White Knight
      Under the BCBCA, notices of the date, time and place of a general meeting of shareholders must be sent not less than 21 days nor more than two months before the meeting to each director and to each shareholder entitled to attend the meeting.
New US Gold
      The Delaware Law provides that, whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting stating, among other things, the place, date and hour of the meeting must be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting. The Delaware Law further provides that if the meeting will entail consideration of a transaction that could result in appraisal rights, notice shall be given at least 20 days prior to the meeting, shall state that appraisal rights may be available, and include a copy of the pertinent statutory section.
      New US Gold’s amended and restated bylaws will provide that written notice stating the place, day, hour and purpose of the meeting, must be delivered not less than 10 nor more than 60 days before the date of the meeting, either by mail or electronic transmission consented to by the stockholder, except where the matter to be acted on is a merger or consolidation of New US Gold or a sale, lease or exchange of substantially all of its assets, in which case notice shall be given not less than 20 nor more than 60 days prior to the meeting.
      Consistent with the Delaware Law, New US Gold’s amended and restated bylaws do not include a separate notice period if the authorized shares of New US Gold are to be increased. Under the Delaware Law, if a shareholder meeting is adjourned for more than 30 days (in which case a new record date is to be fixed by the board of directors of New US. Gold), notice shall be given to record holders as of the new record date.
Record Date for Notice of Meetings of Shareholders
White Knight
      The BCBCA provides that the directors may fix in advance a date as the record date for the determination of shareholders entitled to receive notice of and vote at a meeting of shareholders, but such record date shall not precede by more than two months, or four months in the case of a meeting requisitioned by shareholders, or by less than 21 days the date on which the meeting is to be held. If no record date is fixed, the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders shall be at 5:00 p.m. on the day immediately preceding the day on which the notice is given or, if no notice is given, the beginning of the meeting.
      White Knight’s articles provide that the record date for the determination of shareholders entitled to receive notice and vote at a meeting of shareholders shall not be more than two months or, in the case of a general meeting requisitioned by the shareholders under the BCBCA, not more than four months before the date of the meeting. If no record date is fixed, the record date for the determination of those shareholders entitled to notice and to vote at such meeting is deemed to be the date on which the notice calling the meeting is mailed.
New US Gold
      The Delaware Law does and New US Gold’s amended and restated bylaws will provide that, for the purposes of determining the stockholders entitled to notice of and to vote at any stockholder meeting, the board of a corporation may fix a record date that does not precede the date upon which the resolution fixing the record date is adopted by the board and that is not more than 60 nor less than ten days before the date of the meeting. The Delaware Law does and New US Gold’s amended and restated bylaws will further provide that if no record date is fixed, the record date shall be the close of business on the day next preceding the date on which notice of the meeting is given, or if notice is waived, then the close of business on the day next preceding the date on which the meeting is held.

Proxies
White Knight
      The BCBCA provides that, unless the articles provide otherwise, a shareholder is entitled to vote by proxy.
      White Knight’s articles provide that a shareholder holding more than one share in respect of which he is entitled to vote shall be entitled to appoint a proxyholder to attend, act and vote for him on the same occasion.
      A corporation, not being a subsidiary of White Knight, that is a shareholder may vote by its proxyholder or by its duly authorized representative. Such proxyholder or duly authorized representative is entitled to speak, vote, and in all other respects exercise the rights of a shareholder and shall be deemed to be a shareholder for all purposes in connection with any general meeting of White Knight.
      A proxy or an instrument appointing a duly authorized representative of a corporation may be sent to White Knight by written instrument, fax or any other method of transmitting legibly recorded messages.
      The instrument appointing a corporate representative must be deposited at the registered office of White Knight or at such other place as is specified for that purpose in the notice calling the meeting two business days, or such other time period as is set out in the notice calling the meeting, before the time for holding the meeting at which the person named in the proxy proposes to vote, or must be deposited with the chairman of the meeting prior to the time the proxy is to be used.
New US Gold
      The Delaware Law provides that each stockholder entitled to vote at a stockholder meeting or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for the stockholder by proxy, but no proxy may be voted or acted upon after three years from its date unless the proxy provides for a longer period.
      New US Gold’s amended and restated bylaws will provide that, at all meetings of stockholders, a stockholder may vote by proxy if the proxy is properly submitted by the stockholder or the stockholder’s authorized attorney in fact. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy The proxy must be filed with the corporate secretary of New US Gold before or at the time of the meeting. Unless and until voted, each proxy is revocable, unless an irrevocable proxy permitted by statute has been given.
      A stockholder may authorize another person or persons to act for him as proxy in any manner, including, by executing a writing authorizing another person or persons to act for him as proxy, or transmitting or authorizing the transmission of a telephone, telegram, cablegram, or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm or other similar agent duly authorized by the person who will be the holder of the proxy to receive such transmission.
Amendment of Constating Documents
White Knight
      Under the BCBCA, any amendment to the notice of articles or articles generally requires approval by special resolution, as described above, of the shareholders.
      In the event that an amendment to the articles would prejudice or interfere with a right or special right attached to issued shares of a class or series of shares, such amendment must be approved separately by the holders of the class or series of shares being affected.
New US Gold
      The Delaware Law provides that a corporation may amend its certificate of incorporation if its board has adopted a resolution setting forth the amendment proposed and declared its advisability, followed by the affirmative votes of a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote on the amendment as a class.

      New US Gold’s amended and restated certificate of incorporation provides that it may be amended in a manner consistent with the Delaware Law and any other applicable provisions of the amended and restated certificate of incorporation.
      New US Gold’s authorized share structure includes one share of preferred stock which will be designated as the Special Voting Share.
      The Delaware Law provides that the stockholders entitled to vote have the power to adopt, amend or repeal by-laws. A corporation may also confer, in its certificate of incorporation, such power upon the board.
      New US Gold’s amended and restated certificate of incorporation will empower the board to make and amend the bylaws, provided that such bylaws may be amended or repealed by the board or by the shareholders.
      New US Gold’s amended and restated bylaws will allow the board of directors to amend the bylaws without obtaining stockholder approval. If the stockholders wish to amend the bylaws, the bylaws generally require the affirmative vote of at least a majority of the outstanding shares to amend the bylaws.
Dissent or Appraisal Rights
White Knight
      The BCBCA provides that shareholders of a corporation are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable where the corporation resolves to:

•	alter its articles to alter the restrictions on the powers of the corporation or on the business it its permitted to carry on;

•	approve certain amalgamations;

•	approve an arrangement, where the terms of the arrangement permit dissent;

•	sell, lease or otherwise dispose of all or substantially all of its undertaking; or

•	continue the corporation into another jurisdiction.
New US Gold
      The Delaware Law provides that a holder of shares of any class or series has the right, in certain circumstances, to demand an appraisal of the fair value of his or her shares. The Delaware Law grants these appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock. Further, no appraisal rights are available for shares of any class or series that is listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation requires the holders to accept for their shares anything other than:

•	shares of stock of the surviving corporation;

•	shares of stock of another corporation that are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

•	cash in lieu of fractional shares of the stock described in the two preceding bullets; or

•	any combination of the above.
      In addition, appraisal rights are not available to holders of shares of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation.

Oppression Remedy
White Knight
      Under the BCBCA, a registered or beneficial shareholder may apply to the court for an order on the grounds that:

•	the affairs of the corporation are or have been conducted, or the powers of the directors are being or have been exercised, in a manner oppressive to one or more of the shareholders, including the applicant; or

•	some act of the corporation has been done or is threatened, or that some resolution of the shareholders or of the shareholders holding shares of a class or series of shares has been passed or is proposed, that is unfairly prejudicial to one or more of the shareholders, including the applicant.
      The court is entitled to make any order it sees fit under the circumstances, including an order prohibiting a corporation from taking a proposed action or an order to vary or set aside a transaction.
New US Gold
      The Delaware Law does not provide for a similar remedy. However, the Delaware courts have developed rules of fiduciary duty that could be invoked to provide similar relief to minority stockholders under certain circumstances.
Shareholder Derivative Actions
White Knight
      Under the BCBCA, a beneficial or registered shareholder or director of White Knight, may, with leave of the court, and in the name and on behalf of White Knight:

•	prosecute a legal proceeding to enforce a right, duty or obligation owed to White Knight that could be enforced by White Knight itself, or to obtain damages for any breach of such a right, duty or obligation; or

•	defend a legal proceeding brought against White Knight.
      Under the BCBCA, the court may grant leave on terms it considers appropriate, if:

•	the complainant has made reasonable efforts to cause the directors of the corporation to prosecute or defend the legal proceeding;

•	notice of the application for leave has been given to the corporation and to any other person the court may order;

•	the complainant is acting in good faith; and

•	it appears to the court that it is in the best interests of the corporation for the legal proceeding to be prosecuted or defended.
      Under the BCBCA, the court in a derivative action may make any order it considers appropriate.
New US Gold
      Under the Delaware Law, New US Gold stockholders may bring derivative actions on behalf of, and for the benefit of, New US Gold. The plaintiff in a derivative action on behalf of New US Gold either must be or have been a stockholder of New US Gold at the time of the transaction of which the stockholder complains or must be a stockholder who received shares of common stock of New US Gold automatically due to the transaction. A stockholder may not sue derivatively on behalf of New US Gold unless the stockholder first makes demand on New US Gold that it bring suit and such demand is refused, unless it is shown that such a request would not likely succeed.
Inspection of Shareholders List
White Knight
      Each shareholder of a corporation may inspect the register of securities of the corporation by following the procedures and meeting certain conditions set forth in the BCBCA.

New US Gold
      Under the Delaware Law, any record or beneficial shareholder of New US Gold may, upon five days’ written demand, inspect the list of shareholders and certain other corporate records, including minutes of the meetings of board of directors of New US Gold.
Advance Notice Provisions for Shareholder Nominations and Proposals
White Knight
      Neither the BCBCA nor White Knight’s notice of articles or articles contain any provision regarding the nomination of directors.
      Under the BCBCA, a registered or beneficial shareholder may provide to a corporation written notice setting out a matter that the submitter wishes to have considered at the next annual general meeting of the corporation.
      To be eligible to submit a proposal, a shareholder must be the registered or beneficial holder of, or have the support of the registered or beneficial holders of, (a) at least 1% of the total number of issued voting shares of the corporation or (b) shares whose fair market value is at least Cdn $2,000. The shareholders must have been a registered or beneficial owner of one or more of the corporation’s voting shares for an uninterrupted period of at least two years before the date of the signing of the proposal.
      A proposal under the BCBCA must include the name and address of the person submitting the proposal, the names and addresses of the person’s supporters (if applicable), the number of voting shares of the corporation owned by the person and the registered owner of those shares.
      If the proposal is submitted at least three months before the anniversary date of the previous annual meeting of shareholders, and the proposal meets other specified requirements, the corporation shall set out the proposal in the notice of meeting and proxy statement of the corporation. In addition, the corporation shall include in the notice of meeting and proxy statement a statement in support of the proposal by the person, if any, and the name and address of the person. If a corporation refuses to include a proposal in the proxy statement, then the corporation must notify the person in writing within 21 days of its receipt of the proposal of its intention to omit the proposal and the reasons therefore. In any such event, the person submitting the proposal may make application to a court for a review of the corporation’s decision, and a court may restrain the holding of the meeting and make any further order it sees fit. In addition, a corporation may apply to a court for an order permitting the corporation to omit the proposal from the proxy statement, and the court may make such order as it thinks fit.
New US Gold
      New US Gold’s amended and restated bylaws will provide that, subject to any special rights of any holders of preferred stock, nominations for the election of directors may be made by the board, a committee appointed by the board or any New US Gold stockholder entitled to vote in the election of directors generally if at least 90 days’ notice is provided.
      Written notice of stockholder proposals and director nominations must be timely delivered in writing to New US Gold. Notice is timely if it is received by New US Gold not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual stockholder meeting or, in the event of a special meeting or an annual meeting called for a date not within 30 days of such anniversary date, the stockholder must provide notice within 10 days of announcement of the meeting date.
      Each notice relating to nominations of directors must include:

•	the name, age, principal occupation or employment, business address and residence address of the stockholder and the person or persons to be nominated;

•	the class and number of shares of stock held of record, owned beneficially and represented by proxy by the stockholder and by the person or persons to be nominated as of the date of the notice;

•	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming the person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•	any other information regarding each nominee proposed by the stockholder required pursuant to the U.S. Securities Exchange Act; and

•	the consent of each nominee to serve as a director of the corporation if so elected.
      Each notice relating to a proposed item of business must set forth:

•	a description of the proposed item of business and the reasons for conducting such business at the annual meeting;

•	the name and record address of the stockholder who proposes to bring the item of business;

•	the class and number of shares of stock held of record, owned beneficially and represented by proxy by the stockholder as of the date of such notice;

•	any material interest of the stockholder in such proposed business; and

•	all other information that is required to be provided by the stockholder pursuant to regulations promulgated under the U.S. Securities Exchange Act.
Shareholder Action by Written Consent
White Knight
      Under the BCBCA, shareholder action without a meeting may be taken by written resolution signed by all shareholders who would be entitled to vote on the relevant issue at a general meeting.
New US Gold
      New US Gold’s amended and restated bylaws will permit stockholder action by written consent in lieu of a meeting if all stockholders entitled to vote thereon consent to such action in writing.
Indemnification of Directors and Officers
White Knight
      Under the BCBCA, a corporation may indemnify an individual who:

•	is or was a director or officer of the corporation;

•	is or was a director or officer of another corporation, (i) at the time when the corporation is or was an affiliate of the corporation, or, (ii) at the request of the corporation; or

•	at the corporation’s request, is or was, acting in a similar capacity of another entity, against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of any legal proceeding or investigative action, whether current, threatened, pending or completed, in which such eligible party is involved because of that association with the corporation or other entity.
      However, indemnification is prohibited if:

•	such eligible party did not act honestly and in good faith with a view to the best interests of such corporation (or the other entity, as the case may be); and

•	in the case of a proceeding other than a civil proceeding, such eligible party did not have reasonable grounds for believing that such person’s conduct was lawful.
      A corporation may not indemnify or pay the expenses of an eligible party in respect of an action brought against an eligible party by or on behalf of the corporation.
      The BCBCA allows for the corporation to pay, as they are incurred in advance of a final disposition of a proceeding, the expenses actually and reasonably incurred by the eligible party, provided that, the corporation receives from such eligible party an undertaking to repay the amounts advanced if it is ultimately determined that such payment is prohibited.
      Despite the foregoing, on application of a corporation or eligible party, a court may:

•	order a corporation to indemnify an eligible party in respect of an eligible proceeding;

•	order a corporation to pay some or all of the expenses incurred by an eligible party in an eligible proceeding;

•	order enforcement of or any payment under an indemnification agreement;

•	order the corporation to pay some or all of the expenses actually and reasonably incurred by a person in obtaining the order of the court; and/or

•	make any other order the court considers appropriate.
      The BCBCA provides that a corporation may purchase and maintain insurance for the benefit of an eligible party (or their heirs and personal or other legal representatives of the eligible party) against any liability that may be incurred by reason of the eligible party being or having been a director or officer, or in an equivalent position of, the corporation or an associated corporation.
      White Knight’s articles require White Knight to indemnify directors of White Knight, former directors of White Knight or alternate directors of White Knight and their heirs and legal personal representative against all costs, charges and expenses reasonably incurred (including amounts paid to settle an action or satisfy a judgment) in respect of any civil, criminal, administrative, investigative or other proceeding threatened, pending or completed in which they are a party or threatened to be made a party because of their association with White Knight or the other entity. White Knight’s articles also provide that White Knight may indemnify any person.
New US Gold
      The Delaware Law provides that a corporation may indemnify its present and former directors, officers, employees and agents (as well as any individual serving with another corporation in such capacity at the corporation’s request) against, except in actions initiated by or in the right of the corporation, all reasonable expenses (including attorneys fees), judgments, fines and amounts paid in settlement of actions or reasonably incurred in connection with an action brought against them, if such individuals acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe their conduct was unlawful.
      A corporation may not indemnify a current or former director or officer of the corporation against expenses to the extent that such person is adjudged to be liable to the corporation unless and only to the extent that the court in which such action is brought determines that such person is fairly and reasonably entitled to indemnity. A corporation shall indemnify such person to the extent they are successful on the merits or otherwise in defense of the action or matter at issue.
      In addition, the Delaware Law allows for the advance payment of expenses of an officer or director who is indemnified prior to the final disposition of an action, provided that, in the case of a current director or officer, such person undertakes to repay any such amount advanced if it is later determined that such person is not entitled to indemnification with regard to the action for which the expenses were advanced.
      New US Gold’s amended and restated certificate of incorporation will require New US Gold to indemnify the directors and officers of New US Gold to the fullest extent authorized by the Delaware Law against all expenses (including attorneys’ fees), judgments fines and amounts paid in settlement, in respect of all matters referred to or covered by Section 145 of the Delaware Law; provided, however, New US Gold shall not indemnify any director or officer in connection with any action against New US Gold initiated by such director or officer without prior approval of New US Gold’s board of directors.
      New US Gold’s amended and restated bylaws will provide that New US Gold shall indemnify any person who was or is a director or officer of New US Gold who is made or threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of New US Gold (or is or was serving at the request of New US Gold as a director, officer, employee or agent of another entity) against expenses (including attorney’s fees), judgment, fines, and amounts paid in settlement reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of New US Gold, and, with respect to any criminal action or proceeding, had no reason to believe such conduct was unlawful.
      New US Gold’s amended and restated bylaws will provide that New US Gold may indemnify any person who is made or threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was an employee or agent of New US Gold or while not serving as a director or officer of New US Gold (or is or was serving at the request of New US Gold as a director, officer, employee or agent of another entity) against expenses (including attorneys’ fees), judgment, fines, and amounts paid in settlement reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of New US Gold, and, with respect to any criminal action or proceeding, had no reason to believe such conduct was unlawful.
      New US Gold’s amended and restated bylaws will also provide that expenses incurred in defending any action, suit or proceeding by any person by reason of the fact that such person was or is a director or officer of New US Gold shall be paid by New US Gold in advance of the final disposition, provided that New US Gold shall first receive an undertaking by or on behalf of such person to repay the advanced amount if it is ultimately determined that such person is not entitled to indemnification by New US Gold.
      New US Gold’s amended and restated bylaws will also provide that expenses incurred in defending any action suit or proceeding by any person by reason of he fact that such person is or was an employee or agent of New US Gold or while not serving as a director or officer of New US Gold may, in the discretion of New US Gold, be paid by New US Gold in advance of the final disposition upon such terms and conditions as New US Gold deems appropriate.
      New US Gold’s amended and restated bylaws will provide that New US Gold may purchase and maintain insurance against liability asserted against or incurred by any of the persons referred to in the paragraphs above whether or not it would have the power to indemnify them against such liability under the Delaware Law.
Director Liability
White Knight
      Under the BCBCA, directors of a corporation who vote for or consent to a resolution that authorizes the corporation to do any of the following are jointly and severally liable to restore to the corporation any amount paid or distributed as a result and not otherwise recovered by the corporation:

•	carry on its business or exercise any power that it is restricted by its articles from carrying on or exercising;

•	pay a commission or allow a discount contrary to the provisions of the BCBCA;

•	pay a dividend or acquire or redeem any of its shares where there are reasonable grounds for believing that the corporation is insolvent or the payment of the dividend or the acquisition or redemption would render the corporation insolvent; or

•	indemnify a person in contravention of the BCBCA.
      A director is not liable for the foregoing if the director relied, in good faith, on:

•	financial statements of the corporation represented to the director by an officer of the corporation or in a written report of the auditor of the corporation to fairly reflect the financial position of the corporation;

•	a written report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person;

•	a statement of fact represented to the director by an officer of the corporation to be correct; or

•	any record, information or representation that the court considers provides reasonable grounds for the actions of the director, whether or not that record was forged, fraudulently made or inaccurate.
      Furthermore, a director is not liable if the director did not know and could not reasonably have known that the act done by the director or authorized by the resolution voted for or consented to by the director was contrary to the BCBCA.

New US Gold
      New US Gold’s amended and restated certificate of incorporation provides that directors shall not be personally liable to New US Gold or its stockholders for monetary damages for breach of fiduciary duty, except as prohibited by the Delaware Law, as follows:

•	for any breach of the director’s duty of loyalty to New US Gold or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful dividends under the Delaware Law; or

•	for any transaction from which the director derived an improper personal benefit.
Interested Shareholder Transactions
White Knight
      The BCBCA does not contain a provision comparable to Section 203 of the Delaware Law with respect to business combinations. However, rules or policies of certain Canadian securities regulatory authorities, including OSC Rule 61-501 and AMF Regulation Q-27, contain requirements in connection with “related party transactions.” A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, completes one or more specified transactions with a related party including purchasing or disposing of an asset, issuing securities and assuming liabilities. A “related party” is defined in OSC Rule 61-501 and AMF Regulation Q-27 and includes directors and senior officers of the issuer and holders of voting securities carrying more than 10% of the voting rights attaching to all issued and outstanding voting securities or of a sufficient number of any securities of the issuer to materially affect control of the issuer.
      OSC Rule 61-501 and AMF Regulation Q-27 require more detailed disclosure in the proxy material sent to securityholders in connection with a related party transaction, and, subject to certain exceptions, the preparation of a formal valuation with respect to the subject matter of the related party transaction and any non cash consideration offered in connection therewith, and the inclusion of a summary of the valuation in the proxy material. OSC Rule 61-501 and AMF Regulation Q-27 also require that, subject to certain exceptions, an issuer shall not engage in a related party transaction unless approval of the disinterested shareholders of White Knight for the related party transaction has been obtained.
New US Gold
      New US Gold’s amended and restated articles of incorporation opt New US Gold out of Section 203 of the Delaware Law. Section 203 of the Delaware Law prohibits a public Delaware corporation from engaging in a “business combination” between the corporation and an “interested stockholder” within three years of the stockholder becoming an “interested stockholder,” except where (1) the corporation approved a business combination or transaction prior to the time that resulted in the stockholder becoming an interested stockholder, (2) the interested stockholder owned at least eighty-five percent of the voting stock at the time the transaction commenced which results in the interested stockholder becoming an interested stockholder, or (3) the business combination is approved by the board and by at least two-thirds of the disinterested stockholders.
      An interested stockholder is defined as one who (1) is the beneficial owner of more than 15% of outstanding voting stock, or (2) is an affiliate of New US Gold and, at any time during the previous two year period, was the beneficial owner of more than 15% of the outstanding voting stock.
Transactions with Directors and Officers
White Knight
      Under the BCBCA, subject to certain exceptions, a director or senior officer of a corporation holds a “disclosable interest” in a contract or transaction if: (i) the contract is material to the corporation; (ii) the corporation has entered, or proposes to enter, into the contract or transaction; and (iii) the director or senior officer has a direct or indirect material interest in the contract or transaction. Subject to certain exceptions under the BCBCA and unless the court orders otherwise, a director or senior officer of a corporation is liable to account to the corporation for any profit that accrues to the director or senior officer under or as a result of a contract or transaction in which the director or senior officer holds a disclosable interest. The exemptions from the requirement to account to the corporation for any profit include where the disclosable interest is disclosed to the directors of the corporation and the directors approve of the contract or transaction with any directors that hold a disclosable interest abstaining or the contract is approved by a special resolution of the shareholders. If all directors have a disclosable interest in a contract or transaction, any or all of those directors may vote on a directors’ resolution to approve the contract or transaction. Directors with a disclosable interest may be counted in the quorum at the directors’ meeting to approve the contract or transaction whether or not such directors vote at the directors’ meeting.
New US Gold
      Section 144 of the Delaware Law prohibits contracts and transactions between a corporation and one or more of its directors and officers, or between a corporation and any other entity in which one or more of its directors or officers are directors or officers or have a financial interest may be void or voidable unless: (1) the material facts of the director’s or officer’s relationship or interest are disclosed or known to the board of directors or committee and the board of directors or committee authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, (2) the material facts of the director’s or officer’s relationship or interest are disclosed or known to the shareholders and the contract or transaction is approved in good faith by a vote of the shareholders, or (3) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee or the shareholders.

18.	Depositary
      The Offerors have engaged Kingsdale Shareholder Services Inc. to act as Depositary for the receipt of certificates in respect of Common Shares and related Letters of Acceptance and Transmittal and Notices of Guaranteed Delivery deposited under the Offer and for the payment for Common Shares purchased by the Offerors under the Offer. The Depositary will receive reasonable and customary compensation from the Offerors for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Offerors have also agreed to indemnify the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the provisional securities laws of Canada.
      Questions and requests for assistance concerning the Offer should be made directly to the Depositary.

19.	Dealer Manager and Soliciting Dealer Group; Information Agent
      U.S. Gold has retained GMP Securities Ltd. as Dealer Manager in Canada and Griffiths McBurney Corp. as Dealer Manager in the United States in connection with the Offer and to provide various financial advisory services to U.S. Gold in connection with the Offer and the Subsequent Acquisition Transaction. The Dealer Manager will receive customary compensation for their services in connection with the transactions contemplated by the Offer and the Subsequent Acquisition Transaction and will be reimbursed for out-of-pocket expenses, including reasonable expenses of counsel and other advisors. U.S. Gold has agreed to indemnify the Dealer Manager and its affiliates against various liabilities and expenses in connection with its services in connection with the transactions contemplated by the Offer and the Subsequent Acquisition Transaction, including various liabilities and expenses under securities laws. From time to time, the Dealer Manager and its affiliates may actively trade the debt and equity securities of U.S. Gold and White Knight for their own account or for the accounts of customers and, accordingly, may hold a long or short position in those securities. The Dealer Manager has in the past performed various investment banking and financial advisory services for U.S. Gold for which it has received customary compensation.
      GMP Securities Ltd. has the right to form a soliciting dealer group (the “Soliciting Dealer Group”) comprised of members of the Investment Dealers Association of Canada to solicit acceptances of the Offer from persons who are not resident in the United States and Griffiths McBurney Corp. has the right to appoint sub-agents who are registered under applicable United States securities laws to solicit acceptances of the Offer from persons who are resident in the United States. Each member of the Soliciting Dealer Group, including the Dealer Manager, is referred to herein as a “Soliciting Dealer.” The Offerors have agreed to pay each Soliciting Dealer whose name appears in the appropriate space in the Letter of Acceptance and Transmittal accompanying a deposit of Common Shares a fee of $0.01 for each such Common Share deposited and taken up by the Offerors under the Offer. The aggregate amount payable to any Soliciting Dealer with respect to any single depositing holder of Common Shares will be not less than $25.00 nor more than $1,500.00, provided that such holder deposits no less than 1,000 Common Shares. If Common Shares deposited and registered in a single name are beneficially owned by more than one beneficial owner, the minimum and maximum amounts will be applied separately in respect of each such beneficial owner. The Offerors may require each Soliciting Dealer to furnish evidence of such beneficial ownership satisfactory to the Offerors at the time of deposit.
      Shareholders should contact the Depositary, the Dealer Manager or a broker or dealer for assistance in accepting the Offer and in depositing the Common Shares with the Depositary.
      The Offerors have retained Kingsdale Shareholder Services Inc. to act as information agent in connection with the Offer. The information agent will receive reasonable and customary compensation from the Offerors for services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under securities laws and expenses incurred in connection therewith.
      Other than as set forth above, U.S. Gold will not pay any fees or commissions to any broker, dealer or other person for soliciting deposits of Common Shares pursuant to the Offer. U.S. Gold will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

20.	Experts
Technical Reports
      The scientific and technical information in Appendix B (Certain Information Regarding Tonkin Springs Gold Property of U.S. Gold Corporation) relating to the Tonkin Springs exploration gold property in Nevada is based on a current technical report in respect of the property filed on SEDAR (www.sedar.com) in accordance with the requirements of NI 43-101. This report was prepared by Richard M. Gowans and Alan Noble at Micon International Limited. Each of Messrs. Gowans and Noble is a qualified person under NI 43-101. Messrs. Gowans and Noble beneficially own shares of common stock of U.S. Gold, including shares issuable upon exercise of options, consisting of less than 1% of the outstanding common stock of U.S. Gold.
Independent Registered Accounting Firm
      The consolidated financial statements of U.S. Gold Corporation as and for the years ended December 31, 2005, 2004 and 2003, the unaudited balance sheet of US Gold Holdings Corporation as of April 30, 2006, and the balance sheet of US Gold Canadian Acquisition Corporation as of April 30, 2006, have been included in Appendices C, D and E, respectively herein, in reliance upon the reports of Stark Winter Schenkein Co., LLP, independent registered accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

21.	Legal Matters
      Matters of Canadian law, including the legality of the Exchangeable Shares offered hereby, will be passed upon on behalf of the Offerors by, and the opinion contained in the section entitled “Material Canadian Federal Income Tax Considerations” on page 59 of this Offer has been provided by, Fraser Milner Casgrain LLP. The legality of the common stock of New US Gold offered hereby will be passed upon on behalf of the Offerors by Dufford & Brown, P.C. The opinions contained in the section entitled “Material U.S. Federal Income Tax Considerations” on page 69 of this Offer has been provided by Holme Roberts & Owen LLP. As of the date hereof, the partners and associates of Fraser Milner Casgrain LLP, Dufford & Brown, P.C. and Holme Roberts & Owen LLP, as a group, beneficially own directly or indirectly less than 1% of the issued and outstanding shares of common stock of U.S. Gold.

22.	Offerees’ Statutory Rights
      Securities legislation in certain of the provinces and territories of Canada provides holders of Common Shares with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is misrepresentation in a circular or a notice that is required to be delivered to such shareholders. However, such rights must be exercised within prescribed time limits. Holders of Common Shares should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

23.	Directors’ Approval
      The contents of this Offer, which the Offer to Purchase and Circular are incorporated into and form part of, have been approved, and the sending thereof to the Shareholders has been authorized, by the board of directors of each of U.S. Gold, New US Gold and Canadian Exchange Co.

CONSENT OF FRASER MILNER CASGRAIN LLP

TO:	The Directors of U.S. Gold Corporation

The Directors of US Gold Holdings Corporation
The Directors of US Gold Canadian Acquisition Corporation
      We hereby consent to the reference to our opinion contained under “Material Canadian Federal Income Tax Considerations” and “Legal Matters” in the circular included in the offer to purchase dated May 1, 2006 made by U.S. Gold Corporation and US Gold Holdings Corporation, US Gold Canadian Acquisition Corporation to the holders of common shares of White Knight Resources Ltd.
(signed) FRASER MILNER CASGRAIN LLP
Toronto, Ontario
May 1, 2006

CONSENT OF DUFFORD & BROWN, P.C.

TO:	The Directors of U.S. Gold Corporation

The Directors of US Gold Holdings Corporation
The Directors of US Gold Canadian Acquisition Corporation
      We hereby consent to the reference to our opinion contained under “Legal Matters” in the circular included in the offer to purchase dated May 1, 2006 made by U.S. Gold Corporation, US Gold Holdings Corporation and US Gold Acquisition Corporation to the holders of common shares of White Knight Resources Ltd.
(signed) DUFFORD & BROWN, P.C.
Denver, Colorado
May 1, 2006

CONSENT OF HOLME ROBERTS & OWEN LLP

TO:	The Directors of U.S. Gold Corporation

The Directors of US Gold Holdings Corporation
The Directors of US Gold Canadian Acquisition Corporation
      We hereby consent to the reference to our opinion contained under “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the circular included in the offer to purchase dated May 1, 2006 made by U.S. Gold Corporation, US Gold Holdings Corporation and US Gold Canadian Acquisition Corporation to the holders of common shares of White Knight Resources Ltd.
(signed) HOLME ROBERTS & OWEN LLP
Denver, Colorado
May 1, 2006

AUDITORS’ CONSENT

TO:	The Directors of U.S. Gold Corporation

The Directors of US Gold Holdings Corporation
The Directors of US Gold Canadian Acquisition Corporation
      We have read the take-over bid circular of U.S. Gold Corporation, US Gold Holdings Corporation and US Gold Canadian Acquisition Corporation dated May 1, 2006 relating to the offer to purchase all of the outstanding common shares of White Knight Resources Ltd. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents. We consent to the use in the above-mentioned offer, of our reports dated March 20, 2006 and March 22, 2005.
      We report that we have no reason to believe that there are any misrepresentations in the information contained therein that is derived from the consolidated financial statements upon which we have reported or that is, within our knowledge, as a result of our audit of such consolidated financial statements.

(Signed) STARK WINTER SCHENKEIN & CO, LLP

Denver, Colorado
May 1, 2006

APPROVAL AND CERTIFICATE OF U.S. GOLD CORPORATION
Dated: May 1, 2006.
      The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the offer to purchase.

(signed) Robert R. McEwen Chairman of the Board and Chief Executive Officer	(signed)William F. Pass Vice President and Chief Financial Officer
On behalf of the Board of Directors

(signed) Declan J. Costelloe Director	(signed) Peter Bojtos Director

APPROVAL AND CERTIFICATE OF US GOLD HOLDINGS CORPORATION
Dated: May 1, 2006.
      The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the offer to purchase.

(signed) Ann S. Carpenter President	(signed) William F. Pass Vice President, Secretary and Treasurer
On behalf of the Board of Directors

(signed) Ann S. Carpenter Director	(signed) William F. Pass Director

APPROVAL AND CERTIFICATE OF US GOLD CANADIAN ACQUISITION CORPORATION
Dated: May 1, 2006.
      The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the offer to purchase.

(signed) Robert R. McEwen Chairman of the Board and Chief Executive Officer	(signed) William F. Pass Vice President, Secretary and Treasurer
On behalf of the Board of Directors

(signed) Ann S. Carpenter Director	(signed) William F. Pass Director

APPENDIX A
INFORMATION CONCERNING U.S. GOLD CORPORATION
1. United States Disclosure

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-KSB

☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2005

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                     to
Commission file number 0-9137
U.S. GOLD CORPORATION
(Name of small business issuer in its charter)

Colorado	84-0796160
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2201 Kipling Street, Suite 100, Lakewood, CO	80215
(Address of principal executive offices)	(Zip Code)
(303) 238-1438
(Issuer’s telephone number, including area code)
Securities registered pursuant to Section 12(b) of the Act:

None	N/A
Title of each class	Name of each exchange on which registered
Securities registered pursuant to Section 12(g) of the Act:
Common Stock, no par value
(Title of class)
Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act Yes ☑ No ☐.
Indicate by check mark whether the issuer (1) filed all reports required to be filed by Sections 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
☑ Yes ☐ No
Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB ☑.
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).
☐ Yes ☑ No
State issuer’s revenues for its most recent fiscal year: $1,052,478.
The aggregate market value (at the last trade price of $9.09 per share) of the Common Stock of U.S. Gold Corporation held by non-affiliates as of March 31, 2006 was approximately $149,486,286. As of March 31, 2006, there were 33,296,755 shares of Common Stock outstanding.
DOCUMENTS INCORPORATED BY REFERENCE: None.
Transitional Small Business Disclosure Format (check one): ☐ Yes ☑ No

ADDITIONAL INFORMATION
Descriptions of agreements or other documents in this report are intended as summaries and are not necessarily complete. Please refer to the agreements or other documents filed or incorporated herein by reference as exhibits. Please see the exhibit index at the end of this report for a complete list of those exhibits.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Please see the note under “Item 6. Management’s Discussion and Analysis or Plan of Operation,” for a description of special factors potentially affecting forward-looking statements included in this report.

PART I
ITEM 1. DESCRIPTION OF BUSINESS.
Background
U.S. Gold Corporation (“we” or the “Company”) is engaged in the exploration for gold and other precious metals. We hold a 100% interest in the Tonkin Springs property in Eureka County, Nevada, subject to paramount title in the United States. This property consists of approximately 36 square miles of unpatented lode mining claims and millsite claims located on the Battle Mountain-Eureka Trend, approximately 45 miles northwest of the town of Eureka in north-central Nevada. We are presently in the exploration stage at the Tonkin Springs property. We have not generated revenue from mining operations since 1990.
We were organized under the laws of the State of Colorado on July 24, 1979 under the name Silver State Mining Corporation. On June 21, 1988, we changed our name to U.S. Gold Corporation.
Recent Events
In July 2005, Robert McEwen became our largest shareholder by purchasing 11,100,000 shares of our common stock, representing 33.3% of our outstanding shares prior to the financing discussed immediately below. In August 2005, he became our Chairman and Chief Executive Officer. In November 2005, at a meeting of our shareholders, nominees of Mr. McEwen’s were elected as a majority of our board of directors. At that meeting, our shareholders also approved an increase in our authorized capital from 35 million shares of common stock to 250 million shares.
On February 22, 2006, we completed a private placement of 16,700,000 subscription receipts at $4.50 per subscription receipt, from which we received $75,150,000 in gross proceeds, of which $37,575,000 was placed in escrow pending satisfaction of certain conditions. See Item 6: “MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION-Recent Financing” for a more complete description of that transaction.
On March 5, 2006, we announced our intention to acquire four companies with properties in the Battle Mountain-Eureka Trend in Nevada. These companies, White Knight Resources Ltd., Nevada Pacific Gold Ltd., Coral Gold Resources Ltd. and Tone Resources Limited, have mineral properties that are adjacent to or near our Tonkin Springs property. Our intention is to acquire all of these companies in exchange for the issuance of shares of our common stock. No formal offer has been commenced for any of these companies. We are unable to predict when, if ever, such an offer will be made or whether any of these transactions will be completed. Mr. McEwen owns an equity interest in each of these companies and has stated his intention to support our proposed acquisition of each of these companies.
Overview.
The Tonkin Springs property is a gold mining property in which we hold a 100% interest and which most recently produced gold in 1990. The property has been the focus of mineral exploration, development and intermittent production for approximately 25 years, since the early 1980s. We are currently focusing on property-wide exploration of mineral resources at Tonkin Springs.
The Tonkin Springs property is located on lands administered by the United States Department of Interior, Bureau of Land Management (BLM), Battle Mountain Field Office, in Nevada. Currently, the property is comprised of a total of 1,182 unpatented mining and 33 millsite claims encompassing approximately 36 square miles. Of the 1,215 claims comprising the Tonkin Springs property, 269 are leased from an unaffiliated third party under a lease that is due to expire in January 2009. Our property extends approximately 12 linear miles along the central Battle Mountain-Eureka Trend, located in north-central Nevada.
In December 2005, we retained Micon International Limited (Micon) to compile a technical report for the Tonkin Springs property. This report provides a technical summary of the exploration and development activities and results, and the mineral potential of the Tonkin Springs property. This report was prepared in accordance with the standards of National Instrument 43-101- Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators. Those standards are different than those prescribed by rules of the Securities and Exchange Commission (SEC). The SEC only permits the disclosure of proven or probable reserves, which in turn, require the preparation of a feasibility study demonstrating the economic feasibility of mining and processing the mineralization. We have not received a feasibility study with regard to our Tonkin Springs property. See Item 2, “DESCRIPTION OF PROPERTIES,” for additional information regarding our Tonkin Springs property.

We are presently in the exploration stage for gold at the Tonkin Springs property where we have an estimate of mineralized material of 29.7 million tons with average grade of 0.043 ounce of gold per ton. These mineral resource estimates are based on resource models that were constructed by Ore Reserves Engineering in 1996, with revision to the O-15 model in 2001 to incorporate new drilling data in that deposit. The mineral envelopes were drawn for the 1996 and 2001 resource models to restrict interpolation within areas that could be classified as at least an indicated resource. In preparing this estimate, Micon has reviewed and analyzed data provided by U.S. Gold and previous operators of the mine, and has drawn its own conclusions therefrom, augmented by its direct field examination. Micon used all reasonable diligence in checking, confirming and validating the data. However, Micon has not carried out any independent exploration or drilling work, or carried out any sampling and assaying. The metallurgical, geological, mineralization and exploration technique and results descriptions used in this report are taken from previous reports prepared by us and Micon.
As an exploration stage mining company, our activities include, at various times and to various degrees, exploration, land acquisition, geological evaluation and feasibility studies of properties and, where warranted, efforts to develop and construct mining and processing facilities, mining and processing and the sale of gold and other metals and by-products. We may also enter into joint ventures, partnerships or other arrangements to accomplish these activities.
Competitive Business Conditions
We compete with many companies in the mining business, including large, established mining companies with substantial capabilities, personnel and financial resources. There is a limited supply of desirable mineral lands available for claim-staking, lease or acquisition in the United States, and other areas where we may conduct exploration activities. We may be at a competitive disadvantage in acquiring mineral properties, since we compete with these individuals and companies, many of which have greater financial resources and larger technical staffs. From time to time, specific properties or areas which would otherwise be attractive to us for exploration or acquisition are unavailable due to their previous acquisition by other companies or our lack of financial resources. Competition in the industry is not limited to the acquisition of mineral properties but also extends to the technical expertise to find, advance, and operate such properties; the labor to operate the properties; and the capital for the purpose of funding such properties. Many competitors not only explore for and mine precious metals, but conduct refining and marketing operations on a world-wide basis. Such competition may result in our company being unable not only to acquire desired properties, but to recruit or retain qualified employees, to obtain equipment and personnel to assist in our exploration activities or to acquire the capital necessary to fund our operation and advance our properties. Our inability to compete with other companies for these resources would have a material adverse effect on our results of operation and business.
General Government Regulations
Mining in the State of Nevada is subject to federal, state and local law. Three types of laws are of particular importance to the Tonkin Springs property: those affecting land ownership and mining rights; those regulating mining operations; and those dealing with the environment.
The development, operation, closure and reclamation of mining projects in the United States require numerous notifications, permits, authorizations and public agency decisions. Compliance with environmental and related laws and regulations requires us to obtain permits issued by regulatory agencies and to file various reports and keep records of our operations. Certain of these permits require periodic renewal or review of their conditions and may be subject to a public review process during which opposition to our proposed operations may be encountered. We are currently operating under various permits for activities connected to mineral exploration, reclamation and environmental considerations. Unless and until a mineral source is proved, it is unlikely our operations will move beyond the exploration stage. If in the future we decide to proceed beyond exploration, there will be numerous notifications, permit applications and other decisions to be addressed at that time. This section does not attempt to exhaustively identify all of the permits that may need to be modified or obtained in order to expand our operations. See Item 2, “DESCRIPTION OF PROPERTIES — Environmental and Governmental Regulations,” for additional information on government regulation affecting our business.
Employees
We currently have four paid employees, two of whom serve as our executive officers. These individuals devote a majority of their business time to our affairs. Robert R. McEwen also serves as our Chief Executive Officer, presently in an unpaid capacity. He does not devote 100% of his business time to our affairs. We engage independent contractors in connection with the exploration of our mining property.

ITEM 2. DESCRIPTION OF PROPERTIES
Our Tonkin Springs Property
Location and Access. The Tonkin Springs property is located on the eastern slope of the Northern Simpson Park Mountains in Nevada at an elevation of between approximately 6,700 feet and 7,600 feet above sea level. The topography varies from flat to moderately steep. The property area is approximately 45 miles northwest of Eureka, Nevada in Eureka County and is accessed by two county roads from Nevada State Road 278. The county gravel roads to the site are maintained by Eureka County and are periodically graded as required to provide year round access.
The Battle Mountain-Eureka Trend, as it is currently defined, extends from near Winnemucca to the north, southeast to south of Eureka. Within this trend is the locally named “Cortez Trend.” The Battle Mountain-Eureka Trend is west of and subparallel to the Carlin Trend, and both are host to a large number of producing gold mines and other prospects.
The Tonkin Springs property is approximately 48 miles by road, northwest from Eureka (County population approximately 1,600), 85 miles by road southwest from Elko (population approximately 18,000) and 245 miles by road east from Reno (population approximately 200,000). The nearest airport is located in Elko.
In general, the area is characterized by hot summers and cold winters with monthly average maximum and average minimum temperatures ranging from 82 °F (28°C) to 7 °F (-14°C). The hottest month is July and the coldest is January. The average annual precipitation on site is estimated to be 11.3 inches. Evaporation in the area is significant with the average annual potential evaporation estimated at 62.6 inches.
Native vegetation in the project area is characterized by sagebrush/bunch grass communities with Sandberg bluegrass, Thuber needlegrass and bottlebrush squirreltail as the dominant species. On the north and east facing slopes fairly dense stands of Pinyon/Juniper exist with little understory of grasses or forbs. Much of the project area had been subjected to considerable grazing pressures from domestic livestock in years past. Consequently, much of the native vegetation has degenerated to what is considered degraded stands of sagebrush with an understory of cheatgrass on the more hilly areas, or halogeton, or other annual forbs, on the lowlands.
Improvements.
The Tonkin Springs property includes a mine site, several small open pits, stockpile areas and some established infrastructure. Remnants of an oxide heap leach operation from the 1980s include the pits and the stockpile areas. In 1988 and 1989, an integrated carbon-in-leach bacterial oxidation plant was built. The plant and associated infrastructure was decommissioned and mothballed in June 1990, but apart from the SAG mill, which has been removed, it is complete and we believe it is in relatively good condition. However, since we intend to conduct extensive exploration at the property and do not intend to use the plant, we may sell it in the future. Other existing improvements include access roads to different portions of the property.
The existing infrastructure available for the project also includes a water supply, water storage and distribution, sewage disposal, trailer park, fuel storage and distribution, grid and emergency power supply and distribution. Electrical power is supplied via existing 64kV power lines and a substation on the property. The power lines and substation are owned and maintained by Sierra
Pacific Power Company. Existing facilities include an administration building, truck shop, assay laboratory, mill building, warehouse and plant maintenance shop.
History of Operations.
We obtained the first of the claims which now comprise the Tonkin Springs property in 1985. Between 1985 and 1988, approximately 26,000 ounces of gold were produced from the heap leach operation from about 871,000 tons of ore.
In 1988 and 1989, we constructed a mill with the proceeds of a debt financing. In 1989, oxide ore from the “Rooster” deposit was processed through the mill, producing 1,753 ounces of gold. In 1990, using bio-oxidation and the carbon-in-leach circuits of the mill, 2,735 ounces of gold were produced from approximately 70,000 tons of sulfide ore mined from TSP-1 deposit. To date, a total of approximately 30,517 ounces of gold has been produced at the Tonkin Springs property.

We have had a series of joint venture partners at the Tonkin Springs property. In 1991, Homestake Mining Company (Homestake), through its subsidiaries Homestake Nevada Corporation and Denay Creek Gold Mining Company (Denay), purchased 51% of the project and created the Tonkin Springs Venture Limited Partnership, a partnership organized under the laws of the State of Nevada (TSVLP). TSVLP completed data compilation, geologic mapping, rock and soil sampling, geophysical surveying and drilled 85,949 feet of reverse circulation core and mud rotary. In 1992, Homestake terminated the agreement, leaving 100% ownership of TSVLP to us.
In 1993, we sold an undivided 60% interest in the Tonkin Springs property to Gold Capital Corporation (Gold Capital), a newly-formed Colorado corporation, and established a mining joint venture. Gold Capital was unable to obtain necessary financing and was acquired by Globex Mining Enterprises Inc. (Globex) in 1997. In 1999, Globex terminated its agreement with us.
In 1999, Sudbury Contact Mines Limited (Sudbury), a subsidiary of Agnico-Eagle Mines Limited (Agnico), purchased Gold Capital’s 60% undivided interest in the Tonkin Springs property. Together with Sudbury, we contributed all of the Tonkin Springs property to Tonkin Springs Limited Liability Company (TSLLC), a Delaware limited liability company. Sudbury held a 60% managing interest in TSLLC. Between 1999 and 2001, Sudbury completed data compilation, chemical sampling and drilling on the project. In 2001, Sudbury withdrew from TSLLC, leaving us 100% ownership of TSLLC.
In 2003, BacTech Mining Corporation (formerly, BacTech Enviromet Corporation), through its subsidiary, BacTech Nevada Corporation (BacTech), obtained a 55% interest in TSLLC. BacTech conducted a number of surveys, including commissioning a technical report from Micon. A technical report entitled “A Review of the Tonkin Springs Property, Eureka County, Nevada, USA” was issued to BacTech in August 2003. Micon also completed a feasibility study and supporting technical report for BacTech in May 2004. BacTech withdrew from TSLLC in April 2005 due to a lack of working capital, returning 100% ownership of TSLLC to us. We assumed management of the property in May 2005.
Other than our past arrangements with Gold Capital and BacTech, which we believe were terminated due to a lack of working capital by those entities, we are unable to definitively state why the other partners terminated their relationship with us. Larger mining companies like Homestake and Agnico have budgets and exploration philosophies that dictate the projects they pursue and to which we are not privy.
A significant amount of exploration work has been conducted over the years at the Tonkin Springs property, focusing mainly on near-surface oxide and later sufilde mineralization. A total of 2,797 drill holes have been completed at the Tonkin Springs property between 1966 and 2004. The total length drilled is 168,970 meters (554,222 feet), and the average length per hole drilled is 60.4 meters (198 feet). Most of our former joint venture partners were focused on defining shallow mineralization with the potential for immediate production of gold and silver from known mineralization and did not conduct significant exploration on the Tonkin Springs property. Two companies, Denay (Homestake) and Sudbury (Agnico), focused on testing deeper styles of mineralization, although each of these two drilling campaigns did not test the property to significant depths. Denay completed 86 exploration drill holes during 1991 and 1992 at a cost of approximately $2.5 million. The average depth of these 86 holes is just under 300 feet. Sudbury completed 107 exploration drill holes during 1999 through October 2001, and the average depth of these holes is just under 600 feet. The most recent drilling was completed by BacTech, with 29 holes drilled during 2003 and 2004, mainly as part of their feasibility studies, targeting resource confirmation and metallurgical testing. The average depth of this drilling is approximately 270 feet.
The following table summarizes drilling activities at the Tonkin Springs property since 1966:

Summary of Drilling at Tonkin Springs

		No. of			No. of	No. of	Drilling
Period	Company	Holes	Total Length		Intervals	Assays	Type
			(metres)	(feet)
1966-67	Homestake Mining Company	10	655	2,147	850	419	Rotary
1970-71	American Selco (Amselco)	4	316	1,035	410	204	Rotary
1974-75	Chevron Resources	20	1,480	4,854	1,922	951	Rotary
1976	Placer Amex	19	1,601	5,250	1,519	769	Rotary
1978-79	Earth Resources	15	1,087	3,565	699	339	Rotary
1980	Freeport Exploration	34	2,971	9,745	3,864	1,910	Rotary
1981-84	Precambrian Exploration	421	32,227	105,705	41,861	21,104	Rotary
1985-89	U.S. Gold	1,976	97,805	320,802	125,389	61,823	Rotary & Core
1991-92	Homestake Mining Company (Denay)	86	7,723	25,332	83,088	17,644	Rotary & Core
1995-98	Gold Capital Corporation	76	1,339	4,392	14,405	2,344	Rotary & Core
1999-2001	Agnico-Eagle/Sudbury Contact	107	19,381	63,570	15,018	7,308	Rotary & Core
2003-04	BacTech	29	2,386	7,825	1,565	189	Rotary & Core
	Total	2,797	168,970	554,222	290,590	115,004
Claims.
Currently, the Tonkin Springs property consists of a total of 1,182 unpatented lode mining and 33 millsite claims encompassing approximately 36 square miles. Of that amount, 269 unpatented lode mining claims are leased from unaffiliated third parties pursuant to a mining lease, with the remainder owned by us. The claims are contiguous, with the exception of four claims where a trailer park is located, as well as some claims within the project boundary that we no longer own or lease. Obligations that must be met to retain the property include annual claim maintenance fees to the BLM of $125 per claim per year and additional fees to Eureka County of $8.50 per claim per year (2005 assessment year fee rate). Rates may change over time. Other obligations include obtaining and maintaining all necessary regulatory permits and any mining lease requirements, such as lease and option payments to claim owners. The rights to the unpatented lode claims and millsites continue on an annual basis so long as the obligations are met to maintain the validity of the claims. As the owner or lessee of the claims, we are allowed to explore, develop and mine the property, subject to procurement of required operating permits and approvals, compliance with applicable federal, state and local laws, regulations and ordinances.
Of the 1,182 unpatented lode mining claims that comprise the Tonkin Springs property, 269 claims cover the lease at the area of the property called Tonkin North, and are owned by unaffiliated parties. The term of this lease expires January 1, 2009 and may be extended from year to year, up to a maximum term of 99 years, by production from the leased claims. The Tonkin North lease requires payment of an annual advance royalty in the amount of $150,000, or the value of 455 ounces of gold, whichever is greater, due in January of each year. The lease also requires production royalties of 5% of the gross sale price of gold or silver but provides for recapture of annual advance royalties previously paid. The existing balance of the advance royalties, after recognition of the January 2006 payment, is approximately $3.22 million, meaning that we would not be required to pay any additional production royalties until we produced approximately $65.5 million of gross revenue from the leased claims. Certain of the claims which are included in the Tonkin North lease are also subject to a 1% net smelter return royalty payable to Precambrian Exploration, Inc. (Precambrian) after $15 million in gross revenues are realized from the claims. We are required to perform an annual work commitment on these claims with an annual report submitted to the lessors summarizing the work completed. The lease includes a defined area of interest extending from the boundaries of certain claims; any claims within this area of interest that are acquired through staking or joint ventures with other property owners falls under the parameters of this lease.
We own the remaining 913 unpatented lode mining claims comprising the Tonkin Springs property, as well as 33 millsite claims. A total of 317 of these claims are subject to a royalty equal to 2% of net smelter returns, which becomes payable to Precambrian after $50 million in gross revenues is realized from the claims. Precambrian may elect to receive its royalty in kind. Precambrian is an unaffiliated third party and predecessor in interest to the claims.
In 1994, 215 claims covering approximately 4,400 acres adjacent to the Tonkin Springs property were acquired from United States Exploration Inc., an unaffiliated third party. The claims are subject to a royalty of 1% of net smelter returns for gold when the indexed price of gold is $350 per ounce or more, and a royalty of 1% of net smelter returns for silver when the indexed price of silver is $3.50 per ounce or more. No royalties are payable at lower indexed prices. The indexed prices shall reflect adjustments based on the Producer Price Index, sub-index Finished Goods Excluding Foods, as published by the United States Department of Commerce. Of the total of 1,215 mining claims encompassing the Tonkin Springs property, 381 are not subject to any royalties.

We are currently attempting to update title on the claims.
Geology.
The geology in the vicinity of the Tonkin Springs property is complex both lithologically and structurally. The rocks in the area of Tonkin Springs range in age from Quaternary gravels and alluvium, Tertiary volcanic rocks, and Paleozoic sediments. There is a strong northwest structural fabric in the area, cross cut by several prominent north northeast and northeast structures that appear to be key to focusing mineralization in the area. These structures help to fracture the host rocks, and act as conduits for the mineralizing fluids to migrate up from depth. The host rocks for the gold mineralization currently identified at Tonkin Springs consist of a sequence of Paleozoic rocks that were subsequently faulted, intruded and mineralized by gold-bearing solutions which originated at depth and migrated up along fracture systems until reaching fractured and/or chemically favorable rock suitable for deposition. Tertiary volcanism followed by faulting and erosion have affected the mineralized material.
In both the Carlin and Battle Mountain-Eureka Trends, there are structural and stratigraphic features that help to focus mineralization, making this area of North-central Nevada what we believe to be one of the most important gold provinces in the world. In evaluating the known deposits in both of these trends, there are similar structures and stratigraphic units that host the largest, most significant deposits. It is these favorable features that we will be attempting to identify and target at depth at the Tonkin Springs property during our two-year exploration program.
We believe the stratigraphy, structure and alteration styles currently identified at the Tonkin Springs property are similar to Carlin-type deposits identified elsewhere in the Battle Mountain-Eureka and Carlin trends. Carlin-type mineralization is the main focus of exploration efforts at Tonkin, both near-surface as well as at depth. Carlin-style deposits are characterized by sediment-hosted, low grade disseminated gold mineralization occurring typically in carbonate rocks. Deposits are both structurally and stratigraphically controlled, where the gold is so fine grained that it is typically not visible. Typical deposits are structurally controlled, with sub-microscopic gold particles hosted in strongly altered sedimentary host rocks near controlling structures. Gold is usually associated with anomalous levels of arsenic, antimony and mercury. U.S. Gold believes that the Tonkin Springs property has potential to host similar large-scale sediment-hosted deposits as are identified elsewhere in the Carlin and Battle Mountain-Eureka Trends. Most of the previous exploration and development programs at the project have mainly focused on near-surface oxide and sulphide mineralized material.
Environmental and Governmental Regulations
The operation of mines is governed by both federal and state laws. The Tonkin Springs property is administered by the BLM. In general, the federal laws that govern mining claim location and maintenance and mining operations on Federal Lands, including the Tonkin Springs property, are administered by the BLM. Additional federal laws, such as those governing the purchase, transport or storage of explosives, and those governing mine safety and health, also apply.
The State of Nevada likewise requires various permits and approvals before mining operations can begin, although the state and federal regulatory agencies usually cooperate to minimize duplication of permitting efforts. Among other things, a detailed reclamation plan must be prepared and approved, with bonding in the amount of projected reclamation costs. The bond is used to ensure that proper reclamation takes place, and the bond will not be released until that time. The Nevada Division of Environmental Protection (NDEP) is the state agency that administers the reclamation permits, mine permits and related closure plans on the project. Local jurisdictions (such as Eureka County) may also impose permitting requirements, such as conditional use permits or zoning approvals.
Mining activities at the Tonkin Springs property are also subject to various environmental laws, both federal and state, including but not limited to the federal National Environmental Policy Act, CERCLA (as defined below), the Resource Recovery and Conservation Act, the Clean Water Act, the Clean Air Act and the Endangered Species Act, and certain Nevada state laws governing the discharge of pollutants and the use and discharge of water. Various permits from federal and state agencies are required under many of these laws. Local laws and ordinances may also apply to such activities as waste disposal, road use and noise levels.
We are committed to fulfilling our requirements under applicable environmental laws and regulations. These laws and regulations are continually changing and, as a general matter, are becoming more restrictive. Our policy is to conduct our business in a manner that safeguards public health and mitigates the environmental effects of our business activities. To comply with these laws and regulations, we have made, and in the future may be required to make, capital and operating expenditures.

The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (CERCLA), imposes strict, joint, and several liability on parties associated with releases or threats of releases of hazardous substances. Liable parties include, among others, the current owners and operators of facilities at which hazardous substances were disposed or released into the environment and past owners and operators of properties who owned such properties at the time of such disposal or release. This liability could include response costs for removing or remediating the release and damages to natural resources. We are unaware of any reason why our properties would currently give rise to any potential liability under CERCLA. We cannot predict the likelihood of future liability under CERCLA with respect to our property or surrounding areas that have been affected by historic mining operations.
Under the Resource Conservation and Recovery Act (RCRA) and related state laws, mining companies may incur costs for generating, transporting, treating, storing, or disposing of hazardous or solid wastes associated with certain mining-related activities. RCRA costs may also include corrective action or clean up costs.
Mining operations may produce air emissions, including fugitive dust and other air pollutants, from stationary equipment, such as crushers and storage facilities, and from mobile sources such as trucks and heavy construction equipment. All of these sources are subject to review, monitoring, permitting, and/or control requirements under the federal Clean Air Act and related state air quality laws. Air quality permitting rules may impose limitations on our production levels or create additional capital expenditures in order to comply with the permitting conditions.
Under the federal Clean Water Act and delegated state water-quality programs, point-source discharges into “Waters of the State” are regulated by the National Pollution Discharge Elimination System (NPDES) program. Section 404 of the Clean Water Act regulates the discharge of dredge and fill material into “Waters of the United States,” including wetlands. Stormwater discharges also are regulated and permitted under that statute. All of those programs may impose permitting and other requirements on our operations.
The National Environmental Policy Act (NEPA) requires an assessment of the environmental impacts of “major” federal actions. The “federal action” requirement can be satisfied if the project involves federal land or if the federal government provides financing or permitting approvals. NEPA does not establish any substantive standards. It merely requires the analysis of any potential impact. The scope of the assessment process depends on the size of the project. An “Environmental Assessment” (EA) may be adequate for smaller projects. An “Environmental Impact Statement” (EIS), which is much more detailed and broader in scope than an EA, is required for larger projects. NEPA compliance requirements for any of our proposed projects could result in additional costs or delays.
Several environmental assessments have been filed on the Tonkin Springs property in the past, and a finding of no significant impact was made prior to commencement of mining in the 1980’s. However, while BacTech managed the property, the BLM suggested that an EIS was required for the project, and that effort was commenced in 2005. However, since we assumed control of the project later that year, we have ceased all activity on the EIS, since it is not anticipated that we will be in production in the near future.
The Endangered Species Act (ESA) is administered by the U.S. Fish and Wildlife Service of the U.S. Department of Interior. The purpose of the ESA is to conserve and recover listed endangered and threatened species and their habitat. Under the ESA, “endangered” means that a species is in danger of extinction throughout all or a significant portion of its range. The term “threatened” under such statute means that a species is likely to become endangered within the foreseeable future. Under the ESA, it is unlawful to “take” a listed species, which can include harassing or harming members of such species or significantly modifying their habitat. We currently are unaware of any endangered species issues at our project that would have a material adverse effect on our operations. Future identification of endangered species or habitat in our project areas may delay or adversely affect our operations.
U.S. federal and state reclamation requirements often mandate concurrent reclamation and require permitting in addition to the posting of reclamation bonds, letters of credit or other financial assurance sufficient to guarantee the cost of reclamation. If reclamation obligations are not met, the designated agency could draw on these bonds or letters of credit to fund expenditures for reclamation requirements. Reclamation requirements generally include stabilizing, contouring and re-vegetating disturbed lands, controlling drainage from portals and waste rock dumps, removing roads and structures, neutralizing or removing process solutions, monitoring groundwater at the mining site, and maintaining visual aesthetics. With the exception of the notice from the NDEP discussed below, we believe that we are in substantial compliance with our permits and applicable laws and are committed to maintaining all of our financial assurance and reclamation obligations.
We are currently operating under various permits issued in connection with ongoing activities at the Tonkin Springs project. An exploration permit has been issued by the BLM and is jointly monitored with the NDEP. There is also a water pollution control permit, two permits for reclamation, an air quality permit and plan of operations for the property.

We have a plan of operations for the property and the BLM, in conjunction with the NDEP, issued an exploration permit to us. Under the plan submitted for the exploration permit, the BLM holds bonds of U.S. Gold Corporation totaling $2,891,033 to secure our reclamation obligation. The most significant bond, in the amount of $2,856,633, covers reclamation of the previously mined area. We anticipate a review and update of the plan of operations and reclamation plan during the third quarter of 2006 and that process could result in an increase to the current reclamation cost estimate and the corresponding bonding requirement. Changes to the reclamation plans are submitted contemporaneously to both the NDEP and the BLM and require their review and approval. Before our expanded exploration activities can be pursued as we anticipate, existing permits may need to be modified or new ones obtained.
In May 2005, the NDEP issued a notice of alleged violation under the mine permit relating to disturbances at a portion of the property where mining was formerly conducted. Specifically, these reclamation issues involve the heap leach used in prior years, the tailings seepage collection pond and the area previously mined and designated TSP-1 pit. As a result of that notice, we are under a compliance order to submit and implement a final closure plan for certain of the disturbances by August 2006. We have budgeted approximately $1.6 million to be spent in 2006 to complete these reclamation programs. We are working with the NDEP to address the terms of the order and believe that we are on schedule to meet the deadline.
We also plan to update the remaining plan of reclamation and to submit that revised plan to the BLM and NDEP by the end of the third quarter of 2006. That revised plan will include updated cost estimates and possibly an accelerated completion schedule of activities as compared to the plan submitted to those agencies in September 2004 by BacTech. We may also be required to post an additional bond for revised plan.
Past mining activities at Tonkin Springs which may give rise to other obligations include:
•	a mill and associated tailings storage impoundment, which will ultimately require closure and reclamation;

•	exposed sulfide bearing rocks located in the upper benches of TSP-1, which are generating a small amount of acidic waters that are high in metals;

•	water captured in TSP-5 pit, which is neutral and high in metals;

•	existing waste rock dumps that require re-grading and reclamation;

•	the existing gold heap leach pad, which must be closed and reclaimed; and

•	roads related to the past mining operations and exploration, which must be reclaimed.
Office Facilities
We rent offices at two locations in Lakewood, Colorado and Reno, Nevada, totaling approximately 1,600 square feet. Rent equals a total of $26,400 per year payable in monthly installments. We also share office space in Toronto with certain entities in which our Chairman has an interest. We believe this space and these arrangements are adequate for our needs for the foreseeable future.
ITEM 3. LEGAL PROCEEDINGS
We are not currently subject to any legal proceedings, and to the best of our knowledge, no such proceeding is threatened, the results of which would have a material impact on our properties, results of operation, or financial condition. Nor, to the best of our knowledge, are any of our officers or directors involved in any legal proceedings in which we are an adverse party.
ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
We held our annual meeting of shareholders on November 14, 2005. At the meeting, all nominees for election to the Board of Directors were elected. The shareholders also ratified amendments to the Articles of Incorporation increasing the number of shares of authorized common stock to 250,000,000 shares and eliminating the par value of such shares, eliminated the requirements for a super majority vote of shareholders to approve certain matters, increased the amount of common stock reserved under the Non-Qualified Stock Option and Stock Grant Plan (Plan) to 5,000,000 shares, and ratified the appointment of Stark Winter Schenkein & Co., LLP as our auditors for the fiscal year ended December 31, 2005. The votes on these last five resolutions were as follows:

Increase of authorized shares to 250,000,000- Votes For: 29,552,819	Votes Against: 1,075,887	Abstain: 42,750

Elimination of par value of shares- Votes For: 29,711,170	Votes Against: 872,121	Abstain: 88,165

Elimination of the super majority voting requirements- Votes For: 23,875,025	Votes Against: 744,719	Abstain: 114,592

Increase in number of shares reserved under Plan: Votes For: 23,605,603	Votes Against: 1,003,144	Abstain: 125,589

Appointment of Auditors (Stark Winter Schenkein & Co., LLP) Votes For: 30,210,047	Votes Against: 95,023	Abstain: 336,386
PART II
ITEM 5. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Market Information
Our common stock trades over the counter and is quoted on the OTC Bulletin Board under the symbol “USGL.” The table below sets forth the high and low bid prices for our common stock as reflected on the OTC Bulletin Board as reported by the Nasdaq Stock Market, Inc. for the two years ended December 31, 2005, and the first quarter of 2006 through March 31. Quotations represent prices between dealers, do not include retail markups, markdowns or commissions, and do not necessarily represent prices at which actual transactions were effected.
Our shares are also traded on the Berlin Stock Exchange under symbol “US 8.”
The high and low sales price on March 31, 2006 were $9.09 and $8.25, respectively.

Year Ended	High	Low
December 31, 2006
First Quarter (to March 31, 2006)	$9.25	$3.48

December 31, 2005
First Quarter	$0.42	$0.34
Second Quarter	0.53	0.30
Third Quarter	2.81	0.35
Fourth Quarter	3.95	1.94

December 31, 2004
First Quarter	$1.85	$0.81
Second Quarter	1.03	0.60
Third Quarter	0.72	0.38
Fourth Quarter	0.54	0.40
As of March 31, 2006, there were approximately 7,000 record holders of our common stock.
Transfer Agent
Equity Transfer Services Inc. is the transfer agent for our common stock. The principal office of Equity Transfer Services is located at 120 Adelaide Street West, Suite 420, Toronto, Ontario, Canada M5H 4C3 and its telephone number is (416) 361-0930.

Dividend Policy
We have never declared or paid dividends on our common stock. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including the terms of any credit arrangements, our financial condition, operating results, current and anticipated cash needs and plans for growth. Our initial earnings, if any, will likely be retained to finance our growth. At the present time, we are not party to any agreement that would limit our ability to pay dividends.
ITEM 6. MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
Introduction
The following discussion summarizes our plan of operation for the foreseeable future. It also analyzes our financial condition at December 31, 2005 and compares it to our financial condition at December 31, 2004. Finally, the discussion summarizes the results of our operations for the year ended December 31, 2005 and compares those results to the year ended December 31, 2004.
We hold a 100% interest in the Tonkin Springs gold property in Eureka County, Nevada through wholly owned subsidiaries. Effective May 12, 2005, we assumed 100% ownership of and management responsibilities for the Tonkin Springs property effective with the withdrawal of BacTech from TSLLC, the entity which holds the property. Subsequent to the withdrawal of BacTech from TSLLC, we consolidated the assets, liabilities, and operating results of TSLLC in our financial statements. In July 2005, we disposed of our interest in Gold Resource Corporation (GRC), terminating our interest in a mining prospect located in Oaxaca, Mexico.
We underwent a change in control in July 2005 when Robert R. McEwen purchased 11,100,000 shares of common stock for $4 million and became our largest shareholder. In August 2005, Mr. McEwen became our Chairman and Chief Executive Officer. While Mr. McEwen and our President have significant experience in the mining industry, we are also using the services of additional technical and other staff which may include use of consultants and/or full time employees.
Recent Financing
On February 22, 2006, we completed a private placement of 16,700,000 subscription receipts at $4.50 per subscription receipt, from which we received $75,150,000 in gross proceeds, of which $37,575,000 was placed in escrow pending the satisfaction of the conditions listed below. Each subscription receipt is convertible, for no additional payment and subject to adjustments and penalties, into one share of our common stock and one-half of one common stock purchase warrant upon satisfaction of certain conditions. Each whole common stock purchase warrant is exercisable until February 22, 2011 to acquire one additional share of common stock at an exercise price of $10.00. The conditions for release of the escrowed proceeds include, among other things, the filing of a final prospectus which qualifies the distribution of our securities in certain provinces in Canada, the listing of our common stock on the Toronto Stock Exchange and the declaration by the Securities and Exchange Commission of the effectiveness of the registration statement of which this prospectus is a part. If the release conditions are not satisfied by February 22, 2007, the escrowed proceeds will be returned to holders of the subscription receipts in exchange for 50% of the subscription receipts held by each subscriber. The remaining subscription receipts will automatically convert into shares of our common stock and warrants upon the earlier of August 22, 2007 and the satisfaction or waiver by the placement agent of the release conditions.
In the event that the release conditions are not satisfied by August 22, 2006, we are obligated to issue 1.1 share of common stock (in lieu of one share) and 0.55 warrants (in lieu of 0.5 warrant) in exchange for each subscription receipt.
Plan of Operation
Our plan of operation for 2006 is to begin an extensive two-year exploration and evaluation program of the Tonkin Springs property, budgeted for approximately $25 to $30 million, of which approximately $12 million is targeted to be spent in 2006. We also plan to address various permitting and reclamation issues at the property, with $1.6 million budgeted for this in 2006. Finally, we plan to evaluate potential corporate transactions which could include, but are not limited to, merger with, or the acquisition of, one or more companies, joint venture arrangements on mineral properties held by other companies, or outright purchase of mineral properties.

Our exploration program at the Tonkin Springs property will focus on the evaluation of the structural and stratigraphic setting of the property. This program and its timing are subject to our ability to obtain required drilling and other regulatory agency permits and the availability of drill rigs and contract personnel. An objective of our program is to identify new mineralization in areas previously untested, specifically targeting deeper mineralization. Our exploration budget for 2006 includes geochemical sampling, geophysical surveys, and remote sensing technologies leading to target definition and drill testing, with approximately 150,000 feet of proposed drilling. This systematic and integrated approach is anticipated to result in cost effective use of exploration funds and will have the potential to lead to discovery of new mineralization.
Previous efforts to explore and develop the Tonkin Springs property were primarily focused on relatively shallow mineral deposits in a limited portion of our 36-square mile property. While these deposits remain of interest, our immediate plan is to explore elsewhere on the property and, overall, to explore deeper, for potentially larger deposits suggested by other mineralization on the Cortez Trend and similar to discoveries on the Carlin Trend. The Carlin Trend is adjacent and parallel to the Cortez Trend. To date, the Carlin Trend has mined over 60 million ounces of gold. Past exploration at the Tonkin Springs property was predominately close to the surface and was not focused on finding a “Carlin-style” deposit found deeper in the ground, located in what is referred to as the Lower Plate. This Lower Plate has not been clearly located on our property.
In order to address prior concerns of the BLM and the NDEP at the Tonkin Springs property, we have committed to submit closure plans and to complete reclamation of certain existing disturbances at the Tonkin Springs property during 2006. The specific areas to be addressed include the heap leach used in prior years, the tailings seepage collection pond, and the area previously mined and designated as the TSP-1 pit. We have budgeted $1.6 million, which we anticipate will be spent in 2006, to complete these reclamation programs. We also anticipate updating the plan of reclamation for the remaining disturbances at the Tonkin Springs property and to submit that revised plan to the BLM and NDEP by September 30, 2006. We expect that this revised plan will include updated cost estimates and an accelerated schedule for planned actual reclamation.
Proposed Acquisitions. On March 5, 2006, we announced our intention to acquire four companies holding interests in the Battle Mountain-Eureka Trend in Nevada. These companies, White Knight Resources Ltd., Nevada Pacific Gold Ltd., Coral Gold Resources Ltd. and Tone Resources Limited, have mineral properties that are adjacent to or near our Tonkin Springs property. Our intention is to acquire all of these companies in exchange for our common stock. No formal offer has been made for or agreement reached with any of these companies and we are unable to predict when, if ever, such an offer will be commenced, agreement made or any transaction will be completed.
We expect to devote substantial efforts during 2006 to the formal commencement and completion of some or all of these acquisitions. This process will involve significant executive time, considerable expenditures related to professional fees, and other related costs and there can be no assurance that any of these acquisitions will be completed. If any of these acquisitions are successful, we plan to integrate the business plans, assets and the management of the companies acquired, including operational aspects, exploration plans and staffing issues. These efforts are not expected to directly impact our exploration and evaluation of the Tonkin Springs property, although there is no assurance of this expectation.
Liquidity and Capital Resources
As noted above, we sold 11,100,000 shares of our common stock for $4 million in a private placement in July 2005, which improved our liquidity and capital position significantly. As of December 31, 2005, we had working capital deficit of $(1,002,461), consisting of $788,668 of current assets and $1,791,129 of current liabilities including $1,597,032 of anticipated reclamation activities at the Tonkin Springs property for 2006. As noted above, on February 22, 2006, we completed a private placement of subscription receipts for aggregate gross proceeds of $75,150,000, of which $34,944,750 after commissions but before deduction of expenses of the offering are immediately available to us, further improving our liquidity and working capital. For 2006, we have budgeted approximately $12 million in exploration expenditures, approximately $1.6 million in reclamation activities, approximately $1 million in holding costs at the Tonkin Springs property, and approximately $1.3 million for corporate overhead. We have budgeted approximately $2.5 million for costs associated with the proposed acquisitions. We expect that the available proceeds from this private placement will be more than adequate for the 2006 company-wide budget of $18.4 million.
Since we have received no revenue from the production of gold or other metals since 1990, we have historically relied on payments from our joint venture partners and equity financings to finance our ongoing operations. We experienced net losses for the years ended December 31, 2005 and 2004 of $(2,990,721) and $(793,801) respectively. In 2004 and 2005, we relied on payments from BacTech and $4,374,492 in equity financing to fund operations.

The net proceeds of the private placement completed in July 2005 were used, in part, to fund an increase in the reclamation bond, for payments related to termination of employment agreements with one current and two former officers, and operating costs. Some of the proceeds were also used for paying certain holding costs associated with the Tonkin Springs property and other short term corporate obligations. We used $1,118,733 to secure the increased bonding requirements in favor of the BLM and NDEP to cover estimated reclamation costs at the Tonkin Springs property. An additional $1,000,000 was used to pay certain former and current executive officers pursuant to agreements which terminated their employment agreements. The remainder was added to working capital.
We are dependent on additional financing to continue our exploration efforts in the future and if warranted, to develop and commence mining operations. While we have no current plans or arrangements for these additional capital requirements, we anticipate that we will be seeking additional equity financing in the future.
Net cash used in operations during 2005 increased to $2,427,266 from $798,401 for 2004. Cash paid to suppliers and employees increased to $2,630,620 during 2005 from $853,033 during 2004, primarily reflecting $1 million in cash payments under the termination agreements with executive officers, holding costs of $761,081 for the Tonkin Springs property subsequent to the withdrawal of BacTech, and fees and costs related to the various transactions we investigated or consummated in an effort to obtain required funding. Partially offsetting these cash expenditures was our receipt of a $200,000 earnest money payment related to a proposed merger with another mining company, which did not materialize.
Cash used in investing activities was $978,024 for 2005 compared to cash provided of $217,385 in 2004, reflecting the increase of $1,118,733 to the restrictive investments securing the reclamation obligation for the Tonkin Springs property as well as $55,067 in capital expenditures, reduced in part by $185,776 paid by BacTech as installments toward its purchase of the Tonkin Springs property.
Cash flow from financing activities increased to $4,007,820 in 2005 compared to $458,012 in 2004, primarily reflecting the $4 million sale of stock to Mr. McEwen in July 2005 compared to $374,492 raised from the sale of equity in 2004.
Effective February 21, 1992, we entered into a Loan Settlement Agreement with our former senior secured lender, French American Banking Corporation (FABC). As partial consideration to FABC under that agreement, Tonkin Springs Gold Mining Company (TSGMC), our wholly owned subsidiary, is required to pay a limited portion of certain distributions, if any, from TSVLP to FABC. TSVLP has complete control of such distributions, if any, to TSGMC. Under the terms of the agreement, TSGMC is required to pay to FABC (i) the first $30,000 of retained distributions, as defined in such agreement, received from the TSVLP, plus (ii) an amount equal to 50% of such retained distributions after TSGMC has first received and retained $500,000 of such retained distributions. This obligation to FABC shall terminate after FABC has been paid a total of $2,030,000 thereunder. No amounts have been paid to FABC to date under this obligation.
Results of Operations
General. For the year ended December 31, 2005, we recorded a net loss of $(2,990,721), or $(.12) per share, compared to a net loss for 2004 of $(793,801) or $(.04) per share.
Revenue. Other revenue during 2005 totaled $1,052,478 from a number of components while in 2004 only interest income of $38,750 was recognized. In 2005, other revenue included $200,000 received as an earnest money payment related to a proposed merger with another mining company which did not materialize, $330,000 in management fees from GRC, and $520,428 in realized gain on the disposition of GRC shares pursuant to the termination agreements with certain executive officers.
Expenses. General and administrative expenses for 2005 increased $244,226 compared to 2004, primarily reflecting approximately $170,000 in additional legal expenses related to various corporate transactions and preparation for the 2005 meeting of shareholders, and approximately $111,000 increase in investor relations expenses primarily relating to the meeting of shareholders and other shareholder communication activities. These expenses were partially off-set by approximately $55,000 of lower salary and employee benefit costs.
During 2005, we wrote off the remaining purchase price of $182,748 due from BacTech upon receipt of its notice withdrawing from TSLLC effective May 12, 2005. For 2005, we recognized holding costs of $761,081 in connection with the Tonkin Springs property subsequent to the withdrawal of BacTech. BacTech was responsible for funding the expenses related to the Tonkin Springs property in 2004. We did not spend any money on exploration in 2005.

Contract termination payments with current and former executive officers resulted in expenses of $1,423,824 in 2005, and reflects the aggregate termination payments of $2,012,331 reduced by deferred and accrued salaries owned to these individuals, all of which were settled and discharged with the termination agreements. Included in the expense of the termination agreements were 1,025,000 shares of our common stock valued at $399,750 which we issued to the individuals. We believe these were one time expenses and will not be repeated in the future.
Stock compensation expense increased for 2005 compared to 2004 due to the issuance of shares in satisfaction of outstanding warrants and other obligations valued at $114,400, and stock grants to directors valued at $180,000. The GRC shares received in satisfaction of a management fee of $320,000 were determined by an independent third party to have a fair value of $151,040, leading to a realization reserve expense of $168,960.
Accretion of asset retirement obligation by the Company subsequent to the withdrawal of BacTech was $110,243 while prior to that date in 2005 and for all of 2004, BacTech, as manager, recognized the expense.
Also in 2005, we reported our share of losses from our investment in equity securities of GRC of $58,888 under equity accounting, as we determined that the shares of GRC acquired in 2005 had a determinable value. In 2004, under equity accounting, we did not record our share of GRC’s operating losses, since such recognition would reduce our zero basis investment below zero. As noted above, we disposed of all of the GRC stock effective July 28, 2005.
These facts, among others, contributed to a substantial increase in the Company’s costs and expenses for 2005 compared to 2004.
With the assumption by us of control and responsibility for the Tonkin Springs property, we evaluated reclamation and remediation issues at the property and made commitments to perform certain tasks during 2006. These 2006 plans were included in an evaluation for accounting purposes of the asset retirement obligation of the Company which resulted in a $942,924 increase to the asset retirement obligation and a corresponding balance sheet asset entitled “Long-lived asset-asset retirement.”
Critical Accounting Policies
We believe the following critical accounting policies are used in the preparation of our consolidated financial statements.
Exploration and Development Costs. Costs of acquiring mining properties and any exploration and development costs are expensed as incurred unless proven and probable reserves exist and the property is a commercially minable property. Mine development costs incurred either to develop new ore deposits, expand the capacity of operating mines, or to develop mine areas substantially in advance of current production are also capitalized. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment. The company evaluates, at least quarterly, the carrying value of capitalized mining costs and related property, plant and equipment costs, if any, to determine if these costs are in excess of their net realizable value and if a permanent impairment needs to be recorded. The periodic evaluation of carrying value of capitalized costs and any related property, plant and equipment costs are based upon expected future cash flows and/or estimated salvage value in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.”
Property Retirement Obligation. The company implemented SFAS 143, “Accounting for Asset Retirement Obligations,” effective January 1, 2003. SFAS 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period that it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. Ongoing environmental and reclamation expenditures are credited to the asset retirement obligation as incurred to the extent they relate to asset retirement obligation and to expense to the extent they do not so apply.
Use of Estimates. The preparation of the company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the company’s management to make estimates and assumptions that affect the amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Pronouncements
In December 2004, the U.S. Financial Accounting Standards Board (FASB) issued SFAS 123 (revised 2004) “Share-Based Payment.” This Statement requires that the cost resulting from all share-based transactions be recorded in the financial statements. The Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based payment transactions. The Statement replaces SFAS 123 “Accounting for Stock-Based Compensation” and supersedes Accounting Principles Board (APB) Opinion No. 25 “Accounting for Stock Issued to Employees.” The provisions of this Statement will be effective for the company beginning with its fiscal year ending December 31, 2007. The company is currently evaluating the impact this new Standard will have on its financial position, results of operations or cash flows.
In March 2005, the SEC issued Staff Accounting Bulletin No.107 (SAB 107) which provides guidance regarding the interaction of SFAS 123(R) and certain SEC rules and regulations. The new guidance includes the SEC’s view on the valuation of share-based payment arrangements for public companies and may simplify some of SFAS 123(R)’s implementation challenges for registrants and enhance the information investors receive.
In March 2005, the FASB issued FIN 47, “Accounting for Conditional Asset Retirement Obligations,” which clarifies that the term “conditional asset retirement obligation” as used in SFAS 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated. FIN 47 is effective no later than the end of the fiscal year ending after December 15, 2005. The company does not believe that FIN 47 will have a material impact on its financial position or results from operations.
Risk Factors
This report, including management’s discussion and analysis or plan of operations, contains forward looking statements that may be materially affected by several risk factors, including those summarized below:
The feasibility of mining our Tonkin Springs property, our only property, has not been established, meaning that we have not completed exploration or other work necessary to determine if it is commercially feasible to develop the property. We are currently an exploration stage company. We have no proven or probable reserves on our property. A “reserve,” as defined by regulation of the SEC, is that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. A reserve requires a feasibility study demonstrating with reasonable certainty that the deposit can be economically extracted and produced. We have received no feasibility study with regard to all or a portion of our Tonkin Springs property. As a result, we have no reserves.
The mineralized material identified to date on our Tonkin Springs property does not and may never have demonstrated economic viability. Substantial expenditures are required to establish reserves through drilling and there is no assurance that reserves will be established. The feasibility of mining has not been, and may never be, established. Whether a mineral deposit can be commercially viable depends upon a number of factors, including the particular attributes of the deposit, including size, grade and proximity to infrastructure; metal prices, which can be highly variable; government regulations, including environmental and reclamation obligations. If we are unable to establish some or all of our mineralized material as proven or probable reserves in sufficient quantities to justify commercial operations, we may not be able to raise sufficient capital to develop a mine, even if one is warranted. If we are unable to establish such reserves, the market value of our securities may decline.
We are dependent upon production of gold or other precious metals from a single property, have incurred substantial losses since our inception in 1979, and may never be profitable. Since our inception in 1979, we have not been profitable. As of December 31, 2005, our accumulated deficit was approximately $38 million. To become profitable, we must identify additional mineralization and establish reserves, and then either develop our property or locate and enter into agreements with third party operators. It could be years before we receive any revenues from gold production. We may suffer significant additional losses in the future and may never be profitable. We do not expect to receive revenue from operations in the foreseeable future, if at all. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

We last produced gold from our Tonkin Springs property in 1990. We have no proven or probable reserves, and we may be unable to produce gold or other precious metals with a value exceeding existing and future costs and expenses. If we are unable to economically produce gold from our Tonkin Springs property, which is currently our sole property, we would be forced to identify and invest substantial sums in one or more additional properties. Such properties may not be available to us on favorable terms or at all. Because of the numerous risks and uncertainties associated with exploration and development of mining properties, we are unable to predict the extent of any future losses or when we will become profitable, if at all.
We may not be successful in completing the acquisition of one or more of the companies that we recently announced. On March 5, 2006, we announced our intention to acquire four companies with mineral properties adjacent to or near our Tonkin Springs property. However, as of March 29, 2006, we have not commenced an offer for, or entered into an acquisition agreement with, any of the companies. We are unable to predict when, if ever, an offer will be made or when, if ever, any of these transactions will be completed. Further, management of one or more of the companies may resist our efforts. In addition, our current estimates of the value of these entities is based only on publicly available information, and we may determine through due diligence investigation of any or all of these companies that acquiring one or more of them would be less advantageous than we currently believe. As a result of these or other factors, we may choose not to proceed with one or more of the proposed acquisitions, or we may otherwise be unable to complete any or all of the proposed transactions. If we are unable to consummate the acquisition of one or more of those companies, the price of our common stock may decline.
The integration of any companies that we acquire will present significant challenges. Upon completion of any of the proposed acquisitions that we recently announced, the integration of our operations with those of the acquired company or companies and the consolidation of those operations will require the dedication of management resources, which will temporarily divert attention from the day-to-day business of the combined company. The difficulties of assimilation may be increased by the necessity of coordinating separate organizations, integrating operations, systems and personnel with disparate business backgrounds and combining different corporate cultures. The process of combining the organizations may cause an interruption of, or a loss of momentum in, the activities of any or all of the companies’ businesses, which could have an adverse effect on the revenues and operating results of the combined company for an indeterminate period of time. The failure to successfully integrate any companies that we may acquire, to retain key personnel and to successfully manage the challenges presented by the integration process may prevent us from achieving the anticipated potential benefits of any such acquisition. If we fail to realize the anticipated benefits of any acquisition, the market value of our stock may be adversely affected.
Historical production of gold at our Tonkin Springs property may not be indicative of the potential for future development or revenue. Historical production from our Tonkin Springs property came from relatively shallow deposits, and in very limited quantities. In the future, we intend to explore deeper zones in an effort to identify additional mineralized material. However, due to the uncertainties associated with exploration, including variations in geology and structure, there is no assurance that our efforts will be successful. Investors in our common stock should not rely on our historical operations as an indication that we will ever place the property into commercial production again. We expect to incur losses unless and until such time as our property enters into commercial production and generates sufficient revenues to fund our continuing operations.
We will require significant additional capital to continue our exploration activities, and, if warranted, to develop mining operations. Substantial expenditures will be required to establish proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal and develop the mining and processing facilities and infrastructure at any mine site. In addition to significant funds we have budgeted for drilling commencing in 2006, we will require significant additional funding for geological and geochemical analysis, assaying, and, if warranted, feasibility studies with regard to the results of our exploration. We may not benefit from such investments if we are unable to identify commercially exploitable mineralized material. If we are successful in identifying reserves, we will require significant additional capital to construct a mill and other facilities necessary to mine those reserves. That funding, in turn, depends upon a number of factors, including the state of the national and worldwide economy and the price of gold. Our company may not be successful in obtaining the required financing for these or other purposes, in which case, our ability to continue operating would be adversely affected. Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and the possible, partial or total loss of our company’s potential interest in certain properties.

We may be forced to forfeit our share of $37.6 million currently held in escrow pursuant to the provisions of our financing arrangement in connection with our recent private placement. Under the terms of a subscription receipt agreement executed in connection with the private placement which closed in February 2006, one-half of the $75 million gross proceeds is being held in escrow pending satisfaction of certain conditions. Those conditions include, among others, the listing of our common stock on the Toronto Stock Exchange, the filing of a final prospectus which qualifies the distribution of our securities in certain provinces in Canada and receipt of an effective date for the registration statement of which this prospectus is a part. If we are unable to satisfy the escrow release conditions before February 22, 2007, the entire amount held in escrow must be refunded to holders of the subscription receipts in exchange for 50% of their subscription receipts. In such event, we may be forced to curtail our exploration efforts and acquisition intentions and seek additional financing. We may not be able to raise additional capital on commercially reasonable terms or at all and as such our exploration program may be adversely affected.
If we are unable to satisfy the compliance order issued with regard to our Tonkin Springs property, we may forfeit our mine permit. In May 2005, the NDEP issued a notice of alleged violation under the mine permit relating to disturbances at a portion of the Tonkin Springs property where mining was formerly conducted. As a result of that notice, we are under a compliance order to submit and implement a final closure plan for the mining operation by August 2006. Our failure or inability to comply with that order and satisfy other regulations affecting our property could cause us to forfeit our existing permit and adversely affect our ability to obtain additional necessary permits.
Our continuing reclamation obligations at the Tonkin Springs property could require significant additional expenditures. We are responsible for the reclamation obligations related to disturbances located on the Tonkin Springs property. The current estimate of reclamation costs for existing disturbances on the property in the form required by the Federal Bureau of Land Management and NDEP is approximately $2.9 million. A preliminary and recent internal study indicates that an additional $800,000 may be required to perform the reclamation activities. As required by applicable regulations, we have in place a cash bond in the amount of $2.9 million to secure the reclamation of the property. Reclamation bond estimates are required to be updated every three years or prior to new disturbances taking place that are not already bonded. We anticipate updating the reclamation obligation by September 2006, which could raise our potential obligation and the amount of the bond. There is a risk that any cash bond, even if augmented, could be inadequate to cover the costs of reclamation which could subject us to additional bond funding obligations or actual reclamation costs. The satisfaction of bonding requirements and continuing reclamation obligations will require a significant amount of capital. There is a risk that we will be unable to fund these additional bonding requirements and further that the regulatory authorities may increase reclamation and bonding requirements to such a degree that it would not be commercially reasonable to continue exploration activities.
Fluctuating gold prices could negatively impact our business plan. The potential for profitability of gold mining operations at the Tonkin Springs property and the value of the Tonkin Springs property is directly related to the market price of gold. The price of gold may also have a significant influence on the market price of our common stock. In the event that we obtain positive drill results and progress to a point where a commercial production decision can be made, our decision to put a mine into production and to commit the funds necessary for that purpose must be made long before any revenue from production would be received. A decrease in the price of gold at any time during future exploration and development may prevent our property from being economically mined or result in the writeoff of assets whose value is impaired as a result of lower gold prices. The price of gold is affected by numerous factors beyond our control, including inflation, fluctuation of the United States dollar and foreign currencies, global and regional demand, the purchase or sale of gold by central banks, and the political and economic conditions of major gold producing countries throughout the world. During the last five years, the average annual market price of gold has ranged between $271 per ounce and $445 per ounce, as shown in the table below:
Average Annual Market Price of Gold, 2001-2005

2001	2002	2003	2004	2005
$271	$310	$364	$406	$445
Although it may in the future be possible for us to protect some price fluctuations by hedging if we identify commercially minable reserves on the Tonkin Springs property, the volatility of mineral prices represents a substantial risk, which no amount of planning or technical expertise can eliminate. In the event gold prices decline and remain low for prolonged periods of time, we might be unable to develop our property or produce any revenue.

Our ongoing operations, including past mining activities, are subject to environmental risks which could expose us to significant liability and delay, suspension or termination of our operations at the Tonkin Springs property. All phases of our operations will be subject to federal, state and local environmental regulation. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for companies and their officers, directors and employees. Future changes in environmental regulation, if any, may adversely affect our operations, make our operations prohibitively expensive, or prohibit them altogether. Environmental hazards may exist on the Tonkin Springs property and on properties which we may hold interests in the future that are unknown to us at the present and that have been caused by us or previous owners or operators of the properties, or that may have occurred naturally.
We have transferred our interest in several mining properties over past years, some of which are now being operated by third parties. Under applicable federal and state environmental laws, as a prior owner of these properties, we may be liable for remediating any damage that we may have caused. The liability could include response costs for removing or remediating the release and damage to natural resources, including ground water, as well as the payment of fines and penalties.
Failure to comply with applicable environmental laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities, causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions.
Production, if any, at our project will involve the use of hazardous materials. Should these materials leak or otherwise be discharged from their containment systems, then we may become subject to liability for hazards. We have not purchased insurance for environmental risks including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production as it is not generally available at a reasonable price.
Our operations are subject to permitting requirements which could require us to delay, suspend or terminate our operations at the Tonkin Springs property. Our operations, including our proposed two-year exploration drilling program, require permits from the state and federal governments. We may be unable to obtain these permits in a timely manner, on reasonable terms, or at all. If we cannot obtain or maintain the necessary permits, or if there is a delay in receiving these permits, our timetable and business plan for exploration of the Tonkin Springs property will be adversely affected.
Title to mineral properties can be uncertain, and we are at risk of loss of ownership of our property. The Company’s ability to explore and operate its properties depends on the validity of title to its properties. The mineral properties making up the Tonkin Springs property consist of leases of unpatented mining claims and unpatented mining claims and unpatented millsite claims. Unpatented mining claims are unique property interests and are generally considered to be subject to greater risk than other real property interests because the validity of unpatented mining claims is often uncertain. Unpatented mining claims provide only possessory title and their validity is often subject to contest by third parties or the Federal government. These uncertainties relate to such things as the sufficiency of mineral discovery, proper posting and marking of boundaries, assessment work and possible conflicts with other claims not determinable from descriptions of record. Since a substantial portion of all mineral exploration, development and mining in the United States now occurs on unpatented mining claims, this uncertainty is inherent in the mining industry. We have not obtained a title opinion on our entire property, with the attendant risk that title to some claims, particularly title to undeveloped property, may be defective. There may be valid challenges to the title to our property which, if successful, could impair development and/or operations.
We remain at risk that the mining claims may be forfeited either to the United States or to rival private claimants due to failure to comply with statutory requirements as to location and maintenance of the claims or challenges to whether a discovery of a valuable mineral exists on every claim.
A significant portion of the lode claims comprising our Tonkin Springs property are subject to a lease in favor of a third party which expires in 2009 and which provides for a 5% royalty on production. A total of 269 of our mining and millsite claims are subject to this lease. The lease requires annual payments of $150,000 or 455 ounces of gold, whichever is greater, and payment of a net smelter returns royalty of 5% of the gross sales price of gold or silver from the property. This lease expires January 1, 2009. In the event we are unable to extend the lease or purchase the claims from the owner, we would be forced to forfeit the underlying claims, which in turn may adversely affect our ability to explore and develop the property. If we are successful in identifying sufficient mineralization to warrant placing the property into production, we will be obligated to pay the leaseholder a royalty of 5% of the gross revenue from production, which will reduce our potential revenue.

We cannot assure you that we will have an adequate supply of water to complete desired exploration or development of the Tonkin Springs property. In accordance with Nevada law, we have obtained permits to drill the water wells that we currently use to service the Tonkin Springs property. However, the amount of water that we are entitled to use from those wells has not been finally determined by the appropriate regulatory authorities. A final determination of these rights is dependent in part on our ability to demonstrate a beneficial use for the amount water that we intend to use. Unless we are successful in developing the project to a point where we can commence commercial production of gold or other precious metals, we may not be able to demonstrate such beneficial use. Accordingly, there is no assurance that we will have access to the amount of water needed to operate a mine at the property.
Estimates of mineralized material at our Tonkin Springs property are based on drill results from shallow deposits and are not necessarily indicative of the results we may achieve from drilling at greater depths. Previous operators at the Tonkin Springs property were focused on producing gold from shallow deposits in an effort to achieve immediate revenue. Our proposed drilling program for 2006 and 2007 targets mineralization at greater depths and at different locations on our property. Estimates of mineralization in shallow zones is not necessarily indicative of mineralization at greater depths. In addition, estimates of mineralization are based on limited samples and many assumptions, and are inherently imprecise. Our ability to identify and delineate additional mineralization depends on the results of our future drilling efforts and our ability to properly interpret those results. We may be unable to identify any additional mineralization or reserves.
We depend on a limited number of personnel and the loss of any of these individuals could adversely affect our business. Our company is dependent on three persons, namely our chairman and chief executive officer, president and chief operating officer and vice president and chief financial officer. Mr. McEwen, our Chairman and Chief Executive Officer, is responsible for strategic direction and the oversight of our business. Ms. Carpenter, our President and Chief Operating Officer, is responsible for company management and overseeing our exploration and regulatory compliance. Mr. Pass is our principal financial officer and responsible for our public reporting and administrative functions. We rely heavily on these individuals for the conduct of our business. The loss of any of our existing officers would significantly and adversely affect our business. In that event, we would be forced to identify and retain an individual to replace the departed officer. We may not be able to replace one or more of these individuals on terms acceptable to us. We have no life insurance on the life of any officer.
Our Chairman and Chief Executive Officer may face conflicts of interest which may affect, among other things, the time he devotes to the affairs of our company and the price we agree to pay for the acquisition of one or more of the companies that we have recently announced. Mr. McEwen is a principal shareholder of each of the companies which we have proposed to acquire and a member of the board of directors of three of those companies. He is also an investor and director in other companies that have no present relationship to our company. In his capacity as a director and shareholder of the companies we have proposed to acquire, he is subject to conflicts of interest with regard to, among other things, the price we agree to pay for those other companies. If we complete one or more of these acquisitions, Mr. McEwen would profit from his investment in the other company. While we have sought to mitigate that risk by forming a special committee of our Board of Directors to evaluate those transactions, this step may not be sufficient to eliminate the entire risk. If we are unable or unwilling to consummate one or more of those acquisitions, Mr. McEwen may continue as a member of the board of directors of that entity. Mr. McEwen has interests in a variety of companies, including those we have targeted for acquisition. As a result, he may also be subject to a conflict with regard to the amount of time he devotes to our affairs. Mr. McEwen does not devote all of his business time to our affairs.
Legislation has been proposed that would significantly affect the mining industry. Periodically, members of the U.S. Congress have introduced bills which would supplant or alter the provisions of the Mining Law of 1872, which governs the unpatented claims that we control. One such amendment has become law and imposed a moratorium on patenting of mining claims, which reduced the security of title provided by unpatented claims such as those on our Tonkin Springs property. If additional legislation is enacted, it could substantially increase the cost of holding unpatented mining claims by requiring payment of royalties and could significantly impair our ability to develop mineral resources on unpatented mining claims. Such bills have proposed, among other things, to make permanent the patent moratorium, to impose a federal royalty on production from unpatented mining claims and to declare certain lands as unsuitable for mining. Although it is impossible to predict at this time what any royalties might be, such royalties could adversely affect the potential for development of such mining claims, and the economics of existing operating mines on federal unpatented mining claims. Passage of such legislation could adversely affect our business.
We will incur substantial costs in connection with the proposed acquisitions, even if they are never completed. We expect to incur acquisition-related expenses of approximately $2.5 million, consisting of investment banking, legal and accounting fees and financial printing and other related charges. These amounts are preliminary estimates and the actual amounts may be higher or lower. Moreover, we are likely to incur additional expenses in future periods in connection with the integration of any acquired company’s business with our business.

Our industry is highly competitive, attractive mineral lands are scarce, and we may not be able to obtain quality properties. We compete with many companies in the mining business, including large, established mining companies with substantial capabilities, personnel and financial resources. There is a limited supply of desirable mineral lands available for claim-staking, lease or acquisition in the United States, and other areas where we may conduct exploration activities. We may be at a competitive disadvantage in acquiring mineral properties, since we compete with these individuals and companies, many of which have greater financial resources and larger technical staffs. From time to time, specific properties or areas which would otherwise be attractive to us for exploration or acquisition are unavailable due to their previous acquisition by other companies or our lack of financial resources. Competition in the industry is not limited to the acquisition of mineral properties but also extends to the technical expertise to find, advance, and operate such properties; the labor to operate the properties; and the capital for the purpose of funding such properties. Many competitors not only explore for and mine precious metals, but conduct refining and marketing operations on a world-wide basis. Such competition may result in our company being unable not only to acquire desired properties, but to recruit or retain qualified employees or to acquire the capital necessary to fund our operation and advance our properties. Our inability to compete with other companies for these resources would have a material adverse effect on our results of operation and business.
The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses that could materially and adversely affect our operations. Exploration for minerals is highly speculative and involves greater risk than many other businesses. Many exploration programs do not result in the discovery of mineralization and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. Few properties that are explored are ultimately advanced to producing mines. Our current exploration efforts are, and any future development or mining operations we may elect to conduct will be subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties, such as, but not limited to:
•	economically insufficient mineralized material;

•	fluctuations in production costs that may make mining uneconomical;

•	labor disputes;

•	unanticipated variations in grade and other geologic problems;

•	environmental hazards;

•	water conditions;

•	difficult surface or underground conditions;

•	industrial accidents;

•	metallurgical and other processing problems;

•	mechanical and equipment performance problems;

•	failure of pit walls or dams;

•	unusual or unexpected formations;

•	personal injury, fire, flooding, cave-ins and landslides; and

•	decrease in reserves due to a lower gold price.
Any of these risks can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures and production commencement dates. We currently have no insurance to guard against any of these risks. If we determine that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a writedown of our investment in such interest. All of these factors may result in losses in relation to amounts spent which are not recoverable.
We do not insure against all risks to which we may be subject in our planned operations. While we currently maintain insurance to insure against general commercial liability claims, our insurance will not cover all of the potential risks associated with our operations. For example, we do not have insurance on the mill at our Tonkin Springs property and we do not have business interruption insurance. We may also be unable to obtain insurance to cover other risks at economically feasible premiums or at all. Insurance coverage may not continue to be available, or may not be adequate to cover any resulting liability. We might also become subject to liability for pollution or other hazards associated with mineral exploration and production which may not be insured against, which may exceed the limits of our insurance coverage, or which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could materially adversely affect our financial condition and our ability to fund activities on our property. A significant loss could force us to reduce or terminate our operations.

While we believe we have adequate internal controls over financial reporting, we will be required to evaluate our internal controls under Section 404 of the Sarbanes-Oxley Act of 2002 and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on the price of our common stock. Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we expect that we will be required to furnish a report by our management on internal controls for the fiscal year ending December 2007. Such report must contain, among other matters, an assessment of the effectiveness of our internal control over financial reporting, including a statement as to whether or not our internal control is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by our management. Such report must also contain a statement that our auditors have issued an attestation report on our management’s assessment of such internal controls. While we believe our internal control over financial reporting is effective, we are still constructing the system and processing documentation and performing the evaluations needed to comply with Section 404, which is both costly and challenging. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. If we are unable to assert that our internal control over financial reporting is effective, or if we disclose significant deficiencies or material weaknesses in our internal controls, investors could lose confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on our stock price.
Colorado law and our Articles of Incorporation may protect our directors from certain types of lawsuits. Colorado law provides that our directors will not be liable to us or our stockholders for monetary damages for all but certain types of conduct as directors of our company. Our Articles of Incorporation permit us to indemnify our directors and officers against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing stockholders from recovering damages against our directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require us to use our limited assets to defend our directors and officers against claims, including claims arising out of their negligence, poor judgment, or other circumstances.
Risks Related to our Common Stock
The sale of our common stock by selling shareholders may depress the price of our common stock due to the limited trading market which exists. We intend to file a registration statement with the SEC to permit the public sale of securities sold by us in a private placement in February 2006. That action will result in up to 40,158,000 additional shares of our common stock available for sale in the public market. Due to a number of factors, including the lack of listing of our common stock on a national securities exchange, the trading volume in our common stock has historically been limited. Trading volume over the last 12 months has averaged approximately 200,000 shares per day. As a result, the sale of a significant amount of common stock by the selling shareholders may depress the price of our common stock. As a result, the price of our common stock may decline.
Completion of one or more of the acquisitions that we recently announced would result in the issuance of a significant amount of additional common stock which may depress the trading price of our common stock. While no formal offer has been made, or agreement reached, with regard to the acquisition of one or more of the companies that we recently announced, completion of one or more of those acquisitions would result in the issuance of a significant amount of common stock. If all of the acquisitions were completed on the terms currently proposed, of which there is no assurance, we would issue up to approximately 45 million shares of our common stock, without taking into account options and warrants that such other companies may have outstanding. This would represent approximately 72% of the common stock we presently have outstanding, assuming conversion of all of the subscription receipts and exercise of all outstanding warrants. The issuance of such a significant amount of common stock could depress the trading price of our common stock.
Our stock price may be volatile and as a result you could lose all or part of your investment. In addition to volatility associated with OTC securities in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock:
•	changes in the worldwide price for gold;

•	disappointing results from our exploration or development efforts;

•	failure to meet our revenue or profit goals or operating budget;

•	decline in demand for our common stock;

•	downward revisions in securities analysts’ estimates or changes in general market conditions;

•	technological innovations by competitors or in competing technologies;

•	investor perception of our industry or our prospects; and

•	general economic trends

In addition, stock markets have experienced extreme price and volume fluctuations and the market prices of securities generally have been highly volatile. These fluctuations are often unrelated to operating performance of a company and may adversely affect the market price of our common stock. As a result, investors may be unable to resell their shares at a fair price.
A small number of existing shareholders own a significant portion of our common stock, which could limit your ability to influence the outcome of any shareholder vote. Our executive officers and directors, together with our largest shareholder, beneficially own approximately 42% of our common stock as of the date of this report. Under our Articles of Incorporation and Colorado law, the vote of a majority of the shares outstanding is generally required to approve most shareholder action. As a result, these individuals and entities will be able to influence the outcome of shareholder votes for the foreseeable future, including votes concerning the election of directors, amendments to our Articles of Incorporation or proposed mergers or other significant corporate transactions.
We have never paid dividends on our common stock and we do not anticipate paying any in the foreseeable future. We have not paid dividends on our common stock to date, and we may not be in a position to pay dividends in the foreseeable future. Our ability to pay dividends will depend on our ability to successfully develop one or more properties and generate revenue from operations. Further, our initial earnings, if any, will likely be retained to finance our growth. Any future dividends will depend upon our earnings, our then-existing financial requirements and other factors and will be at the discretion of our Board of Directors.
Forward-Looking Statements
This prospectus contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 concerning our ability to develop and produce gold or other precious metals from our Tonkin Springs property, future business plans and strategies, the proposed acquisition of other companies, future revenue and the receipt of working capital, and other statements that are not historical in nature. In this prospectus, forward-looking statements are often identified by the words “anticipate,” “plan,” “believe,” “expect,” “estimate,” and the like. These forward-looking statements reflect our current beliefs, expectations and opinions with respect to future events, and involve future risks and uncertainties which could cause actual results to differ materially from those expressed or implied.
In addition to the specific factors identified under RISK FACTORS above, other uncertainties that could affect the accuracy of forward-looking statements, include:
•	decisions of foreign countries and banks within those countries;

•	technological changes in the mining industry;

•	our costs;

•	changes in our business strategy;

•	interpretation of drill hole results and the geology, grade and continuity of mineralization;

•	the uncertainty of reserve estimates and timing of development expenditures; and

•	commodity price fluctuations
This list, together with the factors identified under RISK FACTORS, is not exhaustive of the factors that may affect any of the company’s forward-looking statements. You should read this report completely and with the understanding that our actual future results may be materially different from what we expect. These forward-looking statements represent our beliefs, expectations and opinions only as of the date of this prospectus. We do not intend to update these forward-looking statements except as required by law. We qualify all of our forward-looking statements by these cautionary statements.
Prospective investors are urged not to put undue reliance on forward-looking statements.

ITEM 7. FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
U.S. Gold Corporation
Lakewood, Colorado
We have audited the accompanying consolidated balance sheet of U.S. Gold Corporation as of December 31, 2005 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2005 and 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based upon our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of U.S. Gold Corporation as of December 31, 2005, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Stark Winter Schenkein & Co., LLP
March 20, 2006
Denver, Colorado

U.S. GOLD CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31,

	2005	2004
OTHER REVENUE:
Earnest money forfeited	$200,000	$—
Interest income	32,032	38,750
Management fee	330,000	—
Realized gain from disposition of shares	520,428	—
(Loss) on sale of other assets	(29,982)	—

Total other revenue	1,052,478	38,750

COSTS AND EXPENSES:
General and administrative	1,027,194	782,968
Write-off of purchase price receivable	182,748	—
Property holding costs	761,081	—
Employment termination payments	1,423,824	—
Stock compensation expense	294,400	43,229
Equity share of subsidiary loss	58,888	—
Realization reserve-stock	168,960	—
Interest	3,011	1,476
Accretion of asset retirement obligation	110,243	—
Depreciation	12,850	4,878

Total costs and expenses	4,043,199	832,551

(Loss) before income	(2,990,721)	(793,801)

Provision for income taxes	—	—

Net (loss)	$(2,990,721)	$(793,801)

Basic and diluted per share data:
Net (loss)
Basic	$(0.12)	$(0.04)

Diluted	$(0.12)	$(0.04)

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GOLD CORPORATION
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2005

ASSETS
Current assets:
Cash and cash equivalents	$677,518
Interest receivable	25,667
Other current assets-prepaid expense	85,483

Total current assets	788,668

Property and equipment, net	53,305

Restrictive time deposits for reclamation bonding	2,937,746

Other assets:
Inactive milling equipment	777,819
Long-lived asset-asset retirement	942,924
Prepaid insurance	29,970
Other assets	10,118

Total other assets	1,760,831

TOTAL ASSETS	$5,540,550

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$96,794
Installment purchase contracts	97,303
Reclamation plan cost (reclamation obligation)	1,597,032

Total current liabilities	1,791,129

Installment purchase contracts, long-term	16,083
Retirement obligation	1,127,689
Other permit obligations	72,510

Total liabilities	3,007,411

Commitments and contingencies	—

Shareholders’ equity:
Common stock, no par value, 250,000,000 shares authorized; 33,296,755 shares issued and outstanding	40,465,813
Accumulated (deficit)	(37,932,674)

Total shareholders’ equity	2,533,139

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$5,540,550

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GOLD CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004 (restated)

		Common	Accumulated
	Shares	Stock	(Deficit)	Total
Balance, December 31, 2003	19,188,954	$35,324,260	$(34,148,152)	$1,176,108

Exercise of stock warrants at $.30/share	428,572	128,571	—	128,571

Sale of shares for cash at $.50/share	200,000	100,000	—	100,000

Sale of shares for cash at $.724/share	100,000	72,350	—	72,350

Sale of shares for cash at $.475/share	200,000	95,000	—	95,000

Value assigned to warrants	—	21,800	—	21,800

Exercise of stock options at $.16/share	340,000	30,400	—	30,400

Treasury shares cancelled	(516)	(470)	—	(470)

Net (loss)	—	—	(793,801)	(793,801)

Balance, December 31, 2004	20,457,010	35,771,911	(34,941,953)	829,958

Shares issued for cancellation of warrants at $.47/share	120,000	56,400	—	56,400

Shares issued for cancellation of warrants at $.40/share	145,000	58,000	—	58,000

Share grants to directors at $.40/share	450,000	180,000	—	180,000

Share grants to executive officers at $.39/share	1,025,000	399,750	—	399,750

Sale of shares for cash at $.36/share	11,100,000	4,000,000	—	4,000,000

Treasury shares cancelled	(255)	(248)	—	(248)

Net (loss)	—	—	(2,990,721)	(2,990,721)

Balance, December 31, 2005	33,296,755	$40,465,813	$(37,932,674)	$2,533,139

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GOLD CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,

	2005	2004
Cash flows from operating activities:
Cash paid to suppliers and employees	$(2,630,620)	$(853,033)
Earnest money payment	200,000	—
Interest received	6,365	56,108
Interest paid	(3,011)	(1,476)
Income taxes paid	—	—

Cash (used in) operating activities	(2,427,266)	(798,401)

Cash flows from investing activities:
BacTech purchase price payments	185,776	318,892
Increase to restricted investments securing reclamation	(1,118,733)	—
Capital expenditures	(55,067)	(101,507)
Sale of assets	10,000	—

Cash (used in) provided by investing activities	(978,024)	217,385

Cash flows from financing activities:
Sale of common stock for cash	4,000,000	374,492
Purchase of treasury stock	(248)	(470)
Proceeds from (payments on) installment purchase contracts	8,068	83,990

Cash provided by financing activities	4,007,820	458,012

Increase (decrease) in cash and cash equivalents	602,530	(123,004)
Cash and cash equivalents, beginning of year	74,988	197,992

Cash and cash equivalents, end of year	$677,518	$74,988

Reconciliation of net (loss) to cash (used in) operating activities:
Net (loss)	$(2,990,721)	$(793,801)
Items not providing/requiring cash:
Management fee paid with GRC shares	(320,000)	—
Realized gain from GRC shares	(520,428)	—
Equity share of GRC loss	58,888	—
Non-cash portion of employment termination expense	433,400	—
Write-off of BacTech purchase price receivable	182,748	—
Loss on sale of asset	29,982	—
Interest income	(25,667)	—
Stock compensation expense	294,400	43,229
Realization reserve-GRC stock	168,960	—
Accretion of asset retirement obligation-SFAS 143	110,243	—
Depreciation	12,850	4,878
(Increase) decrease in other assets related to operations	22,341	(623)
Increase (decrease) in liabilities related to operations	115,738	(52,084)

Cash (used in) operating activities	$(2,427,266)	$(798,401)

Non-cash financing and investing activities:

Net assets received from BacTech withdrawal from TSLLC	$757,035	$—

Payments pursuant to Employment Termination Agreements with GRC common stock	$612,580	$—

Exercise of stock options utilizing cashless exercise	$—	$24,000

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GOLD CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005
1. Summary of Significant Accounting Policies
Basis of Presentation: U.S. Gold Corporation (the “Company”) was organized under the laws of the State of Colorado on July 24, 1979. Since its inception, the Company has been engaged in the exploration for, development of, and the production and sale of gold and silver.
Reclassifications: Certain adjustments have been made in the financial statements for the year ended December 31, 2004, to conform to accounting and financial statement presentation for the year ended December 31, 2005. On November 14, 2005, the shareholders of the Company approved an amendment to the articles of incorporation increasing the authorized capital from 35,000,000 shares of $0.10 par value common stock to 250,000,000 shares of no par value common stock. All presentations have been restated to reflect these changes to the capital of the Company.
Basis of Consolidation: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Significant intercompany accounts and transactions have been eliminated.
Statements of Cash Flows: The Company considers cash in banks, deposits in transit, and highly liquid debt instruments purchased with original maturities of three months or less to be cash and cash equivalents.
Property and Equipment: Office furniture, equipment and vehicles are carried at cost not in excess of their estimated net realizable value. Normal maintenance and repairs are charged to earnings while expenditures for major maintenance and betterments are capitalized. Gains or losses on disposition are recognized in operations.
Exploration and Development Costs: Costs of acquiring mining properties and any exploration and development costs are expensed as incurred unless proven and probable reserves exist and the property is a commercially minable property. Mine development costs incurred either to develop new ore deposits, expand the capacity of operating mines, or to develop mine areas substantially in advance of current production are also capitalized. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment. The Company evaluates, at least quarterly, the carrying value of capitalized mining costs and related property, plant and equipment costs, if any, to determine if these costs are in excess of their net realizable value and if a permanent impairment needs to be recorded. The periodic evaluation of carrying value of capitalized costs and any related property, plant and equipment costs are based upon expected future cash flows and/or estimated salvage value in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.”
Depreciation: Depreciation of office furniture, equipment and vehicles is computed using straight-line methods. Office furniture, equipment and vehicles are being depreciated over the estimated economic lives ranging from 3 to 5 years.
Property Retirement Obligation: The Company implemented SFAS 143, “Accounting for Asset Retirement Obligations,” effective January 1, 2003. SFAS 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period that it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. Ongoing environmental and reclamation expenditures are credited to the asset retirement obligation as incurred to the extent they relate to asset retirement obligation and to expense to the extent they do not so apply.
Stock Option Plans: The Company applies APB Opinion 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for all stock option plans. Under APB Opinion 25, no compensation cost has been recognized for stock options issued to employees as the exercise price of the Company’s stock options granted equals or exceeds the market price of the underlying common stock on the date of grant.
SFAS 123, “Accounting for Stock-Based Compensation,” requires the Company to provide pro forma information regarding net income as if compensation costs for the Company’s stock option plans had been determined in accordance with the fair value based method prescribed in SFAS 123. To provide the required pro forma information, the Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model.

Revenue Recognition: Gains on the sale of mineral interests, if any, includes the excess of the net proceeds from sales over the Company’s net book value in that property. Generative exploration program fees, received as part of an agreement whereby a third party agrees to fund a generative exploration program in connection with mineral deposits in areas not previously recognized as containing mineralization in exchange for the right to enter into a joint venture in the future to further explore or develop specifically identified prospects, are recognized as revenue in the period earned.
Management contract fees are recognized as revenue earned is determined to be realizable. Sales revenue is recognized upon the production of metals having a fixed monetary value. Metal inventories are recorded at estimated net realizable value, except in cases where there is no immediate marketability at a quoted market price, in which case they are recorded at the lower of cost or net realizable value.
Per Share Amounts: SFAS 128, “Earnings Per Share,” provides for the calculation of “Basic” and “Diluted” earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding during the period (20,028,173 for 2004 and 25,931,172 for 2005). Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of the Company, similar to fully diluted earnings per share. As of December 31, 2005 and 2004, warrants and options are not considered in the computation of diluted earnings per share as their inclusion would be antidilutive.
Income Taxes: The Company accounts for income taxes under SFAS 109, “Accounting for Income Taxes.” Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years.
Business Risks: The Company continually reviews the mining risks it encounters in its operations. It mitigates the likelihood and potential severity of these risks through the application of high operating standards. The Company’s operations have been and in the future may be, affected to various degrees by changes in environmental regulations, including those for future site restoration and reclamation costs. The Company’s business is subject to extensive license, permits, governmental legislation, control and regulations. The Company endeavors to be in compliance with these regulations at all times.
Use of Estimates: The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Fair Value of Financial Instruments: SFAS 107, “Disclosures About Fair Value of Financial Instruments,” requires disclosure of fair value information about financial instruments. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2005.
The respective carrying value of certain on-balance-sheet financial instruments approximate their fair values. These financial instruments include cash, cash equivalents, interest receivable, accounts payable, and installment purchase contracts. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair value or they are receivable or payable on demand. The carrying value of the Company’s long-term purchase contracts approximates fair values of similar debt instruments.
Recent Pronouncements
In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS 151, “Inventory Costs.” This Statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). In addition, this Statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement will be effective for the Company beginning with its fiscal year ending December 31, 2006. The Company is currently evaluating the impact this new Standard will have on its operations, but believes that it will not have a material impact on the Company’s financial position, results of operations or cash flows.
In December 2004, the FASB issued SFAS 153, “Exchanges of Non monetary Assets — an amendment of APB Opinion No. 29.” This Statement amended APB Opinion 29 to eliminate the exception for non monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non monetary assets that do not have commercial substance. A non monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of this Standard is not expected to have any material impact on the Company’s financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS 123 (revised 2004), “Share-Based Payment.” This Statement requires that the cost resulting from all share-based transactions be recorded in the financial statements. The Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based payment transactions. The Statement replaces SFAS 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees.” The provisions of this Statement will be effective for the Company beginning with its fiscal year ending December 31, 2006. The Company is currently evaluating the impact this new Standard will have on its financial position, results of operations or cash flows.
In March 2005, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No.107 (SAB 107) which provides guidance regarding the interaction of SFAS 123(R) and certain SEC rules and regulations. The new guidance includes the SEC’s view on the valuation of share-based payment arrangements for public companies and may simplify some of SFAS 123(R)’s implementation challenges for registrants and enhance the information investors receive.
In March 2005, the FASB issued FIN 47, “Accounting for Conditional Asset Retirement Obligations,” which clarifies that the term ‘conditional asset retirement obligation’ as used in SFAS 143 “Accounting for Asset Retirement Obligations,” which refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated. FIN 47 is effective no later than the end of the fiscal year ending after December 15, 2005. The Company does not believe that FIN 47 will have a material impact on its financial position or results from operations.
In August 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections.” This statement applies to all voluntary changes in accounting principles and to changes required by an accounting pronouncement if the pronouncement does not include specific transition provisions, and it changes the requirements for accounting for and reporting them. Unless it is impractical, the statement requires retrospective application of the changes to prior periods’ financial statements. This statement is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005.
2. Tonkin Springs Project
The Company owns 100% of Tonkin Springs LLC, a Delaware limited liability company (“TSLLC”) which, in turn, owns the Tonkin Springs gold mine property located in Eureka County, Nevada.
The Company intends to initiate an exploration program at the Tonkin Springs project commencing in 2006 subject to receipt of necessary governmental permits.
Effective May 12, 2005, BacTech Nevada Corporation, a Nevada corporation and subsidiary of BacTech Mining Corporation (“BacTech”), a Canadian corporation based in Ontario, withdrew from TSLLC and its 55% interest reverted back to the Company. BacTech withdrew from TSLLC as provided in the TSLLC agreements dated July 31, 2003, and the Company assumed responsibilities for management and funding for the project.
As set forth under the July 31, 2003, TSLLC agreements, BacTech Nevada was responsible to fund and satisfy all unfunded liabilities to third parties (whether such accrued before or after such withdrawal) arising out of operations conducted subsequent to July 31, 2003, but prior to the date of BacTech’s withdrawal, May 12, 2005. BacTech has guaranteed the performance of BacTech Nevada under the TSLLC agreements. The Company believes it has certain claims against BacTech related to TSLLC related to payments by the Company to vendors of BacTech and other matters. The Company considers collection of any claims against BacTech to be doubtful and has provided a reserve for realization for the entire amount of any such claims at December 31, 2005.
On September 30, 2004, TSLLC filed an updated reclamation cost estimate with the BLM of $2,856,633 related to existing disturbances for Tonkin Springs. On November 5, 2004, BacTech was notified by the BLM of the need to increase the reclamation bond relating to the Tonkin Springs project by $1,118,733. On March 8, 2005, BacTech was notified that TSLLC was not in compliance with this financial obligation. Subsequent to the withdrawal of BacTech, the Company posted the additional bonding from a portion of the proceeds from the sale of shares of the Company (see Note 3 and 10) and TSLLC is now in compliance with bonding requirements. The Company anticipates completing an updated reclamation cost estimate during the third quarter of 2006 for submission to the BLM by September 30, 2006.

The projected estimate of “Retirement Obligation” for the Tonkin Springs property, reflecting the requirements of SFAS 143 and an update for increase in the current estimated costs of reclamation of approximately $860,000, and changes in the anticipated timing of certain future reclamation costs developed in early 2006, as well as changes to the cost of capital of the Company reflecting the financing transaction closed in February 2006 (See Note 14), totals $2,724,721 as of December 31, 2005. Of this amount, $1,597,032 is budgeted to be expended in certain property reclamation activities during 2006 and has therefore been reflected as a current liability and $1,127,689 is classified non-current. This estimated Retirement Obligation is anticipated to be further revised in the fourth quarter of 2006 when an updated estimate of reclamation obligations is finalized and submitted for regulatory review including the BLM as noted above. This submission is anticipated to be made in September 2006 and may include changes to estimated costs as well as the expected time frames for actual reclamation activities at the Tonkin Springs property. Actual asset retirement and reclamation, generally, will be commenced upon the completion of operations at the property.
The following is a reconciliation of the aggregate of asset retirement obligation projected for books since January 1, 2005:

Asset retirement and reclamation liability-January 1, 2005	$1,596,570
Adjustment at December 31, 2005 reflecting updated cost estimate, cost of capital and timing projections	942,924
Accretion of liability while BacTech was manager	74,984
Accretion of liability at assumed 17.3% annual rate	110,243

Asset retirement and reclamation liability-December 31, 2005	$2,724,721

The components of the above $942,924 adjustment at December 31, 2005 are as follows:

Decrease in the cost of capital assumption from 17.3% to 8.72%	$575,200
Increase to estimated reclamation cost	277,300
Reduction of time frame to complete reclamation from 8.25 years to 6 years from December 31, 2005	90,424

Total	$942,924

It is anticipated that the capitalized asset retirement costs will be charged to expense based on the units of production method commencing with gold production at Tonkin Springs. There was no projected adjustment during 2005 for amortization expense of capitalized asset retirement cost required under SFAS 143 since the Tonkin Springs property was not in operation.
When BacTech withdrew from TSLLC in May 2005, the total reclamation bonding was $1,819,013. The Company subsequently increased the restrictive time deposits for reclamation bonding by $1,118,733 for a total of $2,937,746, as required by various governmental agencies.
The purchase price for BacTech’s 55% equity ownership interest in TSLLC was $1,750,000 of which $1,567,252 was paid through the date of BacTech’s withdrawal. The Company wrote off and expensed the remaining purchase price receivable from BacTech of $182,748 during 2005. BacTech Nevada has reported that it spent approximately $437,875 on property holding and annual lease payments in 2005 through the effective date of their withdrawal, May 12, 2005. Such amounts are not included in the Consolidated Statement of Operations for the year ended December 31, 2005, since BacTech was responsible for funding.
3. Change in Control
On July 29, 2005, the Company sold an aggregate of 11,100,000 shares of its common stock to Robert R. McEwen for $4 million in cash. Following the closing of this transaction, Mr. McEwen became the Company’s largest shareholder, owning slightly more than 33.3% of its then outstanding stock. With this transaction and Mr. McEwen’s subsequent appointment as Chairman of the Board and Chief Executive Officer, the Company underwent a change in control. Mr. McEwen also nominated a majority of the Company’s Board of Directors.
In a filing with the United States Securities and Exchange Commission, NovaGold Resources Inc., a Nova Scotia corporation with securities traded on the American and Toronto Stock Exchanges (“NovaGold”), reported that it had purchased 5,374,544 shares of the Company’s common stock in two separate private transactions effective July 27, 2005. NovaGold is a natural resource company engaged in the exploration and development of gold properties in North America. As a result of these transactions, NovaGold owns approximately 15% of the Company’s outstanding common stock as of December 31, 2005.

4. Termination and Other Agreements
As a condition to completion of the McEwen transaction discussed in Note 3 above, and in consideration of prior uncompensated services and termination of outstanding stock options, the Company consummated agreements with each of its then existing executive officers pursuant to which their employment contracts with the Company were terminated (“Termination Agreements”). These Termination Agreements provided for cash payments to the three individuals in the aggregate amount of $1,000,000, issuance of 1,025,000 shares of the Company’s common stock (see Note 10) and distribution of 5,191,352 shares of common stock of Gold Resource Corporation (“GRC”), representing all of the GRC stock owned by the Company prior to the transaction (see Note 6). The GRC stock was valued at $0.118 per share or $612,580, the fair value as determined by an independent third party. The Termination Agreements were effective July 28, 2005.
The Company also issued an aggregate of 450,000 shares of its common stock (see Note 10) to its then-existing four independent members of the Board of Directors as a condition to completion of the McEwen transaction discussed in Note 3 above. These shares were issued under the Company’s Non-Qualified Stock Option and Stock Grant Plan. Outstanding stock options with each of these directors and the three executive officers were also cancelled.
5. Terminated Proposed Merger
On June 21, 2005, the Company entered into an agreement (the “Romarco Letter Agreement”) with Romarco Minerals Inc. (“Romarco”) which proposed a merger of the Company with both Romarco and Western Goldfields Inc. The Romarco Letter Agreement provided a 30-day “exclusivity period” within which the Company was limited in discussions for a merger or acquisition with any entity other than Romarco, and contemplated that the parties would negotiate a definitive merger agreement. Romarco paid earnest money of $200,000 to the Company with the Romarco Letter Agreement. The exclusivity period expired without Romarco providing the requisite financing to the Company. Following consummation of the McEwen Transaction discussed in Note 3, the Company terminated negotiations with Romarco. The Company, Romarco and Western Goldfields have no further obligations to each other except as provided under confidentiality agreements among and between the parties. The Company recorded the $200,000 earnest money as revenue upon the expiration of the Romarco Letter Agreement.
6. Gold Resource Corporation
As discussed in Note 3 and Note 4 above, effective July 29, 2005, related to the Termination Agreements, the Company disposed of 5,191,352 shares (approximately 32.65%) of the common stock of GRC, a private Colorado corporation, representing all of the Company’s interest in GRC. The Company’s share of GRC’s net loss for 2005 prior to the disposition of its interest in GRC was $(58,888).
GRC owed the Company $330,000 under a 2002 management contract that expired by its term December 31, 2002, and that amount had not been previously recognized as a receivable or as revenue by the Company until the amount was realized. In June 2005, GRC paid $10,000 of the amount in cash and issued to the Company 1,280,000 shares of GRC stock with an agreed upon value of $0.25 per share in full satisfaction of its obligations under the 2002 management contract. Since the shares of GRC are not publicly traded, the 1,280,000 shares of GRC received in satisfaction of the 2002 management contract were determined by third party evaluation to have a fair value of $151,040 and the Company recorded a reserve for realization of $168,960 related to the value of the 1,280,000 shares during the quarter ended June 30, 2005.
In June 2005, GRC purchased a used truck from the Company for cash of $10,000 which resulted in a loss on disposition of $12,034.
7. Loan Settlement Agreement with FABC
On February 21, 1992, the Company entered into a Loan Settlement Agreement with its senior secured lender, The French American Banking Corporation (“FABC”). The Company discharged its debt to FABC and terminated all prior security interests related thereto. As part of the consideration to FABC under the Loan Settlement Agreement, Tonkin Springs Gold Mining Company, a wholly-owned subsidiary of the Company (“TSGMC”) entered into an agreement with FABC entitled “Agreement To Pay Distributions,” which requires TSGMC to pay a limited portion of certain distributions from TSVLP to FABC. TSVLP, another subsidiary of the Company, has complete control of such distributions, if any, to TSGMC. Under the terms of the Agreement To Pay Distributions, TSGMC is required to pay to FABC (i) the first $30,000 in cash or value of asset distributions, as defined in such agreement, received from TSVLP, plus (ii) an amount equal to 50 percent of such retained distributions in cash or value of asset distributions after TSGMC has first received and retained $500,000 of such retained distributions. This obligation to FABC shall terminate after FABC has been paid a total of $2,030,000 thereunder. No payments have been made under this obligation.

8. Property and Equipment
At December 31, 2005, property and equipment consisted of the following:

Office furniture and equipment	$45,922
Trucks and autos	38,950
Other equipment	19,263

Subtotal	104,135
Less: accumulated depreciation	(50,830)

Total	$53,305

Depreciation expense for 2005 and 2004 was $12,850 and $4,878, respectively.
9. Income Taxes
In various transactions entered into February 21, 1992 as well as transactions during 2005, the Company had ownership changes, as that term is defined under Section 382 (g), IRC. As a result, the tax net operating loss carry forwards and the investment tax credit carry forwards are subject to annual limitations under Section 382 IRC, following the date of such ownership change. Except as noted below, the Company will receive delayed future benefits from net operating loss carryforwards or investment tax credit carryforwards existing as of the dates of the ownership change. At December 31, 2005, the Company estimates that tax loss carry forwards to be $12,447,000 expiring through 2025.
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2005, are presented below:

Deferred tax assets:
Alternative minimum tax credit carryfoward	$11,200
Reclamation obligation	345,900
Net operating (loss) carryforward	2,738,200
Capital (loss) carryforward	268,400

Total gross deferred tax assets	3,363,700

Less valuation allowance	(3,249,100)

Net deferred tax assets	114,600

Deferred tax liabilities:
Basis in TSVLP	(114,600)

Total net deferred tax asset	$—

The Company believes that it is unlikely that the net deferred tax asset will be realized. Therefore, a valuation allowance has been provided for net deferred tax assets. The change in valuation allowance of approximately $1,231,100 primarily reflects an increase of net operating (loss) carryforwards.
A reconciliation of the tax provision for 2005 and 2004 at statutory rates is comprised of the following components:

	2005	2004
Statutory rate tax provision on book loss	$(658,000)	$(174,600)
Book to tax adjustments:
Valuation allowance	658,000	174,600

Tax provision	$—	$—

10. Shareholders’ Equity
On November 14, 2005, shareholders of the Company approved an amendment to the Articles of Incorporation increasing the number of shares of common stock authorized from 35,000,000 to 250,000,000 and eliminating the par value of the shares. The shareholders also approved an increase in the number of shares reserved under the Company’s Non-Qualified Stock Option and Stock Grant Plan (the “Plan”) from 3,500,000 to 5,000,000 shares on November 14, 2005.

As discussed further in Note 3 above, on July 29, 2005, the Company sold 11,100,000 shares of its common stock to a single investor for $4 million cash. Related to this transaction, the Company issued 450,000 shares of its stock valued at $0.40 per share, or $180,000, to its then four independent directors as a stock grant under the Plan. Directors terminated option agreements for aggregate 450,000 shares of stock. Related to the Termination Agreements with three executive officers discussed further in Note 5, the Company issued 1,025,000 shares of its stock valued at the closing market price on the day of the agreements of $0.39 per share, or $399,750, under the Plan. Those executives terminated option agreements covering aggregate 225,000 shares of stock.
During June 2005, the Company issued 120,000 shares of its stock valued at $0.47 per share, or $56,400 in the aggregate, to an investor in exchange for cancellation of warrants to purchase 100,000 shares of the Company’s stock expiring in June 2006, and settlement of other issues. In July 2005, the Company issued 145,000 shares of its stock valued at $0.40 per shares, or $58,000, in exchange for cancellation of warrants to purchase 145,000 shares of the Company’s stock expiring through June 29, 2006. The Company recorded stock compensation expense of $114,400 related to these transactions. As of December 31, 2005, there are no remaining warrants to purchase shares of the Company’s stock.
Effective February 25, 2004, the Company entered into a Finder’s Fee Agreement with Meridian Capital Ltd. (“Meridian”), a Canadian merchant bank, whereby Meridian agreed to provide consulting services to the Company. With Unit Subscription Agreements, the Company sold Units at $0.90 where each Unit was made up of one share of common stock and one Unit Purchase Warrant. Unit Purchase Warrants are exercisable for 2 years from date of issue and provide that one share of common stock can be purchased for $1.25 plus four (4) Unit Purchase Warrants for up to 25,000 shares of common stock. Through the March 12, 2004 termination date of the Meridian agreement, the Company raised net proceeds of $72,350 through the sale of 100,000 Units. Meridian was paid a fee of 8.5% of monies raised through the sale of Units plus $10,000 for expenses, and warrants exercisable for 2 years to purchase 20,000 shares of the Company (equal to 20% of the Units sold) at a warrant exercise price of $0.90 per share (the “Meridian Warrants”). No value was assigned to the Unit Purchase Warrants since the exercise price of those warrants were above the market price of the common stock at the date of the closing of the transaction. A value of $21,800 was assigned to the Meridian Warrants based on the Black-Scholes pricing model and was recorded as finance fees in the first quarter of 2004. As noted above, the warrants were cancelled during 2005.
In June 2004, the Company sold 400,000 Units, with each Unit consisting of one share of common stock and one Unit Purchase Warrant at $0.50 per Unit. These Unit Purchase Warrants are exercisable for two years from date of issue and provide that one share of common stock can be purchased for $0.80 plus two (2) Unit Purchase Warrants for up to 200,000 shares of common stock. The offering netted $195,000. An independent director of the Company was paid a success fee of $5,000 related to one of these private placement sales of stock. Also during June 2004, warrants to exercise 428,572 shares at exercise price of $0.30 per share were exercised at a reduced price of $0.25 per share for total proceeds of $107,142. The Company agreed to the reduced exercise price to induce the holder to exercise the warrants and recognized stock compensation expense of $21,429 for the reduction of the exercise price of these warrants. As noted above, the warrants were cancelled during 2005.
Also during 2004, options to purchase a total of 340,000 shares at an exercise price of $0.16 per share were exercised. In connection with those transactions, 34,286 option shares were surrendered and cancelled under a cashless exercise to fund the exercise price of 150,000 of the option shares and accrued director fees were reduced for exercise of 190,000 additional option shares. Options to purchase 375,550 shares at exercise price of $0.16 per share expired by their terms during 2004.
Stock Options-
Stock options have been granted to key employees, directors and others under the Plan. Options to purchase shares under the Plan were granted at market value as of the date of the grant. Effective November 14, 2005, the shareholders of the Company increased the total number of shares under the Plan to 5,000,000. During 2005, stock options were granted to directors, executive officers, and consultants of the Company covering 1,072,000 shares at exercise prices of $2.09 and $2.12 per share.

	Analysis of Stock Options
	2005		2004
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Prices	Shares	Prices
Outstanding, beginning of year	675,000	$.50-.86	1,367,695	$.16-.86
Granted	1,072,000	$2.09-2.12	—	—

Exercised	—		340,000	$.16
Canceled including through cashless exercise	675,000	$.50-.86	34,286	$.16
Expired	—	—	318,407	$.16

Outstanding and exercisable, end of year	1,072,000	$2.09-2.12	675,000	$.50-.86

Weighted average fair value of Option granted during year	$2,076,180		$—

The fair value for the options was estimated at the date of grant, using the Black-Scholes Option Valuation Model, with the following weighted-average assumptions: risk-free interest rate of 4.61%; a dividend yield of 0.0%; a volatility factor of the expected market price of the common stock of 1.02; and a weighted–average expected life of the option of 10 years.
The following table summarizes information about stock options outstanding at December 31, 2005:

Options Outstanding		Weighted Average
		Remaining	Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Prices	Outstanding	Life	Price	Exercisable	Price
$2.09	200,000	9.8 yrs.	$2.09	200,000	$2.09
$2.12	872,000	9.9 yrs.	$2.12	100,000	$2.12
The effect of applying SFAS 123 pro forma net (loss) is not necessarily representative of the effects on reported net income (loss) for future years due to, among other things, the vesting period of the stock options and the fair value of additional stock options in future years. For purpose of pro forma disclosure, the estimated fair value of the options is charged to expense in the year that the options were granted. In 2004, the Company’s pro forma loss is equal to its net (loss) since no options were granted in 2004. Under the accounting provisions of SFAS 123, the Company’s net loss and net loss per share for 2005 would have been adjusted to the following pro forma amounts:

	2005 Net (loss)
	As reported	Pro forma
Net (loss)	$(2,990,721)	$(5,066,901)

	Basic and diluted Net (loss) per share
	As reported	Pro forma
Net (loss)
Basic	$(0.12)	$(0.20)
Diluted	$(0.12)	$(0.20)
11. Employee Benefit Plans
On December 10, 1985, the Company’s Board of Directors adopted a Simplified Employee Pension Plan (“SEP”). The Company intends to make a determination of contributions under the SEP on an annual basis, based upon review by the Board of Directors of the Company’s financial statements as of its fiscal year end. The Company has determined not to make contributions to the SEP for the years ended December 31, 2005 and 2004. Contributions made under the SEP in any one calendar year for any one employee may not be more than the smaller of $40,000 or 25% of that employee’s total compensation.
12. Rental Expense and Commitments and Contingencies
During the years ended December 31, 2005 and 2004, the Company had no rental expense under operating leases but had $9,200 in rental expense under other occupancy arrangements.

The Company has transferred its interest in several mining properties over the past years. The Company could remain potentially liable for environmental enforcement actions related to its prior ownership interest of such properties. However, the Company has no reasonable belief that any violation of relevant environmental laws or regulations has occurred regarding these transferred properties.
13. Installment Purchase Contracts
The Company has installment purchase contracts aggregating $23,468, due in monthly installments of $715, collateralized by a vehicle bearing an average interest rate of 6 percent per annum. In addition, the Company is financing the cost of an 18-month insurance policy covering directors and officers with monthly installments of $7,761 through November 2006 with an average interest rate of 7.75 per cent per annum. Future maturities under these contracts as of December 31, 2005 are as follows:

2006	$97,303
2007	$7,837
2008	$8,246
14. Subsequent Events
On February 22, 2006 (the “Closing Date”), the Company completed a $75,150,000 financing transaction (the “Transaction”). One half of the gross proceeds of the Transaction are being held in an escrow account (the “Escrow Funds”) pending satisfaction of the “Release Conditions”, discussed further below. The remaining net proceeds of $34,944,750, after commissions but before deduction of expense of the offering, are unrestricted and were paid to the Company at Closing. The Company believes that the Transaction will adequately fund its operations for two years.
In the Transaction, the Company sold 16,700,000 “Subscription Receipts” at a price of $4.50 each. Each Subscription Receipt is automatically convertible, subject to adjustment and penalties discussed below, without payment of any additional consideration, into one unit (“Unit”). Each Unit will consist of one share of the Company’s common stock and one-half common stock purchase warrant (“Warrant”). Each full Warrant entitles the holder to purchase one share of common stock for $10.00 for 5 years from the Closing Date.
GMP Securities L.P. and Griffiths McBurney Corp. (the “Agents”) assisted the Company in the Transaction under an Agency Agreement. The Company agreed to pay cash commission of 7% to the Agents and to issue compensation options (“Compensation Options”) for their services. The Company also agreed to reimburse the Agents for their reasonable expenses incurred in connection with the offering. One-half of the cash commission was paid on the Closing Date and one-half plus accrued interest will be paid if the escrowed funds are released to the Company. The Company also issued Compensation Options to the Agents which allow them to acquire, for no additional consideration, broker warrants (“Broker Warrants”) which, in turn, allow them to acquire up to 1,002,000 Units at an exercise price of $4.50 per Unit for a period of 18 months from the Closing Date. The Agent shall be entitled to convert up to 501,000 of the Compensation Options at an exercise price of $4.50 per Unit (the “Initial Options”) at any time prior to August 22, 2007 (the “Conversion Deadline”). Any of the Broker Warrants not so converted, plus any of the remaining 501,000 Compensation Options, will be deemed converted into Units upon satisfaction of the Release Conditions and payment of an exercise price of $4.50 per Unit. Warrants included in the Units allow the Agents to purchase 501,000 shares at an exercise price of $10.00 per share.
The Subscription Receipts were issued pursuant to the terms of a Subscription Receipt Indenture between the Agents and Equity Transfer Services Inc. of Toronto, Ontario, Canada (“ETS”) dated as of the Closing Date. Pursuant to the terms of the Subscription Receipt Indenture, ETS agreed to act as the Company’s agent and registrar for the transfer, exchange and conversion of the Subscription Receipts. ETS will also hold the Escrow Funds in escrow pending satisfaction of the Release Conditions, or return of the Escrow Funds to the subscribers of the Subscription Receipts.
If all the common stock provided under the Transaction are issued, a total of 26,553,000 shares of common stock will have been issued related to the transaction, exclusive of any penalty or adjustment in connection with the conversion of the Subscription Receipts.
As noted above, $37,575,000 of the gross proceeds of this transaction are being held in escrow pending the satisfaction of the Release Conditions.

The Release Conditions include, among other things, filing of a final prospectus which qualifies the distribution of the Units in Canada, the receipt from the Securities and Exchange Commission of an effective date for a registration statement covering the Units, and the listing of the common stock of the Company for trading on the Toronto Stock Exchange. If the release conditions are not satisfied by February 22, 2007, the escrow proceeds will be returned to subscribers. The remaining subscription receipts will automatically convert into shares of our common stock and warrants not later than August 22, 2007.
The Company has agreed to use its commercially reasonable efforts to satisfy the Release Conditions as soon as possible. If the Release Conditions are satisfied, the Company will receive the balance of the proceeds.
In the event that the Release Conditions are not satisfied on or before February 22, 2007, the Company has agreed that each Subscription Receipt shall be converted into 1.1 share of common stock (instead of one share) and 0.55 Warrants (instead of one-half Warrant).
The Subscription Receipts were sold by the Company in transactions exempt from the registration requirements of the 1933 Act pursuant to Rule 506 of Regulation D and in transactions that did not require registration pursuant to Rule 903 of Regulation S. Each subscriber of the Subscription Receipts in the United States was an “accredited investor” within the meaning of Rule 501. The remainder of the Subscription Receipts were sold to persons who were not in the United States at the time of purchase or who were not U.S persons as defined in Rule 902.
ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
There have been no changes in our accountants during the last two fiscal years, and we have not had any disagreements with our existing accountants during that time.
ITEM 8A. CONTROLS AND PROCEDURES
Regulations under the Securities Exchange Act of 1934 require public companies to maintain “disclosure controls and procedures,” which are defined to mean a company’s controls and other procedures that are designed to ensure that information required to be disclosed in the reports that it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.
Under the supervision and with the participation of our management, including our Chief Executive Officer (our principal executive officer) and our Chief Financial Officer (our principal financial officer), we evaluated the effectiveness of our disclosure controls and procedures (as defined under Rule 13a-14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Based on this evaluation performed as of the end of the period covered by this report, our Chief Executive Officer and our Chief Financial Officer concluded that our disclosure and controls and procedures as of December 31, 2005 were effective to ensure that information we are required to disclose in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. There were no significant changes in our internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation.
PART III
ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
Directors and Executive Officers
The following individuals serve as our officers and directors as of the date of filing this report:

			Board
Name and			Position
Municipality of Residence	Age	Positions With the Company	Held Since
Robert R. McEwen	55	Chief Executive Officer and Chairman
Toronto, Ontario		of the Board of Directors	2005

Ann S. Carpenter	48	President and Chief Operating Officer	N/A
Reno, Nevada

			Board
Name and			Position
Municipality of Residence	Age	Positions With the Company	Held Since
William F. Pass	59	Vice President, Chief Financial Officer,
Golden, Colorado		Secretary and Treasurer	N/A

Michele L. Ashby(2),(3)	50	Director	2005
Denver, Colorado

Dr. Leanne M. Baker(1)	53	Director	2005
Tiburon, California

Peter Bojtos(1)	55	Director	2003
Lakewood, Colorado

Declan J. Costelloe(1),(2),(3)	40	Director	2005
Lakewood, Colorado

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating Committee.
Each of our directors is serving a term which expires at the next annual meeting of shareholders and until his or her successor is elected and qualified or until he or she resigns or is removed. Our officers serve at the will of our Board of Directors.
The following information summarizes the business experience of each of our officers and directors for at least the last five years:
Robert R. McEwen. Mr. McEwen became our Chairman of our Board of Directors and our Chief Executive Officer on August 18, 2005, shortly following his purchase of our common stock. He is also the chairman and chief executive officer of Lexam Exploration Inc., a public company engaged in the exploration and development of oil and gas properties in Colorado, and a position he has held since 2003. Mr. McEwen was the chairman of Goldcorp Inc. from 1986 to October 2005, and the chief executive officer of that company from June 1986 until February 2005. Goldcorp is a corporation organized under the laws of the Province of Ontario, Canada, engaged in the business of exploring for and producing gold and other precious metals. The securities of Goldcorp are traded on the Toronto and New York Stock Exchanges. Mr. McEwen is also the non-executive chairman of Coral Cold Resources Ltd. and a member of the board of directors of Nevada Pacific Gold, Tone Resources, and Coral Gold Resources Ltd. All of these companies have securities traded on the TSX Venture Exchange and Coral Gold has securities which are quoted on the OTC Bulletin Board.
Michele L. Ashby. Ms. Ashby is the chief executive officer and founder of MINE, LLC, a Colorado limited liability company organized to promote natural resource companies to the investment community through private conferences. She has occupied that position since July 2005. From 1998 to 2005, she was the chief executive officer and founder of Denver Gold Group Inc., a Colorado non-profit corporation organized and operated as a trade association for the mining industry. In that capacity, she developed, marketed and organized annual conferences for participants in the industry and the investment community. From 1987 to 1995, she was a stockbroker and mining analyst with a regional firm located in Denver, Colorado.
Dr. Leanne M. Baker. Dr. Baker is managing director of Investor Resources LLC and a registered representative with Puplava Securities, Inc., a U.S. broker-dealer. Dr. Baker has been consulting to the mining and financial services industries since January 2002. She was an equity research analyst (and promoted to managing director) at Salomon Smith Barney from 1990 to 2001, where she helped build a research and investment banking franchise in the metals and mining sectors. Dr. Baker is a director of Agnico-Eagle Mines Ltd. and New Sleeper Gold Corporation, both Canadian corporations, the former with securities traded on the Toronto and New York Stock Exchange and the latter with securities traded on the Toronto Venture Exchange. Dr. Baker has a M.S. and a Ph.D. in mineral economics from the Colorado School of Mines.
Peter Bojtos. Mr. Bojtos is licensed as a professional engineer in the Province of Ontario, Canada and for the past ten years, has been an independent director of several U.S. and Canadian precious and base-metal mining and exploration companies operating in all corners of the world. From 1996 to 2005, Mr. Bojtos was Vice-Chair and Vice-President of Fischer-Watt Gold Company Inc., a public company organized in Nevada and developing a copper mine in Mexico, and since August 2005, he has been the Chairman and President of that entity. He also serves on the board of directors of Desert Sun Mining, Queenstake Resources Ltd, Tournigan Gold Corp., and Apolo Gold & Energy Inc. of which he is also chairman and president. All these companies have their securities registered with the United States Securities and Exchange Commission.

Declan J. Costelloe. Mr. Costelloe is a chartered engineer (UK Engineering Council) and a mining geologist. He is president of Celtic Mining LLC, an independent mining consulting firm. Until March 13, 2006, he held the position of investment manager for Veneroso Associates Gold Advisors, an investment company focusing on the gold industry, a position he occupied since 2003. Prior to that, he was the research director for that entity, a position he occupied from August 2000 to September 2003. He has worked with a number of gold mining and exploration companies including BHP Gold and Golden Star Resources. He has also worked with SRK International, a mining consulting firm. He is a director of Vedron Gold Inc. and Alexandria Minerals Corporation, both Canadian corporations with securities traded on the Toronto Ventures Exchange.
Ann S. Carpenter. On October 24, 2005, Ann S. Carpenter was hired as the Company’s President and Chief Operating Officer. From 2003 until she was hired by the Company, Ms. Carpenter was an independent consultant in the mining industry, focusing on resource assessment, evaluations and project development for properties in the United States, Mexico and South America. From November 1997 to 2003, she was the vice-president exploration and business development for NCGI, a private mining company. Since 1996, she has also worked with the Women’s Mining Coalition, a nonprofit entity, as a lobbyist for the mining industry.
William F. Pass. Mr. Pass joined us in June 1988 and was appointed Corporate Secretary on September 1, 1991 and Vice President Administration on January 1, 1994. Effective February 1, 1996, Mr. Pass was appointed Vice President, Chief Financial Officer and Corporate Secretary.
Board Committees
Our Board of Directors maintains a standing Audit, Compensation and Nominating Committee. The Audit Committee recommends the selection and appointment of our independent accountants to the Board of Directors and reviews the proposed scope, content and results of the audit performed by the accountants and any reports and recommendations made by them. All the members of the Audit Committee meet the definition of “independent” as defined in Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ Stock Market, Inc.
Our Board of Directors has determined that Leanne Baker, the chairperson of the Audit Committee, qualifies as an audit committee financial expert in that she has (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls over financial reporting; and (v) an understanding of the audit committee functions. Dr. Baker acquired these attributes through experience in analyzing financial statements of companies, and through her experience as an audit committee member for other companies.
The compensation committee is responsible for evaluating and recommending the compensation of our executive officers and the members of the Board. Our nominating committee is responsible for identifying, evaluating and recommending nominees to our Board.
Section 16(a) Beneficial Ownership Reporting Compliance
Based solely upon review of Forms 3 and 4 and amendments thereto furnished to the Company during 2005 and Forms 5 and amendments thereto, if any, furnished to the Company with respect to 2005, the Company is not aware that any person, who at any time during the fiscal year was a director, officer, beneficial owner of more than ten percent of the stock of the Company, failed to file on a timely basis, as disclosed in the above Forms, reports required by section 16(a) of the Securities Exchange Act of 1934 during the most recent fiscal year or prior years.
Code of Ethics
The Company has adopted, effective December 31, 2003, a code of ethics that applies to all the executive officers of our company.

Corporate Opportunity Policy
Effective February 13, 2006, our Board of Directors adopted a Corporate Opportunity Policy which covers all of our officers and directors in their capacities as such. The Policy provides that if a possible corporate opportunity becomes available to an officer or director, he or she must disclose the opportunity in reasonable detail to our Board of Directors and may not consummate the opportunity unless and until he or she has received the approval or ratification of the affirmative vote of a majority of the disinterested directors. For purposes of the Policy, a “corporate opportunity” is any business opportunity in which we have expressed an interest or which we have identified as an opportunity by resolution of our Board of Directors. It includes the acquisition of, or participation in, the ownership of an interest in any enterprise or right to extract minerals from any property located in the State of Nevada. The Policy further provides that with regard to the ownership of any interest in an enterprise or property located within the Cortez Trend in the State of Nevada by one of our officers or directors, the holder of the interest must first offer it to us at the price and on the terms upon which the party proposes to sell the interest to a third party. If we are unable or unwilling to accept the offer on those terms, the holder of the interest may sell the interest free of restrictions.
The interests of Mr. McEwen in certain companies with properties located on the Battle Mountain-Eureka Trend in Nevada are subject to this policy. Those companies include White Knight Resources Ltd., Nevada Pacific Gold Ltd., Coral Gold Resources Ltd. and Tone Resources Limited. Mr. McEwen has not notified us of his intent to transfer any of these interests to a third party. However, he has advised us that he intends to support our proposed acquisition of these four companies.
ITEM 10. EXECUTIVE AND DIRECTOR COMPENSATION
The following table summarizes the total compensation for the last three years of all persons who served as our chief executive officer during 2005 and the other executive officers who were serving at fiscal year end December 31, 2005 (Named Executive Officers) for the periods indicated:
Summary Compensation Table

						Long Term
						Compensation Awards
						Securities
Name and						Underlying	All Other
Principal Position	Year	Salary		Other		Options	Compensation
Robert R. McEwen, Chief Executive Officer(1)	2005	$—		$—		—	$—

Ann S. Carpenter, President and Chief Operating Officer(2)	2005	$31,875		$—		300,000	$—

William F. Pass, Vice President,	2005	$101,528	(3)	$—		200,000	$452,026	(4)
Chief Financial	2004	117,480	(3)	$—		—	—
Officer and Secretary	2003	114,372	(3)	$44,764	(5)	75,000 (6)	185,920	(7)

William W. Reid,(8) Former President and	2005	$135,908	(3)	$—		—	$966,447	(4)
Chief Executive	2004	230,590	(3)	$34,311	(5)	—	129,000	(7)
Officer	2003	230,590	(3)	$99,475	(5)	75,000 (6)	220,000	(7)

(1)	Robert R. McEwen was appointed as Chief Executive Officer on August 18, 2005. Mr. McEwen did not receive any salary, other compensation or options during the year ended December 31, 2005.

(2)	Ann S. Carpenter was appointed as President and Chief Operating Officer effective October 24, 2005.

(3)	Includes imputed income for use of vehicle.

(4)	Represents payments under a termination agreement dated July 28, 2005 where the employment agreement with the individual was terminated. Also includes payment of deferred salary, including $144,925 and $282,533 for William Pass and William Reid, respectively.

(5)	Represents prior year accrued salary of $44,764 paid to William Pass during 2003, and $34,311 and $99,475 paid to William Reid during 2004 and 2003, respectively.

(6)	Options were voluntarily terminated in connection with a termination agreement.

(7)	During 2003 and 2004, the executive officers exercised certain of their respective stock options at an exercise price of $0.16 per share which resulted in compensation for federal tax purposes based upon the market price of our common stock on the day of each exercise. William Reid exercised options to purchase 300,000 shares of our common stock in 2003 and 150,000 shares of our common stock in 2004, and William Pass exercised options to purchase an aggregate of 232,326 shares of our common stock in 2003.

(8)	William W. Reid resigned as president, chief executive officer and chairman of the Board of Directors effective August 18, 2005 and terminated his employment with us on September 30, 2005.
Option Grants in Last Fiscal Year
The following grants of stock options were made during calendar year 2005 to our Named Executive Officers:
Option/SAR Grants in Last Fiscal Year
(Individual Grants)

		Percent of
	Number of	Total Options		Market
	Securities	Granted to	Exercise	Value of
	Underlying	Employees	or Base	Underlying
	Options/SARs	in Fiscal	Price	Securities at	Expiration
Name	Granted (#)	Year	($/Share)	Date of Grant	Date
Ann S. Carpenter	100,000	20%	$2.09	$2.09	10/24/2015
Ann S. Carpenter	200,000	40%	2.12	2.12	11/14/2015
William F. Pass	200,000	40%	2.12	2.12	11/14/2015
Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Table Value
Shown below is information for the year ended December 31, 2005, with respect to the exercised and unexercised options to purchase our common stock issued to the Named Executive Officers:
Aggregate Option/SAR Exercises for 2005 Fiscal Year and
Year Ended December 31, 2005 Option/SAR Values

			Number of Securities
			Underlying Unexercised	Value of Unexercised
	Shares		Options/SARS	In-the-Money Options at
	Acquired on	Value	At 12/31/05(#)	12/31/05($ )(1)(2)
Name	Exercise (#)	Realized($)	Exercisable/Unexercisable	Exercisable/Unexercisable
Ann S. Carpenter	0	$0	300,000/0	$362,000/$0
William F. Pass	0	0	0/200,000	$0(3)/$266,000

(1)	Based upon the closing price of our common stock as reported by the OTC Bulletin Board as of December 31, 2005 ($3.45 per share).

(2)	Represents the difference between the exercise price of the options and the fair market value of the stock on December 31, 2005.

(3)	These options are exercisable 33.3% on or after November 14, 2006, 33.3% on or after November 14, 2007 and the remainder on or after November 14, 2008.
Equity Incentive Plans
Our Non-Qualified Stock Option and Stock Grant Plan, as amended (the “Plan”), was adopted effective March 17, 1989. The Plan terminates in accordance with its terms on March 16, 2009. Under the Plan, as amended by our shareholders on November 14, 2005, a total of 5,000,000 shares of our common stock are reserved for issuance thereunder.

Under the Plan, non-qualified stock options and/or grants of our common stock may be granted to key persons assisting in our development, including officers, directors, employees and consultants. This Plan gives the Board broad authority to grant options and make stock grants to key persons selected by the Board, while considering criteria such as employment position or other relationship with the company, duties and responsibilities, ability, productivity, length of service or association, morale, interest in the company, recommendations by supervisors, and other matters, to set the option price, term of option, and other broad parameters. Options may not be granted at a price less than the fair market value of our common stock at the date of grant and may not have a term in excess of 10 years.
Options granted under the Plan do not generally give rise to taxable income to the recipient or any tax consequence to us, since the Plan requires that the options be issued at a price not less than the fair market value of the common stock on the date of grant. However, when an option is exercised, the holder is subject to tax on the difference between the exercise price of the option and the fair market value of the stock on the date of exercise. We receive a corresponding deduction for income tax purposes. Recipients of stock grants are subject to tax on the fair market value of the stock on the date of grant and we receive a corresponding deduction.
Securities granted under the Plan are “restricted securities” as defined under the Securities Act of 1933, unless a registration statement covering such shares is in effect. Restricted shares cannot be freely sold and must be sold pursuant to an exemption from registration (such as Rule 144), which exemptions typically impose conditions on the sale of the shares. Options granted under the Plan are non-transferable except by will or the laws of descent and distribution.
As of December 31, 2005, 1,072,000 Options were outstanding under the Plan, of which 300,000 were immediately exercisable and all of which were issued in 2005.
Pension Plan
On December 10, 1985, the Company’s Board of Directors adopted a Simplified Employee Pension Plan (“SEP”). The Company evaluates annually contributions to the SEP based upon review by the Board of Directors of the performance of the Company. The Company has determined not to make a contribution for 2005. No contribution was made for 2004 or 2003. Under the SEP, the Company has the option of contributing a certain amount directly to its employees’ Individual Retirement Accounts. The Plan covers all employees of the Company with certain participation requirements, however the Company is not required to make any contributions in a given year. If contributions are made, they must be made to all eligible employees. Contributions made under the SEP in any one calendar year for any one employee may not be more than the smaller of $40,000 for year 2005 or 25% of that employee’s total compensation.
Securities Authorized for Issuance Under Equity Compensation Plans
Set out below is information as of December 31, 2005 with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance. This information relates to our Non-Qualified Stock Option and Stock Grant Plan.
Equity Compensation Plan Information

			Number of
			securities remaining
	Number of	Weighted-	available for future
	securities to be	average exercise	issuance under
	issued upon	price of	equity compensation
	exercise of outstanding	outstanding	plans (excluding
	options, warrants	options,	securities reflected
	and rights	warrants and	in column (a))
Plan Category	(a)	rights (b)	(c)
Equity compensation plans approved by		$2.11
security holders	1,072,000	per share	740,637

Equity compensation plans not approved by security holders	0	—	0

TOTAL	1,072,000		740,637

Compensation of Directors
We reimburse our directors for reasonable expenses incurred by them in attending meetings of the Board of Directors or of any committees thereof. Effective October 1, 2005, non-executive directors are compensated at $20,000 per year. In November 2005, each director received stock options to acquire 100,000 shares of our common stock at an exercise price of $2.12 per share, exercisable 33.3% on or after November 14, 2006, 33.3% on or after November 14, 2007 and the remainder on or after November 14, 2008. These options expire October 14, 2015.
Employment Contracts
On October 24, 2005, we entered into an employment agreement with Ann S. Carpenter as our President and Chief Operating Officer. The agreement has a three year term and provides for a base salary of $170,000 per year plus certain additional benefits. In addition, we issued stock options to Ms. Carpenter under our Non-Qualified Stock Option and Stock Grant Plan granting her the right to purchase 300,000 shares of common stock for a period of 10 years. Ms. Carpenter may only be terminated by us for “cause,” as defined in the agreement, and if we terminate her without cause or she resigns with good reason, including if we experience a “change in control,” she would be entitled to a severance payment equal to one year of salary if she terminates within the first 180 days of the agreement or two years of salary if she terminates thereafter.
On March 30, 2006, we entered into an employment agreement with William F. Pass, our Vice President and Chief Financial Officer. The agreement is for a term of three years and provides for a base salary of $115,267 per year plus certain additional benefits. Mr. Pass may only be terminated by us for “cause,” as defined in the agreement and if he resigns for good reason, including a change in control, or is otherwise terminated, he would be entitled to a severance payment equal to six months salary.

ITEM 11.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
As of March 29, 2006, there are a total of 33,296,755 shares of our common stock outstanding, our only class of voting securities currently outstanding. The amount of common stock outstanding excludes any shares of common stock issuable upon automatic conversion of the subscription receipts issued in connection with our private placement completed in February 2006. Since a minimum of 8,350,000 additional shares of common stock will be issued upon conversion of the subscription receipts, we have assumed, for purposes of the table below, that those shares are outstanding. Thus, the calculations which follow assume 41,646,755 shares of common stock outstanding. Under certain conditions, an additional 10,020,000 shares may be issued pursuant to the exchange of subscription receipts, exclusive of shares issuable upon exercise of outstanding warrants and options.
The following table describes the ownership of our voting securities as of March 29, 2006 by: (i) each of our officers and directors; (ii) all of our officers and directors as a group; and (iii) each shareholder known to us to own beneficially more than 5% of our common stock. Unless otherwise stated, the address of each individual is the address of our executive office, 2201 Kipling Street, Suite 100, Lakewood, Colorado 80215-1545. All ownership is direct, unless otherwise stated.
In calculating the percentage ownership for each shareholder, we assumed that any options or warrants owned by an individual and exercisable within 60 days is exercised, but not the options or warrants owned by any other individual.

Name and Address of	Shares Beneficially Owned
Beneficial Owner	Number		Percentage (%)
Robert R. McEwen(1)	11,602,500	(2)	27.5%

Peter Bojtos(1)	125,000	(3)	*

Declan Costelloe(1)	5,000	(3)	*

Name and Address of	Shares Beneficially Owned
Beneficial Owner	Number		Percentage (%)
Michele L. Ashby(1)	0	(3)	*

Leanne M. Baker(1)	0	(3)	*

Ann S. Carpenter(1)	300,000	(4)	*

William F. Pass(1)	347,075	(3)	*

NovaGold Resources, Inc. P.O. Box 24, Suite 2300 200 Granville Street Vancouver, British Columbia V6C 1S4, Canada	5,374,544		12.9%

All officers and directors as a group (seven individuals)	12,379,575		29.19%

*	Less than one percent.

(1)	Officer or director.

(2)	Includes 335,000 shares of common stock issuable upon automatic conversion of subscription receipts owned by the individual and 167,500 shares of common stock issuable upon exercise of warrants which will be issued upon conversion of the subscription receipts. Excludes an additional 335,000 shares of common stock and an additional 167,500 shares of common stock underlying warrants which may be issuable upon conversion of the subscription receipts.

(3)	Excludes stock options which are not exercisable within 60 days of the date of this prospectus.

(4)	Includes 300,000 shares underlying options that are exercisable within 60 days of the date of this prospectus.
Changes in Control
In a filing with the SEC, NovaGold Resources Inc. (“NovaGold”), a corporation existing under the laws of the Province of Nova Scotia, Canada, with securities traded on the American and Toronto Stock Exchanges, reported that it had purchased 5,374,544 shares of our common stock in two separate private transactions effective July 27, 2005. NovaGold is a natural resource company engaged in the exploration and development of gold properties in North America. As a result of these transactions, NovaGold owns approximately 12.9% of our outstanding common stock as of March 31, 2006.
On March 5, 2006, we announced our intention to acquire four companies holding interests in the Battle Mountain-Eureka Trend in Nevada. Our intention is to acquire all of these companies in exchange for the issuance of our common stock. No formal offer has been commenced or agreement made with for any of these companies and there is no assurance that an offer will be made or that any acquisition will be completed. However, if all of these acquisitions were completed, we would issue up to 45,202,017 additional shares of our common stock, exclusive of shares issuable upon exercise of options and warrants to these companies. The issuance of these shares may result in a change in control.
We know of no other arrangement or events, the happening of which may result in a change in control.
ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Robert R. McEwen. On July 29, 2005, we sold 11,100,000 shares of our common stock to Robert R. McEwen for $4 million, or $0.36036 per share. After completion of that transaction, Mr. McEwen became our Chairman and Chief Executive Officer. The sale price of the common stock in that transaction was determined with reference to the trading price of our stock in the time period preceding execution of the agreement.
In addition to the foregoing terms, the agreement pursuant to which Mr. McEwen acquired such securities, included the following terms:
•	We agreed to issue an aggregate of 450,000 shares of our common stock to the four then-existing non-executive members of the Board of Directors. These shares were issued under our Plan. Each of these directors also agreed to cancel any outstanding stock options.

•	We agreed to use our commercially reasonable efforts to cause the shares purchased by Mr. McEwen to be registered for resale with the SEC as promptly as practical after the closing of the transaction and to pay the costs associated with such registration. In addition, Mr. McEwen was granted “piggyback” registration rights on all registrations filed by the Company other than registrations on Form S-4 and S-8.

•	We and Mr. McEwen agreed to indemnify each other and their respective representatives and agents from breach of any representation or warranty contained in the underlying agreements.
Further, on February 22, 2006, Mr. McEwen purchased 667,000 subscription receipts for $4.50 per subscription receipt upon the same terms as the other investors.
Other Executive Officers. Related to the July 29, 2005 transaction with Mr. McEwen described above, and in consideration of prior uncompensated services and termination of outstanding stock options, we also consummated agreements with each of our then-existing executive officers pursuant to which their employment contracts with us were terminated (“Termination Agreements”). These Termination Agreements provided for cash payments to the three executive officers in the aggregate amount of $1,000,000, issuance of 1,025,000 shares of our common stock and the distribution of 5,191,352 shares of common stock of GRC, representing all of the GRC stock owned by us prior to the transaction. These Termination Agreements were effective July 28, 2005. William Pass, our current Vice President, Chief Financial Officer and Secretary, was party to a Termination Agreement as described below and continues as our employee.
The following table details the payments made by us to each of the former officers and Mr. Pass:

		Share	GRC Share
Name of Officer	Cash Payment	Issuance	Distribution
William W. Reid	$469,936	534,968	2,439,606
David C. Reid	301,567	275,784	1,565,539
William F. Pass	228,497	214,248	1,186,207
The Termination Agreements also provided the following additional material terms:
•	All of our previous obligations to the officers were cancelled.

•	We distributed three automobiles and the associated installment purchase obligations to the officers.

•	Each officer agreed to cancel any outstanding stock options that we previously granted to them.
ITEM 13. EXHIBITS
The following exhibits are filed with or incorporated by referenced in this report:
3.1.1	Articles of Incorporation of the Company filed with the Secretary of State of Colorado on June 24, 1979 (incorporated by reference from the Report on Form 10-KSB dated March 27, 1996, Exhibit 3.1 File No. 000-09137)

3.1.2	Articles of Amendment to the Articles of Incorporation of the Company filed with the Secretary of State of Colorado on June 22, 1988 (incorporated by reference from Report on Form 10-K dated March 30, 1988, Exhibit 3.1 File No. 000-9137)

3.1.3	Articles of Amendment to the Articles of Incorporation of the Company filed with the Secretary of State of Colorado on July 5, 1988 (incorporated by reference from Report on Form 10-K dated March 30, 1988, Exhibit 3.2 File No. 000-9137)

3.1.4	Articles of Amendment to the Articles of Incorporation of the Company filed with the Secretary of State of Colorado on December 20, 1991 (incorporated by reference from Report on Form 10-K dated March 29, 1991, Exhibit 3.3 File No. 000-9137)

3.1.5	Articles of Amendment to the Articles of Incorporation of the Company filed with the Secretary of State of Colorado on November 15, 2005.

3.2.	Bylaws of the Company, as Amended June 22, 1988 (incorporated by reference from the Report on Form 10-KSB dated March 27, 1996 Exhibit 3.1 File No. 000-9137)

3.2.1	Amendment to the Bylaws of the Company effective as of October 3, 2005.

10.1	Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Springs Gold Mining Company, effective as of January 1, 1986.

10.2	First Amendment to Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Springs Gold Mining Company, effective as of January 10, 1986.

10.3	Sixth Amendment to Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Springs Gold Mining Company, dated June 29, 1989.

10.4	Seventh Amendment to Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Springs Gold Mining Company, executed April 18, 1990.

10.5	Eighth Amendment to Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Springs Gold Mining Company, dated April 20, 1992.

10.6	Ninth Amendment to Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Springs Gold Mining Company, dated January 22, 1992.

10.7	Tenth Amendment to Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Springs Gold Mining Company, dated April 30, 1993.

10.8	Eleventh Amendment to Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Springs Gold Mining Company, dated June 28, 1993.

10.9	Twelfth Amendment to Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Springs Gold Mining Company, dated November 27, 1995.

10.10	Thirteenth Amendment to Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Springs Gold Mining Company, dated February 1, 2003.

10.11	Agreement To Pay Distributions dated February 21, 1992, by and between Tonkin Springs Gold Mining Company and French American Banking Corporation (incorporated by reference from the Report on Form 8-K dated February 21, 1992, Exhibit 4, File No. 000-09137).

10.12	Purchase Agreement between BacTech Nevada Corporation and U.S. Gold Corporation dated effective July 31, 2003 related to the purchase by BacTech of 55% interest in Tonkin Springs LLC from Tonkin Springs Venture L.P., a subsidiary of the Company (incorporated by reference from the Report on Form 8-K dated August 6, 2003, Exhibit 10.1, File No. 000-09137).

10.13	Amended and Restated Members’ Agreement of the Tonkin Springs LLC between Tonkin Springs Venture L.P. and BacTech Nevada Corporation dated effective July 31, 2003 (incorporated by reference from the Report on Form 8-K dated August 6, 2003, Exhibit 10.2, File No. 000-09137).

10.14	Amended and Restated Operating Agreement of the Tonkin Springs LLC between Tonkin Springs Venture L.P. and BacTech Nevada Corporation dated effective July 31, 2003 (incorporated by reference from the Report on Form 8-K dated august 6, 2003, Exhibit 10.3, File No. 000-09137).

10.15	Amended and Restated Non-Qualified Stock Option and Stock Grant Plan, as amended effective September 19, 2003 (incorporated by reference from the Report on Form 10-KSB for the year ended December 31, 2003, Exhibit 10.2, File No. 000-09137).

10.16	Termination Agreement between the Company and William W. Reid dated July 29, 2005 (incorporated by reference from the report on Form 8-K dated July 29, 2005, Exhibit 10.1, File No. 000-09137).

10.17	Termination Agreement between the Company and David C. Reid dated July 29, 2005 (incorporated by reference from the report on Form 8-K dated July 29, 2005, Exhibit 10.2, File No. 000-09137).

10.18	Termination Agreement between the Company and William F. Pass dated July 29, 2005 (incorporated by reference from the report on Form 8-K dated July 29, 2005, Exhibit 10.3, File No. 000-09137).

10.19	Letter Agreement of Private Placement between the Company and Robert R. McEwen dated July 29, 2005 (incorporated by reference from the report on Form 8-K dated July 29, 2005, Exhibit 2.1, File No. 000-09137).

10.20	Stock Subscription Agreement between the Company and Robert R. McEwen dated July 29, 2005 (incorporated by reference from the report on Form 8-K dated July 29, 2005, Exhibit 2.2, File No. 000-09137).

10.21	Employment Agreement between the Company and Ann Carpenter dated October 24, 2005 (incorporated by reference from Form 8-K dated October 24, 2005, Exhibit 10.1, File No. 000-09137).

10.22	Form of Indemnification Agreement (incorporated by reference from Form 8-K dated December 7, 2005, Exhibit 10.1, File No. 000-09137).

10.23	Agency Agreement between the Company, GMP Securities L.P. and Griffiths McBurney Corp. dated February 22, 2006 (incorporated by reference from Form 8-K dated February 27, 2006, Exhibit 10.1, File No. 000-09137).

10.24	Subscription Receipt Indenture between the Company, GMP Securities L.P. and Equity Transfer Services Inc. dated February 22, 2006 (incorporated by reference from Form 8-K dated February 27, 2006, Exhibit 10.2, File No.
000-09137).

10.25	Warrant Indenture between the Company and Equity Transfer Services Inc. dated February 22, 2006 (incorporated by reference from Form 8-K dated February 27, 2006, Exhibit 10.3, File No. 000-09137).

10.26	Compensation Option issued by the Company in favor of GMP Securities L.P. dated February 22, 2006 (incorporated by reference from Form 8-K dated February 27, 2006, Exhibit 10.4, File No. 000-09137).

10.27	Form of Subscription Agreement between the Company and Subscribers (incorporated by reference from Form 8-K dated February 27, 2006, Exhibit 10.5, File No. 000-09137).

10.28	Registration Rights Agreement between the Company and GMP Securities L.P. dated February 22, 2006.

10.29	Employment Agreement between the Company and William F. Pass dated March 30, 2006.

21	Subsidiaries of the Company.

31.1	Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 for Robert R. McEwen.

31.2	Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 for William F. Pass.

32	Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 for Robert R. McEwen and William F. Pass.
ITEM 14. PRINCIPAL ACCOUNTANT FEES AND SERVICES
     The following table sets forth fees paid to (or accrued to) our principal accounting firm of Stark Winter Schenkein & Co., LLP in the last two years:

	2005	2004
Audit Fees	$12,100	$14,500
Audit Related Fees	$10,799	$10,974
Tax Fees	0	0
All Other Fees	0	0
Total Fees	$22,899	$25,474
     It is the policy of the Audit Committee of our Board of Directors to engage the principal accounting firm selected to conduct the financial audit for the Company and to confirm, prior to such engagement, that such principal accounting firm is independent of the Company. All services of the principal accounting firm reflected above were approved by the Audit Committee.

SIGNATURES
     In accordance with Section 13 or 15(d) of the Exchange Act of 1934, the Company caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

/s/ Robert R. McEwen	Chief Executive officer,	April 3, 2006

Robert R. McEwen	Chairman of the Board

/s/ William F. Pass	Principal Accounting	April 3, 2006

William F. Pass	Officer, Vice President,
Chief Financial Officer
and Secretary
     In accordance with the Exchange Act, this Report has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.

/s/ Robert R. McEwen	Chairman of the Board &	April 3, 2006

Robert R. McEwen	Chief Executive Officer

/s/ Michele L. Ashby	Director	April 3, 2006

Michele L. Ashby

/s/ Leanne M. Baker	Director	April 3, 2006

Leanne M. Baker

/s/ Peter Bojtos	Director	April 3, 2006

Peter Bojtos

/s/ Declan J. Costelloe	Director	April 3, 2006

Declan J. Costelloe

2. Supplemental Canadian Disclosure
In accordance with the requirements of applicable Canadian law, the disclosure in this Appendix A, which is incorporated into and forms part of the Circular, is supplemented with the following additional disclosure. All dollar amounts in this Circular are stated in U.S. dollars except where otherwise indicated.
RISK FACTORS
U.S. Gold Corporation (“U.S. Gold”) is incorporated under the laws of the State of Colorado, United States. Although U.S. Gold has a director resident in Ontario, Canada and has appointed Fraser Milner Casgrain LLP, 1 First Canadian Place, 39th Floor, 100 King Street West, Toronto, Ontario, M5X 1B2, as agent for service of process in Ontario, it may not be possible for investors to effect service of process within Canada upon the directors of U.S. Gold or to collect from the U.S. Gold any judgments obtained in courts in Canada predicated on the civil liability provisions of securities legislation.
INTERCORPORATE RELATIONSHIPS
The following diagram illustrates the intercorpoate relationships among U.S. Gold and its subsidiaries.

CAPITALIZATION
The following table sets forth certain information relating to U.S. Gold’s capitalization: (i) as of December 31, 2005; (ii) as of December 31, 2005, after giving effect to the sale of 16,700,000 subscription receipts (“Subscription Receipts”) on February 22, 2006; and (iii) as of December 31, 2005, after giving effect to the conversion of the Subscription Receipts, exercise of the warrants and exercise of the broker warrants. The pro forma presentation giving effect to the conversion of the Subscription Receipts assumes the issuance of 16,700,000 additional shares of common stock, 8,350,000 shares of common stock issuable upon exercise of the warrants and 1,503,000 shares of common stock upon exercise of the broker warrants and the warrants included in the broker warrants, of which there is no assurance.

					Pro forma at December
			Pro forma at December		31, 2005 giving effect to
			31, 2005, giving effect to		conversion of the
			the sale of Subscription		Subscription Receipts
	Outstanding at		Receipts completed		and exercise of warrants
	December 31, 2005		February 22, 2006		and broker warrants
	(unaudited)		(unaudited)		(unaudited)
Long Term Debt	$—		$—		$—

Shareholders’ Equity:

Common Stock	$40,465,813		$40,465,813		$202,784,813	(4)
(authorized 250,000,000 shares)	(33,296,755 shares	)	(33,295,755 shares	)	(59,849,755 shares	)

Subscription Receipts	—		$69,300,000	(2)
			(16,700,000 subscription receipts	)

	$40,465,813		$109,765,813		$202,784,813

Accumulated (Deficit)	(37,932,674)		(37,932,674)		(37,932,674)

Total Shareholders’ Equity	$2,533,139	(1)	$71,833,139	(1),(2),(3)	$164,852,139	(1)

(1)	Excludes outstanding options to acquire 1,072,000 shares at a weighted average exercise price of $2.11 per share.

(2)	Represents gross proceeds of $75,150,000 (16,700,000 Subscription Receipts at $4.50 each) less agents’ commission of $5,260,500 and estimated offering expenses of $589,500, for net proceeds of $69,300,000. Assumes that all of the Subscription Receipts are converted, of which there is no assurance.

(3)	Excludes 8,350,000 warrants and 1,002,000 compensation options convertible into up to 1,002,000 broker warrants.

(4)	Excludes the effect of any penalty in the event that certain release conditions are not satisfied on or before August 22, 2006.

PRIOR SALES
     No securities of U.S. Gold have been purchased or sold by U.S. Gold during the last 12 months preceding the Offer, except for the following.

					Price		Underwriting
			Number of		Per Share	Total	Fee
	Date	Purchaser	Units		($)	($)	($)
1.	6/08/05	Excalibur Limited Partnership	120,000	(6)	.47	56,400	0
2.	7/26/05	Individual and two entities	145,000	(6)	.40	58,000	0
3.	7/28/05	Directors	375,000	(7)	.40	150,000	0
4.	7/28/05	Officer and former officers	1,025,000	(8)	.39	399,750	0
5.	7/29/05	Robert McEwen	11,100,000		.36	4,000,000	0

(1)	Shares issued in exchange for the cancellation of warrants.

(2)	Shares issued to directors for compensation.

(3)	Shares issued to officers and former officers in settlement of accrued salary and other obligations.
CORPORATE CEASE TRADE ORDERS OR BANKRUPTCIES
No officer or director of U.S. Gold is or has been, within the preceding ten years, a director, officer or director of any company that, while that person was acting in such capacity:
(i)	was the subject of a cease trade or similar order or an order that denied the company access to any exemption under securities legislation for a period of more than 30 consecutive days;

(ii)	was subject to an event that resulted, after that person ceased to be a director or officer in the company being the subject of a cease trade or similar order that denied that company access to any exemption under securities legislation for a period of more than 30 consecutive days; or

(iii)	within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement, or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, except for Peter Bojtos. Mr. Bojtos was a director of Sahelian Goldfields Inc., which in 2001, made a proposal to its creditors under the Bankruptcy and Insolvency Act (Canada) which was accepted by its creditors and successfully completed. On May 21, 1999, the British Columbia Securities Commission issued a cease trade order and on June 1, 2000, the Ontario Securities Commission issued a cease trade order in respect of Sahelian Goldfields Inc.’s securities as a result of the corporation’s failure to file annual financial statements. The filings have since been brought up to date. On September 15, 2003, both the British Columbia Securities Commission and the Ontario Securities Commission cease trade orders were fully revoked. In June 2000, the Ontario Securities Commission and in August 2001, the British Columbia Securities commission, ordered that the management and insiders of Link Minerals Ventures Inc., of which Peter Bojtos was a director, were prohibited from trading in the securities of this corporation until the annual financial statements were filed.
INDIVIDUAL BANKRUPTCIES
     No officer or director of U.S. Gold is or has, within the preceding ten years, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that individual.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
Introduction
The following summarizes our plan of operation for the foreseeable future. It also analyzes our financial condition at December 31, 2005 and 2004, and compare those to our financial condition at December 31, 2004 and 2003. Finally, the discussion summarizes the results of our operations for the years ended December 31, 2005 and 2004 and compares those results to the years ended December 31, 2004 and 2003.
We hold a 100% interest in the Tonkin Springs property in Eureka County, Nevada through wholly owned subsidiaries. Effective May 12, 2005, we assumed 100% ownership of and management responsibilities for the Tonkin Springs property effective with the withdrawal of BacTech from TSLLC, the entity which holds the property. Subsequent to the withdrawal of BacTech from TSLLC, we consolidated the assets, liabilities, and operating results of TSLLC in our financial statements. From July 31, 2003 until May 12, 2005, BacTech was 55% owner of TSLLC and was responsible for management and funding for the project. In July 2005, we disposed of our interest in Gold Resource Corporation (GRC), terminating our interest in a mining prospect located in Oaxaca, Mexico.
We underwent a change in control in July 2005 when Robert R. McEwen purchased 11,100,000 shares of common stock for $4 million, and became our largest shareholder. In August 2005, Mr. McEwen became our Chairman and Chief Executive Officer. While Mr. McEwen and our President have significant experience in the mining industry, we are also using the services of additional technical and other staff which may include use of consultants and/or full time employees.
Recent Financing
On February 22, 2006, we completed a private placement of 16,700,000 Subscription Receipts at $4.50 per Subscription Receipt, from which we received $75,150,000 in gross proceeds, of which $37,575,000 was placed in escrow pending the satisfaction of the conditions listed below. Each Subscription Receipt is convertible, for no additional payment and subject to adjustments and penalties, into one share of our common stock and one-half of one common stock purchase warrant upon satisfaction of certain conditions. Each whole common stock purchase warrant is exercisable until February 22, 2011 to acquire one additional share of common stock at an exercise price of $10.00. The conditions which permit conversion of the Subscription Receipts include the last to occur of the following events:
     (i) the third business day after the date on which a final receipt has been issued for a final prospectus which qualifies the distribution of the securities underlying the subscription receipts in those provinces in Canada where the subscription receipts were sold;
     (ii) the completion and filing of a current technical report regarding the Tonkin Springs property that complies with National Instrument 43-101- Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators;
     (iii) our common stock is listed for trading on the Toronto Stock Exchange;
     (iv) the receipt of an effective date for the registration statement of which this prospectus is a part; and
     (v) the delivery of a “10b-5” opinion to the agent who acted in connection with the private placement of subscription receipts provided by our United States counsel.
If the release conditions are not satisfied by February 22, 2007, the escrowed proceeds will be returned to holders of the Subscription Receipts in exchange for 50% of the Subscription Receipts held by each subscriber. The remaining Subscription Receipts will automatically convert into shares of our common stock and warrants upon the earlier of August 22, 2007 and the satisfaction or waiver by the placement agent of the release conditions. In the event that the release conditions are not satisfied by August 22, 2006, we are obligated to issue 1.1 shares of common stock (in lieu of one share) and 0.55 warrants (in lieu of 0.5 warrants) in exchange for each Subscription Receipt.

Plan of Operation
Our plan of operation for 2006 is to begin an extensive two-year exploration and evaluation program of the Tonkin Springs property, budgeted for approximately $25 to $30 million, of which approximately $12 million is targeted to be spent in 2006. We also plan to address various permitting and reclamation issues at the property, with $1.6 million budgeted for this in 2006. Finally, we plan to evaluate potential corporate transactions which could include, but are not limited to, merger with, or the acquisition of, one or more companies, joint venture arrangements on mineral properties held by other companies, or outright purchase of mineral properties.
Our exploration program at the Tonkin Springs property will focus on the evaluation of the structural and stratigraphic setting of the property. This program and its timing are subject to our ability to obtain required drilling and other regulatory agency permits and the availability of drill rigs and contract personnel. An objective of our program is to identify new mineralization in areas previously untested, specifically targeting deeper mineralization. Our exploration budget for 2006 includes geochemical sampling, geophysical surveys, and remote sensing technologies leading to target definition and drill testing, with approximately 150,000 feet of proposed drilling. We anticipate that this systematic and integrated approach will result in a cost-effective use of exploration funds and has the potential to lead to discovery of new mineralization.
Previous efforts to explore and develop the Tonkin Springs property were primarily focused on relatively shallow mineral deposits in a limited portion of our 36-square mile property. While these deposits remain of interest, our immediate plan is to explore elsewhere on the property and, overall, to explore deeper, for potentially larger deposits suggested by other mineralization on the Cortez Trend and similar to discoveries on the Carlin Trend. The Carlin Trend is adjacent and parallel to the Cortez Trend. To date, the Carlin Trend has mined over 60 million ounces of gold. Past exploration at the Tonkin Springs property was predominately close to the surface and was not focused on finding a “Carlin-style” deposit found deeper in the ground, located in what is referred to as the Lower Plate. This Lower Plate has not been clearly located on the Tonkin Springs property.
In order to address prior concerns of the BLM and/or NDEP at the Tonkin Springs property, we have committed to submit closure plans and to complete reclamation of certain existing disturbances at the Tonkin Springs property during 2006. The specific areas to be addressed include the heap leach used in prior years, the tailings seepage collection pond, and the area previously mined and designated as the TSP-1 pit. We have budgeted $1.6 million, which we anticipate will be spent in 2006, to complete these reclamation programs. We also plan to update the plan of reclamation for the remaining disturbances at the Tonkin Springs property and to submit that revised plan to the BLM and NDEP by September 30, 2006. We expect that this revised plan will include updated cost estimates and an accelerated schedule for planned actual reclamation.
Proposed Acquisitions. On March 5, 2006, we announced our intention to acquire four companies with properties in the Battle Mountain-Eureka Trend in Nevada. These companies, White Knight Resources Ltd., Nevada Pacific Gold Ltd., Coral Gold Resources Ltd. and Tone Resources Limited, have mineral properties that are adjacent to or near our Tonkin Springs property. Our intention is to acquire all of these companies in exchange for the issuance of shares of our common stock as follows:
•	0.35 shares of our common stock for each outstanding share of White Knight;
•	0.23 shares of our common stock for each outstanding share of Nevada Pacific Gold;
•	0.63 shares of our common stock for each outstanding share of Coral Gold; and
•	0.26 shares of our common stock for each outstanding share of Tone Resources.
While it is presently anticipated that we will proceed to acquire these companies by means of tender offers, no formal offer has been mailed to the shareholders of any of those companies. We are unable to predict when, if ever, such an offer will be made or whether any of these transactions will be completed.
We expect to devote substantial efforts during 2006 to the formal commencement and completion of some or all of these acquisitions. This process will involve significant executive time, considerable expenditures related to professional fees, and other related costs and there can be no assurance that any of these acquisitions will be completed. If any of these acquisitions are successful, we plan to integrate the business plans, assets and the management of the companies acquired, including operational aspects, exploration plans and staffing issues. These efforts are not expected to directly impact our exploration and evaluation of the Tonkin Springs property, although there is no assurance of this expectation.

Liquidity and Capital Resources
As noted above, we sold 11,100,000 shares of our common stock for $4 million in a private placement in August 2005, which improved our liquidity and capital position significantly. As of December 31, 2005, we had working capital deficit of $(1,002,461), consisting of $788,668 of current assets and $1,791,129 of current liabilities including $1,597,032 of anticipated reclamation activities at the Tonkin Springs property for 2006. As noted above, on February 22, 2006, we completed a private placement of Subscription Receipts for aggregate gross proceeds of $75,150,000, of which approximately $35 million was immediately available to us, further improving our liquidity and working capital. For 2006, we have budgeted approximately $12 million in exploration expenditures, approximately $1.6 million in reclamation activities, approximately $1 million in holding costs at the Tonkin Springs property, and approximately $1.3 million for corporate overhead. We have budgeted approximately $2.5 million for costs associated with the proposed acquisitions. We expect that the available proceeds from the private placement completed in February 2006 will be more than adequate for the 2006 company-wide budget of $18.4 million.
Since we have received no revenue from the production of gold or other metals since 1990, we have historically relied on payments from our joint venture partners and equity financings to finance our ongoing operations. We experienced net losses for the years ended December 31, 2005 and 2004 of $(2,990,721) and $(793,801) respectively. In 2004 and 2005, we relied on $504,688 of payments from BacTech and $4,374,492 in equity financing to fund operations.
The net proceeds of the private placement completed in July 2005 were used, in part, to fund an increase in the reclamation bond, for payments related to termination of employment agreements with one current and two former officers, and operating costs. Some of the proceeds were also used for paying certain holding costs associated with the Tonkin Springs property and other short term corporate obligations. As noted above, $1,118,733 was used to secure the increased bonding requirements in favor of the BLM and NDEP to cover estimated reclamation costs at the Tonkin Springs property. An additional $1,000,000 was used to pay certain former and current executive officers pursuant to agreements which terminated their employment agreements. The remainder was added to working capital.
We are dependent on additional financing to continue our exploration efforts in the future and if warranted, to develop and commence mining operations. While we have no current plans or arrangements for these additional capital requirements, we anticipate that we will be seeking additional equity financings in the future.
Cash Flow- Year Ended December 31, 2005 compared to 2004:
Net cash used in operations during 2005 increased to $2,427,266 from $798,401 for 2004. Cash paid to suppliers and employees increased to $2,630,620 during 2005 from $853,033 during 2004, primarily reflecting $1 million in cash payments under the termination agreements with executive officers, holding costs of $761,081 for the Tonkin Springs property subsequent to the withdrawal of BacTech, and fees and costs related to the various transactions we investigated or consummated in an effort to obtain required funding. Partially offsetting these cash expenditures was our receipt of a $200,000 earnest money payment related to a proposed merger with another mining company, which did not materialize.
Cash used in investing activities was $978,024 for 2005 compared to cash provided of $217,385 in 2004, reflecting the increase of $1,118,733 in the restrictive investments securing the reclamation obligation for the Tonkin Springs property as well as $55,067 in capital expenditures, reduced in part by $185,776 paid by BacTech as installments toward its purchase of the Tonkin Springs property.
Cash flow from financing activities in 2005 increased to $4,007,820 compared to $458,012 in 2004, primarily reflecting the $4 million sale of stock in July 2005 compared to $374,492 raised from the sale of equity in 2004.
Effective February 21, 1992, we entered into a Loan Settlement Agreement with our former senior secured lender, French American Banking Corporation (FABC). As partial consideration to FABC under that agreement, Tonkin Springs Gold Mining Company (TSGMC), our wholly owned subsidiary, is required to pay a limited portion of certain distributions, if any, from Tonkin Springs Venture Limited Partnership, a wholly-owned entity of the Company (TSVLP), to FABC. TSVLP has complete control of such distributions, if any, to TSGMC. Under the terms of the agreement, TSGMC is required to pay to FABC (i) the first $30,000 of retained distributions, as defined in such agreement, received from the TSVLP, plus (ii) an amount equal to 50% of such retained distributions after TSGMC has first received and retained $500,000 of such retained distributions. This obligation to FABC will terminate after FABC has been paid a total of $2,030,000 thereunder. No amounts have been paid to FABC to date under this obligation.
Cash Flow- Year Ended December 31, 2004 compared to 2003:

Overall, our cash decreased $123,004 during 2004 as we continued to rely on financing and investing activities to sustain cash flow and our operations did not generate any cash. In fact, our operations used $798,401 for the year ended December 31, 2004, which represents a decrease from $1,252,172 used for the corresponding period in 2003. Cash paid to suppliers and employees decreased to $853,033 during the 2004 period from $1,253,584 during the 2003 period, reflecting higher payment during 2003 of accrued salaries to executive officers of $196,789, payment of third party expenses related to TSLLC in 2003 of net $184,605, payment of expenses related to the Company’s 2003 annual meeting of shareholders of approximately $45,000, and reduction of other liabilities to vendors in 2003. BacTech assumed funding responsibilities for TSLLC effective July 31, 2003 and through their withdrawal May 12, 2005. In 2004, interest received increased $56,108 from $3,047 in 2003, primarily from imputed interest related to the BacTech purchase price payment obligations.
Cash flows from investing activities decreased to $217,385 for the year ended December 31, 2004 as compared to $1,004,000 in the 2003 period reflecting primarily receipt of $1,000,000 in purchase price payments from BacTech in 2003 compared to $318,892 in 2004, and capital expenditures of $101,507 in 2004.
Cash flow from financing activities increased to $458,012 for the year ended
December 31, 2004 from $441,727 in 2003 reflecting lower levels of common stock sales in 2004 with $374,492 in net proceeds raised from the sale of common stock in 2004 compared to $450,000 in 2003, and proceeds from installment purchase contracts of $83,990 in 2004 compared to payments of $8,273 in 2003.
Results of Operations
Year Ended December 31, 2005 compared to 2004:
General. For the year ended December 31, 2005, we recorded a net loss of $(2,990,721), or $(.12) per share, compared to a net loss for 2004 of $(793,801) or $(.04) per share.
Revenue. Other revenue from a number of components during 2005 totaled $1,052,478 while in 2004 only interest income of $38,750 was recognized. In 2005 we realized $200,000 as an earnest money payment related to a proposed merger with another mining company which did not materialize, $330,000 in management fees from GRC, and $520,428 in realized gain on the disposition of GRC shares related to the termination agreements.
Expenses. General and administrative expenses for 2005 increased $244,226 compared to 2004, primarily reflecting approximately $170,000 in additional legal expenses related to various corporate transactions and preparation for the 2005 meeting of shareholders, and approximately $111,000 increase in investor relations expenses primarily relating to the meeting of shareholders and other shareholder communication activities. These expenses were partially off-set by approximately $55,000 of lower salary and employee benefit costs.
During 2005, we wrote off the remaining purchase price of $182,748 due from BacTech upon receipt of its notice withdrawing from TSLLC effective May 12, 2005. For 2005, we recognized holding costs of $761,081 in connection with the Tonkin Springs property subsequent to the withdrawal of BacTech. BacTech was responsible for funding the expenses related to the Tonkin Springs property in 2004 and the first part of 2005 prior to its withdrawal. We did not spend any money on exploration in 2005.
Contract termination payments to current and former executive officers resulted in expenses of $1,423,824 in 2005, and reflects the aggregate termination payments of $2,012,331 reduced by deferred and accrued salaries owed to these individuals, all of which were settled and discharged with the termination agreements. Included in the expense of the termination agreements were 1,025,000 shares of our common stock valued at $399,750 which we issued to the individuals. We believe these were one time expenses and will not be repeated in the future.
Stock compensation expense increased for 2005 compared to 2004 due to the issuance of shares in satisfaction of outstanding warrants and other obligations valued at $114,400, and stock grants to directors valued at $180,000. The fair value of the GRC shares received in satisfaction of a management fee of $320,000 was determined to have a fair value of $151,040 as determined by an independent third party, leading to a realization reserve expense of $168,960.
Accretion of asset retirement obligation by the Company subsequent to the withdrawal by BacTech was $110,243 while prior to that date in 2005 and for all of 2004, BacTech, as manager, recognized the expense.
Also in 2005, we reported our share of losses from our investment in equity securities of GRC of $58,888 under equity accounting, as we determined that the shares of GRC acquired in 2005 had a determinable value. In 2004, under equity accounting, we did not record our share of GRC’s operating losses, since such recognition would reduce our zero basis investment below zero. As noted above, we disposed of all of the GRC stock effective July 28, 2005.
These facts, among others, contributed to a substantial increase in the Company’s costs and expenses for 2005 compared to 2004.
With the assumption by the Company of control and responsibility for the Tonkin Springs property, an evaluation of reclamation and remediation issues at the property was made and commitments to perform certain of these tasks during 2006 were made. These 2006 plans were included in an evaluation for accounting purposes of the asset retirement obligation of the Company which resulted in a $942,924 increase to the asset retirement obligation and a corresponding balance sheet asset entitled “Long-lived asset-asset retirement.”
Year Ended December 31, 2004 compared to 2003:
General. For the year ended December 31, 2004, the Company recorded a net loss of $(793,801), or $(.04) per share, compared to a net loss for 2003 of $(622,738) or $(.04) per share. During 2003, the Company recorded a cumulative-effect gain on implementation of SFAS 143 of $404,000, or $0.02 per share as discussed further below, while no similar item was recorded during 2004. Without the effect of the accounting change, our loss in 2003 would have been $(1,026,738).
Revenue. Imputed interest income related to the BacTech purchase price, representing our only revenue for 2004, was $38,750 compared to $30,219 for 2003. In 2003, the Company also recognized a gain of $601,924 on the sale to BacTech reflecting the $1,678,506 net present value of the $1,750,000 purchase price payment schedule, at an imputed rate of interest of 6% per annum, reduced by the Company’s basis of $1,076,582 in the 55% interest in TSLLC sold to BacTech. We also reported a minor amount of revenue from the sale of other assets during 2003. Overall, our revenue dropped significantly in 2004.
Expenses. Overall, our expenses were reduced 50% from 2003 to 2004, as responsibility for the holding costs at Tonkin Springs were transferred to BacTech and we reduced our compensation expense significantly. However, general and administrative expense increased $290,092 in 2004 to $782,968, primarily reflecting $258,613 of 2003 general and administrative expense being allocated in that year to “Property holding costs” while no similar allocation was made in 2004, and an increase of $21,000 in directors fees in 2004 reflecting additional directors. Total property holding costs for the Tonkin Springs property were $443,218 during 2003, through July 31, 2003 when BacTech assumed responsibilities for funding TSLLC. Stock compensation expense of $43,229 was recognized in 2004 related to value assigned to warrants and exercise of warrants at a reduced price while $290,000 was recognized in 2003 related to the sale of 1,000,000 shares of Common Stock to its largest shareholder at a price below the market price of the shares on the date of the transaction. Also in 2003, the Company took an expense charge as a realization reserve for the full value ($363,165) of shares of its common stock issued in exchange for 675,676 shares of stock of GRC as a result of an exchange of stock with RMB International (Dublin) Ltd. In 2003, accretion of asset retirement obligation under SFAS 143 totaled $56,583 while no similar expense was recognized in 2004 since the Company reflected its ownership interest in TSLLC as an investment subsequent to the July 31, 2003 sale of 55% interest to BacTech. Depreciation expense decreased during 2004 to $4,878 compared to $15,404 for 2003 primarily reflecting fully depreciated assets.
The implementation of SFAS 143 effective January 1, 2003 resulted in a cumulative effect gain on implementation of SFAS 143 of $404,000 related to the reversal of reclamation obligation expense in prior years for the Tonkin Springs project reduced by amortization capitalized costs related to SFAS 143 computed asset retirement reflecting prior years’ gold production. The gain on implementation of SFAS 143 and the accretion of asset retirement obligation had no impact on the Consolidated Statement of Cash Flows for 2003.
GRC’s net comprehensive loss for the year ended December 31, 2004 and 2003 was $(853,666) and $(496,017), respectively, of which the Company’s share would be approximately $(292,701) and $(199,994), respectively. Under equity accounting, the Company did not record its share of GRC’s operating losses since such recognition would reduce its zero basis investment in GRC to below zero.
Critical Accounting Policies
We believe the following critical accounting policies are used in the preparation of our consolidated financial statements.
Exploration and Development Costs. Costs of acquiring mining properties and any exploration and development costs are expensed as incurred unless proven and probable reserves exist and the property is a commercially minable property. Mine development costs incurred either to develop new ore deposits, expand the capacity of operating mines, or to develop mine areas substantially in advance of current production are also capitalized. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment. The Company evaluates, at least quarterly, the carrying value of capitalized mining costs and related property, plant and equipment costs, if any, to determine if these costs are in excess of their net realizable value and if a permanent impairment needs to be recorded. The periodic evaluation of carrying value of capitalized costs and any related property, plant and equipment costs are based upon expected future cash flows and/or estimated salvage value in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.”
Property Retirement Obligation. The Company implemented SFAS 143, “Accounting for Asset Retirement Obligations,” effective January 1, 2003. SFAS 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period that it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. Ongoing environmental and reclamation expenditures are credited to the asset retirement obligation as incurred to the extent they relate to asset retirement obligation and to expense to the extent they do not so apply.
Use of Estimates. The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Recent Pronouncements
In December 2004, the FASB issued SFAS 123 (revised 2004) “Share-Based Payment”. This Statement requires that the cost resulting from all share-based transactions be recorded in the financial statements. The Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based payment transactions. The Statement replaces SFAS 123 “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees”. The provisions of this Statement will be effective for the Company beginning with its fiscal year ending December 31, 2006. The Company is currently evaluating the impact this new Standard will have on its financial position, results of operations or cash flows.
In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (SAB 107) which provides guidance regarding the interaction of SFAS 123(R) and certain SEC rules and regulations. The new guidance includes the SEC’s view on the valuation of share-based payment arrangements for public companies and may simplify some of SFAS 123(R)’s implementation challenges for registrants and enhance the information investors receive.
In March 2005, the FASB issued FIN 47, “Accounting for Conditional Asset Retirement Obligations” which clarifies that the term “conditional asset retirement obligation” as used in SFAS 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated. FIN 47 is effective no later than the end of the fiscal year ending after December 15, 2005. The Company does not believe that FIN 47 will have a material impact on its financial position or results from operations.

APPENDIX B
CERTAIN INFORMATION REGARDING TONKIN SPRINGS GOLD PROPERTY
OF U.S. GOLD CORPORATION
DEFINITIONS AND INTERPRETATION

[o]C	degrees Celsius

[o]F	degrees Fahrenheit

allochthonous	formed or produced elsewhere than in its present place

autochthonous	formed or produced in the place now found

CIL	carbon-in-leach

forbs	any nongrass-like plant having little or no woody material

halogeton	type of plant common in dry dessert areas

O-15/ TSP-1/ TSP-5/ Rooster:	names of pits/prospects on the property, from south to north

oz	troy ounce(s)

oz/ T	troy ounces per short ton

redox	reduction/oxidation

SAG	semi-autogenous grinding

T	short ton(s)
      Definitions of measured, indicated and inferred mineral resources are those prescribed by NI 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) and conform to the Canadian Institute of Mining, Metallurgy & Petroleum (“CIM”) Standards on Mineral Resources and Reserves, Definitions and Guidelines adopted by CIM Council on August 20, 2000 (the “CIM Standards”).
TONKIN SPRINGS GOLD PROPERTY, NEVADA
      The scientific and technical information in this Appendix B relating to the Tonkin Springs gold property in Nevada is based on a current technical report in respect of the property filed on SEDAR (www.sedar.com) in accordance with the requirements of NI 43-101 (the “Technical Report”). The Technical Report was prepared by Richard M. Gowans and Alan Noble at Micon International Limited. Both Mr. Gowans and Mr. Noble are qualified persons under NI 43-101.
      U.S. shareholders are cautioned that, although National Instrument 43-101 requires disclosure in Canada of measured, indicated and inferred mineral resources, the SEC does not recognize these classification categories for U.S. reporting purposes.
Property Description and Location
      Tonkin Springs is a gold project owned by Tonkin Springs LLC (“TSLLC”), which is wholly owned by U.S. Gold. Tonkin Springs is located in the Battle Mountain — Eureka Trend approximately 72 kilometres (45 miles) northwest of the town of Eureka in Eureka County, Nevada, and has licences for a total area of approximately 36 square miles. Currently, the property is comprised of 1,182 unpatented claims and 33 mill site claims, and has an integrated milling facility and support facilities on approximately 23,640 acres (9,567 hectares) of land administered by U.S. Bureau of Land Management (“BLM”), Battle Mountain Field Office, Nevada. The property has been surveyed as per the Nevada State legal requirements.
      Obligations that must be met to retain the property include annual claim maintenance fees to the BLM of $125 per claim per year and additional fees to Eureka County of $8.50 per claim per year (2005 assessment year fee rate). Other obligations include obtaining and maintaining all necessary regulatory permits and any mining lease requirements, such as lease and option payments to claim owners. The rights to the unpatented lode claims and mill sites continue on an annual basis so long as the obligations are met to maintain the validity of the claims. As the owner or lessee of the claims. U.S. Gold is allowed to explore, develop and mine the property, subject to procurement of required operating permits and approvals, compliance with applicable federal, state and local laws, regulations and ordinances.

      The unpatented claims at Tonkin Springs are contiguous with the exception of four claims where the support facilities are located. Of the 1,182 unpatented lode claims, 269 are leased from the claimants, the remaining 913 unpatented lode claims and all of the 33 mill sites are held by U.S. Gold which has the right to mine minerals from these claims and to use the surface for mining related activities.
      Of the 1,182 unpatented lode mining claims, 269 claims cover the lease at Tonkin North, and are owned by unaffiliated parties. The term of this lease expires January 1, 2009 and may be extended from year to year, up to a maximum term of 99 years, by production from the leased claims. The Tonkin North lease requires payment of an annual advance royalty in the amount of $150,000, or the value of 455 ounces of gold, whichever is greater, due in January of each year. The lease also requires production royalties of 5% of the gross sales price of gold or silver but provides for recapture of annual advance royalties previously paid. The existing balance of the advance royalties, after recognition of the January 2006 payment, is approximately $3.2 million. Although not set out in the Technical Report certain of the claims which are included in the Tonkin North lease are also subject to a 1% net smelter return royalty payable to Precambrian Exploration, Inc. after $15 million in gross revenues are realized from the claims. An annual work commitment is required in respect of these claims with an annual report submitted to the lessors summarizing the work completed. The lease includes a defined area of interest extending from the boundaries of certain claims; any claims within this area of interest that are acquired through staking or joint ventures with other property owners fall under the parameters of this lease.
      The remaining aggregate of 913 of the unpatented lode mining claims, as well as 33 millsites claims, are owned by U.S. Gold. A total of 317 of these claims are subject to a royalty of 2% of net smelter returns, which becomes payable to Precambrian Exploration, Inc. after $50 million in gross revenue is realized from the claims. Precambrian Exploration, Inc. is an unaffiliated third party and predecessor holder of the claims. Precambrian may elect to receive its royalty in kind in the form of gold and silver.
      In 1994, in addition to the 1,182 claims, 215 claims covering approximately 4,400 acres adjacent to the Tonkin Springs property were acquired from United States Exploration Inc., an unaffiliated third party. The claims are subject to a royalty of 1% of net smelter returns for gold when the indexed price of gold is $350 per ounce or more, and a royalty of 1% of net smelter returns for silver when the indexed price of silver is $3.50 per ounce or more. No royalties are payable at lower indexed prices. The indexed prices shall reflect adjustments based on the Producer’s Price Index, sub-index Finished Goods Excluding Foods, as published by the United States Department of Commerce. Of the total of 1,215 mining claims encompassing the Tonkin Springs, 381 are not subject to any royalties.
      In May 2005, the Nevada Division of Environmental Protection (“NDEP”) issued a notice of alleged violation under the mine permit relating to disturbances at a portion of the property where mining was formerly conducted. As a result, U.S. Gold is under a compliance order to submit and implement a final closure plan for certain of the disturbances by August 2006. U.S. Gold has budgeted approximately $1.6 million to be spent in 2006 to complete these reclamation programs and is working with the NDEP to address the terms of the order and the deadline. U.S. Gold also plans to update the remaining plan of reclamation to include updated cost estimates and possibly an accelerated completion schedule.
      Past mining activities at Tonkin Springs which may give rise to other obligations include a mill and associated tailings storage impoundment, which will ultimately require closure and reclamation; exposed sulfide bearing rocks located in the upper benches of TSP-1, which are generating a small amount of acidic waters that are high in metals; water captured in TSP-5 pit, which is neutral and high in metals; existing waste rock dumps that require re-grading and reclamation; the existing gold heap leach pad, which must be closed and reclaimed; and, roads related to the past mining operations and exploration, which must be reclaimed.
      Various permits have been issued in connection with ongoing activities at the Tonkin Springs project. An exploration permit has been issued by the BLM and is jointly monitored by BLM and the NDEP. There is also a water pollution control permit, two permits for reclamation, an air quality permit and plan of operations for the property.
      Under a plan submitted for the exploration permit, the BLM holds bonds totaling $2,891,033 to secure the reclamation obligation. The most significant bond, in the amount of $2,856,633, covers reclamation of the mined area. A review and update of the plan of operations and reclamation plan is anticipated to be completed in the third quarter of 2006 which may result in an increase to the current reclamation cost estimate and the corresponding bonding requirement. Changes to the reclamation plans are submitted contemporaneously to both the NDEP and the BLM and require their review and approval. Before U.S. Gold’s expanded exploration activities can be pursued, existing permits may need to be modified or new ones obtained.
Accessibility, Climate, Local Resources, Infrastructure and Physiography
      The Tonkin Springs property is located in the Simpson Park Mountains area approximately 72 kilometres (45 miles) northwest of Eureka in Eureka County, Nevada, at an elevation of 6,700 ft above mean sea level. The site is accessible by a paved all-weather road, Highway 278, and then approximately 24 miles of county maintained gravel road into the site. The property is accessed by one of two country roads, from the Nevada State Road 278. The county gravel roads to the site are maintained by Eureka County and are periodically graded as required to provide good access. Topography varies from moderately flat to moderately steep.
      Surface rights applicable to mining claims allow development and extraction from those claims. Certain locations are subject to restrictions or obligations associated with historical Native American cultural sites, however, none of the currently identified mineralized areas are affected by those sites.
      In general, the area is characterized by hot summers and cold winters with monthly average maximum and average minimum temperatures ranging from 82 °F (28°C) to 7 °F (-14°C). The hottest month is July and the coldest is January. The average annual precipitation on site is estimated to be 11.3 inches. The estimated 24-hour precipitation event for a 100 year return period is 2.8 in. Evaporation in the area is significant with the average annual potential evaporation estimated at 62.6 inches.
      The Tonkin Springs property has been a producing mine for two periods during its life. The existing site includes an established mine infrastructure and adequate ancillary services and facilities to support the majority of the requirements for the project exploration and development activities. The existing infrastructure that is available includes water supply, storage and distribution, sewage disposal, campsite, fuel storage and distribution, grid and emergency power supply and distribution. Existing facilities include an administration building, truck shop, assay laboratory, warehouse and plant maintenance shop.
      Native vegetation in the project area is characterized by sagebrush/bunch grass communities with Sandberg bluegrass, Thuber needlegrass, bottlebrush squirreltail and Pinyon/ Juniper. Due to considerable grazing pressures from domestic livestock in years past, much of the native vegetation has degenerated to degraded stands of sagebrush with an understory of cheatgrass in the more hilly areas, or halogeton, or other annual forbs, on the lowlands.
History
      Exploration and other mineral-related activities have occurred at the Tonkin Springs property area since the 1950’s. The first claims staked for gold in the area include those located by Homestake Mining Company and an individual prospector in 1966 in the “Rooster” area that is now part of the Campbell-Simpson lease area.
      Between 1966 and 1985, several companies including Homestake Mining Company (“Homestake”), Placer Amex, American Selco, Chevron Resources, Earth Resources, Freeport Exploration Energy Reserves Group and Mineral Ventures, Inc. (subsequently Precambrian Exploration, Inc. (“PEX”)) conducted exploration. Their activities included road building, surface sampling and drilling on portions of the property. In 1985, U.S. Gold Corporation (named Silver State Mining Corporation at that time) joint ventured the property with PEX forming Tonkin Springs Gold Mining Company (“TSGMC”). In 1987, U.S. Gold bought out PEX’s interest.
      Between 1985 and 1988, TSGMC built and operated an oxide heap leach operation and in late 1989, completed construction of a 1,500 ton-per-day milling facility at the Tonkin Springs property, designed to process sulphide gold mineralization through the use of bacterial oxidation and cyanidation technology. Due to severe liquidity problems, the plant and associated infrastructure was decommissioned in June, 1990. Apart from the SAG mill, which has been removed, the infrastructure is complete and in good condition, and can be put back into production with a minimum of refurbishment.
      From 1991 to 1999, U.S. Gold joint-ventured the project with various parties, including Homestake Mining Company, Gold Capital Corporation and finally Agnico-Eagle Mines Ltd. (“Agnico-Eagle”). An outcome of all of these joint ventures was a combination of all the Tonkin Springs assets and properties into TSLLC.
      In March, 2003, BacTech Mining Corporation (“BacTech”) signed a Letter of Agreement with U.S. Gold to purchase 55 per cent of TSLLC. BacTech issued a feasibility study in May 2004 which recommended the open-pit mining and processing of both oxide and sulphide mineralization using proprietary bacterial vat-leach technology. Due to timing and money constraints, BacTech decided not to pursue production at the project, returning the property to U.S. Gold in 2004.
      In mid-2005, Robert McEwen purchased a significant stake in the company, with the previous management team retiring. Under the guidance of new management, the property development has shifted away from production, back into a property-wide exploration focus with the objective of identifying additional Carlin-style mineralization targeting lower plate rocks at depth.
      During 1985 through 1988, approximately 26,029 oz of gold from an oxide ore heap leach was produced from about 871,000 T of ore from an oxide cap overlying the current sulphide resource in TSP-1 and several other smaller oxide orebodies in the same vicinity. In 1989, oxide ore from the Rooster deposit was processed through the CIL portion of the mill producing 1,753 oz of gold. In 1990, using the bio-oxidation and CIL circuits of the mill, 2,735 ounces of gold were produced from approximately 70,000 T of sulphide ore mined from the TSP-1 deposit. A total of approximately 30,517 ounces of gold have been produced at Tonkin Springs to date.
Geological Setting
Regional Setting
      The Tonkin Springs Mining District (the “Tonkin District”) is located in a physiographic region of the Western United States known as the Basin and Range Province. Centred on Nevada and extending from southern Oregon to western Texas, the Basin and Range Province is an immense region of alternating, north-south-trending, faulted mountains and flat, sediment-filled valley floors. It was created approximately 20 million years ago as a result of block faulting during extensional tectonics. At this time the Earth’s crust stretched, thinned, and then, during a period of rifting, broke into some 400 mountain blocks that partly rotated from their original horizontal positions. The Tonkin District is structurally associated with the Cortez Rift within the Battle Mountain-Eureka Trend, a northwest trending structural zone located along the eastern flank of the Simpson Park Mountains.
Local and Property Geology
      The geology in the vicinity of the Tonkin Springs mine is complex both lithologically and structurally. Numerous geologic events ranging in age from Ordovician or older, through the Holocene, are recorded in the rock and structures of the region. The host rocks for the gold mineralization currently identified at Tonkin Springs consist of a sequence of Paleozoic rocks that were subsequently faulted, intruded and mineralized by gold-bearing solutions which originated at depth and migrated up along fracture systems until reaching fractured and/or chemically favourable rock suitable for deposition. Later volcanism, faulting, erosion and sedimentation have affected the mineralized material.
      Movement within the Roberts Mountains Thrust zone (the principal source of Mississippian Antler deformation in the district) separates allochthonous deep-water clastic rocks of the upper plate from autochthonous carbonate rocks lying within the lower plate of the thrust. The dominant structures mapped at Tonkin Springs include a series of high angle northwest trending faults that dissect the range. Crosscutting these are less prominent west-northwest-, north-and northeast-trending high angle faults. The northern Nevada rift passes along the eastern side of the property, as supported by regional geophysical data. West-northwest, east-west and northeast trending folds are also observed in the Tonkin Springs project area. Southeast low angle shearing is evident in pit wall exposures.
Exploration
      The Tonkin Springs property is a former producing mine and has been known for approximately 40 years to host mercury, barite, and gold mineralization. Over the decades, a significant amount of exploration work has been conducted, focusing mainly on shallow oxide and sulphide (refractory) mineralization types. The result of these various exploration programs is a database of drill holes generally clustered in a corridor, from O-15/ TSP-1 in the south to Rooster in the north. This “mine corridor” represents a relatively small portion of the surface area of the property, but is the only area extensively drilled. The remainder of the property has received only scattered drilling and exploration.
Mineralization
      Gold mineralization at Tonkin Springs is hosted by strongly decalcified and locally silicified rocks, currently interpreted as being hosted in the upper plate Vinini Formation. The main zones of gold mineralization are hosted by thin bedded carbonaceous siltstones, carbonate rocks and siliceous shales. Sulphide minerals, barite and remobilized carbon are associated with the ore zones and silicified carbonate rocks away from and adjacent to the gold mineralization. Gold mineralization is controlled both by high angle structures that served as feeders to the deposits and by stratigraphic and lithologic controls. Ore zones appear to have formed in structural closures or fluid traps, the best apparently being permeable zones sealed laterally by structures and vertically by lithology.
      The mineralization occurs as relatively thin zones conformable with bedding and sill-like intrusive bodies. Typical ore thicknesses are 20 to 50 feet, however larger intercepts have been intersected. The zones have distinct contacts between mineralized and unmineralized material at both the hanging wall and foot wall.
      Microprobe analyses performed on TSP-l unoxidized mineralization indicate that about 75% of the gold occurs in micron sized pyrite and arsenopyrite. The remaining 25% was thought to occur as free gold in silica veinlets, although silica encapsulation has not been documented as a problem. In the siliceous ores at the Rooster Main area gold is recoverable by cyanidation below the redox boundary indicating that gold was localized on fractures. In mineralization hosted by the carbonate-rich Telephone Member, a converse relationship has been noted. Gold occurring above the redox boundary is occasionally only partially cyanide soluble. Dark coloration in material has been shown to be due to abundant, finely disseminated sulphide.
      Sulphide minerals identified by examination of polished sections are pyrite, arsenopyrite, marcasite, realgar, orpiment, sphalerite, and stibnite. Realgar/orpiment, in particular, is closely associated with the gold mineralization. Common secondary minerals at Tonkin Springs are goethite, jarosite, scorodite, and variscite. Barite is widespread throughout the Tonkin Springs area and does not seem to be in strict spatial association with the gold mineralization.
      Zones of mineralization identified to date occur in clusters located along a northwest trend. There is a strong east-northeast component to each of these clusters which possibly represents an east-northeast fold axis created by strike slip faulting along master faults on the eastern and western edges of the range. The increased ground preparation due to folding and the intersection with northwest shearing and thrust faulting appears to be the locus of mineralization. In some instances mineralization is also spatially associated with igneous dikes and sills.
Drilling
      The table below summarizes the drilling on the Tonkin Springs property.
Summary of Drilling at Tonkin Springs

			Total length

Period	Company	No. of holes	(metres)	(feet)	No. of intervals	No. of assays	Drilling type

1966-67	Homestake Mining Co.	10	655	2,147	850	419	Rotary
1970-71	American Selco (Amselco)	4	316	1,035	410	204	Rotary
1974-75	Chevron Resources	20	1,480	4,854	1,922	951	Rotary
1976	Placer Amex	19	1,601	5,250	1,519	769	Rotary
1978-79	Earth Resources	15	1,087	3,565	699	339	Rotary
1980	Freeport Exploration	34	2,971	9,745	3,864	1,910	Rotary
1981-84	Precambrian Exploration	421	32,227	105,705	41,861	21,104	Rotary
1985-89	U.S. Gold Corporation	1,976	97,805	320,802	125,389	61,823	Rotary & Core
1991-92	Homestake Mining Co.	86	7,723	25,332	83,088	17,644	Rotary & Core
1995-98	Gold Capital Corp.	76	1,339	4,392	14,405	2,344	Rotary & Core
1999-2001	Agnico-Eagle/ Sudbury Contact	107	19,381	63,570	15,018	7,308	Rotary & Core
2003-04	BacTech	29	2,386	7,825	1,565	189	Rotary & Core

	Total	2,797	168,970	554,222	290,590	115,004

      Available records indicate that all drilling on the property was conducted using reputable drilling contractors under supervision of experienced geologists, and was performed to industry standards.
Sampling and Analysis
      Exploration work that has been conducted over the years at the Tonkin Springs property, has focused mainly on near-surface oxide and later sufilde mineralization. Most of U.S. Gold’s former partners were focused on defining shallow mineralization with the potential for immediate production of gold and silver from known mineralization and did not conduct significant exploration efforts at significant depth on the Tonkin Springs property. Former partners focused on shallow mineralization included Homestake Mining Co., Amselco, Chevron Resources, Placer Amax, Earth Resources, Freeport Exploration, Precambrian Exploration, US Gold, Gold Capital Corp., and BacTech. Those

companies interested in deeper potential included Homestake Mining Co. in the early 1990s and Agnico/ Sudbury in 1999-2001. Two companies, Denay (Homestake) and Sudbury (Agnico Eagle) focused on testing deeper styles of mineralization, although each of these two drilling campaigns did not test the property to significant depths. Denay completed 86 exploration drill holes during 1991 and 1992 at a cost of approximately $2.5 million. The average depth of these 86 holes is just under 300 feet. Sudbury completed 107 exploration drill holes during 1999 through October 2001, and the average depth of these holes is just under 600 ft. The most recent drilling was completed by BacTech, with 29 holes drilled during 2003 and 2004, mainly as part of their feasibility studies, targeting resource confirmation and metallurgical testing. The average depth of this drilling is approximately 270 feet.
      Sampling completed by the various companies conducting exploration and development on the project was performed to industry standards at the time by respected industry professionals. Micon International Limited has recommended verification of the drill hole database.
      U.S. Gold has not conducted additional drill sampling on the Tonkin Springs project since coming under new management.
Security of Samples and Sample Preparation and Analysis
      No special procedures were used for security of the samples. This is typical for work completed during the period, 1967 to 1991, which accounted for over 85% of the total drilling.
Mineral Resources
      The most recent mineral resource estimates for the Tonkin Springs deposits, which was published in the “Technical Report on the Tonkin Springs Project, Nevada, U.S.A”, dated May, 2004 (the “May 2004 Technical Report”), are based on resource models that were constructed by Ore Reserves Engineering in 1996, with revision to the O-15 model in 2001 to incorporate new drilling data in that deposit. The mineral envelopes were drawn for the 1996 and 2001 resource models to restrict interpolation within areas that could be classified as at least an indicated resource. The table below presents a summary of the mineral resource estimate.
      Cautionary Note to U.S. Investors concerning estimates of Measured and Indicated Resources. This section uses the terms “measured” and “indicated resources”. We advise U.S. investors that while those terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.
      Cautionary Note to U.S. Investors concerning estimates of Inferred Resources. This section uses the term “inferred resources.” We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category. Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. U.S. investors are cautioned not to assume that part of all of an inferred resource exists, or is economically or legally minable.
Tonkin Springs Mineral Resource Estimate

Cut-Off	Category	Ore type	Tons	Gold grade	Gold

(oz/T)			(Thousands)	(oz/T)	(Thousand oz)
0.018	Measured	Sulphide	2,654	0.066	175.8
0.018	Indicated	Sulphide	20,659	0.044	903.6
0.012	Indicated	Oxide	6,359	0.029	186.3
Total measured and indicated sulphide and oxide			29,672	0.043	1,265.6
0.018	Inferred	Sulphide	3,466	0.044	152.5
      The resources presented above are categorized as per the CIM Standards. Resource classifications were updated for the May 2004 Technical Report, in order to conform to current CIM Standards. Resources for the Main Zone at TSP-1 were assigned a measured resource class because the mineralization is very continuous and the Main Zone has been drilled with a 75 feet to 100 feet drill hole spacing. The remaining areas are assigned an indicated resource class because of slightly less continuity and/or wider drill hole spacing. A few minor zones with poor continuity were assigned a resource class of inferred. In late 2003, the F-Grid deposit model was reviewed in more detail, and was found to have sufficient continuity and drilling to be upgraded from the inferred to the indicated category.
      Resources were estimated using three dimensional block models to define mineralized envelopes and to estimate gold grade. A five food bench height was used for initial grade modeling for the TSP-1 area including the TSP-1, TSP-6, TSP-8 and O-15 deposits. Adjacent benches from the five foot bench model were averaged to incorporate mining dilution from 10 foot mining benches. Modeling of the F-Grid and Rooster deposits was done using 10 foot benches without the intermediate five foot bench model.
      A 20 foot by 20 foot horizontal block width was used to provide adequate resolution of the geometry of ore zones, which can be as narrow as 50 to 100 feet. A block size of 10 feet horizontal block width was used for the F-Grid deposit to better define the geometry.
Exploration and Development
      U.S. Gold is planning an extensive two-year, property-wide, integrated exploration program at Tonkin Springs, focusing on evaluation of the structural and stratigraphic setting of the project. The program includes a proposed 400,000 feet of drilling and a budget of $25 to $30 million of which $12 million is anticipated to be spent in 2006, subject to the timely obtaining of necessary drill permits and securing of drill rigs and contract personnel. An objective is to identify new mineralization in areas previously untested, targeting deeper mineralization. The program also includes:

•	data compilation;

•	detailed property-wide geologic mapping ;

•	structural analysis and interpretation using regional aeromagnetics, remote sensing, and district-scale gravity ;

•	detailed geophysical surveys including gravity, and possibly induced polarization and magneto-telluric surveys to map specific ore-controlling structures and define the presence of Lower Plate/ favourable rock units;

•	rock, soil, and drill hole geochemistry to prioritize structural targets; and

•	drilling (mainly core drilling, with some reverse circulation) to test targets and concepts defined through this integrated process.
      Management intends that the 2006 proposed program will also include geochemical sampling, geophysical surveys, and remote sensing technologies leading to target definition and drill testing, with an approximate 150,000 feet drill program targeted for 2006. This systematic and integrated approach is anticipated to result in a cost effective use of exploration funds, and has the greatest opportunity to lead to discovery.

APPENDIX C
CERTAIN FINANCIAL STATEMENTS OF U.S. GOLD CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
  U.S. Gold Corporation
Lakewood, Colorado
      We have audited the accompanying consolidated balance sheet of U.S. Gold Corporation as of December 31, 2005 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2005 and 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based upon our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of U.S. Gold Corporation as of December 31, 2005, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.
(signed) Stark Winter Schenkein & Co., LLP
March 20, 2006
Denver, Colorado

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
  U.S. Gold Corporation
Lakewood, Colorado
      We have audited the accompanying consolidated balance sheet of U.S. Gold Corporation as of December 31, 2004 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2004 and 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based upon our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, has no current source of operating revenues, and needs to secure financing to remain a going concern. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of U.S. Gold Corporation as of December 31, 2004, and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.
(signed) Stark Winter Schenkein & Co., LLP
March 22, 2005
Denver, Colorado

U.S. GOLD CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31,

			2003
	2005	2004	(Restated)

OTHER REVENUE:
Earnest money forfeited	$200,000	$—	$—
Gain on sale of TSLLC interest	—	—	601,924
Interest income	32,032	38,750	30,219
Management fee	330,000	—	—
Realized gain from disposition of shares	520,428	—	—
Gain (loss) on sale of other assets	(29,982)	—	4,000

Total other revenue	1,052,478	38,750	636,143

COSTS AND EXPENSES:
General and administrative	1,027,194	782,968	492,876
Write-off of purchase price receivable	182,748	—	—
Property holding costs	761,081	—	443,218
Employment termination payments	1,423,824	—	—
Stock compensation expense	294,400	43,229	290,000
Equity share of subsidiary loss	58,888	—	—
Realization reserve-stock	168,960	—	363,165
Interest	3,011	1,476	1,635
Accretion of asset retirement obligation	110,243	—	56,583
Depreciation	12,850	4,878	15,404

Total costs and expenses	4,043,199	832,551	1,662,881

(Loss) before income taxes and cumulative effect of accounting change	(2,990,721)	(793,801)	(1,026,738)

Provision for income taxes	—	—	—

(Loss) before cumulative effect of accounting change	(2,990,721)	(793,801)	(1,026,738)

Accounting change: cumulative-effect gain on implementation of SFAS 143	—	—	404,000

Net (loss)	$(2,990,721)	$(793,801)	$(622,738)

Basic and diluted per share data:
(Loss) before accounting change
Basic and diluted	$(0.12)	$(0.04)	$(0.06)

Accounting change
Basic and diluted	$—	$—	$0.02

Net (loss)
Basic and diluted	$(0.12)	$(0.04)	$(0.04)

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GOLD CORPORATION
CONSOLIDATED BALANCE SHEET
December 31,

	2005	2004

		(Restated)
ASSETS
Current assets:
Cash and cash equivalents	$677,518	$74,988
Interest receivable	25,667	—
Purchase contract receivable	—	368,524
Other current assets-prepaid expense	85,483	5,877

Total current assets	788,668	449,389

Property and equipment, net	53,305	103,914

Investment in Tonkin Springs LLC	—	880,840

Restrictive time deposits for reclamation bonding	2,937,746	—

Other assets:
Inactive milling equipment	777,819	—
Long-lived asset-asset retirement	942,924	—
Prepaid insurance	29,970	—
Other assets	10,118	700

Total other assets	1,760,831	700

TOTAL ASSETS	$5,540,550	$1,434,843

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$96,794	$10,446
Installment purchase contracts	97,303	24,136
Reclamation plan cost (reclamation obligation)	1,597,032	—

Total current liabilities	1,791,129	34,582

Installment purchase contracts, long-term	16,083	59,854
Related party payables, long-term	—	510,449
Retirement obligation	1,127,689	—
Other permit obligations	72,510	—

Total liabilities	3,007,411	604,885

Commitments and contingencies	—	—
Shareholders’ equity:
Common stock, no par value, 250,000,000 shares authorized; 33,296,755 and 20,457,010 shares issued and outstanding at December 31, 2005 and 2004	40,465,813	35,771,911
Accumulated (deficit)	(37,932,674)	(34,941,953)

Total shareholders’ equity	2,533,139	829,958

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$5,540,550	$1,434,843

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GOLD CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 (Restated) and 2003 (Restated)

		Common	Accumulated
	Shares	Stock	(Deficit)	Total

Balance, December 31, 2002	16,453,533	$34,194,096	$(33,525,414)	$668,682

Sale of shares for cash at $.45/share, plus adjustment of $.29/share	1,000,000	740,000	—	740,000
Penalty forgiven with warrant re-pricing	—	25,500	—	25,500
Issuance of shares in exchange for GRC shares at $.54/share	672,528	363,165	—	363,165
Exercise of stock options at $.16/share	1,063,128	1,600	—	1,600
Treasury shares cancelled	(235)	(101)	—	(101)
Net (loss)	—	—	(622,738)	(622,738)

Balance, December 31, 2003	19,188,954	35,324,260	(34,148,152)	1,176,108

Exercise of stock warrants at $.30/share	428,572	128,571	—	128,571
Sale of shares for cash at $.50/share	200,000	100,000	—	100,000
Sale of shares for cash at $.724/share	100,000	72,350	—	72,350
Sale of shares for cash at $.475/share	200,000	95,000	—	95,000
Value assigned to warrants	—	21,800	—	21,800
Exercise of stock options at $.16/share	340,000	30,400	—	30,400
Treasury shares cancelled	(516)	(470)	—	(470)
Net (loss)	—	—	(793,801)	(793,801)

Balance, December 31, 2004	20,457,010	35,771,911	(34,941,953)	829,958

Shares issued for cancellation of warrants at $.47/share	120,000	56,400	—	56,400
Shares issued for cancellation of warrants at $.40/share	145,000	58,000	—	58,000
Share grants to directors at $.40/share	450,000	180,000	—	180,000
Share grants to executive officers at $.39/share	1,025,000	399,750	—	399,750
Sale of shares for cash at $.36/share	11,100,000	4,000,000	—	4,000,000
Treasury shares cancelled	(255)	(248)	—	(248)
Net (loss)	—	—	(2,990,721)	(2,990,721)

Balance, December 31, 2005	33,296,755	$40,465,813	$(37,932,674)	$2,533,139

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GOLD CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,

	2005	2004	2003

			(Restated)
Cash flows from operating activities:
Cash paid to suppliers and employees	$(2,630,620)	$(853,033)	$(1,253,584)
Ernest money payment	200,000	—	—
Interest received	6,365	56,108	3,047
Interest paid	(3,011)	(1,476)	(1,635)
Income taxes paid	—	—	—

Cash (used in) operating activities	(2,427,266)	(798,401)	(1,252,172)

Cash flows from investing activities:
BacTech purchase price payments	185,776	318,892	1,000,000
Increase to restricted time deposits	(1,118,733)	—	—
Capital expenditures	(55,067)	(101,507)	—
Sale of assets	10,000	—	4,000

Cash (used in) provided by investing activities	(978,024)	217,385	1,004,000

Cash flows from financing activities:
Sale of common stock for cash	4,000,000	374,492	450,000
Purchase of treasury stock	(248)	(470)	—
Advances to GRC	—	—	(30,000)
Repayment of advances from GRC	—	—	30,000
Proceeds from (payments) on installment purchase contracts	8,068	83,990	(8,273)

Cash provided by financing activities	4,007,820	458,012	441,727

Increase (decrease) in cash and cash equivalents	602,530	(123,004)	193,555
Cash and cash equivalents, beginning of year	74,988	197,992	4,437

Cash and cash equivalents, end of year	$677,518	$74,988	$197,992

Reconciliation of net (loss) to cash (used in) operating activities:
Net (loss)	$(2,990,721)	$(793,801)	$(622,738)
Items not providing/ requiring cash:
Management fee paid with GRC shares	(320,000)	—	—
Realized gain from GRC shares	(520,428)	—	—
Gain on sale of interest in TSLLC to BacTech	—	—	(601,924)
Equity share of GRC loss	58,888	—	—
Non-cash portion of employment termination expense	433,400	—	—
Write-off of BacTech purchase price receivable	182,748	—	—
Loss on sale of asset	29,982	—	—
Interest income	(25,667)	—	(17,358)
Stock compensation expense	294,400	43,229	290,000
Realization reserve-GRC stock	168,960	—	363,165
Cumulative-gain-implementation of SFAS 143	—	—	(404,000)
Accretion of asset retirement obligation-SFAS 143	110,243	—	56,583
Depreciation	12,850	4,878	22,297
(Increase) decrease in other assets related to operations	22,341	(623)	7,225
Increase (decrease) in liabilities related to operations	115,738	(52,084)	(345,422)

Cash (used in) operating activities	$(2,427,266)	$(798,401)	$(1,252,172)

Non-cash financing and investing activities:
Net assets received from BacTech withdrawal from TSLLC	$757,035	$—	$—

Payments pursuant to employment termination agreements with GRC common stock	$612,580	$—	$—

Stock issued to RMB in exchange for GRC shares	$—	$—	$363,165

Net assets transferred to BacTech in purchase	$—	$—	$1,076,582

Purchase contract receivable	$—	$—	$87,416

TSLLC investment	$—	$—	$880,840

Exercise of stock options utilizing cashless exercise	$—	$24,000	$106,313

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GOLD CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005
1.  Summary of Significant Accounting Policies
     Basis of Presentation: U.S. Gold Corporation (the “Company”) was organized under the laws of the State of Colorado on July 24, 1979. Since its inception, the Company has been engaged in the exploration for, development of, and the production and sale of gold and silver.
     Reclassifications: Certain adjustments have been made in the financial statements for the years ended December 31, 2004 and 2003, to conform to financial statement presentation for the year ended December 31, 2005. On November 14, 2005, the shareholders of the Company approved an amendment to the articles of incorporation increasing the authorized capital from 35,000,000 shares of $0.10 par value common stock to 250,000,000 shares of no par value common stock. All presentations have been restated to reflect these changes to the capital of the Company.
     Basis of Consolidation: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Significant intercompany accounts and transactions have been eliminated.
     Statements of Cash Flows: The Company considers cash in banks, deposits in transit, and highly liquid debt instruments purchased with original maturities of three months or less to be cash and cash equivalents.
     Property and Equipment: Office furniture, equipment and vehicles are carried at cost not in excess of their estimated net realizable value. Normal maintenance and repairs are charged to earnings while expenditures for major maintenance and betterments are capitalized. Gains or losses on disposition are recognized in operations.
     Exploration and Development Costs: Costs of acquiring mining properties and any exploration and development costs are expensed as incurred unless proven and probable reserves exist and the property is a commercially minable property. Mine development costs incurred either to develop new ore deposits, expand the capacity of operating mines, or to develop mine areas substantially in advance of current production are also capitalized. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment. The Company evaluates, at least quarterly, the carrying value of capitalized mining costs and related property, plant and equipment costs, if any, to determine if these costs are in excess of their net realizable value and if a permanent impairment needs to be recorded. The periodic evaluation of carrying value of capitalized costs and any related property, plant and equipment costs are based upon expected future cash flows and/or estimated salvage value in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.”
     Depreciation: Depreciation of office furniture, equipment and vehicles is computed using straight-line methods. Office furniture, equipment and vehicles are being depreciated over the estimated economic lives ranging from 3 to 5 years.
     Property Retirement Obligation: The Company implemented SFAS 143, “Accounting for Asset Retirement Obligations,” effective January 1, 2003. SFAS 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period that it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. Ongoing environmental and reclamation expenditures are credited to the asset retirement obligation as incurred to the extent they relate to asset retirement obligation and to expense to the extent they do not so apply.
     Stock Option Plans: The Company applies APB Opinion 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for all stock option plans. Under APB Opinion 25, no compensation cost has been recognized for stock options issued to employees as the exercise price of the Company’s stock options granted equals or exceeds the market price of the underlying common stock on the date of grant.
     SFAS 123, “Accounting for Stock-Based Compensation,” requires the Company to provide pro forma information regarding net income as if compensation costs for the Company’s stock option plans had been determined in accordance with the fair value based method prescribed in SFAS 123. To provide the required pro forma information, the Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model.
     Revenue Recognition: Gains on the sale of mineral interests, if any, includes the excess of the net proceeds from sales over the Company’s net book value in that property. Generative exploration program fees, received as part of an agreement whereby a third party agrees to fund a generative exploration program in connection with mineral deposits in areas not previously recognized as containing mineralization in exchange for the right to enter into a joint venture in the future to further explore or develop specifically identified prospects, are recognized as revenue in the period earned.
     Management contract fees are recognized as revenue earned is determined to be realizable. Sales revenue is recognized upon the production of metals having a fixed monetary value. Metal inventories are recorded at estimated net realizable value, except in cases where there is no immediate marketability at a quoted market price, in which case they are recorded at the lower of cost or net realizable value.
     Per Share Amounts: SFAS 128, “Earnings Per Share,” provides for the calculation of “Basic” and “Diluted” earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding during the period (25,931,172 for 2005, 20,028,173 for 2004 and 17,696,098 for 2003). Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of the Company, similar to fully diluted earnings per share. As of December 31, 2005, 2004 and 2003, warrants and options are not considered in the computation of diluted earnings per share as their inclusion would be antidilutive.

     Income Taxes: The Company accounts for income taxes under SFAS 109, “Accounting for Income Taxes.” Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years.
     Business Risks: The Company continually reviews the mining risks it encounters in its operations. It mitigates the likelihood and potential severity of these risks through the application of high operating standards. The Company’s operations have been and in the future may be, affected to various degrees by changes in environmental regulations, including those for future site restoration and reclamation costs. The Company’s business is subject to extensive license, permits, governmental legislation, control and regulations. The Company endeavors to be in compliance with these regulations at all times.
     Use of Estimates: The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
     Fair Value of Financial Instruments: SFAS 107, “Disclosures About Fair Value of Financial Instruments,” requires disclosure of fair value information about financial instruments. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2005.
     The respective carrying value of certain on-balance-sheet financial instruments approximate their fair values. These financial instruments include cash, cash equivalents, interest receivable, accounts payable, and installment purchase contracts. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair value or they are receivable or payable on demand. The carrying value of the Company’s long-term purchase contracts approximates fair values of similar debt instruments.
        Recent Pronouncements
     In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS 151, “Inventory Costs.” This Statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). In addition, this Statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement will be effective for the Company beginning with its fiscal year ending December 31, 2006. The Company is currently evaluating the impact this new Standard will have on its operations, but believes that it will not have a material impact on the Company’s financial position, results of operations or cash flows.
     In December 2004, the FASB issued SFAS 153, “Exchanges of Non monetary Assets — an amendment of APB Opinion No. 29.” This Statement amended APB Opinion 29 to eliminate the exception for non monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non monetary assets that do not have commercial substance. A non monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of this Standard is not expected to have any material impact on the Company’s financial position, results of operations or cash flows.
     In December 2004, the FASB issued SFAS 123 (revised 2004), “Share-Based Payment.” This Statement requires that the cost resulting from all share-based transactions be recorded in the financial statements. The Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based payment transactions. The Statement replaces SFAS 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees.” The provisions of this Statement will be effective for the Company beginning with its fiscal year ending December 31, 2006. The Company is currently evaluating the impact this new Standard will have on its financial position, results of operations or cash flows.
     In March 2005, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 107 (SAB 107) which provides guidance regarding the interaction of SFAS 123(R) and certain SEC rules and regulations. The new guidance includes the SEC’s view on the valuation of share-based payment arrangements for public companies and may simplify some of SFAS 123(R)’s implementation challenges for registrants and enhance the information investors receive.
     In March 2005, the FASB issued FIN 47, “Accounting for Conditional Asset Retirement Obligations,” which clarifies that the term ‘conditional asset retirement obligation’ as used in SFAS 143 “Accounting for Asset Retirement Obligations,” which refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated. FIN 47 is effective no later than the end of the fiscal year ending after December 15, 2005.
     The Company does not believe that FIN 47 will have a material impact on its financial position or results from operations.
     In August 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections.” This statement applies to all voluntary changes in accounting principles and to changes required by an accounting pronouncement if the pronouncement does not include specific transition provisions, and it changes the requirements for accounting for and reporting them. Unless it is impractical, the statement requires retrospective application of the changes to prior periods’ financial statements. This statement is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005.

2.  Tonkin Springs Project
     The Company owns 100% of Tonkin Springs LLC, a Delaware limited liability company (“TSLLC”) which, in turn, owns the Tonkin Springs gold mine property located in Eureka County, Nevada.
     The Company intends to initiate an exploration program at the Tonkin Springs project commencing in 2006 subject to receipt of necessary governmental permits.
     Effective May 12, 2005, BacTech Nevada Corporation, a Nevada corporation and subsidiary of BacTech Mining Corporation (“BacTech”), a Canadian corporation based in Ontario, withdrew from TSLLC and its 55% interest reverted back to the Company. BacTech withdrew from TSLLC as provided in the TSLLC agreements dated July 31, 2003, and the Company assumed responsibilities for management and funding for the project.
     At December 31, 2004, the Company owned 45% of TSLLC. Effective July 31, 2003, the Company sold a 55% equity ownership interest in TSLLC to BacTech and BacTech then assumed management and funding responsibilities for TSLLC until their withdrawal effective May 12, 2005.
     The purchase price for BacTech Nevada’s equity ownership interest in TSLLC was $1,750,000 at July 31, 2003. BacTech Nevada paid a total of $1,375,000 of the purchase price through December 31, 2004 with the remaining $375,000 scheduled to be paid in monthly payments through June 2005. The present value of the $1,750,000 purchase price payments of BacTech Nevada at July 31, 2003 was $1,678,506. The sale to BacTech Nevada resulted in a gain of $601,924 in 2003. In 2003, BacTech also reimbursed the Company for all holding costs at the Tonkin Springs property from March 25, 2003 through July 31, 2003 of approximately $68,500.
     At December 31, 2004 TSLLC, on a 100% basis, had total assets of $6,980,165, liabilities and obligations of $1,817,578 and equity of $5,162,587. The Company’s equity account is $5,465,907 and BacTech Nevada’s is $(303,320). For the year ended December 31, 2004, total expenses of TSLLC were $2,645,203 which included $121,442 in accretion expense related to asset retirement obligation, exploration costs of $1,714,961, and property holding and other costs of $808,800. Since BacTech Nevada was funding all costs, BacTech Nevada’s members’ equity account is credited for its funding and charged for 100% of the results of operations as provided in the TSLLC agreements.
     On September 30, 2004, TSLLC filed an updated reclamation cost estimate with the BLM of $2,856,633 related to existing disturbances for Tonkin Springs. On November 5, 2004, BacTech was notified by the BLM of the need to increase the reclamation bond relating to the Tonkin Springs project by $1,118,733. On March 8, 2005, BacTech was notified that TSLLC was not in compliance with this financial obligation. Subsequent to the withdrawal of BacTech, the Company posted the additional bonding from a portion of the proceeds from the sale of shares of the Company (see Note 3 and 10) and TSLLC is now in compliance with bonding requirements. The Company anticipates completing an updated reclamation cost estimate during the third quarter of 2006 for submission to the BLM by September 30, 2006.
     The projected estimate of “Retirement Obligation” for the Tonkin Springs property, reflecting the requirements of SFAS 143 and an update for increase in the current estimated costs of reclamation of approximately $860,000, and changes in the anticipated timing of certain future reclamation costs developed in early 2006, as well as changes to the cost of capital of the Company reflecting the financing transaction closed in February 2006 (See Note 14), totals $2,724,721 as of December 31, 2005. Of this amount, $1,597,032 is budgeted to be expended in certain property reclamation activities during 2006 and has therefore been reflected as a current liability and $1,127,689 is classified non-current. This estimated Retirement Obligation is anticipated to be further revised in the fourth quarter of 2006 when an updated estimate of reclamation obligations is finalized and submitted for regulatory review including the BLM as noted above. This submission is anticipated to be made in September 2006 and may include changes to estimated costs as well as the expected time frames for actual reclamation activities at the Tonkin Springs property. Actual asset retirement and reclamation, generally, will be commenced upon the completion of operations at the property.
     The following is a reconciliation of the aggregate of asset retirement obligation projected for books since January 1, 2004:

Asset retirement and reclamation liability — January 1, 2004	$1,193,508
Increase reflecting 2004 updated cost projections	281,620
Accretion of liability at assumed 8.5% annual rate	121,442

Asset retirement and reclamation liability — January 1, 2005	1,596,570
Adjustment at December 31, 2005 reflecting updated cost estimate, cost of capital and timing projections	942,924
Accretion of liability while BacTech was manager	74,984
Accretion of liability at assumed 17.3% annual rate	110,243

Asset retirement and reclamation liability-December 31, 2005	$2,724,721

     The components of the above $942,924 adjustment at December 31, 2005 are as follows:

Decrease in the cost of capital assumption from 17.3% to 8.72%	$575,200
Increase to estimated reclamation cost	277,300
Reduction of time frame to complete reclamation from 8.25 years to 6 years from December 31, 2005	90,424

Total	$942,924

     It is anticipated that the capitalized asset retirement costs will be charged to expense based on the units of production method commencing with gold production at Tonkin Springs. There was no projected adjustment during 2005 for amortization expense of capitalized asset retirement cost required under SFAS 143 since the Tonkin Springs property was not in operation.
     When BacTech withdrew from TSLLC in May 2005, the total reclamation bonding was $1,819,013. The Company subsequently increased the restrictive time deposits for reclamation bonding by $1,118,733 for a total of $2,937,746, as required by various governmental agencies.

     The purchase price for BacTech’s 55% equity ownership interest in TSLLC was $1,750,000 of which $1,567,252 was paid through May 12, 2005, the date of BacTech’s withdrawal. The Company wrote off and expensed the remaining purchase price receivable from BacTech of $182,748 during 2005. BacTech Nevada has reported that it spent approximately $437,875 on property holding and annual lease payments in 2005 through the effective date of their withdrawal, May 12, 2005. Such amounts are not included in the Consolidated Statement of Operations for the year ended December 31, 2005, since BacTech was responsible for funding.
     As set forth under the July 31, 2003, TSLLC agreements, BacTech Nevada was responsible to fund and satisfy all unfunded liabilities to third parties (whether such accrued before or after such withdrawal) arising out of operations conducted subsequent to July 31, 2003, but prior to the date of BacTech’s withdrawal, May 12, 2005. BacTech has guaranteed the performance of BacTech Nevada under the TSLLC agreements. The Company believes it has certain claims against BacTech related to TSLLC related to payments by the Company to vendors of BacTech and other matters. The Company considers collection of any claims against BacTech to be doubtful and has provided a reserve for realization for the entire amount of any such claims at December 31, 2005.
3.  Change in Control
     On July 29, 2005, the Company sold an aggregate of 11,100,000 shares of its common stock to Robert R. McEwen for $4,000,000 in cash. Following the closing of this transaction, Mr. McEwen became the Company’s largest shareholder, owning slightly more than 33.3% of its then outstanding stock. With this transaction and Mr. McEwen’s subsequent appointment as Chairman of the Board and Chief Executive Officer, the Company underwent a change in control. Mr. McEwen also nominated a majority of the Company’s Board of Directors.
     In a filing with the United States Securities and Exchange Commission, NovaGold Resources Inc., a Nova Scotia corporation with securities traded on the American and Toronto Stock Exchanges (“NovaGold”), reported that it had purchased 5,374,544 shares of the Company’s common stock in two separate private transactions effective July 27, 2005. NovaGold is a natural resource company engaged in the exploration and development of gold properties in North America. As a result of these transactions, NovaGold owns approximately 16% of the Company’s outstanding common stock as of December 31, 2005.
4.  Termination and Other Agreements
     As a condition to completion of the McEwen transaction discussed in Note 3 above, and in consideration of prior uncompensated services and termination of outstanding stock options, the Company consummated agreements with each of its then existing executive officers pursuant to which their employment contracts with the Company were terminated (“Termination Agreements”). These Termination Agreements provided for cash payments to the three individuals in the aggregate amount of $1,000,000, issuance of 1,025,000 shares of the Company’s common stock (see Note 10) and distribution of 5,191,352 shares of common stock of Gold Resource Corporation (“GRC”), representing all of the GRC stock owned by the Company prior to the transaction (see Note 6). The GRC stock was valued at $0.118 per share or $612,580, the fair value as determined by an independent third party. The Termination Agreements were effective July 28, 2005.
     The Company also issued an aggregate of 450,000 shares of its common stock (see Note 10) to its then-existing four independent members of the Board of Directors as a condition to completion of the McEwen transaction discussed in Note 3 above. These shares were issued under the Company’s Non-Qualified Stock Option and Stock Grant Plan. Outstanding stock options with each of these directors and the three executive officers were also cancelled.
5.  Terminated Proposed Merger
     On June 21, 2005, the Company entered into an agreement (the “Romarco Letter Agreement”) with Romarco Minerals Inc. (“Romarco”) which proposed a merger of the Company with both Romarco and Western Goldfields Inc. The Romarco Letter Agreement provided a 30-day “exclusivity period” within which the Company was limited in discussions for a merger or acquisition with any entity other than Romarco, and contemplated that the parties would negotiate a definitive merger agreement. Romarco paid earnest money of $200,000 to the Company with the Romarco Letter Agreement. The exclusivity period expired without Romarco providing the requisite financing to the Company. Following consummation of the McEwen Transaction discussed in Note 3, the Company terminated negotiations with Romarco. The Company, Romarco and Western Goldfields have no further obligations to each other except as provided under confidentiality agreements among and between the parties. The Company recorded the $200,000 earnest money as revenue upon the expiration of the Romarco Letter Agreement.
6.  Gold Resource Corporation
     As discussed in Note 3 and Note 4 above, effective July 29, 2005, related to the Termination Agreements, the Company disposed of 5,191,352 shares (approximately 32.65%) of the common stock of GRC, a private Colorado corporation, representing all of the Company’s interest in GRC. The Company’s share of GRC’s net loss for 2005 prior to the disposition of its interest in GRC was $(58,888).
     GRC owed the Company $330,000 under a 2002 management contract that expired by its term December 31, 2002, and that amount had not been previously recognized as a receivable or as revenue by the Company until the amount was realized. In June 2005, GRC paid $10,000 of the amount in cash and issued to the Company 1,280,000 shares of GRC stock with an agreed upon value of $0.25 per share in full satisfaction of its obligations under the 2002 management contract. Since the shares of GRC are not publicly traded, the 1,280,000 shares of GRC received in satisfaction of the 2002 management contract were determined by third party evaluation to have a fair value of $151,040 and the Company recorded a reserve for realization of $168,960 related to the value of the 1,280,000 shares during the quarter ended June 30, 2005.
     In June 2005, GRC purchased a used truck from the Company for cash of $10,000 which resulted in a loss on disposition of $12,034.
     As of December 31, 2004, the Company owned 1,955,676 shares of common stock (approximately 32.3%) of GRC. The shares of GRC are not publically traded and have been assessed by the Company to have indeterminable market value and have therefore been recorded at a zero basis. GRC has reported audited financial information as of December 31, 2004. GRC had assets of $11,141, total liabilities of $758,476, and shareholders’ (deficit) of $(747,335). For the year ended December 31, 2004, GRC has reported a loss of $(853,666) made up of $257,383 in mineral property exploration and evaluation, $68,951 in property acquisition and related costs, and $377,732 in general and administrative costs and $150,000 in stock compensation. Under equity accounting, the Company has not recorded its share of GRC’s operating losses to date since such recognition would reduce its zero basis investment in GRC to below zero. GRC’s net comprehensive losses for the two years ended December 31, 2004 and 2003 were $(853,666) and $(496,017), respectively, of which the Company’s share is approximately $(292,701) and $(199,994), respectively.
7.  Loan Settlement Agreement with FABC
     On February 21, 1992, the Company entered into a Loan Settlement Agreement with its senior secured lender, The French American Banking Corporation (“FABC”). The Company discharged its debt to FABC and terminated all prior security interests related thereto. As part of the consideration to FABC under the Loan Settlement Agreement, Tonkin Springs Gold Mining Company, a wholly-owned subsidiary of the Company (“TSGMC”) entered into an agreement with FABC entitled “Agreement To Pay Distributions,” which requires TSGMC to pay a limited portion of certain distributions from TSVLP to FABC. TSVLP, another subsidiary of the Company, has complete control of such distributions, if any, to TSGMC. Under the terms of the Agreement To Pay Distributions, TSGMC is required to pay to FABC (i) the first $30,000 in cash or value of asset distributions, as defined in such agreement, received from TSVLP, plus (ii) an amount equal to 50 percent of such retained distributions in cash or value of asset distributions after TSGMC has first received and retained $500,000 of such retained distributions. This obligation to FABC shall terminate after FABC has been paid a total of $2,030,000 thereunder. No payments have been made under this obligation.
8.  Property and Equipment
     At December 31, 2005 and 2004, property and equipment consisted of the following:

	2005	2004

Office furniture and equipment	$45,922	$35,726
Trucks and autos	38,950	150,182
Other equipment	19,263	6,906

Subtotal	104,135	192,814
Less: accumulated depreciation	(50,830)	(88,900)

Total	$53,305	$103,914

9.  Income Taxes
     In various transactions entered into February 21, 1992 as well as transactions during 2005, the Company had ownership changes, as that term is defined under Section 382 (g), IRC. As a result, the tax net operating loss carry forwards and the investment tax credit carry forwards are subject to annual limitations under Section 382 IRC, following the date of such ownership change. Except as noted below, the Company will receive delayed future benefits from net operating loss carryforwards or investment tax credit carryforwards existing as of the dates of the ownership change. At December 31, 2005, the Company estimates that tax loss carry forwards to be $12,447,000 expiring through 2025.
     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2005 and 2004, are presented below:

	2005	2004

Deferred tax assets:
Alternative minimum tax credit carryforward	$11,200	$11,200
Reclamation obligation	345,900	114,200
Net operating (loss) carryforward	2,738,200	1,739,100
Capital (loss) carryforward	268,400	268,400

Total gross deferred tax assets	3,363,700	2,132,900

Less valuation allowance	(3,249,100)	(2,018,300)

Net deferred tax assets	114,600	114,600

Deferred tax liabilities:
Basis in TSVLP	(114,600)	(114,600)

Total net deferred tax asset	$—	$—

     The Company believes that it is unlikely that the net deferred tax asset will be realized. Therefore, a valuation allowance has been provided for net deferred tax assets. The change in valuation allowance of approximately $1,231,100 for 2005 and $770,800 for 2004 primarily reflects an increase of net operating (loss) carryforwards.

     A reconciliation of the tax provision for 2005, 2004 and 2003 at statutory rates is comprised of the following components:

	2005	2004	2003

Statutory rate tax provision on book loss	$(658,000)	$(174,600)	$(137,000)
Book to tax adjustments:
Valuation allowance	658,000	174,600	137,000

Tax provision	$—	$—	$—

10. Shareholders’ Equity
     On November 14, 2005, shareholders of the Company approved an amendment to the Articles of Incorporation increasing the number of shares of common stock authorized from 35,000,000 to 250,000,000 and eliminating the par value of the shares. The shareholders also approved an increase in the number of shares reserved under the Company’s Non-Qualified Stock Option and Stock Grant Plan (the “Plan”) from 3,500,000 to 5,000,000 shares on November 14, 2005.
     As discussed further in Note 3 above, on July 31, 2005, the Company sold 11,100,000 shares of its common stock to a single investor for $4,000,000 in cash. Related to this transaction, the Company issued 450,000 shares of its stock valued at $0.40 per share, or $180,000, to its then four independent directors as a stock grant under the Plan. Directors terminated option agreements for aggregate 450,000 shares of stock. Related to the Termination Agreements with three executive officers discussed further in Note 5, the Company issued 1,025,000 shares of its stock valued at the closing market price on the day of the agreements of $0.39 per share, or $399,750, under the Plan. Those executives terminated option agreements covering aggregate 225,000 shares of stock.
     During June 2005, the Company issued 120,000 shares of its stock valued at $0.47 per share, or $56,400 in the aggregate, to an investor in exchange for cancellation of warrants to purchase 100,000 shares of the Company’s stock expiring in June 2006, and settlement of other issues. In July 2005, the Company issued 145,000 shares of its stock valued at $0.40 per shares, or $58,000, in exchange for cancellation of warrants to purchase 145,000 shares of the Company’s stock expiring through June 29, 2006. The Company recorded stock compensation expense of $114,400 related to these transactions. As of December 31, 2005, there are no remaining warrants to purchase shares of the Company’s stock.
     Effective February 25, 2004, the Company entered into a Finder’s Fee Agreement with Meridian Capital Ltd. (“Meridian”), a Canadian merchant bank, whereby Meridian agreed to provide consulting services to the Company. With Unit Subscription Agreements, the Company sold Units at $0.90 where each Unit was made up of one share of common stock and one Unit Purchase Warrant. Unit Purchase Warrants are exercisable for 2 years from date of issue and provide that one share of common stock can be purchased for $1.25 plus four (4) Unit Purchase Warrants for up to 25,000 shares of common stock. Through the March 12, 2004 termination date of the Meridian agreement, the Company raised net proceeds of $72,350 through the sale of 100,000 Units. Meridian was paid a fee of 8.5% of monies raised through the sale of Units plus $10,000 for expenses, and warrants exercisable for 2 years to purchase 20,000 shares of the Company (equal to 20% of the Units sold) at a warrant exercise price of $0.90 per share (the “Meridian Warrants”). No value was assigned to the Unit Purchase Warrants since the exercise price of those warrants were above the market price of the common stock at the date of the closing of the transaction. A value of $21,800 was assigned to the Meridian Warrants based on the Black-Scholes pricing model and was recorded as finance fees in the first quarter of 2004. As noted above, the warrants were cancelled during 2005.
     In June 2004, the Company sold 400,000 Units, with each Unit consisting of one share of common stock and one Unit Purchase Warrant at $0.50 per Unit. These Unit Purchase Warrants are exercisable for two years from date of issue and provide that one share of common stock can be purchased for $0.80 plus two (2) Unit Purchase Warrants for up to 200,000 shares of common stock. The offering netted $195,000. An independent director of the Company was paid a success fee of $5,000 related to one of these private placement sales of stock. Also during June 2004, warrants to exercise 428,572 shares at exercise price of $0.30 per share were exercised at a reduced price of $0.25 per share for total proceeds of $107,142. The Company agreed to the reduced exercise price to induce the holder to exercise the warrants and recognized stock compensation expense of $21,429 for the reduction of the exercise price of these warrants. As noted above, the warrants were cancelled during 2005.
     Also during 2004, options to purchase a total of 340,000 shares at an exercise price of $0.16 per share were exercised. In connection with those transactions, 34,286 option shares were surrendered and cancelled under a cashless exercise to fund the exercise price of 150,000 of the option shares and accrued director fees were reduced for exercise of 190,000 additional option shares. Options to purchase 375,550 shares at exercise price of $0.16 per share expired by their terms during 2004.
     On April 30, 2003, the Company and Excalibur Limited Partnership (“Excalibur), an Ontario, Canada limited partnership, agreed to reduce the exercise price of warrants held by Excalibur for the purchase of 428,572 shares of stock of the Company from $.53 per share to $.30 per share (the market price of the shares on April 30, 2003) and to extend the exercise period under the warrants from May 30, 2004 to May 30, 2006. In exchange, Excalibur agreed to forgive current and future penalties incurred by the Company for failure to have an effective registration statement with the Securities and Exchange Commission for the Excalibur purchased shares and warrants completed on May 30, 2002. Penalties forgiven by Excalibur aggregated $25,500 through April 30, 2003, which was credited to common stock.
     Exchange of stock for shares in GRC-
     Effective September 30, 2003, the Company acquired the 675,676 shares of GRC common stock owned by RMB International (Dublin) Ltd. (“RMB”) in exchange for 672,528 shares of unregistered common stock of the Company valued at $0.54 per share (for an aggregate value of $363,165). This transaction with RMB terminates the “Bring Along Obligation” under a subscription agreement dated May 6, 2002 that included obligations of the Company. The independent directors of the Company unanimously approved this transaction with RMB.

     Stock Options-
     Stock options have been granted to key employees, directors and others under the Plan. Options to purchase shares under the Plan were granted at market value as of the date of the grant. Effective November 14, 2005, the shareholders of the Company increased the total number of shares under the Plan to 5,000,000. During 2005, stock options were granted to directors, executive officers, and consultants of the Company covering 1,072,000 shares at exercise prices of $2.09 and $2.12 per share.

	Analysis of Stock Options

	2005		2004		2003
	Weighted Average		Weighted Average		Weighted Average

	Shares	Exercise Prices	Shares	Exercise Prices	Shares	Exercise Prices

Outstanding, beginning of year	675,000	$.50-.86	1,367,695	$.16-.86	2,048,295	$.16
Granted	1,072,000	$2.09-2.12	—	—	675,000	$.50-.86
Exercised	—		340,000	$.16	1,063,128	$.16
Canceled including through cashless exercise	675,000	$.50-.86	34,286	$.16	292,474	$.16
Expired	—	—	318,407	$.16	—	—

Outstanding and exercisable, end of year	1,072,000	$2.09-2.12	675,000	$.50-.86	1,367,695	$.16-.86
Weighted average fair value of Option granted during year	$2,076,180		$—		$.71

     For 2005, the fair value for the options was estimated at the date of grant, using the Black-Scholes Option Valuation Model, with the following weighted-average assumptions: risk-free interest rate of 4.61%; a dividend yield of 0.0%; a volatility factor of the expected market price of the common stock of 1.02; and a weighted-average expected life of the option of 10 years. For 2003, the fair value for the options was estimated at the date of grant, using the Black-Scholes Option Valuation Model, with the following weighted-average assumptions: risk-free interest rate of 5.0%; a dividend yield of 0.0%; a volatility factor of the expected market price of the common stock of 0.97; and a weighted-average expected life of the option of 5 years
     The following table summarizes information about stock options outstanding at December 31, 2005 and 2005:

December 31, 2005

		Weighted Average
Options Outstanding
		Remaining	Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Prices	Outstanding	Life	Price	Exercisable	Price

$2.09	200,000	9.8 yrs.	$2.09	200,000	$2.09
$2.12	872,000	9.9 yrs.	$2.12	100,000	$2.12

December 31, 2004

		Weighted Average
Options Outstanding
		Remaining	Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Prices	Outstanding	Life	Price	Exercisable	Price

$.50	100,000	3.2 yrs.	$.50	100,000	$.50
$.56	200,000	3.8 yrs.	$.56	200,000	$.56
$.85	275,000	3.9 yrs.	$.85	275,000	$.85
$.86	100,000	3.2 yrs.	$.86	100,000	$.86
     The effect of applying SFAS 123 pro forma net (loss) is not necessarily representative of the effects on reported net income (loss) for future years due to, among other things, the vesting period of the stock options and the fair value of additional stock options in future years. For purpose of pro forma disclosure, the estimated fair value of the options is charged to expense in the year that the options were granted. In 2004, the Company’s pro forma loss is equal to its net (loss) since no options were granted in 2004. Under the accounting provisions of SFAS 123, the Company’s net loss and net loss per share for 2005 would have been adjusted to the following pro forma amounts:

	Net (loss)

	2005		2003

	As reported	Pro forma	As reported	Pro forma

(Loss) before cumulative effect of accounting change	$(2,990,721)	$(3,328,197)	$(1,026,738)	$(1,389,738)
Accounting change: cumulative-effect gain on Implementation of SFAS 143	—	—	404,000	404,000

Net (loss)	$(2,990,721)	$(3,328,197)	$(622,738)	$(985,738)

	Basic and diluted net (loss) per share

	2005		2003

	As reported	Pro forma	As reported	Pro forma

Basic and diluted per share data:
(Loss) before accounting change
Basic and diluted	$(0.12)	$(0.13)	$(0.06)	$(0.08)
Accounting change
Basic and diluted	$—	$—	$0.02	$0.02
Net (loss)
Basic and diluted	$(0.12)	$(0.13)	$(0.04)	$(0.06)
11. Employee Benefit Plans
     On December 10, 1985, the Company’s Board of Directors adopted a Simplified Employee Pension Plan (“SEP”). The Company intends to make a determination of contributions under the SEP on an annual basis, based upon review by the Board of Directors of the Company’s financial statements as of its fiscal year end. The Company has determined not to make contributions to the SEP for the years ended December 31, 2005, 2004 and 2003. Contributions made under the SEP in any one calendar year for any one employee may not be more than the smaller of $40,000 or 25% of that employee’s total compensation.
12. Rental Expense and Commitments and Contingencies
     During the years ended December 31, 2005, 2004 and 2003, the Company had no rental expense under operating leases but had approximately $9,200 in rental expense under other occupancy arrangements for each year. The Company has transferred its interest in several mining properties over the past years. The Company could remain potentially liable for environmental enforcement actions related to its prior ownership interest of such properties. However, the Company has no reasonable belief that any violation of relevant environmental laws or regulations has occurred regarding these transferred properties.
13. Installment Purchase Contracts
     The Company has installment purchase contracts aggregating $23,468, due in monthly installments of $715, collateralized by a vehicle bearing an average interest rate of 6 percent per annum. In addition, the Company is financing the cost of an 18-month insurance policy covering directors and officers with monthly installments of $7,761 through November 2006 with an average interest rate of 7.75 per cent per annum. Future maturities under these contracts as of December 31, 2005 are as follows:

2006	$97,303
2007	$7,837
2008	$8,246
14. Subsequent Events
     On February 22, 2006 (the “Closing Date”), the Company completed a $75,150,000 financing transaction (the “Transaction”). One half of the gross proceeds of the Transaction are being held in an escrow account (the “Escrow Funds”) pending satisfaction of the “Release Conditions”, discussed further below. The remaining net proceeds of $34,944,750, after commissions but before deduction of expense of the offering, are unrestricted and were paid to the Company at Closing. The Company believes that the Transaction will adequately fund its operations for two years.
     In the Transaction, the Company sold 16,700,000 “Subscription Receipts” at a price of $4.50 each. Each Subscription Receipt is automatically convertible, subject to adjustment and penalties discussed below, without payment of any additional consideration, into one unit (“Unit”). Each Unit will consist of one share of the Company’s common stock and one-half common stock purchase warrant (“Warrant”). Each full Warrant entitles the holder to purchase one share of common stock for $10.00 for 5 years from the Closing Date.
     GMP Securities L.P. and Griffiths McBurney Corp. (the “Agents”) assisted the Company in the Transaction under an Agency Agreement. The Company agreed to pay cash commission of 7% to the Agents and to issue compensation options (“Compensation Options”) for their services. The Company also agreed to reimburse the Agents for their reasonable expenses incurred in connection with the offering. One-half of the cash commission was paid on the Closing Date and one-half plus accrued interest will be paid if the escrowed funds are released to the Company. The Company also issued Compensation Options to the Agents which allow them to acquire, for no additional consideration, broker warrants (“Broker Warrants”) which, in turn, allow them to acquire up to 1,002,000 Units at an exercise price of $4.50 per Unit for a period of 18 months from the Closing Date. The Agent shall be entitled to convert up to 501,000 of the Broker Warrants an exercise price of $4.50 per Unit (the “Initial Options”) at any time prior to August 22, 2007 (the “Conversion Deadline”). Any of the Brokers Warrants not so converted, plus any of the remaining 501,000 Compensation Options, will be deemed converted into Units upon satisfaction of the Release Conditions and payment of an exercise price of $4.50 per Unit. Warrants included in the Units allow the Agents to purchase 501,000 shares at an exercise price of $10.00 per share.
     The Subscription Receipts were issued pursuant to the terms of a Subscription Receipt Indenture between the Agents and Equity Transfer Services Inc. of Toronto, Ontario, Canada (“ETS”) dated as of the Closing Date. Pursuant to the terms of the Subscription Receipt Indenture, ETS agreed to act as the Company’s agent and registrar for the transfer, exchange and conversion of the Subscription Receipts. ETS will also hold the Escrow Funds in escrow pending satisfaction of the Release Conditions, or return of the Escrow Funds to the subscribers of the Subscription Receipts.

     If all the common stock provided under the Transaction are issued, a total of 26,553,000 shares of common stock will have been issued related to the Transaction, exclusive of any penalty or adjustment in connection with the conversion of the Subscription Receipts.
     As noted above, $37,575,000 of the gross proceeds of this transaction are being held in escrow pending the satisfaction of the Release Conditions.
     The Release Conditions include, among other things, filing of a final prospectus which qualifies the distribution of the Units in Canada, the receipt from the Securities and Exchange Commission of an effective date for a registration statement covering the Units, and the listing of the common stock of the Company on the Toronto Stock Exchange. If the release conditions are not satisfied by February 22, 2007, the escrow proceeds will be returned to subscribers. The remaining subscription receipts will automatically convert into shares of our common stock and warrants not later than August 22, 2007.
     The Company has agreed to use its commercially reasonable efforts to satisfy the Release Conditions as soon as possible. If the Release Conditions are satisfied, the Company will receive the balance of the proceeds.
     In the event that the Release Conditions are not satisfied on or before February 22, 2006, the Company has agreed that each Subscription Receipt shall be converted into 1.1 share of common stock (instead of one share) and 0.55 Warrants (instead of one-half Warrant).
     The Subscription Receipts were sold by the Company in transactions exempt from the registration requirements of the 1933 Act pursuant to Rule 506 of Regulation D and in transactions that did not require registration pursuant to Rule 903 of Regulation S. Each subscriber of the Subscription Receipts in the United States was an “accredited investor” within the meaning of Rule 501. The remainder of the Subscription Receipts were sold to persons who were not in the United States at the time of purchase or who were not U.S. persons as defined in Rule 902.

APPENDIX D
UNAUDITED FINANCIAL STATEMENTS OF US GOLD HOLDINGS CORPORATION
INDEX

Unaudited Balance Sheet as of April 30, 2006	D-2
Notes to Unaudited Balance Sheet	D-3

US GOLD HOLDINGS CORPORATION
UNAUDITED BALANCE SHEET

As of April 30, 2006

Assets
Current Assets:
Cash	$10.00
Total current assets	$10.00

Liabilities and Shareholder’s Equity
Liabilities	$—

Shareholder’s equity
Common shares, authorized — unlimited, issued and outstanding — 1,000 shares	$10.00

Total shareholder’s equity	$10.00

The accompanying notes are an integral part of this unaudited balance sheet.

US GOLD HOLDINGS CORPORATION
NOTES TO UNAUDITED BALANCE SHEET
Note 1 — Nature of Business:
US Gold Holdings Corporation was incorporated under the laws of the State of Delaware on April 17, 2006 for the purpose of making an offer to purchase the outstanding common shares in the capital of each of Coral Gold Resources Ltd., Nevada Pacific Gold Ltd., Tone Resources Limited and White Knight Resources Ltd.
US Gold Holdings Corporation is a wholly-owned subsidiary of U.S. Gold Corporation and has no material assets or liabilities and no operating history.
Note 2 — Basis of Reporting:
The balance sheet of US Gold Holdings Corporation is prepared in accordance with accounting principles generally accepted in the United States of America under the accrual method of accounting.
The presentation of a statement of income, a statement of changes in shareholder’s equity and a statement of cash flows is not included as there has been no activity, except for the sale of 1,000 shares of common stock, to U.S. Gold Corporation on April 17, 2006 for $10.00.

APPENDIX E
UNAUDITED FINANCIAL STATEMENTS OF US GOLD CANADIAN ACQUISITION CORPORATION
INDEX

Balance Sheet as of April 30, 2006	E-2
Notes to Balance Sheet	E-3

US GOLD CANADIAN ACQUISITION CORPORATION
UNAUDITED BALANCE SHEET

As of April 30, 2006

Assets
Current Assets:
Cash	$1.00
Total current assets	$1.00

Liabilities and Shareholder’s Equity
Liabilities	$—

Shareholder’s equity Common shares, authorized — unlimited, issued and outstanding — 1 share	$1.00

Total shareholder’s equity	$1.00

The accompanying notes are an integral part of this unaudited balance sheet.

US GOLD CANADIAN ACQUISITION CORPORATION
NOTES TO UNAUDITED BALANCE SHEET
Note 1 — Nature of Business:
US Gold Canadian Acquisition Corporation was incorporated on April 18, 2006 for the purpose of making an offer to purchase the outstanding common shares in the capital of each of Coral Gold Resources Ltd., Nevada Pacific Gold Ltd., Tone Resources Limited and White Knight Resources Ltd.
US Gold Canadian Acquisition Corporation is a wholly-owned subsidiary of U.S. Gold Corporation and has no material assets or liabilities and no operating history.
Note 2 — Basis of Reporting:
The balance sheet of US Gold Canadian Acquisition Corporation is prepared in accordance with accounting principles generally accepted in the United States of America under the accrual method of accounting.
The presentation of a statement of income, a statement of changes in shareholder’s equity and a statement of cash flows is not included as there has been no activity, except for the sale of one common share to U.S. Gold Corporation on April 18, 2006 for $1.00.

APPENDIX F
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF
U.S. GOLD CORPORATION
INDEX

Compilation Report	F-2
Unaudited Pro Forma Consolidated Balance Sheet	F-4
Unaudited Pro Forma Consolidated Statement of Operations	F-5
Notes to the Unaudited Pro Forma Consolidated Financial Statements	F-6

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF
U.S. GOLD CORPORATION
      Compilation Report on Unaudited Pro Forma Consolidated Financial Statements to the Board of Directors of U.S. GOLD CORPORATION
      We have read the accompanying unaudited pro forma consolidated balance sheet of U.S. Gold Corporation (U.S. Gold or the Company) as at December 31, 2005 and unaudited pro forma consolidated statement of operations for the year then ended, and have performed the following procedures:

1.	Compared the figures in the columns captioned “U.S. Gold Corporation” on the unaudited pro forma consolidated balance sheet to the audited consolidated balance sheet of the Company as at December 31, 2005 and found them to be in agreement. Compared the figures in the columns captioned “U.S. Gold Corporation” on the unaudited pro forma consolidated statement of operations for the year ended December 31, 2005 to the audited consolidated statement of operations of the Company for the year ended December 31, 2005 and found them to be in agreement.

2.	Compared the figures in the column captioned “White Knight Resources Ltd.” on the unaudited pro forma consolidated balance sheet to the unaudited consolidated balance sheet of White Knight Resources Ltd (“White Knight”) as at December 31, 2005 and found them to be in agreement. Compared the figures in the column captioned “White Knight Resources Ltd.” on the unaudited pro forma consolidated statement of operations for the twelve months ended December 31, 2005 to the results of White Knight by adding together (a) the results for the six months ended June 30, 2005 (derived from White Knight’s audited consolidated financial statements for the year ended June 30, 2005 and the unaudited interim results for the six months ended December 31, 2004) and (b) the unaudited interim results for the six months ended December 31, 2005, and found them to be in agreement.

3.	Made enquiries of certain officials (“the officials”) of the Company who have responsibility for financial and accounting matters about:

(a)	the basis for determination of the pro forma adjustments; and

(b)	whether the unaudited pro forma consolidated financial statements comply as to form in all material respects with the regulatory requirements of the various securities commissions and similar regulatory authorities in Canada.

The officials:

(a)	described to us the basis for determination of the pro forma adjustments; and

(b)	stated that the unaudited pro forma consolidated financial statements comply as to form in all material respects with the regulatory requirements of the various securities commissions and similar regulatory authorities in Canada.

4.	Read the notes to the unaudited pro forma consolidated financial statements, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

5.	Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned “Pro Forma Adjustments” and “Pro Forma Adjustments US GAAP” and found the amounts in those columns to be arithmetically correct.
      A pro forma financial statement is based on management assumptions and adjustments which are inherently subjective. The foregoing procedures are substantially less than either an audit or a review conducted under the relevant standards as described in the Handbook of the Canadian Institute of Chartered Accountants. The objective of these procedures is the expression of assurance with respect to management’s assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance.
      The foregoing procedures would not necessarily reveal matters of significance to the unaudited pro forma consolidated financial statements, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.

(signed) STARK WINTER SCHENKEIN & CO, LLP.
Denver, Colorado
May 1, 2006
Comments for United States readers on differences between Canadian and United States reporting standards
      The above report, provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada. To report in conformity with United States standards on the reasonableness of the pro forma adjustments and their application to the pro forma financial statements requires an examination or review substantially greater in scope then the review we have conducted. Consequently, we are unable to express any opinion in accordance with standards of reporting generally accepted in the United States with respect to the compilation of the accompanying unaudited pro forma financial information.
(signed) STARK WINTER SCHENKEIN & CO, LLP.
Denver, Colorado
May 1, 2006

U.S. GOLD CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
(Expressed in United States dollars unless otherwise stated)

	December 31, 2005

					Pro forma			Pro forma
	As reported				consolidated			consolidated
					U.S. Gold	Pro forma		U.S. Gold
	U.S. Gold	White Knight	Pro forma		Corporation	adjustments		Corporation
	Corporation	Resources Ltd.	adjustments	Notes	(Cdn GAAP)	US GAAP	Notes	(US GAAP)

	(Unaudited)
Assets
Current
Cash and cash equivalents	$677,518	$88,540	$34,944,750	4(a)	$29,322,513			$29,322,513
			(6,388,295)	4(c)
Temporary investments	—	12,896,077			12,896,077		7(ii)	12,896,077
Accounts receivable	25,667	103,212			128,879			128,879
Other current assets — prepaid expenses	85,483	2,708			88,191			88,191

Total current assets	788,668	13,090,537	28,556,455		42,435,660			42,435,660

Restricted cash	—	—	37,575,000	4(a)	37,575,000			37,575,000
Property and equipment, net	53,305	259,410			312,715			312,715
Mineral property interests	—	2,348,693			2,348,693	$(2,348,693)	7(i)	—
Acquired mineral property interests	—	—	148,426,958	3	148,426,958	5,174,408	7(i)&7(iv)	153,601,366
Deferred exploration costs	—	2,825,715			2,825,715	(2,825,715)	7(i)	—
Restrictive time deposits for reclamation bonding	2,937,746	201,259			3,139,005			3,139,005
Long-lived asset — asset retirement	942,924	—			942,924			942,924
Other assets:
Inactive milling equipment	777,819	—			777,819			777,819
Prepaid insurance	29,970	—			29,970			29,970
Other assets	10,118	34,400			44,518			44,518

Total other assets	817,907	34,400	—		852,307	—		852,307

Total assets	$5,540,550	$18,760,014	$214,558,413		$238,858,977	$—		$238,858,977

Liabilities
Current
Accounts payable and accrued liabilities	$96,794	$326,618			$423,412			$423,412
Installment purchase contracts	97,303	—			97,303			97,303
Due to related parties	—	55,107			55,107			55,107
Reclamation plan cost (reclamation obligation)	1,597,032	—			1,597,032			1,597,032

Total current liabilities	1,791,129	381,725	—		2,172,854	—		2,172,854

Installment purchase contracts, long-term	16,083	—			16,083			16,083
Retirement obligation	1,127,689	—			1,127,689			1,127,689
Future income tax liability	—	—	$32,651,043	4(e)	32,651,043			32,651,043
Other permit obligations	72,510	—			72,510			72,510

Total liabilities	3,007,411	381,725	32,651,043		36,040,179	—		36,040,179

Shareholders’ Equity
Capital stock	40,465,813	26,804,465	(26,804,465)	4(b)	240,751,472			240,751,472
			127,765,909	3	—			—
			72,519,750	4(a)	—			—
Other equity accounts	—	1,916,492	(1,916,492)	4(b)	—			—
Deficit	(37,932,674)	(10,342,668)	10,342,668	4(b)	(37,932,674)			(37,932,674)

Total shareholders’ equity	2,533,139	18,378,289	181,907,370		202,818,798	—		202,818,798

Total liabilities and shareholders’ equity	$5,540,550	$18,760,014	$214,558,413		$238,858,977	$—		$238,858,977

U.S. GOLD CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(Expressed in United States dollars unless otherwise stated)

	For the period ended December 31, 2005

					Pro forma
					consolidated			Pro forma
	As reported				U.S. Gold			consolidated
					Corporation	Pro forma		U.S. Gold
	U.S. Gold	White Knight	Pro forma		(Cdn	adjustments		Corporation
	Corporation	Resources Ltd.	adjustments	Notes	GAAP)	US GAAP	Notes	(US GAAP)

	(Unaudited)
Earnings (loss) from mining operations
Other revenue
Earnest money forfeited	$200,000				$200,000			$200,000
Interest and other income	32,032	$294,563			326,595			326,595
Management fee	330,000	—			330,000			330,000
Realized gain from disposition of shares	520,428	—			520,428			520,428
Gain (loss) on sale of assets	(29,982)	—			(29,982)			(29,982)
Gain (loss) on foreign exchange	—	1,634			1,634			1,634

Total other revenue	1,052,478	296,197			1,348,675			1,348,675

Costs and expenses
General and administrative	1,027,194	808,305			1,835,499			1,835,499
Write-off of purchase
price receivable	182,748	—			182,748			182,748
Property holding costs	761,081	—			761,081			761,081
Employment termination
payments	1,423,824	—			1,423,824			1,423,824
Stock compensation expense	294,400	174,760	$337,476	4(d)	806,636			806,636
Equity share of subsidiary loss	58,888	—			58,888			58,888
Realization reserve — stock	168,960	—			168,960			168,960
Interest	3,011	5,016			8,027			8,027
Accretion of asset retirement
obligation	110,243	—			110,243			110,243
Write-off of deferred
exploration costs	—	107,296			107,296	$1,692,739	7(i)	1,800,034
Write-off of mineral
property costs	—	—			—	277,428	7(i)	277,428
Depreciation	12,850	27,329			40,179			40,179

Total costs and expenses	4,043,199	1,122,704	337,476		5,503,379	1,970,167		7,473,546

Loss before income taxes	(2,990,721)	(826,507)	(337,476)		(4,154,704)	(1,970,167)		(6,124,871)
Provision for income taxes	—	—	—		—	—		—

Net loss	$(2,990,721)	$(826,507)	$(337,476)		$(4,154,704)	$(1,970,167)		$(6,124,871)

Basic and diluted net loss per share	$(0.12)			6	$(0.06)		7(v)	$(0.09)

U.S. GOLD CORPORATION
NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars unless otherwise stated)
December 31, 2005
(Unaudited)
1.  Basis of presentation
     On March 5, 2006 U.S. Gold Corporation (“U.S. Gold” or the “Company”) announced that it intends to acquire, in stock transactions, all of the outstanding common shares of White Knight Resources Ltd., Nevada Pacific Gold Ltd, Coral Gold Resources Ltd and Tone Resources Limited. This proposal was made in letters sent on the same day by Mr. Robert R. McEwen, Chairman and Chief Executive Officer of U.S. Gold, to the chief executive officers of each of the subject companies.
     These unaudited pro forma consolidated financial statements have been prepared to give effect to the Company’s acquisition of White Knight. The combined effects of the proposed transactions with each of the four companies have been presented separately under “Unaudited Pro Forma Consolidated Supplementary Financial Statements,” included elsewhere in this Circular. These unaudited pro forma consolidated financial statements have been prepared on the basis that each shareholder will receive shares of common stock of U.S. Gold Corporation in exchange for their White Knight common shares.
     The unaudited pro forma consolidated financial statements of U.S. Gold as at December 31, 2005 and for the year then ended have been prepared by management after giving effect to the:

(i)	White Knight acquisition (the “Acquisition”) and

(ii)	Private placement dated February 22, 2006 for gross proceeds of $75,150,000 of which $37,575,000 is being held in an escrow account pending satisfaction of certain release Conditions.
     These unaudited pro forma consolidated financial statements have been compiled from and include:

(a)	A unaudited pro forma consolidated balance sheet combining the audited balance sheet of U.S. Gold as at December 31, 2005 with the unaudited balance sheet of White Knight Resources Ltd. as at December 31, 2005 giving effect to the transactions as if they occurred on December 31, 2005.

(b)	A unaudited pro forma consolidated statement of operations combining the audited statement of operations of the Company for the year ended December 31, 2005, giving effect to the transactions as if they occurred on January 1, 2005, with the unaudited constructed statement of operations of White Knight for the twelve months ended December 31, 2005. White Knight’s statement of operations for the twelve months ended December 31, 2005 has been constructed by adding together (a) the results for the six months ended June 30, 2005 (derived from White Knight’s audited financial statements for the year ended June 30, 2005 and the unaudited interim results for the six months ended December 31, 2004) and (b) the unaudited interim results for the six months ended December 31, 2005.
     The unaudited pro forma consolidated balance sheet and statement of operations have been presented on the above basis to ensure that the unaudited pro forma consolidated financial statements reflect the acquired business financial statements for a period that is no more than 93 days from U.S. Gold’s year-end, as required pursuant to pro forma presentation requirements contained in the securities rules.
     The unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements and notes thereto of the Company and White Knight described above.
     The unaudited pro forma consolidated financial statements have been prepared using publicly available information of White Knight. Management of U.S. Gold has consolidated certain line items from White Knight’s financial statements in an attempt to conform to the presentation of the Company’s financial statements. Due to limited publicly available information, management of U.S. Gold cannot be certain such reclassifications are in accordance with the accounting policies of the Company or whether additional reclassifications may be required. It is management’s opinion that these unaudited pro forma consolidated financial statements include all adjustments necessary for the fair presentation of the transactions described in Note 3 in accordance with Canadian generally accepted accounting principles. U.S. Gold prepares its financial statements in accordance with US GAAP, which conform in all material respects to Canadian GAAP except as described in Note 4(d).
     White Knight prepares its financial statements in accordance with Canadian GAAP and in Canadian dollars. The conversion from Canadian dollars to U.S. dollars has been reflected at the rates described in the following table.

As at December 31, 2005	$0.86
Average for the twelve months ended December 31, 2005	$0.83
     For restatement in U.S. dollars, the Company followed the method suggested by the Emerging Issues Committee (“EIC”) in release number EIC-130. The consensus of the EIC was that financial statements for all prior years should be translated using the current rate method.
     The unaudited pro forma consolidated financial statements are not intended to reflect the results of operations or the financial position of the Company which would have actually resulted had the proposed transactions been effected on the dates indicated. Further, the unaudited pro forma financial information is not necessarily indicative of the results of operations that may be obtained in the future. The pro forma adjustments and allocations of the purchase price for White Knight are based in part on estimates of the fair value of the assets acquired and liabilities assumed. The final purchase price allocation will be completed after asset and liability valuations are finalized. The final valuation will be based on the actual net tangible and intangible assets of White Knight that exist as of the date of the completion of the acquisition. Any final adjustments may change the allocation of purchase price which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma consolidated financial statements. In addition, the impact of integration activities, the timing of completion of the acquisition and other changes in White Knight’s net tangible and intangible assets prior to the completion of the acquisition, which have not been incorporated into these unaudited pro forma consolidated financial statements, could cause material differences in the information presented.
2.  Summary of significant accounting policies
     The unaudited pro forma consolidated financial statements have been compiled using the significant accounting policies as set out in the audited financial statements of U.S. Gold for the year ended December 31, 2005 which are included elsewhere in this Circular.
3.  Business acquisitions

White Knight Acquisition
     In consideration for the acquisition of White Knight, the Company will issue 0.35 shares of U.S. Gold common stock for each outstanding common share of White Knight totalling approximately 22,387,740 common shares to shareholders of White Knight on a fully diluted basis, representing approximately $127.8 million total value based on the closing price of U.S. Gold’s common stock. For accounting purposes, the measurement of the purchase consideration in the unaudited pro forma consolidated financial statement information is based on the market prices of U.S. Gold common shares over a reasonable period before and after the announcement date, and is estimated at $5.90 per each U.S. Gold share. The value of the purchase consideration for accounting purposes may differ from the amount assumed in the unaudited pro forma consolidated financial statement information due to any future changes in the negotiation process.
     The business combination will be accounted for as a purchase transaction, with U.S. Gold as the acquirer of White Knight. The initial bid will not include the White Knight warrants and options. However, since U.S. Gold intends to acquire these in a subsequent transaction, the exchange ratio has been determined on a fully diluted basis, assuming that all outstanding options and warrants of White Knight as disclosed in the most recent publicly available financial statements, have been exercised.
     Due to the limited nature of publicly available information, U.S. Gold has not been able to determine the fair value of all identifiable assets and liabilities acquired or the complete impact of applying purchase accounting on the income statement. After reflecting the pro forma purchase adjustments, the excess of the purchase consideration over the adjusted book values of White Knight’s assets and liabilities has been allocated in full to Acquired Mineral Property Interests. Upon consummation of the proposed acquisition of White Knight, the fair value of all identifiable assets and liabilities acquired will be determined. On completion of valuations, with a corresponding adjustment to the historic carrying amounts of property, plant and equipment, or on recording of any finite life intangible assets on acquisition, these adjustments will impact the measurement of amortization recorded in consolidated income statements of U.S. Gold for periods after the date of acquisition. Typically, any increase in the values assigned by U.S. Gold to White Knight’s capital assets would result in increased amortization charges. The fair value of the net assets of White Knight to be acquired will ultimately be determined after the closing of the transaction. Therefore, it is likely that the fair values of assets and liabilities acquired will vary from those shown below and the differences may be material. The preliminary purchase price allocation is subject to change and is summarized as follows:

Purchase price:
Shares issued on acquisition	$127,765,909
Acquisition costs (estimated at 5% of purchase price)	6,388,295

$134,154,204

Net assets acquired:
Cash and cash equivalents	$88,540
Temporary investments	12,896,077
Accounts receivable	103,212
Other current assets — prepaid expenses	2,708
Property and equipment, net	259,410
Mineral property interests	2,348,693
Deferred exploration costs	2,825,715
Restrictive time deposits for reclamation bonding	201,259
Other assets	34,400
Accounts payable and accrued liabilities	(326,618)
Due to related parties	(55,107)
Future income tax liability	(32,651,043)
Acquired mineral property interests	148,426,958

$134,154,204

4.  Pro forma assumptions and adjustments
     The unaudited pro forma consolidated financial statements incorporate the following pro forma assumptions:

(a)	Cash proceeds of $75,150,000 from the February 22, 2006 private placement, of which $34,944,750 (net of commission but before deduction of expenses of the offering) is included under cash and cash equivalents and $37,575,000 is included under restricted cash pending release from escrow. An amount of $72,519,750 has been added to share capital.

(b)	Elimination of acquired business capital stock, equity accounts and accumulated deficit.

(c)	Transaction costs have been assumed to be $6,388,295 representing 5 per cent of the total fair value of shares issued in connection with the Acquisition.

(d)	Stock compensation expense in the amount of $337,476 has been recognized in U.S. Gold’s unaudited pro forma statement of operations to reflect Canadian GAAP requirements.

(e)	Future income taxes have been taken into consideration in connection with the purchase price allocation where assumed fair values are not the same as the carry forward book values.
5.  Pro forma share capital
     Pro forma share capital as at December 31, 2005 has been determined as follows:

	Number of
	shares	Amount

Issued common shares of U.S. Gold	33,296,755	$40,465,812
Issue of subscription receipts	16,700,000	72,519,750
Shares issued for White Knight	20,732,240	122,320,217
Impact of outstanding options and warrants in White Knight as if they were exercised	1,655,500	5,445,693

Pro forma balance	72,384,495	$240,751,472

     On February 22, 2006 (the “Closing Date”), the Company closed a $75,150,000 financing transaction (the “Transaction”). One half of the gross proceeds of the Transaction are being held in an escrow account pending satisfaction of certain release conditions. The remaining proceeds of $34,944,750, after commissions but before deduction of expense of the offering, are unrestricted and were paid to the Company at Closing.
6.  Pro forma loss per share
     Pro forma basic loss per share for the year ended December 31, 2005 has been calculated based on U.S. Gold common shares outstanding for the year and the other issuances being effective on January 1, 2005, as follows:

(Shares or
US dollars)

Actual weighted average number of U.S. Gold common shares outstanding	25,931,172
Assumed number of U.S. Gold common shares issued to White Knight shareholders	20,732,240
Issue of subscription receipts	16,700,000
Impact of outstanding warrants and options in White Knight as if they were exercised	1,655,500

Pro forma weighted average number of U.S. Gold common shares outstanding	65,018,912

Pro forma net loss	$(4,154,704)
Pro forma adjusted basic loss per share	$(0.06)
7.  Reconciliation to United States Generally Accepted Accounting Principles
     (i)   Mining and exploration expenses
          For Canadian GAAP purposes companies typically capitalize mine development costs on properties after proven and probable reserves have been found. Companies are also permitted to capitalize costs on properties with non-reserve material that does not meet all the criteria required for classification as proven or probable reserves. Management’s determination as to whether the existence of non-reserve material should result in the capitalization of costs or the material should be included in the amortization and recoverability calculations is based on various factors, including, but not limited to: the existence and nature of known mineralization; the location of the property (for example, whether the presence of existing mines and ore bodies in the immediate vicinity increases the likelihood of development of a mine on the property); the existence of proven and probable reserves on the property; whether the ore body is an extension of an existing producing ore body on an adjacent property; the results of recent drilling on the property; and the existence of a feasibility study or other analysis to demonstrate that the ore is commercially recoverable. Under US GAAP, exploration and development expenditures incurred on properties where mineralization has not been classified as a proven and probable reserve under SEC rules are expensed as incurred. As a result the following adjustments have been recorded:
          The US GAAP unaudited pro forma statement of operations for the 12 months ended December 31, 2005 reflects increased mining and exploration expenditures amounting to $1,970,167 that are capitalized for Canadian GAAP purposes but are expensed under US GAAP.
          The US GAAP unaudited pro forma balance sheet at December 31, 2005 reflects nil balances for each of Mineral Property Interests ($2,348,693 under Canadian GAAP) and Deferred Exploration Costs ($2,825,715 under Canadian GAAP).
     (ii)  Temporary Investments
          Under US GAAP (FAS 115), temporary investments are re-measured at fair value, with changes in fair value recorded in net income or Other Comprehensive Income. Under Canadian GAAP, these assets are recorded at the lower of cost and market value and are not re-measured to fair value prior to the date they are realized or settled. As at December 31, 2005 and June 30, 2005 temporary investments of C$12,896,077 (market value not publicly available) and C$10,895,443 (market value C$10,931,677) were held by White Knight. As the information required to calculate the increase or decrease in the fair value of temporary investments at December 31, 2005 is not publicly available, the unaudited pro forma consolidated financial statements have not been adjusted to US GAAP.

(iii)	Stock Option Plans
          U.S. Gold’s Canadian GAAP pro forma statement of operations reflects stock option cost of $337,476 representing the fair value of stock options issued to the employees. The effect of the above adjustments is to portray the unaudited pro forma consolidated financial statements as if U.S. Gold had elected to early adopt the provisions of SFAS 123 (revised 2004) “Share-Based Payment” which conforms in all material respects to Canadian GAAP. Accordingly no additional adjustments are necessary to conform to US GAAP. Further discussion is provided in the following paragraphs.
          In its historical audited financial statements, U.S. Gold applies APB Opinion 25, “Accounting for Stock Issued to Employees”, and related interpretations in accounting for all stock option plans. Under APB Opinion 25, no compensation cost has been recognized for stock options issued to employees as the exercise price of the Company’s stock options granted equals or exceeds the market price of the underlying common stock on the date of grant.
          SFAS 123, “Accounting for Stock-Based Compensation”, requires the Company to provide pro forma information regarding net income as if compensation costs for the Company’s stock option plans had been determined in accordance with the fair value based method prescribed in SFAS 123. To provide the required pro forma information, the Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model.
          In December 2004, the FASB issued SFAS 123 (revised 2004) “Share-Based Payment”. This Statement requires that the cost resulting from all share-based transactions be recorded in the financial statements. The Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based payment transactions. The Statement replaces SFAS 123 “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees”. The provisions of this Statement will be effective for the Company beginning with its fiscal year ending December 31, 2006.

(iv)	Acquired mineral property interests
          By reference to the discussion in note 7(i) deferred mining and exploration expenses that have been included in the purchase price allocation under Canadian GAAP (note 3) would be written off under US GAAP. The net effect on acquired mineral property interests would be as follows:

Acquired mineral property interests under Canadian GAAP	$148,426,958
Add: Acquired mineral exploration costs written off	5,174,408

Acquired mineral property interests under US GAAP	$153,601,366

(v)	The pro forma net loss per share under US GAAP is as follows:

Pro forma weighted average number of U.S. Gold common shares outstanding	65,018,912
Pro forma net loss	$(6,124,871)
Pro forma adjusted basic loss per share	$(0.09)

APPENDIX G
UNAUDITED PRO FORMA CONSOLIDATED SUPPLEMENTARY FINANCIAL STATEMENTS OF
U.S. GOLD CORPORATION
INDEX

Unaudited Pro Forma Consolidated Supplementary Balance Sheet	G-2
Unaudited Pro Forma Consolidated Supplementary Statement of Operations	G-3
Notes to the Unaudited Pro Forma Consolidated Supplementary Financial Statements	G-4

U.S. GOLD CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED SUPPLEMENTARY BALANCE SHEET
(Expressed in United States dollars unless otherwise stated)

	December 31, 2005

		As reported						Pro forma				Pro forma
	Pro forma							consolidated				consolidated
	consolidated —			Tone				U.S. Gold	Pro forma			U.S. Gold
	White Knight	Nevada Pacific	Coral Gold	Resources	Pro forma			Corporation	adjustments			Corporation
	Resources Ltd.	Gold Ltd.	Resources Ltd.	Limited	adjustments	Notes		(Cdn GAAP)	US GAAP	Notes		(US GAAP)

	(Unaudited)
Assets
Current
Cash and cash equivalents	$29,322,513	$2,338,765	$547,186	$23,408	$(7,871,098)	4(a	)	$30,969,457				$30,969,457
					6,608,683	4(b	)
Temporary investments	12,896,077	—	48,755	—				12,944,832				12,944,832
Accounts receivable	128,879	120,968	74,547	6,008				330,402				330,402
Product inventory and stockpiled ore	—	1,695,877	—	—				1,695,877				1,695,877
Supplies inventory	—	337,390	—	—				337,390				337,390
Other current assets — prepaid expenses	88,191	116,134	13,359	2,150				219,834				219,834

Total current assets	42,435,660	4,609,134	683,847	31,566	(1,262,415)			46,497,792	—			46,497,792

Restricted cash	37,575,000	—	—	—				37,575,000				37,575,000
Property and equipment, net	312,715	13,304,716	3,311	—				13,620,742				13,620,742
Mineral property interests	2,348,693	3,760,444	7,663,301	978,319				14,750,757	(14,750,757)	4(f	)	—
Acquired mineral property interests	148,426,958	—	—	—	166,302,698	4(c	)	314,729,656	17,576,472	4(f	)	332,306,128
Deferred exploration costs	2,825,715	—	—	—				2,825,715	(2,825,715)	4(f	)	—
Restrictive time deposits for reclamation bonding	3,139,005	93,228	233,720	29,564				3,495,517				3,495,517
Investment in subsidiary	—	—	467,317	—				467,317				467,317
Long-lived asset — asset retirement	942,924	—	—	—				942,924				942,924
Other assets:
Inactive milling equipment	777,819	—	—	—				777,819				777,819
Prepaid insurance	29,970	—	—	—				29,970				29,970
Other assets	44,518	—	132,239	—				176,757				176,757

Total other assets	852,307	—	132,239	—	—			984,546	—			984,546

Total assets	$238,858,977	$21,767,522	$9,183,735	$1,039,449	$165,040,283			$435,889,966	$—			$435,889,966

Liabilities
Current
Accounts payable and accrued liabilities	$423,412	$1,031,586	$35,102	$135,325				$1,625,425				$1,625,425
Installment purchase contracts	97,303	—	—	—				97,303				97,303
Due to related parties	55,107	—	—	—				55,107				55,107
Advances payable	—	—	74,131	—				74,131				74,131
Reclamation plan cost (reclamation obligation)	1,597,032	—	—	—				1,597,032				1,597,032

Total current liabilities	2,172,854	1,031,586	109,233	135,325	—			3,448,998	—			3,448,998

Installment purchase contracts, long-term	16,083	—	—	—				16,083				16,083
Retirement obligation	1,127,689	1,626,039	—	—				2,753,728				2,753,728
Future income tax liability	32,651,043	—	—	—	$36,583,359	4(c	)	69,234,402				69,234,402
Other permit obligations	72,510	—	—	—				72,510				72,510
Other liabilities	—	123,495	—	—				123,495				123,495

Total liabilities	36,040,179	2,781,120	109,233	135,325	36,583,359			75,649,216	—			75,649,216

Shareholders’ Equity
Capital stock	240,751,472	28,376,033	25,670,398	2,481,340	$(56,527,771)	4(d	)	398,173,424				398,173,424
					157,421,952	3						—
Other equity accounts	—	1,119,231	631,821	641,805	(2,392,857)	4(d	)	—				—
Deficit	37,932,674	(10,508,862)	(17,227,717)	(2,219,021)	29,955,600	4(d	)	37,932,674				37,932,674

Total shareholders’ equity	202,818,798	18,986,402	9,074,502	904,124	128,456,924			360,240,750	—			360,240,750

Total liabilities and shareholders’ equity	$238,858,977	$21,767,522	$9,183,735	$1,039,449	$165,040,283			$435,889,966	$—			$435,889,966

U.S. GOLD CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED SUPPLEMENTARY STATEMENT OF OPERATIONS
(Expressed in United States dollars unless otherwise stated)

	For the period ended December 31, 2005

		As reported				Pro forma				Pro forma
	Pro forma					consolidated				consolidated
	consolidated —			Tone		U.S. Gold	Pro forma			U.S. Gold
	White Knight	Nevada Pacific	Coral Gold	Resources		Corporation	adjustments			Corporation
	Resources Ltd.	Gold Ltd.	Resources Ltd.	Limited	Notes	(Cdn GAAP)	US GAAP	Notes		(US GAAP)

	(Unaudited)
Sales		$8,881,168				$8,881,168				$8,881,168

Cost of sales		8,024,132				8,024,132				8,024,132
Depreciation and depletion		1,203,093				1,203,093				1,203,093
Royalties		472,743				472,743				472,743

		9,699,968				9,699,968				9,699,968

Earnings (loss) from mining operations		(818,800)				(818,800)				(818,800)

Other revenue
Earnest money forfeited	$200,000	—				200,000				200,000
Interest and other income	326,595	27,205	$15,270	$439		369,509				369,509
Management fee	330,000	—	—	—		330,000				330,000
Realized gain from disposition of shares	520,428	—	—	—		520,428				520,428
Gain (loss) on sale of assets	(29,982)	155,199	(3,296)	—		121,921				121,921
Gain (loss) on foreign exchange	1,634	(67,043)	(15,576)	(1,723)		(82,708)				(82,708)

Total other revenue	1,348,675	115,361	(3,602)	(1,284)		1,459,150	—			1,459,150

Costs and expenses
General and administrative	1,835,499	1,800,234	480,660	374,645		4,491,038				4,491,038
Write-off of purchase price receivable	182,748	—	—			182,748				182,748
Property holding costs	761,081	—	—			761,081				761,081
Employment termination payments	1,423,824	—	—	—		1,423,824				1,423,824
Stock compensation expense	806,636	472,707	311,545	233,415		1,824,303				1,824,303
Equity share of subsidiary loss	58,888	—	—	—		58,888				58,888
Realization reserve — stock	168,960	—	—	—		168,960				168,960
Interest	8,027	246	—	—		8,273				8,273
Accretion of asset retirement obligation	110,243	—	—	—		110,243				110,243
Write-off of deferred exploration costs	107,296	—	—	—		107,296	$1,692,739	4(f	)	1,800,034
Write-off of mineral property costs	—	—	—	67,871		67,871	2,456,525	4(f	)	2,524,396
Write-down of mineral properties	—	131,710	—	—		131,710				131,710
Depreciation	40,179	—	764	—		40,943				40,943

Total costs and expenses	5,503,379	2,404,897	792,970	675,930		9,377,176	4,149,264			13,526,440

Loss before income taxes	(4,154,704)	(3,108,336)	(796,572)	(677,214)		(8,736,826)	(4,149,264)			(12,886,090)
Provision for income taxes	—	—	—	—		—	—			—

Net loss	$(4,154,704)	$(3,108,336)	$(796,572)	$(677,214)		$(8,736,826)	$(4,149,264)			$(12,886,090)

Basic and diluted net loss per share	$(0.06)				6	$(0.09)		7		$(0.14)

U.S. GOLD CORPORATION
NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED SUPPLEMENTARY
FINANCIAL STATEMENTS
(Expressed in United States dollars unless otherwise stated)
December 31, 2005
(Unaudited)
1.  Basis of presentation
     On March 5, 2006 U.S. Gold Corporation (“U.S. Gold” or the “Company”) announced that it intends to acquire, in stock transactions, all of the outstanding common shares of White Knight Resources Ltd. (“White Knight”), Nevada Pacific Gold Ltd. (“Nevada Pacific”), Coral Gold Resources Ltd. (“Coral Gold”) and Tone Resources Limited (“Tone Resources”) (together, the “Target Companies” or “Targets”). This proposal was made in letters sent on the same day by Mr. Robert R. McEwen, Chairman and Chief Executive Officer of U.S. Gold, to the chief executive officers of each of the subject companies.
     The combined effects of the proposed transactions with each of the Target Companies have been presented in these Unaudited Pro Forma Consolidated Supplementary Financial Statements. The unaudited pro forma consolidated financial statements giving effect to the Company’s acquisition of White Knight Resources Ltd. have been presented separately in the Circular. These unaudited pro forma consolidated supplementary financial statements have been prepared on the basis that each shareholder will receive shares of common stock of U.S. Gold Corporation in exchange for their White Knight common shares.
     These unaudited pro forma consolidated supplementary financial statements have been compiled from and include:

(a)	A unaudited pro forma consolidated supplementary balance sheet combining the audited balance sheet of U.S. Gold as at December 31, 2005 with the unaudited consolidated balance sheet of White Knight as at December 31, 2005, the unaudited consolidated balance sheet of Nevada Pacific as at December 31, 2005, the unaudited consolidated balance sheet of Tone Resources as at November 30, 2005 and the unaudited consolidated balance sheet of Coral Gold as at October 31, 2005, giving effect to the transactions as if they occurred on December 31, 2005.

(b)	A unaudited pro forma consolidated supplementary statement of operations combining the audited statement of operations of the Company for the year ended December 31, 2005 with unaudited constructed statement of operations of White Knight for the twelve months ended December 31, 2005, the unaudited constructed statement of operations of Nevada Pacific for the twelve months ended December 31, 2005, the unaudited constructed statement of operations of Tone Resources for the twelve months ended November 30, 2005 and the unaudited constructed statement of operations of Coral Gold for the twelve months ended October 31, 2005, giving effect to the transactions as if they occurred on January 1, 2005.
     The unaudited pro forma consolidated supplementary balance sheet and statement of operations have been presented on the above basis to ensure that the unaudited pro forma consolidated supplementary financial statements reflect the acquired business financial statements for a period that is no more than 93 days from U.S. Gold’s year-end, as required pursuant to pro forma presentation requirements contained in the securities rules.
     The unaudited pro forma consolidated supplementary financial statements should be read in conjunction with the historical financial statements and notes thereto of the Company and the publicly available financial statements of the Target Companies that may be accessed at www.sedar.com.
     The unaudited pro forma consolidated supplementary financial statements have been prepared using publicly available information of the Target Companies. Management of U.S. Gold has consolidated certain line items from the Target Companies financial statements in an attempt to conform to presentation of the Company’s financial statements. Due to limited publicly available information, management of U.S. Gold cannot be certain such reclassifications are in accordance with the accounting policies of the Company or whether additional reclassifications may be required. It is management’s opinion that these unaudited pro forma consolidated supplementary financial statements include all adjustments necessary for the fair presentation of the transactions described in Note 3 in accordance with Canadian generally accepted accounting principles applied on a basis consistent with the Company’s accounting policies. U.S. Gold prepares its financial statements in accordance with US GAAP, which conform in all material respects to Canadian GAAP except as described in note 4(e).
     These unaudited pro forma consolidated supplementary financial statements reflect the conversion from Canadian dollars to U.S. dollars in accordance with the method suggested by the Emerging Issues Committee (“EIC”) in release number EIC-130. The consensus of the EIC was that financial statements for all prior years should be translated using the current rate method.
     The unaudited pro forma consolidated supplementary financial statements are not intended to reflect the results of operations or the financial position of the Company which would have actually resulted had the proposed transactions been effected on the dates indicated. Further, the unaudited pro forma consolidated supplementary financial information is not necessarily indicative of the results of operations that may be obtained in the future. The pro forma adjustments and allocations of the purchase price for the Target Companies are based in part on estimates of the fair value of the assets acquired and liabilities assumed. The final purchase price allocation will be completed after asset and liability valuations are finalized. The final valuation will be based on the actual net tangible and intangible assets of the Target Companies that exist as of the date of the completion of the acquisition. Any final adjustments may change the allocation of purchase price which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma consolidated supplementary financial statements. In addition, the impact of integration activities, the timing of completion of the acquisitions and other changes in the Target Companies net tangible and intangible assets prior to the completion of the acquisitions, which have not been incorporated in these unaudited pro forma consolidated supplementary financial statements, could cause material differences in the information presented.
2.  Summary of significant accounting policies
     The unaudited pro forma consolidated supplementary financial statements have been compiled using the significant accounting policies as set out in the audited financial statements of U.S. Gold for the year ended December 31, 2005 which are included elsewhere in this prospectus.
3.  Business acquisitions
     In consideration for the acquisition of White Knight, the Company will issue 0.35 shares of U.S. Gold common stock for each outstanding common share of White Knight totalling approximately 22,387,740 common shares to shareholders of White Knight, representing approximately US$127.8 million.
     In consideration for the acquisition of Nevada Pacific, the Company will issue 0.23 shares of U.S. Gold common stock for each outstanding common share of Nevada Pacific totalling approximately 18,449,595 common shares to shareholders of Nevada Pacific, representing approximately US$97.4 million.
     In consideration for the acquisition of Coral Gold, the Company will issue 0.63 shares of U.S. Gold common stock for each outstanding common share of Coral Gold totalling approximately 5,080,222 common shares to shareholders of Coral Gold, representing approximately US$25.9 million.
     In consideration for the acquisition of Tone Resources the Company will issue 0.26 shares of U.S. Gold common stock for each outstanding common share of Tone Resources totalling approximately 6,258,225 common shares to shareholders of Tone Resources, representing approximately US$34.1 million.
     The measurement of the purchase consideration in the unaudited pro forma consolidated supplementary financial statement information is based on the market prices of U.S. Gold common shares over a reasonable period before and after the announcement date. The value of the purchase consideration for accounting purposes may differ from the amount assumed in the unaudited pro forma consolidated supplementary financial statement information due to any future changes in the negotiation process.
     The business combination will be accounted for as a purchase transaction, with U.S. Gold as the acquirer of each of the Targets. The initial bid will not include the Targets’ warrants and options. However, since U.S. Gold intends to acquire these in a subsequent transaction, the exchange ratio has been determined on a fully diluted basis, assuming that all outstanding options and warrants of the Targets as disclosed in the most recent publicly available financial statements, have been exercised.
     Due to the limited nature of publicly available information, U.S. Gold has not been able to determine the fair value of all identifiable assets and liabilities acquired or the complete impact of applying purchase accounting on the income statement. After reflecting the pro forma purchase adjustments, the excess of the purchase consideration over the adjusted book values of the Targets’ assets and liabilities has been allocated in full to Acquired Mineral Property Interests. Cash and cash equivalents have been adjusted to include proceeds from share issuances subsequent to the balance sheet date to the extent determinable from publicly available records. Upon consummation of the proposed acquisitions of the Targets, the fair value of all identifiable assets and liabilities acquired will be determined. On completion of valuations, with a corresponding adjustment to the historic carrying amounts of property, plant and equipment, or on recording of any finite life intangible assets on acquisition, these adjustments will impact the measurement of amortization recorded in consolidated income statements of U.S. Gold for periods after the date of acquisition. Typically, any increase in the values assigned by U.S. Gold to the Targets’ capital assets would result in increased amortization charges. The fair value of the net assets of the Targets to be acquired will ultimately be determined after the closing of the transaction. Therefore, it is likely that the fair values of assets and liabilities acquired will vary from the preliminary purchase allocation and the differences may be material.
4.  Pro forma assumptions and adjustments
     The unaudited pro forma consolidated supplementary financial statements incorporate the following pro forma assumptions:

(a)	Transaction costs have been assumed to be 5 per cent of the total fair value of shares issued in connection with the acquisition of the Targets.

(b)	Cash and cash equivalents have been adjusted to include proceeds from share issuances up to March 5, 2006, the date of the press release announcing the proposed transaction to the extent determinable from publicly available records.

(c)	After reflecting the pro forma purchase adjustments, the excess of the purchase consideration over the adjusted book values of the Targets’ assets and liabilities has been allocated in full to Acquired Mineral Property Interests, together with the related future income tax liability.

(d)	Elimination of acquired business capital stock, other equity accounts and accumulated deficit.

(e)	Stock compensation expense in the amount of $337,476 has been recognized in U.S. Gold’s pro forma statement of operations and shareholders’ equity to reflect Canadian GAAP requirements.

(f)	Under US GAAP, exploration and development expenditures incurred on properties where mineralization has not been classified as a proven and probable reserve under SEC rules are expensed as incurred.
5.  Pro forma share capital
     Supplementary pro forma share capital as at December 31, 2005 has been compiled as follows:

	Number of
	shares	Amount

Issued common shares of U.S. Gold	33,296,755	$40,465,812
Issue of subscription receipts	16,700,000	72,519,750
Shares issued for acquisition of Targets	45,202,018	266,691,904
Impact of outstanding options and warrants in Targets as if they were exercised	6,973,764	18,495,958

Pro forma balance	102,172,537	$398,173,424

     On February 22, 2006 (the “Closing Date”), the Company closed a $75,150,000 financing transaction (the “Transaction”). One half of the gross proceeds of the Transaction are being held in an escrow account pending satisfaction of certain release conditions. The remaining proceeds of $34,944,750, after commissions but before deduction of expense of the offering, are unrestricted and were paid to the Company at Closing.
6.  Pro forma loss per share
     Pro forma basic loss per share for the year ended December 31, 2005 has been calculated based on U.S. Gold common shares outstanding for the year and the other issuances being effective on January 1, 2005, as follows:

(Shares or
US dollars)

Actual weighted average number of U.S. Gold common shares outstanding	25,931,172
Issue of subscription receipts	16,700,000
Shares issued for acquisition of Targets	45,202,018
Impact of outstanding warrants and options in Targets as if they were exercised	6,973,764

Pro forma weighted average number of U.S. Gold common shares outstanding	94,806,954

Pro forma net loss	$(8,736,826)
Pro forma adjusted basic loss per share	$(0.09)
7.  Reconciliation to United States Generally Accepted Accounting Principles
     Reference should be made to note 7 to the pro forma financial statements giving effect to the White Knight acquisition included elsewhere in this circular.
     Supplementary pro forma loss per share for the year ended December 31, 2005, as adjusted for US GAAP, has been compiled as follows:

(Shares or
US dollars)

Pro forma weighted average number of U.S. Gold common shares outstanding	94,806,954

Pro forma net loss	$(12,886,090)
Pro forma adjusted basic loss per share	$(0.14)

APPENDIX H
RIGHTS, PRIVILEGES, RESTRICTIONS AND CONDITIONS ATTACHING TO THE EXCHANGEABLE
SHARES OF US GOLD CANADIAN ACQUISITION CORPORATION
Exchangeable Shares
      The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares are as follows:
ARTICLE 1
INTERPRETATION

1.1	Definitions
      For the purposes of these share provisions, unless something in the subject matter or context is inconsistent therewith:
      “ABCA” means the Business Corporations Act (Alberta), as amended from time to time.
      “AMEX” means the American Stock Exchange.
      “Alberta ULC” means US Gold Alberta ULC, an unlimited liability corporation existing and governed by the laws of the Province of Alberta.
      “Board of Directors” means the board of directors of the Corporation.
      “Business Day” means any day other than a Saturday, Sunday, a public holiday or a day on which commercial banks are not open for business in Toronto, Ontario or Denver, Colorado under applicable law.
      “Canadian Dollar Equivalent” means in respect of an amount expressed in a currency other than Canadian dollars (the “Foreign Currency Amount”) at any date the product obtained by multiplying:

(a)	the Foreign Currency Amount; by

(b)	the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such spot exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose.
      “Common Shares” means the common shares in the capital of the Corporation.
      “Current Market Price” means, in respect of a share of US Gold Common Stock on any date, the Canadian Dollar Equivalent of the average closing sales price (computed and rounded to the third decimal point) on the TSX or the AMEX during a period of 20 consecutive trading days ending not more than five trading days prior to such date or, if the shares of US Gold Common Stock are not then listed on the TSX or the AMEX, on such other stock exchange or automated quotation system on which the shares of US Gold Common Stock are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of shares of US Gold Common stock during such period is inadequate to create a market that reflects the fair market value of a share of US Gold Common Stock, then the Current Market Price of a share of US Gold Common Stock shall be determined by the Board of Directors based upon the advice of such qualified independent financial advisors as the Board of Director may deem to be appropriate, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding.
      “Dividend Amount” means an amount equal to the full amount of all dividends and distributions declared and unpaid on each Exchangeable Share and all dividends and distributions declared on a share of US Gold Common Stock that have not been declared on each Exchangeable Share in accordance with Section 3.1, in each case with a record date prior to the effective date of the purchase, redemption or other acquisition of such Exchangeable Share pursuant to ARTICLE 5, ARTICLE 6 or ARTICLE 7.
      “Exchangeable Shares” means the exchangeable shares in the capital of the Corporation, having the rights, privileges, restrictions and conditions set forth in these Share Provisions.
      “LCR Exercising Party” has the meaning set out in Section 5.2(1).

      “Liquidation Amount” has the meaning ascribed thereto Section 5.1(1).
      “Liquidation Call Purchase Price” has the meaning set out in Section 5.2(1).
      “Liquidation Call Right” has the meaning ascribed thereto in Section 5.2(1).
      “Liquidation Date” has the meaning ascribed thereto in Section 5.1(1).
      “New US Gold” means US Gold Holdings Corporation, a corporation existing under the laws of Delaware.
      “Person” includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, governmental entity, syndicate or other entity, whether or not having legal status.
      “RCR Exercising Party” has the meaning set out in Section 6.2(1).
      “Redemption Call Purchase Price” has the meaning set out in Section 7.2(1).
      “Redemption Call Right” has the meaning ascribed thereto in Section 7.2(1).
      “Redemption CR Exercising Party” has the meaning set out in Section 7.2(1).
      “Redemption Date” means the earlier of (i) the seventh anniversary of the date on which Exchangeable Shares are first issued; and (ii) the date established by the Board of Directors for the redemption by the Corporation of all but not less than all of the outstanding Exchangeable Shares on which there are outstanding fewer than that number of Exchangeable Shares equal to 10% of the total number of Exchangeable Shares issued in connection with the offers to purchase all of the outstanding common shares of Coral Gold Resources Ltd., Nevada Pacific Gold Ltd., Tone Resources Limited and White Knight Resources Ltd. outstanding (other than Exchangeable Shares held by US Gold or its Subsidiaries), and as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any subdivision, combination or consolidation of or stock dividend on the Exchangeable Shares, any issue or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction affecting the Exchangeable Shares.
      “Redemption Price” has the meaning ascribed thereto in Section 7.1(1).
      “Retracted Shares” has the meaning ascribed thereto in Section 6.1(1).
      “Retraction Call Purchase Price” has the meaning set out in Section 6.2(1).
      “Retraction Call Right” has the meaning ascribed thereto in Section 6.2(1).
      “Retraction Date” has the meaning ascribed thereto in Section 6.1(1).
      “Retraction Price” has the meaning ascribed thereto in Section 6.1(1).
      “Retraction Request” has the meaning ascribed thereto in Section 6.1(1).
      “Share Provisions” means the rights, privileges, restrictions and conditions set out herein.
      “Subsidiary” means, when used with reference to US Gold, any corporation more than 50% of the outstanding stock of which is owned, directly or indirectly, by US Gold, by one or more other Subsidiaries of US Gold, or by US Gold and one or more other Subsidiaries of US Gold.
      “Support Agreement” means a support agreement to be entered into prior to the issuance by the Corporation of any Exchangeable Shares among U.S. Gold Corp., New US Gold, Alberta ULC and the Corporation, the purpose of which will be for US Gold (for itself and on behalf of Alberta ULC) and the Corporation to covenant to do all things reasonably necessary and desirable to enable and permit the Corporation or Alberta ULC to perform its obligations hereunder.
      “Transfer Agent” means any Person as may from time to time be appointed by the Corporation as the registrar and transfer agent for the Exchangeable Shares.
      “Trustee” means the trustee chosen by US Gold to act as trustee under the Voting and Exchange Trust Agreement, being a corporation organized and existing under the laws of Canada or any Province thereof and authorized to carry on the business of a trust company in all the provinces of Canada, and any successor trustee appointed under the Voting and Exchange Trust Agreement.

      “TSX” means the Toronto Stock Exchange.
      “US Gold” means, prior to the US Gold Reorganization, U.S. Gold Corp. and, following the US Gold Reorganization, New US Gold, which is intended to be the successor registrant to U.S. Gold Corp.
      “US Gold Call Notice” has the meaning ascribed thereto in Section 6.2(2).
      “US Gold Common Stock” means the shares of common stock of US Gold, par value US$1.00 per share, having voting rights of one vote per share, and any other securities into which such shares may be changed or for which such shares may be exchanged (whether or not US Gold shall be the issuer of such securities) or any other consideration which may be received by the holders of such shares pursuant to a recapitalization, reconstruction, reorganization or reclassification of, or amalgamation, merger, liquidation or similar transaction affecting, such shares.
      “US Gold Dividend Declaration Date” means the date on which the board of directors of US Gold declares any dividend or other distribution on the shares of US Gold Common Stock.
      “US Gold Reorganization” means the holding company reorganization whereby: (i) U.S. Gold Corp. will become a wholly-owned subsidiary of New US Gold; (ii) the name of New US Gold will be changed to “US Gold Corporation”; and (iii) US Gold will be reincorporated under the laws of the State of Delaware, and in connection therewith New US Gold will become the successor registrant to U.S. Gold Corp.
      “U.S. Gold Corp.” means U.S. Gold Corporation, a corporation existing under the laws of Colorado.
      “Voting and Exchange Trust Agreement” means the agreement to be entered into prior to the issuance by the Corporation of any Exchangeable Shares made between U.S. Gold Corp., New US Gold, Alberta ULC, the Corporation and the Trustee, the purpose of which will be to create a trust for the benefit of the registered holders of Exchangeable Shares that will enable the Trustee to exercise voting rights on behalf of the holders of Exchangeable Shares similar to those of holders of US Gold Common Stock.

1.2	Sections and Headings
      The division of these Share Provisions into articles and sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of these Share Provisions. Unless otherwise indicated, any reference in these Share Provisions to an article or section refers to the specified article or section of these Share Provisions.

1.3	Number Gender and Persons
      In these Share Provisions, unless the context otherwise requires, words importing the singular number include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, partnerships, companies, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind.

1.4	Payments
      All payments to be made hereunder shall be made without interest and less any tax required by Canadian law to be deducted and withheld.

1.5	Currency
      In these Share Provisions, unless stated otherwise, all dollar amounts are in Canadian dollars.
ARTICLE 2
RANKING OF EXCHANGEABLE SHARES

2.1	Ranking
      The Exchangeable Shares shall be entitled to a preference over the Common Shares, and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends as and to the extent provided in ARTICLE 3 and with respect to the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs as and to the extent provided in ARTICLE 5.

ARTICLE 3
DIVIDENDS

3.1	Dividends
      A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, on each US Gold Dividend Declaration Date, declare a dividend on each Exchangeable Share:

(a)	in the case of a cash dividend or distribution declared on the shares of US Gold Common Stock, in an amount in cash for each Exchangeable Share equal to the Canadian Dollar Equivalent of the cash dividend or distribution declared on each share of US Gold Common Stock on the US Gold Dividend Declaration Date;

(b)	in the case of a stock dividend or distribution declared on the shares of US Gold Common Stock to be paid in shares of US Gold Common Stock, by the issue or transfer by the Corporation of such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of shares of US Gold Common Stock to be paid on each share of US Gold Common Stock; or

(c)	in the case of a dividend or distribution declared on the shares of US Gold Common Stock in property other than cash or shares of US Gold Common Stock, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent to (to be determined by the Board of Directors as contemplated by Section 3.5 hereof) the type and amount of property declared as a dividend or distribution on each share of US Gold Common Stock.
      Such dividends shall be paid out of the assets of the Corporation properly applicable to the payment of dividends, or out of authorized but unissued shares or other securities of the Corporation, as applicable. The holders of Exchangeable Shares shall not be entitled to any dividends other than or in excess of the dividends referred to in this Section 3.1.

3.2	Payment of Dividends
      Cheques of the Corporation payable at par at any branch of the bankers of the Corporation shall be issued in respect of any cash dividends or distributions contemplated by Section 3.1(a) hereof and the sending of such cheque to each holder of an Exchangeable Share shall satisfy the cash dividend represented thereby unless the cheque is not paid on presentation. Certificates registered in the name of the registered holder of Exchangeable Shares shall be issued or transferred in respect of any stock dividends or other distributions contemplated by Section 3.1(b) hereof and the sending of such a certificate to each holder of an Exchangeable Share shall satisfy the stock dividend or other distribution represented thereby. Such other type and amount of property in respect of any dividends or distributions contemplated by Section 3.1(c) hereof shall be issued, distributed or transferred by the Corporation in such manner as it shall determine and the issuance, distribution or transfer thereof by the Corporation to each holder of an Exchangeable Share shall satisfy the dividend or other distribution represented thereby. No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against the Corporation any dividend that is represented by a cheque that has not been duly presented to the Corporation’s bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which such dividend was payable.

3.3	Record and Payment Dates
      The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend or distribution declared on the Exchangeable Shares under Section 3.1 hereof shall be the same dates as the record date and payment date, respectively, for the corresponding dividend or distribution declared on the shares of US Gold Common Stock.

3.4	Partial Payment
      If on any payment date for any dividends or distributions declared on the Exchangeable Shares under Section 3.1 hereof the dividends or distributions are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends that remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which the Corporation shall have sufficient moneys or other assets properly applicable to the payment of such dividends or distributions.

3.5	Economic Equivalence
      For the purposes of Section 3.1 hereof, the Board of Directors shall determine, acting in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as the board may require), economic equivalence and each such determination shall be conclusive and binding on the Corporation and its shareholders. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:

(a)	in the case of any stock dividend or other distribution payable in shares of US Gold Common Stock, the number of such shares issued in proportion to the number of shares of US Gold Common Stock previously outstanding;

(b)	in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase shares of US Gold Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of US Gold Common Stock), the relationship between the exercise price of each such right, option or warrant and the Current Market Price of a share of US Gold Common Stock;

(c)	in the case of the issuance or distribution of any other form of property (including, without limitation, any shares or securities of US Gold of any class other than US Gold Common Stock, any rights, options or warrants other than those referred to in Section 3.5(b), any evidences of indebtedness of US Gold or any assets of US Gold), the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding share of US Gold Common Stock and the Current Market Price of a share of US Gold Common Stock;

(d)	in the case of any subdivision, redivision or change of the then outstanding shares of US Gold Common Stock into a greater number of shares of US Gold Common Stock or the reduction, combination, consolidation or change of the then outstanding shares of US Gold Common Stock into a lesser number of shares of US Gold Common Stock or any amalgamation, merger, reorganization or other transaction affecting the US Gold Common Stock, the effect thereof upon the then outstanding shares of US Gold Common Stock; and

(e)	in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of shares of US Gold Common Stock as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).
ARTICLE 4
CERTAIN RESTRICTIONS

4.1	Certain Restrictions

(1)	Except as provided in Section 4.1(2), so long as any of the Exchangeable Shares are outstanding, the Corporation shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Section 9.2 hereof:

(a)	pay any dividends on the Common Shares or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends, other than stock dividends payable in Common Shares or in any such other shares ranking junior to the Exchangeable Shares, as the case may be;

(b)	redeem or purchase or make any capital distribution in respect of Common Shares or any other shares ranking junior to the Exchangeable Shares with respect to the distribution of the assets in the event of the liquidation, dissolution or winding up of the Corporation;

(c)	redeem or purchase any other shares of the Corporation ranking equally with the Exchangeable Shares with respect to the payment of dividends or the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs; or

(d)	issue any shares other than (i) Exchangeable Shares, (ii) Common Shares, and (iii) any other shares not ranking superior to the Exchangeable Shares.

(2)	The restrictions in Sections 4.1(1)(a), 4.1(1)(b) and 4.1(1)(c) hereof shall not apply if all dividends and distributions on the outstanding Exchangeable Shares corresponding to dividends and distributions declared and paid to date on the shares of US Gold Common Stock shall have been declared and paid in full on the Exchangeable Shares.
ARTICLE 5
LIQUIDATION

5.1	Participation Upon Liquidation, Dissolution or Winding Up of the Corporation

(1)	Subject to applicable law and the due exercise by US Gold or Alberta ULC of a Liquidation Call Right, in the event of the liquidation, dissolution or winding up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, a holder of Exchangeable Shares shall be entitled to receive from the assets of the Corporation in respect of each Exchangeable Share held by such holder on the effective date of such liquidation, dissolution or winding up or other distribution (the “Liquidation Date”), before any distribution of any part of the assets of the Corporation among the holders of the Common Shares or any other shares ranking junior to the Exchangeable Shares, an amount per share equal to (a) the Current Market Price of a share of US Gold Common Stock on the last Business Day prior to the Liquidation Date, which shall be satisfied in full by the Corporation causing to be delivered to such holder one share of US Gold Common Stock, plus (b) the Dividend Amount, if any (collectively, the “Liquidation Amount”).

(2)	In the case of a distribution on Exchangeable Shares under this Section 5.1 and provided the Liquidation Call Right has not been exercised, on or promptly after the Liquidation Date, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and the Articles of the Corporation and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require, at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of the Exchangeable Shares. Payment of the aggregate Liquidation Amount for such Exchangeable Shares shall be made by causing to be delivered to each holder, at the address of the holder recorded in the securities register of the Corporation for the Exchangeable Shares or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, certificates representing the aggregate number of shares of US Gold Common Stock deliverable by the Corporation to such holder (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim) and a cheque of the Corporation payable at par at any branch of the bankers of the Corporation in payment of the Dividend Amount, if any, payable to such holder, without interest (less any amounts withheld on account of tax required to be deducted and withheld therefrom). On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement), other than the right to receive the Liquidation Amount, unless payment of the total Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the Liquidation Amount has been paid in the manner hereinbefore provided. The Corporation shall have the right at any time after the Liquidation Date to transfer or cause to be issued or transferred, and deposited in a custodial account with any chartered bank or trust company in Canada named in such notice, the Liquidation Amount in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof, such Liquidation Amount to be held by such bank or trust company as trustee for and on behalf of, and for the use and benefit of, such holders. Upon such deposit being made, the rights of a holder of Exchangeable Shares after such deposit shall be limited to receiving its proportionate part of the

Liquidation Amount for such Exchangeable Shares so deposited, without interest, and when received by such bank or trust company, all dividends and other distributions with respect to the shares of US Gold Common Stock to which such holder is entitled with a record date after the date of such deposit and before the date of transfer of such shares of US Gold Common Stock to such holder (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom) against presentation and surrender of the certificates for the Exchangeable Shares held by them in accordance with the foregoing provisions. Upon such payment or deposit of the total Liquidation Amount (less any amounts withheld on account of tax required to be deducted and withheld therefrom), the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the US Gold Common Stock delivered to them or the custodian on their behalf.

(3)	After the Corporation has satisfied its obligations to pay the holders of the Exchangeable Shares the total Liquidation Amount pursuant to this Section 5.1, such holders shall not be entitled to share in any further distribution of the assets of the Corporation.

5.2	Liquidation Call Rights

(1)	Subject to the limitations set forth in Section 5.2(2), including that Alberta ULC shall only be entitled to exercise its Liquidation Call Right with respect to those holders of Exchangeable Shares, if any, in respect of which US Gold has not exercised its Liquidation Call Right, US Gold and Alberta ULC shall each have the overriding right (a “Liquidation Call Right”), in the event of and notwithstanding the proposed liquidation, dissolution or winding up of the Corporation pursuant to Section 5.1 hereof, to purchase from all but not less than all of the holders of Exchangeable Shares on the Liquidation Date (other than US Gold and its Subsidiaries) all but not less than all of the Exchangeable Shares held by each such holder on payment by whichever of US Gold or Alberta ULC is exercising such right (the “LCR Exercising Party”) of an amount per share equal to (a) the Current Market Price of a share of US Gold Common Stock on the last Business Day prior to the Liquidation Date, which shall be satisfied in full by delivery to such holder of one share of US Gold Common Stock, plus (b) the Dividend Amount, if any (collectively, the “Liquidation Call Purchase Price”). In the event of the exercise of a Liquidation Call Right, each holder of Exchangeable Shares (other than Alberta ULC and its Subsidiaries) shall be obligated to sell all the Exchangeable Shares held by such holder to the LCR Exercising Party on the Liquidation Date on payment by the LCR Exercising Party to the holder of the Liquidation Call Purchase Price for each such share and the Corporation shall have no obligation to pay any Liquidation Amount to the holders of such shares so purchased by the LCR Exercising Party.

(2)	Alberta ULC shall only be entitled to exercise its Liquidation Call Right with respect to those holders of Exchangeable Shares, if any, in respect of which US Gold has not exercised its Liquidation Call Right. In order to exercise its Liquidation Call Right, an LCR Exercising Party must notify in writing the Transfer Agent, as agent for the holders of Exchangeable Shares, the Trustee and the Corporation of its intention to exercise such right at least 55 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding up of the Corporation and at least five Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding up of the Corporation. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not a Liquidation Call Right has been exercised (such notice to specify the LCR Exercising Party) forthwith after the expiry of the date by which the same may be exercised, such form of notice to be provided by US Gold to the Transfer Agent. If an LCR Exercising Party exercises its Liquidation Call Right in accordance with this Section 5.2, all obligations of the Corporation under Section 5.1 shall terminate and on the Liquidation Date such LCR Exercising Party will purchase and the holders of Exchangeable Shares (other than US Gold and its Subsidiaries) will sell all of their Exchangeable Shares then outstanding for a price per share equal to the Liquidation Call Purchase Price.

(3)	For the purposes of completing a purchase of the Exchangeable Shares pursuant to the exercise of a Liquidation Call Right, the LCR Exercising Party shall deposit with the Transfer Agent, on or before the Liquidation Date, certificates representing the total number of shares of US Gold Common Stock deliverable by the LCR Exercising Party (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim) in payment of the total Liquidation Call Purchase Price and a cheque in the amount of the remaining portion, if any, of the total Liquidation Call Purchase Price and any interest allowed on such deposit shall belong to the LCR

Exercising Party. Provided that the total Liquidation Call Purchase Price has been so deposited with the Transfer Agent, on and after the Liquidation Date the rights of each holder of Exchangeable Shares (other than US Gold and its Subsidiaries) will be limited to receiving such holder’s proportionate part of the total Liquidation Call Purchase Price payable by the LCR Exercising Party, without interest, and when received by the Transfer Agent, all dividends and other distributions with respect to the shares of US Gold Common Stock to which such holder is entitled with a record date after the date of such deposit and before the date of transfer of such shares of US Gold Common Stock to such holder (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom) against presentation and surrender of the certificates for the Exchangeable Shares held by them in accordance with the following provisions. Upon surrender to the Transfer Agent of a certificate representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of the LCR Exercising Party shall deliver to such holder, a certificate representing the shares of US Gold Common Stock to which such holder is entitled and a cheque in payment of the Dividend Amount, if any, without interest (less any amounts withheld on account of tax required to be deducted and withheld therefrom). If neither US Gold nor Alberta ULC exercises its Liquidation Call Right in the manner described above, on the Liquidation Date the holders of Exchangeable Shares shall be entitled to receive in exchange therefor the Liquidation Amount otherwise payable by the Corporation in connection with the liquidation, dissolution or winding up of the Corporation pursuant to Section 5.1 hereof.

ARTICLE 6
RETRACTION AT OPTION OF HOLDER

6.1	Retraction at Option of Holder

(1)	Subject to applicable law and the due exercise by either US Gold or Alberta ULC of a Retraction Call Right, a holder of Exchangeable Shares shall be entitled at any time to require the Corporation to redeem, on the fifth Business Day after the date on which the Retraction Request is received by the Corporation (the “Retraction Date”), any or all of the Exchangeable Shares registered in the name of such holder for an amount per share equal to (a) the Current Market Price of a share of US Gold Common Stock on the last Business Day prior to the Retraction Date, which shall be satisfied in full by the Corporation causing to be delivered to such holder one share of US Gold Common Stock, plus (b) the Dividend Amount, if any (collectively, the “Retraction Price”). The holder must give notice of a requirement to redeem by presenting and surrendering at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares the certificate representing the Exchangeable Shares that the holder desires to have the Corporation redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require, together with a duly executed statement (the “Retraction Request”) in the form of Schedule A hereto or in such other form as may be acceptable to the Corporation specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate (the “Retracted Shares”) redeemed by the Corporation.

(2)	In the case of a redemption of Exchangeable Shares under this Section 6.1, upon receipt by the Corporation or the Transfer Agent in the manner specified in Section 6.1(1) hereof of a certificate representing the number of Exchangeable Shares which the holder desires to have the Corporation redeem, together with a Retraction Request, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.1(5) and that neither US Gold or Alberta ULC has exercised a Retraction Call Right, the Corporation shall redeem the Retracted Shares effective at the close of business on the Retraction Date. On the Retraction Date, the Corporation shall deliver or cause to be delivered to the relevant holder, at the address of the holder recorded in the securities register of the Corporation for the Exchangeable Shares or at the address specified in the holder’s Retraction Request or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent, as may be specified by the Corporation by notice to the holders of Exchangeable Shares, a certificate representing the number of shares of US Gold Common Stock to which such holder is entitled (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim) registered in the name of the holder or in such other name as the holder may request in payment of the Retraction Price and a cheque of the Corporation payable at par at any branch of the bankers of the Corporation in payment of the remaining portion, if any, of the aggregate Retraction Price to which such holder is entitled (less any amounts withheld on account of tax required to be deducted and withheld therefrom) and such delivery of such certificate and cheque by or on behalf of the Corporation by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the Retraction Price to the extent that the same is represented by such share certificates and cheque, unless such cheque is not paid on due presentation. If only a part of the Exchangeable Shares represented by any certificate is redeemed, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation.

(3)	On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive its proportionate part of the total Retraction Price, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the aggregate Retraction Price payable to such holder shall not be made, in which case the rights of such holder shall remain unaffected until such aggregate Retraction Price has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of such aggregate Retraction Price has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by the Corporation shall thereafter be considered and deemed for all purposes to be a holder of the shares of US Gold Common Stock delivered to such holder.

(4)	Notwithstanding any other provision of this Section 6.1, the Corporation shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law. If the Corporation believes that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and neither US Gold nor Alberta ULC shall have exercised its Retraction Call Right with respect to the Retracted Shares, the Corporation shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Corporation. In any case in which the redemption by the Corporation of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law and more than one holder has delivered a Retraction Request, the Corporation shall redeem Retracted Shares in accordance with Section 6.1(2) on a pro rata basis and shall issue to each such holder of Retracted Shares a new certificate, at the expense of the Corporation, representing the Retracted Shares not redeemed by the Corporation pursuant to Section 6.1(2) hereof. If the Retraction Request is not revoked by the holder in the manner specified in Section 6.1(5) and neither US Gold nor Alberta ULC shall have exercised its Retraction Call Right in respect of any such Retracted Shares, an Insolvency Event (as defined in the Voting and Exchange Trust Agreement) shall, to the extent it has not theretofore occurred, be deemed thereupon to have occurred and the holder of any such Retracted Shares not redeemed by the Corporation pursuant to Section 6.1(2) as a result of solvency requirements or other provisions of applicable law shall be deemed by giving the Retraction Request to have exercised its Exchange Right (as defined in the Voting and Exchange Trust Agreement) so as to require US Gold or, at the option of US Gold, Alberta ULC to purchase the unredeemed Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by US Gold or, at the option of US Gold, Alberta ULC to such holder of the Retraction Price, all as more specifically provided in the Voting and Exchange Trust Agreement.

(5)	A holder of Retracted Shares may, by notice in writing given by the holder to the Corporation before the close of business on the Business Day immediately preceding the Retraction Date, withdraw its Retraction Request in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to US Gold or Alberta ULC shall be deemed to have been revoked.

(6)	Notwithstanding any other provision of this ARTICLE 6, if:

(a)	exercise of the rights of the holders of the Exchangeable Shares, or any of them, to require the Corporation to redeem any Exchangeable Shares pursuant to this ARTICLE 6 on any Retraction Date would require listing particulars or any similar document to be issued in order to obtain the approval of AMEX or TSX to the listing and trading (subject to official notice of issuance) of, the shares of US Gold Common Stock that would be required to be delivered to such holders of Exchangeable Shares in connection with the exercise of such rights; and

(b)	as a result of (a) above, it would not be practicable (notwithstanding the reasonable endeavours of US Gold) to obtain such approvals in time to enable all or any of such shares of US Gold Common Stock to be admitted to listing and trading by AMEX or TSX (subject to official notice of issuance) when so delivered, that Retraction Date shall, notwithstanding any other date specified or otherwise deemed to be specified in any relevant Retraction Request, be deemed for all purposes to be the earlier of (i) the second business day immediately following the date the approvals referred to in Section 6.1(6)(a) are obtained, and (ii) the date which is 30 Business Days after the date on which the relevant Retraction Request is received by the Corporation, and references in these share provisions to such Retraction Date shall be construed accordingly.

6.2	Retraction Call Rights

(1)	In the event that a holder of Exchangeable Shares delivers a Retraction Request pursuant to Section 6.1 and subject to the limitations set forth in Section 6.2(2), including that Alberta ULC shall only be entitled to exercise its Retraction Call Right with respect to those holders of Exchangeable Shares, if any, in respect of which US Gold has not exercised its Retraction Call Right, US Gold and Alberta ULC shall each have the overriding right (a “Retraction Call Right”), notwithstanding the proposed redemption of the Exchangeable Shares by the Corporation pursuant to Section 6.1 hereof, to purchase from such holder on the Retraction Date all but not less than all of the Retracted Shares held by such holder on payment by whichever of US Gold or Alberta ULC is exercising such right (the “RCR Exercising Party”) of an amount per share equal to (a) the Current Market Price of a share of US Gold Common Stock on the last Business Day prior to the Retraction Date, which shall be satisfied in full by the RCR Exercising Party causing to be delivered to such holder one share of US Gold Common Stock, plus (b) the Dividend Amount, if any (the “Retraction Call Purchase Price”). In the event of the exercise of a Retraction Call Right, a holder of Exchangeable Shares who has delivered a Retraction Request shall be obligated to sell all the Retracted Shares to the RCR Exercising Party on the Retraction Date on payment by the RCR Exercising Party of an amount per share equal to the Retraction Call Purchase Price for each such share.

(2)	Upon receipt by the Corporation of a Retraction Request, the Corporation shall promptly notify US Gold and Alberta ULC thereof. Alberta ULC shall only be entitled to exercise its Retraction Call Right with respect to those holders of Exchangeable Shares, if any, in respect of which US Gold has not exercised its Retraction Call Right. In order to exercise its Retraction Call Right, the RCR Exercising Party must notify the Corporation in writing of its determination to do so (a “US Gold Call Notice”) within five Business Days of notification to such RCR Exercising Party by the Corporation of the receipt by the Corporation of the Retraction Request. If either US Gold or Alberta ULC does not so notify the Corporation within such five Business Day period, the Corporation shall notify the holder as soon as possible thereafter that neither will exercise the Retraction Call Right. If either US Gold or Alberta ULC delivers a US Gold Call Notice within such five Business Day period and duly exercises its Retraction Call Right in accordance with this Section 6.2, the obligation of the Corporation to redeem the Retracted Shares shall terminate and, provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.1(5), the RCR Exercising Party shall purchase from such holder and such holder shall sell to the RCR Exercising Party on the Retraction Date the Retracted Shares for the Retraction Call Purchase Price. Provided that the aggregate Retraction Call Purchase Price has been so deposited with the Transfer Agent as provided in Section 6.2(3), the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by the Corporation of such Retracted Shares shall take place on the Retraction Date. In the event that neither US Gold nor Alberta ULC delivers a US Gold Call Notice within such five Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.1(5), the Corporation shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in Section 6.1.

(3)	For the purpose of completing a purchase of Exchangeable Shares pursuant to the exercise of a Retraction Call Right, the RCR Exercising Party shall deliver or cause to be delivered to the relevant holder, at the address of the holder recorded in the securities register of the Corporation for the Exchangeable Shares or at the address specified in the holder’s Retraction Request or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, a certificate representing the number of shares of US Gold Common Stock to which such holder is entitled (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim) registered in the name of the holder or in such other name as the holder may request in payment of the Retraction Call Purchase Price and a cheque of the RCR Exercising Party payable at par and in Canadian dollars at any branch of the bankers of US Gold, Alberta ULC or of the Corporation in Canada in payment of the remaining portion, if any, of such aggregate Retraction Call Purchase Price (less any amounts withheld on account of tax required to be deducted and withheld therefrom) and such delivery of such certificate and cheque on behalf of the RCR Exercising Party by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the Retraction Call Purchase Price to the extent that the same is represented by such share certificates and cheque, unless such cheque is not paid on due presentation.

(4)	On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive its proportionate part of the total Retraction Call Purchase Price unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the aggregate Retraction Call Purchase Price payable to such holder shall not be made, in which case the rights of such holder shall remain unaffected until such aggregate Retraction Call Purchase Price has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of such aggregate Retraction Call Purchase Price has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so purchased by the RCR Exercising Party shall thereafter be considered and deemed for all purposes to be a holder of the shares of US Gold Common Stock delivered to such holder.

ARTICLE 7
REDEMPTION BY THE CORPORATION

7.1	Redemption by the Corporation

(1)	Subject to applicable law and the due exercise by either US Gold or Alberta ULC of a Redemption Call Right, the Corporation shall on the Redemption Date redeem all of the then outstanding Exchangeable Shares for an amount per share equal to (a) the Current Market Price of a share of US Gold Common Stock on the last Business Day prior to such Redemption Date, which shall be satisfied in full by the Corporation causing to be delivered one share of US Gold Common Stock, plus (b) the Dividend Amount, if any (collectively, the “Redemption Price”).

(2)	In any case of a redemption of Exchangeable Shares under this Section 7.1, the Corporation shall, at least 60 days before the Redemption Date, send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption by the Corporation or the purchase by US Gold or Alberta ULC under its Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder (other than US Gold and its Subsidiaries in the case of a purchase by US Gold or Alberta ULC). Such notice shall set out the formula for determining the Redemption Price or the Redemption Call Purchase Price, as the case may be, such Redemption Date and, if applicable, particulars of the Redemption Call Right.

(3)	On or after the Redemption Date and subject to the exercise by US Gold or Alberta ULC of a Redemption Call Right, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share upon presentation and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in such notice of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require. Payment of the aggregate Redemption Price for Exchangeable Shares held by a holder shall be made by delivery to such holder, at the address of such holder recorded in the securities register of the Corporation or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in such notice, of a certificate representing the aggregate number of shares of US Gold Common Stock deliverable by the Corporation to such holder (which shares shall be duly issued as fully paid and non- assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim) and a cheque of the Corporation payable at par at any branch of the bankers of the Corporation in respect of the remaining portion, if any, of such aggregate Redemption Price (less any amounts withheld on account of tax required to be deducted and withheld therefrom). On and after the Redemption Date, the holders of the Exchangeable Shares called for redemption shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Redemption Price, unless payment of the aggregate Redemption Price deliverable to a holder for Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holder shall remain unaffected until the aggregate Redemption Price deliverable to such holder has been paid in the manner hereinbefore provided.

(4)	The Corporation shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to deposit or cause to be deposited the total Redemption Price of the Exchangeable Shares so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account with any chartered bank or trust company in Canada named in such notice and any interest allowed on such deposit shall belong to the Corporation. Provided that such total Redemption Price has been so deposited prior to the Redemption Date, on and after the Redemption Date, the Exchangeable Shares shall be redeemed and the Rights of the holders thereof after the Redemption Date shall be limited to receiving their proportionate part of the total Redemption Price for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of the total Redemption Price, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the shares of US Gold Common Stock delivered to them.

7.2	Redemption Call Rights

(1)	Subject to the limitations set forth in Section 7.2(2), including that Alberta ULC shall only be entitled to exercise its Redemption Call Right with respect to those holders of Exchangeable Shares, if any, in respect of which US Gold has not exercised its Redemption Call Right, US Gold and Alberta ULC shall each have the overriding right (a “Redemption Call Right”), notwithstanding the proposed redemption of the Exchangeable Shares by the Corporation pursuant to Section 7.1 hereof, to purchase from all but not less than all of the holders of Exchangeable Shares (other than US Gold and its Subsidiaries) on the last Business Day prior to the Redemption Date in respect of which the Redemption Call Right is exercised all but not less than all of the Exchangeable Shares held by each such holder on payment by whichever of US Gold or Alberta ULC is exercising such right (the “Redemption CR Exercising Party”) of an amount per share equal to (a) the Current Market Price of a share of US Gold Common Stock on the last Business Day prior to such Redemption Date, which shall be satisfied in full by causing to be delivered to such holder one share of US Gold Common Stock plus (b) the Dividend Amount, if any (collectively, the “Redemption Call Purchase Price”). In the event of the exercise of a Redemption Call Right, each holder of Exchangeable Shares (other than US Gold and its Subsidiaries) shall be obligated to sell all the Exchangeable Shares held by such holder to the Redemption CR Exercising Party on the last Business Day prior to such

Redemption Date on payment by the Redemption CR Exercising Party to such holder of the Redemption Call Purchase Price for each such share.

(2)	Alberta ULC shall only be entitled to exercise its Redemption Call Right with respect to those holders of Exchangeable Shares, if any, in respect of which US Gold has not exercised its Redemption Call Right. In order to exercise its Redemption Call Right, a Redemption CR Exercising Party must notify in writing the Transfer Agent, as agent for the holders of Exchangeable Shares and the Corporation of its intention to exercise such right at least 30 days before the Redemption Date. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not a Redemption Call Right has been exercised (such notice to specify the Redemption CR Exercising Party) forthwith after the expiry of the date by which the same may be exercised, such form of notice to be provided by US Gold to the Transfer Agent. If a Redemption CR Exercising Party duly exercises its Redemption Call Right in accordance with this Section 7.2, the right of the Corporation to redeem any Exchangeable Shares pursuant to Section 7.1 on the Redemption Date shall terminate at such time and on the last Business Day prior to such Redemption Date such Redemption CR Exercising Party will purchase and the holders of Exchangeable Shares (other than US Gold and its Subsidiaries) will sell all of their Exchangeable Shares then outstanding for a price per share equal to the Redemption Call Purchase Price.

(3)	For the purposes of completing a purchase of the Exchangeable Shares pursuant to the exercise of a Redemption Call Right, the Redemption CR Exercising Party shall deposit with the Transfer Agent, on or before the last Business Day prior to the Redemption Date, certificates representing the total number of shares of US Gold Common Stock deliverable by the Redemption CR Exercising Party (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim) in payment of the total Redemption Call Purchase Price and a cheque in the amount of the remaining portion, if any, of the total Redemption Call Purchase Price, without interest (less any amounts withheld on account of tax required to be deducted and withheld therefrom) and any interest allowed on such deposit shall belong to the Redemption CR Exercising Party. Provided that the total Redemption Call Purchase Price has been so deposited with the Transfer Agent, on and after the last Business Day prior to the Redemption Date the rights of each holder of Exchangeable Shares (other than US Gold and its Subsidiaries) will be limited to receiving such holder’s proportionate part of the total Redemption Call Purchase Price payable by the Redemption CR Exercising Party upon presentation and surrender by such holder of certificates representing the Exchangeable Shares held by such holder in accordance with the following provisions and such holder shall on and after the last Business Day prior to such Redemption Date be considered and deemed for all purposes to be the holder of the shares of US Gold Common Stock delivered to such holder. Upon surrender to the Transfer Agent of a certificate representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of the Redemption CR Exercising Party shall deliver to such holder, a certificate representing the shares of US Gold Common Stock to which such holder is entitled and a cheque in payment of the remaining portion, if any, of the holder’s proportionate part of the total Redemption Call Purchase Price, without interest (less any amounts withheld on account of tax required to be deducted and withheld therefrom). If neither US Gold nor Alberta ULC exercises the Redemption Call Right in the manner described above, on the Redemption Date a holder of Exchangeable Shares shall be entitled to receive in exchange therefor the Redemption Price otherwise payable by the Corporation in connection with the redemption of the Exchangeable Shares pursuant to Section 7.1 hereof.

ARTICLE 8
VOTING RIGHTS

8.1	Voting Rights
      Except as required by applicable law and by the provisions of Sections 9.1, 10.1 and 11.2 hereof, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting.
ARTICLE 9
AMENDMENT AND APPROVAL

9.1	Amendment
      The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

9.2	Approval
      Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law, subject to a minimum requirement that such approval be evidenced by resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 10% of the outstanding Exchangeable Shares at that time are present or represented by proxy; provided that such approval must be given also by the affirmative vote of holders of more than two-thirds of the Exchangeable Shares represented in person or by proxy at the meeting excluding Exchangeable Shares beneficially owned by US Gold or any of its Subsidiaries. If at any such meeting the holders of at least 10% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than five days thereafter and to such time and place as may be designated by the Chairman of such meeting. At such adjourned meeting the holders of Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution at such meeting excluding Exchangeable Shares beneficially owned by US Gold or any of its Subsidiaries shall constitute the approval or consent of the holders of the Exchangeable Shares.
ARTICLE 10
RECIPROCAL CHANGES, ETC. IN RESPECT OF US GOLD COMMON STOCK

10.1	Reciprocal Changes

(1)	Each holder of an Exchangeable Share acknowledges that the Support Agreement provides, in part, that US Gold will not, except as provided in the Support Agreement, without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 9.2 hereof:

(a)	issue or distribute shares of US Gold Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire US Gold Common Stock) to the holders of all or substantially all of the then outstanding shares of US Gold Common Stock, by way of stock dividend or other distribution, other than an issue of shares of US Gold Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire US Gold Common Stock) to holders of shares of US Gold Common Stock who exercise an option to receive dividends in shares of US Gold Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire US Gold Common Stock) in lieu of receiving cash dividends;

(b)	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of US Gold Common Stock entitling them to subscribe for or to purchase shares of

US Gold Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of US Gold Common Stock); or

(c)	issue or distribute to the holders of all or substantially all of the then outstanding shares of US Gold Common Stock:

(i)	shares or securities (including evidence of indebtedness) of US Gold of any class other than US Gold Common Stock (other than shares convertible into or exchangeable for or carrying rights to acquire US Gold Common Stock);

(ii)	rights, options or warrants other than those referred to in Section 10.1(1)(b) above; or

(iii)	assets of US Gold,

unless the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares.

(2)	Each holder of an Exchangeable Share acknowledges that the Support Agreement further provides, in part, that US Gold will not, except as provided in the Support Agreement, without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 9.2 hereof:

(a)	subdivide, redivide or change the then outstanding US Gold Common Stock into a greater number of shares of US Gold Common Stock;

(b)	reduce, combine, consolidate or change the then outstanding shares of US Gold Common Stock into a lesser number of shares of US Gold Common Stock; or

(c)	reclassify or otherwise change the shares of US Gold Common Stock or effect an amalgamation, merger, reorganization or other transaction affecting the US Gold Common Stock,

unless the same or an economically equivalent change shall simultaneously be made to, or in, the rights of the holders of the Exchangeable Shares.
      The Support Agreement further provides, in part, that the aforesaid provisions of the Support Agreement shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with Section 9.2 hereof.
ARTICLE 11
ACTIONS BY THE CORPORATION UNDER SUPPORT AGREEMENT

11.1	Actions by the Corporation
      The Corporation will take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to facilitate performance and compliance by US Gold and Alberta ULC with all provisions of the Support Agreement applicable to US Gold, Alberta ULC and the Corporation, respectively, in accordance with the terms thereof including, without limitation, taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of the Corporation all rights and benefits in favour of the Corporation under or pursuant to such agreement.

11.2	Changes to Support Agreement
      The Corporation shall not agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Support Agreement without the approval of the holders of the Exchangeable Shares given in accordance with Section 9.2 hereof other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

(a)	adding to the covenants of the other parties to such agreement for the protection of the Corporation or the holders of the Exchangeable Shares;

(b)	making such provisions or modifications not inconsistent with such agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the opinion of the Board of Directors, it may be expedient to make, provided that the Board of Directors shall be of the good faith opinion, after consultation with counsel, that such provisions and modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

(c)	making such changes in or corrections to such agreement which, on the advice of counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the Board of Directors shall be of the good faith opinion, after consultation with counsel, that such provisions and modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares.

ARTICLE 12
LEGEND; CALL RIGHTS; WITHHOLDING RIGHTS

12.1	Legend
      The certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend in form and on terms approved by the Board of Directors, with respect to the Support Agreement and the Voting and Exchange Trust Agreement (including, but not limited to the provisions with respect to the call rights, voting rights and exchange rights thereunder).

12.2	Call Rights
      Each holder of an Exchangeable Share, whether of record or beneficial, by virtue of becoming and being such a holder shall be deemed to acknowledge each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, in each case, in favour of US Gold and Alberta ULC, and the overriding nature thereof in connection with the liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, or the retraction or redemption of Exchangeable Shares, as the case may be, and to be bound thereby in favour of US Gold or Alberta ULC, as the case may be, as herein provided.

12.3	Withholding Rights
      US Gold, Alberta ULC, the Corporation and the Transfer Agent shall be entitled to deduct and withhold from any consideration otherwise payable under to any holder of Exchangeable Shares such amounts as US Gold, Alberta ULC, the Corporation or the Transfer Agent is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada) or United States tax laws or any provision of provincial, state, federal, local or foreign tax law, in each case as amended or succeeded. The Transfer Agent may act and rely on the advice of counsel with respect to such matters. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the Exchangeable Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, US Gold, Alberta ULC, the Corporation and the Transfer Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to US Gold, Alberta ULC, the Corporation or the Transfer Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and US Gold, Alberta ULC, the Corporation or the Transfer Agent shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.
ARTICLE 13
NOTICES

13.1	Notices
      Subject to applicable law, any notice, request or other communication to be given to the Corporation by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by telecopy or by delivery to the registered office of the Corporation and addressed to the attention of the Secretary of the Corporation. Any such notice, request or other communication, if given by mail, telecopy or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Corporation.

13.2	Certificates
      Any presentation and surrender by a holder of Exchangeable Shares to the Corporation or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of the Corporation or the retraction or redemption of Exchangeable Shares shall be made by registered mail (postage prepaid) or by delivery to the registered office of the Corporation or to such office of the Transfer Agent as may be specified by the Corporation, in each case, addressed to the attention of the Secretary of the Corporation. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Corporation or the Transfer Agent, as the case may be. Any such presentation and surrender of certificates made by registered mail (postage prepaid) shall be at the sole risk of the holder mailing the same.

13.3	Notices to Shareholders
      Subject to applicable law, any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Corporation shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by delivery to the address of the holder recorded in the resister of shareholders of the Corporation or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the fifth Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares, or any defect in such notice, shall not invalidate or otherwise alter or affect any action or proceeding to be taken by the Corporation pursuant thereto.
      In the event of any interruption of mail service immediately prior to a scheduled mailing or in the period following a mailing during which delivery normally would be expected to occur, the Corporation will make reasonable efforts to disseminate any notice by other means, such as publication. Except as otherwise required or permitted by law, if post offices in Canada or the United States are not open for the deposit of mail, any notice which the Corporation or the Transfer Agent may give or cause to be given will be deemed to have been properly given and to have been received by holders of Exchangeable Shares if (i) it is given to the TSX for dissemination or (ii) it is published once in the National Edition of The Globe and Mail and in the daily newspapers of general circulation in each of the French and English languages in the City of Montreal, provided that if the National Edition of The Globe and Mail is not being generally circulated, publication thereof will be made in any other daily newspaper of general circulation published in the City of Toronto.
      Notwithstanding any other provisions of these share provisions, notices, other communications and deliveries need not be mailed if the Corporation determines that delivery thereof by mail may be delayed. Persons entitled to any deliveries (including certificates and cheques) which are not mailed for the foregoing reason may take delivery thereof at the office of the Transfer Agent to which the deliveries were made, upon application to the Transfer Agent, until such time as the Corporation has determined that delivery by mail will no longer be delayed. The Corporation will provide notice of any such determination not to mail made hereunder as soon as reasonably practicable after the making of such determination and in accordance with this Section 13.3. Such deliveries in such circumstances will constitute delivery to the persons entitled thereto.

SCHEDULE A
RETRACTION REQUEST

To:	US Gold Corporation, US Gold Alberta ULC and US Gold Canadian Acquisition Corporation, c/of the Trustee
      This notice is given pursuant to ARTICLE 6 of the provisions (the “Share Provisions”) attaching to the share(s) represented by this certificate and all capitalized words and expressions used in this notice that are defined in the Share Provisions have the meanings ascribed to such words and expressions in such Share Provisions.
      The undersigned hereby notifies the Corporation that, subject to the Retraction Call Right referred to below, the undersigned desires to have the Corporation redeem in accordance with ARTICLE 6 of the Share Provisions:

☐	all share(s) represented by this certificate; or

☐	share(s) only represented by this certificate.
      The undersigned acknowledges the Retraction Call Right of US Gold and Alberta ULC to purchase all but not less than all the Retracted Shares from the undersigned and that this notice is and shall be deemed to be a revocable offer by the undersigned to sell the Retracted Shares to US Gold or Alberta ULC in accordance with the Retraction Call Right on the Retraction Date for the Retraction Call Purchase Price and on the other terms and conditions set out in Section 6.2 of the Share Provisions. If neither US Gold or Alberta ULC determines to exercise its Retraction Call Right, the Corporation will notify the undersigned of such fact as soon as possible. This Retraction Request, and this offer to sell the Retracted Shares to US Gold or Alberta ULC, may be revoked and withdrawn by the undersigned only by notice in writing given to the Corporation at any time before the close of business on the Business Day immediately preceding the Retraction Date.
      The undersigned acknowledges that if, as a result of solvency provisions of applicable law, the Corporation is unable to redeem all Retracted Shares and provided that neither US Gold nor Alberta ULC has exercised the Retraction Call Right with respect to the Retracted Shares, the undersigned will be deemed to have exercised the Exchange Right (as defined in the Voting and Exchange Trust Agreement) so as to require US Gold or, at the option of US Gold, Alberta ULC to purchase the unredeemed Retracted Shares.
      The undersigned hereby represents and warrants to the Corporation, US Gold and Alberta ULC that the undersigned has good title to, and owns, the share(s) represented by this certificate to be acquired by the Corporation, US Gold or Alberta ULC, as the case may be, free and clear of all liens, claims, encumbrances, security interests and adverse claims.

(Date)	(Signature of Shareholder)	(Guarantee of Signature)

☐	Please check box if the securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares are to be held for pick-up by the shareholder at the principal transfer office of the Transfer Agent in Toronto, failing which such securities and any cheque will be mailed to the last address of the shareholder as it appears on the register.

NOTE:	This panel must be completed and this certificate, together with such additional documents as the Transfer Agent and the Corporation may require, must be deposited with the Transfer Agent at its principal transfer office in Toronto. The securities and any cheque resulting from the retraction or purchase of the Retracted Shares will be issued and registered in, and made payable to respectively, the name of the shareholder as it appears on the register of the Corporation and the securities and cheque resulting from such retraction or purchase will be delivered to such shareholder as indicated above, unless the form appearing immediately below is duly completed, all exigible transfer taxes are paid and the signature of the registered holder is guaranteed by a Canadian chartered bank or trust company, member of a recognized stock exchange in Canada or a member of the Securities Transfer Association Medallion (STAMP) Program.
Date:

Name of Person in Whose Name Securities or Cheque(s)
Are to be Registered, Issued or Delivered (please print)

Street Address or P.O. Box	Signature of Shareholder

City, Province and Postal Code	Signature Guaranteed by

NOTE:	If this Retraction Request is for less than all of the share(s) represented by this certificate, a certificate representing the remaining share of the Corporation will be issued and registered in the name of the shareholder as it appears on the register of the Corporation, unless the Share Transfer Power on the share certificate is duly completed in respect of such share(s).

The Depositary for the Offer is
KINGSDALE SHAREHOLDER SERVICES INC.

For Delivery by Mail: The Exchange Tower 130 King Street West Suite 2950, P.O. Box 361 Toronto, Ontario M5X 1E2	For Delivery by Courier or by Hand: The Exchange Tower 130 King Street West Suite 2950 Toronto, Ontario M5X 1C7
The Dealer Manager for the Offer is
GMP SECURITIES L.P.
145 King Street West
Suite 1100
Toronto, Ontario
M5H 1J8
Telephone: (416) 367-8600
Toll Free: 1-888-301-3244
Fax: (416) 367-8164
The Information Agent for the Offer is:
The Exchange Tower
130 King Street West
Suite 2950, P.O. Box 361
Toronto, Ontario
M5X 1E2
Any questions and requests for assistance may be directed to Kingsdale Shareholder Services Inc. at the telephone numbers set out below:
North America Toll Free Telephone:
1-866-639-8026
Fax: (416) 867-2271
Toll Free Fax: 1-866-545-5580
Bankers and Brokers call collect: (416) 867-2272
E-Mail: shareholder@kingsdalecapital.com

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS
US Gold Holdings Corporation
     See “Circular — Comparison of Shareholder Rights — Indemnification of Directors and Officers — New US Gold.”
US Gold Canadian Acquisition Corporation
     US Gold Canadian Acquisition Corporation, or Canada Exchange Co., is a corporation incorporated under the Business Corporation Act (Alberta) (the “ABCA”). Under the ABCA, Canada Exchange Co. may indemnify a present or former director or officer or a person who acts or acted at Canada Exchange Co.’s request as a director or officer of a body corporate of which Canada Exchange Co. is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of Canada Exchange Co. or that body corporate, if the director or officer acted honestly and in good faith with a view to the best interests of Canada Exchange Co., and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Such indemnification may be in connection with a derivative action only with court approval. A director or officer is entitled to indemnification from Canada Exchange Co. as a matter of right if he or she was substantially successful on the merits, fulfilled the condition set forth above, and is fairly and reasonably entitled to indemnity.
     The by-laws of Canada Exchange Co. provide that Canada Exchange Co. shall, in all circumstances and to the fullest extent permitted by the ABCA, indemnify a director or officer of Canada Exchange Co., a former director or officer of Canada Exchange Co., or a person who acts or acted at Canada Exchange Co.’s request as a director or officer of a body corporate of which Canada Exchange Co. is or was a shareholder or creditor, and his heirs and legal representatives.
U.S. Gold Corporation and its Subsidiaries (including US Gold Holdings Corporation and US Gold Canadian Acquisition Corporation)
     U.S. Gold Corporation maintains liability insurance policies coverings its officers and directors and those of its subsidiaries against some liabilities that may be incurred by them. Subsequent to the Reorganization described in the Offer to Purchase, New US Gold will become the primary insured on such policies.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
(a)      Exhibits.
     The following exhibits are included as exhibits to this Registration Statement:

Item No.	Description

** 2.1	Form of Agreement and Plan of Merger by and among U.S. Gold Corporation, US Gold Holdings Corporation and USGL Merger Sub, Inc.

3.1.1	Articles of Incorporation of U.S. Gold (f/k/a Silver State Mining Corporation) filed with the Secretary of State of Colorado on June 24, 1979 (incorporated by reference from the Report on Form 10-KSB dated March 27, 1996, Exhibit 3.1, File No. 000-09137).

Item No.	Description

3.1.2	Articles of Amendment to the Articles of Incorporation of U.S. Gold filed with the Secretary of State of Colorado on June 22, 1988 (incorporated by reference from Report on Form 10-K for the year ended December 31, 1988, Exhibit 3.1, File No. 000-09137).

3.1.3	Articles of Amendment to the Articles of Incorporation of U.S. Gold filed with the Secretary of State of Colorado on July 5, 1988 (incorporated by reference from Report on Form 10-K for the year ended December 31, 1988, Exhibit 3.2, File No. 000-09137).

3.1.4	Articles of Amendment to the Articles of Incorporation of U.S. Gold filed with the Secretary of State of Colorado on December 20, 1991 (incorporated by reference from Report on Form 10-K for the year ended December 31, 1991, Exhibit 3.3, File No. 000-09137).

3.1.5	Articles of Amendment to the Articles of Incorporation of U.S. Gold filed with the Secretary of State of Colorado on November 15, 2005 (incorporated by reference filed with U.S. Gold’s Annual Report for the fiscal year ended December 31, 2005, Exhibit 3.1.5, File No. 000-9137).

** 3.2.1	Certificate of Incorporation of New US Gold filed with the Secretary of State of Delaware on April 17, 2006.

** 3.2.2	Amended and Restated Certificate of Incorporation of New US Gold.

3.3.1	Bylaws of U.S. Gold, as amended June 22, 1988 (incorporated by reference from the Report on Form 10-KSB for the year ended December 31, 1996 Exhibit 3.1, File No. 000-09137).

3.3.2	Amendment to the Bylaws of U.S. Gold effective as of October 3, 2005 (incorporated by reference filed with U.S. Gold’s Annual Report for the fiscal year ended December 31, 2005, Exhibit 3.2.1, File No. 000-09137).

** 3.4.1	Bylaws of New US Gold.

** 3.4.2	Amended and Restated Bylaws of New US Gold.

** 5.1	Opinion of Dufford & Brown, P.C.

** 5.2	Opinion of Fraser Milner Casgrain LLP.

10.1	Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Springs Gold Mining Company, effective as of January 1, 1986, with amendments (incorporated by reference filed with U.S. Gold’s Annual Report for the fiscal year ended December 31, 2005, Exhibit 10.1, File No. 000-09137).

10.2	First Amendment dated January 10, 1986 to Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Springs Gold Mining Company, effective as of January 1, 1986 (incorporated by reference filed with U.S. Gold’s Annual Report for the fiscal year ended December 31, 2005, Exhibit 10.2, File No. 000-09137).

10.3	Sixth Amendment to Tonkin Mining Lease dated June 29, 1989 to Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Springs Gold Mining Company, effective as of January 1, 1986 (incorporated by reference filed with U.S. Gold’s Annual Report for the fiscal year ended December 31, 2005, Exhibit 10.3, File No. 000-09137).

Item No.	Description

10.4	Seventh Amendment to Tonkin Mining Lease dated April 18, 1990 to Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Springs Gold Mining Company, effective as of January 1, 1986 (incorporated by reference filed with U.S. Gold’s Annual Report for the fiscal year ended December 31, 2005, Exhibit 10.4, File No. 000-09137).

10.5	Eighth Amendment to Campbell/Simpson Tonkin Springs Venture Limited Partnership Tonkin Mineral Lease dated April 20, 1992 to Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Springs Gold Mining Company, effective as of January 1, 1986 (incorporated by reference filed with U.S. Gold’s Annual Report for the fiscal year ended December 31, 2005, Exhibit 10.5, File No. 000-09137).

10.6	Ninth Amendment to Campbell/Simpson Tonkin Springs Venture Limited Partnership Tonkin Mineral Lease dated January 22, 1993 to Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Springs Gold Mining Company, effective as of January 1, 1986 (incorporated by reference filed with U.S. Gold’s Annual Report for the fiscal year ended December 31, 2005, Exhibit 10.6, File No. 000-09137).

10.7	Tenth Amendment to Campbell/Simpson Tonkin Springs Venture Limited Partnership Tonkin Mineral Lease dated April 30, 1993 to Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Springs Gold Mining Company, effective as of January 1, 1986 (incorporated by reference filed with U.S. Gold’s Annual Report for the fiscal year ended December 31, 2005, Exhibit 10.7, File No. 000-09137).

10.8	Eleventh Amendment to Campbell/Simpson Tonkin Springs Venture Limited Partnership Tonkin Mineral Lease dated June 28, 1993 to Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Springs Gold Mining Company, effective as of January 1, 1986 (incorporated by reference filed with U.S. Gold’s Annual Report for the fiscal year ended December 31, 2005, Exhibit 10.8, File No. 000-09137).

10.9	Twelfth Amendment to Tonkin Mining Lease dated November 27, 1995 to Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Springs Gold Mining Company, effective as of January 1, 1986 (incorporated by reference filed with U.S. Gold’s Annual Report for the fiscal year ended December 31, 2005, Exhibit 10.9, File No. 000-09137).

10.10	Thirteenth Amendment to Tonkin Mining Lease dated February 1, 2003 to Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Springs Gold Mining Company, effective as of January 1, 1986 (incorporated by reference filed with U.S. Gold’s Annual Report for the fiscal year ended December 31, 2005, Exhibit 10.10, File No. 000-09137).

10.11	Agreement To Pay Distributions dated February 21, 1992, by and between Tonkin Springs Gold Mining Company and French American Banking Corporation (incorporated by reference from the Report on Form 8-K dated February 21, 1992, Exhibit 4, File No. 000-09137).

10.12	Purchase Agreement between BacTech Nevada Corporation and U.S. Gold Corporation dated effective July 31, 2003 related to the purchase by BacTech of 55% interest in Tonkin Springs LLC from Tonkin Springs Venture L.P., a subsidiary of U.S. Gold (incorporated by reference from the Report on Form 8-K dated August 6, 2003, Exhibit 10.1, File No. 000-09137).

10.13	Amended and Restated Members’ Agreement of the Tonkin Springs LLC between Tonkin Springs Venture L.P. and BacTech Nevada Corporation dated effective July 31, 2003 (incorporated by reference from the Report on Form 8-K dated August 6, 2003, Exhibit 10.2, File No. 000-09137).

10.14	Amended and Restated Operating Agreement of the Tonkin Springs LLC between Tonkin Springs Venture L.P. and BacTech Nevada Corporation dated effective July 31, 2003 (incorporated by reference from the Report on Form 8-K dated august 6, 2003, Exhibit 10.3, File No. 000-09137).

Item No.	Description

10.15	Amended and Restated Non-Qualified Stock Option and Stock Grant Plan, as amended effective September 19, 2003 (incorporated by reference from the Report on Form 10-KSB for the year ended December 31, 2003, Exhibit 10.2, File No. 000-09137).

10.16	Termination Agreement between U.S. Gold and William W. Reid dated July 29, 2005 (incorporated by reference from the report on Form 8-K dated July 29, 2005, Exhibit 10.1, File No. 000-09137).

10.17	Termination Agreement between U.S. Gold and David C. Reid dated July 29, 2005 (incorporated by reference from the report on Form 8-K dated July 29, 2005, Exhibit 10.2, File No. 000-09137).

10.18	Termination Agreement between U.S. Gold and William F. Pass dated July 29, 2005 (incorporated by reference from the report on Form 8-K dated July 29, 2005, Exhibit 10.3, File No. 000-09137).

10.19	Letter Agreement of Private Placement between U.S. Gold and Robert R. McEwen dated July 29, 2005 (incorporated by reference from the report on Form 8-K dated July 29, 2005, Exhibit 2.1, File No. 000-09137).

10.20	Stock Subscription Agreement between U.S. Gold and Robert R. McEwen dated July 29, 2005 (incorporated by reference from the report on Form 8-K dated July 29, 2005, Exhibit 2.2, File No. 000-09137).

10.21	Employment Agreement between U.S. Gold and Ann Carpenter dated October 24, 2005 (incorporated by reference from the report on Form 8-K dated October 24, 2005, Exhibit 10.1, File No. 000-09137).

10.22	Form of Indemnification Agreement (incorporated by reference from the report on Form 8-K dated December 7, 2005, Exhibit 10.1, File No. 000-09137).

10.23	Agency Agreement between U.S. Gold, GMP Securities L.P. and Griffiths McBurney Corp. dated February 22, 2006 (incorporated by reference from the report on Form 8-K dated February 27, 2006, Exhibit 10.1, File No. 000-09137).

10.24	Subscription Receipt Indenture between U.S. Gold, GMP Securities L.P. and Equity Transfer Services Inc. dated February 22, 2006 (incorporated by reference from the report on Form 8-K dated February 27, 2006, Exhibit 10.2, File No. 000-09137).

10.25	Warrant Indenture between U.S. Gold and Equity Transfer Services Inc. dated February 22, 2006 (incorporated by reference from the report on Form 8-K dated February 27, 2006, Exhibit 10.3, File No. 000-09137).

10.26	Compensation Option issued by U.S. Gold in favor of GMP Securities L.P. dated February 22, 2006 (incorporated by reference from the report on Form 8-K dated February 27, 2006, Exhibit 10.4, File No. 000-09137).

10.27	Form of Subscription Agreement between U.S. Gold and Subscribers (incorporated by reference from the report on Form 8-K dated February 27, 2006, Exhibit 10.4, File No. 000-09137).

10.28	Registration Rights Agreement dated February 22, 2006 between U.S. Gold and GMP Securities L.P (incorporated by reference filed with U.S. Gold’s Annual Report for the fiscal year ended December 31, 2005, Exhibit 10.28, File No. 000-09137).

10.29	Employment Agreement dated February 22, 2006 between U.S. Gold and William F. Pass (incorporated by reference filed with U.S. Gold’s Annual Report for the fiscal year ended December 31, 2005, Exhibit 10.29, File No. 000-09137).

** 10.30	US Gold Equity Incentive Plan.

Item No.	Description

21.1	Subsidiaries of U.S. Gold (incorporated by reference filed with U.S. Gold’s Annual Report for the fiscal year ended December 31, 2005, Exhibit 21, File No. 000-09137).

* 23.1	Consent of Stark Winter Schenkein & Co., LLP.

* 23.2	Consent of Dufford & Brown, P.C. (included in the Offer to Purchase which is part of this Registration Statement).

*23.3	Consent of Fraser Milner Casgrain LLP (included in the Offer to Purchase which is part of this Registration Statement).

**23.3	Consent of Fraser Milner Casgrain LLP (to be included in Exhibit 5.2).

* 23.4	Consent of Holme Roberts & Owen LLP (included in the Offer to Purchase which is part of this Registration Statement).

* 24.1	Power of Attorney (included on signature page).

*	Filed herewith.

**	To be filed by amendment.
(b)      Financial Statement Schedules.
     Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.
ITEM 22 UNDERTAKINGS
     (a) Each of the undersigned registrants hereby undertakes:
          (i) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities and Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
          (ii) to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting requirements of Rule 14a-3 or Rule 14c-3 under the Securities and Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
     (b) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
     (c) Each of undersigned registrants hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the Company being acquired, that was not the subject of and included in the registration statement when it became effective.

     (d) Each of undersigned registrants hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the co-registrants pursuant to the foregoing provisions, or otherwise, the co-registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the co-registrants of expenses incurred or paid by a director, officer or controlling person of the respective co-registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the co-registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, each of the co-registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood, State of Colorado, on April 28, 2006.

US GOLD HOLDINGS CORPORATION
(Registrant)

By:	/s/ William F. Pass

William F. Pass, Vice President, Secretary and Treasurer

US GOLD CANADIAN ACQUISITION CORPORATION
(Registrant)

By:	/s/ Robert R. McEwen

Robert R. McEwen, Chief Executive Officer
POWER OF ATTORNEY
     We, the undersigned officers and directors of U.S. Gold Corporation and US Gold Holdings Corporation, do hereby constitute and appoint William F. Pass to be our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for each of us and in our name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:
US Gold Holdings Corporation Officers and Directors:

/s/ Ann S. Carpenter Ann S. Carpenter	President and Director (Principal Executive Officer)	April 28, 2006

/s/ William F. Pass William F. Pass	Vice President, Secretary, Treasurer and Director (Principal Financial and Accounting Officer)	April 28, 2006
US Gold Canadian Acquisition Corporation Officers and Directors:

/s/ Robert R. McEwen Robert R. McEwen	Chief Executive Officer and Director (Principal Executive Officer)	April 28, 2006

/s/ Ann S. Carpenter Ann S. Carpenter	President and Director	April 28, 2006

/s/ William F. Pass William F. Pass	Vice President, Secretary, Treasurer and Director (Principal Accounting Officer)	April 28, 2006